UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RENTRAK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TO THE STOCKHOLDERS OF COMSCORE, INC. AND SHAREHOLDERS OF RENTRAK CORPORATION

–MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

December 23, 2015

Dear stockholders of comScore and shareholders of Rentrak,

The boards of directors of each of comScore, Inc. (“comScore”) and Rentrak Corporation (“Rentrak”) have approved the merger of a wholly owned subsidiary of comScore with and into Rentrak, with Rentrak surviving as a wholly owned subsidiary of comScore. If the proposed merger is completed, Rentrak shareholders will receive 1.1500 shares of comScore common stock for each share of Rentrak common stock they own at the completion of the merger. comScore stock will be unaffected by the merger.

Based on the number of shares of comScore and Rentrak common stock outstanding on December 10, 2015, Rentrak shareholders are expected to hold approximately 33.5% of the fully diluted shares of comScore common stock following the completion of the merger. comScore stockholders will continue to own their existing shares, which will not be adjusted by the merger. Following the merger, Serge Matta, the current President and Chief Executive Officer of comScore, will be the Chief Executive Officer of comScore, and comScore’s board of directors will consist of all eight directors from the current comScore board of directors (Magid M. Abraham, Russell Fradin, Gian M. Fulgoni, William J. Henderson, William Katz, Ronald J. Korn, Joan Lewis and Serge Matta) and four members of the current Rentrak board of directors (William Engel, Patricia Gottesman, William P. Livek and Brent Rosenthal).

comScore common stock trades on the Nasdaq Global Select Market under the ticker symbol “SCOR.” As of December 21, 2015, the most recent practicable date prior to the date of this joint proxy statement/prospectus, the last reported sales price of comScore common stock at the end of regular trading hours, as reported on the Nasdaq Global Select Market, was $38.42. Rentrak common stock trades on the Nasdaq Global Market under the ticker symbol “RENT.” As of December 21, 2015, the most recent practicable date prior to the date of this joint proxy statement/prospectus, the last reported sales price of Rentrak common stock at the end of regular trading hours, as reported on the Nasdaq Global Market, was $43.33.

comScore and Rentrak cannot complete the merger unless comScore stockholders approve the issuance of shares of comScore common stock in connection with the merger and Rentrak shareholders adopt the merger agreement and approve the transactions contemplated by the merger agreement. The obligations of comScore and Rentrak to complete the merger are also subject to the satisfaction or waiver of several other conditions to the merger. More information about comScore, Rentrak and the merger is contained in this joint proxy statement/prospectus. We encourage you to read carefully this joint proxy statement/prospectus before voting, including the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus.

The comScore board of directors recommends that comScore stockholders vote “FOR” the proposal to approve the issuance of shares of comScore common stock in the merger. The Rentrak board of directors recommends that Rentrak shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

The proposals are being presented to the respective stockholders and shareholders of each company at their special meetings. The dates, times and places of the meetings are as follows:

For comScore stockholders:

Special Meeting of Stockholders

January 28, 2016 at 1:00 p.m., local time

comScore’s principal executive offices located at:

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

For Rentrak shareholders:

Special Meeting of Shareholders

January 28, 2016 at 9:00 a.m., local time

Rentrak’s principal executive offices located at:

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

Your vote is very important. Whether or not you plan to attend your respective company’s meeting, please take the time to vote by completing and returning the enclosed proxy card to your respective company or, if the option is available to you, by granting your proxy electronically over the Internet or by telephone. If your shares are held in “street name,” you must instruct your broker in order to vote.

Sincerely,

Serge Matta President and Chief Executive Officer comScore, Inc.	William P. Livek Vice Chairman and Chief Executive Officer Rentrak Corporation

None of the Securities and Exchange Commission, any state securities regulator or any regulatory authority has approved or disapproved of these transactions or the securities to be issued under this joint proxy statement/prospectus or determined if the disclosure in this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated December 23, 2015 and is first being mailed to stockholders of comScore and shareholders of Rentrak on or about December 28, 2015.

comScore, Inc.

11950 Democracy Drive

Suite 600

Reston, Virginia 20190

(703) 438-2100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF COMSCORE, INC.

To the Stockholders of comScore, Inc.:

comScore, Inc. will hold its special meeting of stockholders at comScore’s principal executive offices located at 11950 Democracy Drive, Suite 600, Reston, Virginia, on January 28, 2016 at 1:00 p.m., local time, to consider the following matters:

1.	to approve the issuance of shares of comScore common stock in connection with the merger of Rum Acquisition Corporation, a wholly owned subsidiary of comScore, with and into Rentrak Corporation, with Rentrak Corporation surviving as a wholly owned subsidiary of comScore, as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among comScore, Rentrak Corporation and Rum Acquisition Corporation;

2.	to approve the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger; and

3.	to transact such other business as may properly come before the special meeting.

The comScore board of directors has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote of the directors present, and recommends that you vote “FOR” the proposal to issue shares of comScore common stock in connection with the merger, which is described in detail in the joint proxy statement/prospectus and “FOR” the proposal to approve the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Holders of record of comScore common stock at the close of business on December 10, 2015 are entitled to vote at the meeting. You are entitled to attend the special meeting only if you were a comScore stockholder as of the close of business on December 10, 2015 or hold a valid proxy for the special meeting. A list of stockholders eligible to vote at the comScore special meeting will be available for inspection at the special meeting and at the offices of comScore in Reston, Virginia, during regular business hours for a period of no less than ten (10) days prior to the special meeting.

You can vote your shares by completing and returning a proxy card. Most stockholders can also vote over the Internet or by telephone. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying the joint proxy statement/prospectus. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the enclosed joint proxy statement/prospectus.

FOR THE BOARD OF DIRECTORS,

Christiana L. Lin

Corporate Secretary

December 23, 2015

Reston, Virginia

Rentrak Corporation

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF RENTRAK CORPORATION

To the Shareholders of Rentrak Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Rentrak Corporation, an Oregon corporation, will be held at Rentrak’s principal offices at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220 on January 28, 2016 at 9:00 a.m., local time, to consider the following matters:

1.	to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among Rentrak, comScore, Inc. and Rum Acquisition Corporation, and approve the transactions contemplated by the merger agreement;

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers and that is based on or otherwise relates to the merger agreement and merger;

3.	to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement; and

4.	to transact such other business as may properly come before the special meeting.

Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

After careful consideration, the Rentrak board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Rentrak shareholders and has unanimously approved the merger agreement. The Rentrak board of directors unanimously recommends that the Rentrak shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

You are entitled to vote only if you were a holder of Rentrak common stock at the close of business on December 10, 2015.

You are entitled to attend the special meeting only if you were a Rentrak shareholder as of the close of business on December 10, 2015 or hold a valid proxy for the special meeting.

The special meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:45 a.m., local time, and you should allow ample time for the check-in procedures.

Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to read the joint proxy statement/prospectus and submit your proxy or voting instructions for the special meeting as soon as possible. You may submit your proxy or voting instructions for the special meeting by completing, signing, dating and returning the proxy card or voting instruction card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, including via the Internet or telephone, please refer to the section entitled “The Rentrak Special Meeting” beginning on page 31 of the joint proxy statement/prospectus.

By Order of the Board of Directors of Rentrak Corporation,

David I. Chemerow,

Chief Operating Officer, Chief Financial Officer and Secretary

December 23, 2015

Portland, Oregon

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Page
RENTRAK PROPOSAL 1.—THE MERGER AGREEMENT AND THE MERGER	35
RENTRAK PROPOSAL 2.—ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR RENTRAK NAMED EXECUTIVE OFFICERS	35
RENTRAK PROPOSAL 3.—POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE	36
THE MERGER	37
Background of the Merger	37
Reasons for the Merger	48
THE MERGER AGREEMENT	86
The Merger	86
Closing and Effective Time of the Merger	86
Treatment of Securities	87
Representations and Warranties	90
Conduct of Business before Completion of the Merger	91
comScore and Rentrak are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers	93
Obligations of each of the comScore and Rentrak Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders or Shareholders	96
Joint Proxy Statement/Prospectus	97
Efforts to Complete and Regulatory Matters	98
Public Announcements	98
Rentrak Employee Benefits; 401(k) Plans	98
Indemnification and Insurance	99
Listing of comScore Common Stock	99
Takeover Statutes	99
comScore and Rentrak Insider	100
Tax Matters	100
comScore Governance Matters after the Merger	100
Conditions to Obligations to Complete the Merger	100
Material Adverse Effect	102
Termination; Fees and Expenses	103
Material U.S. Federal Income Tax Consequences of the Merger	107
Accounting Treatment of the Merger	109
Regulatory Filings and Approvals Required to Complete the Merger	110
Listing of Shares of comScore Common Stock Issued in the Merger on the Nasdaq Global Select Market	110
Delisting and Deregistration of Rentrak Common Stock After the Merger	110
Registration of Shares of comScore Common Stock Received in the Merger	110
No Appraisal Rights	110
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS	111
DESCRIPTION OF COMSCORE CAPITAL STOCK	127
COMPARISON OF RIGHTS OF HOLDERS OF COMSCORE COMMON STOCK AND RENTRAK COMMON STOCK	129
FUTURE STOCKHOLDER PROPOSALS	134
LEGAL MATTERS	135
EXPERTS	135
WHERE YOU CAN FIND MORE INFORMATION	136

ANNEX A—AGREEMENT AND PLAN OF MERGER AND REORGANIZATION	A-1
ANNEX B—OPINION OF J.P. MORGAN SECURITIES LLC	B-1
ANNEX C—OPINION OF GOLDMAN SACHS & CO.	C-1

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ADDITIONAL INFORMATION

This accompanying joint proxy statement/prospectus incorporates by reference important business and financial information about comScore and Rentrak from documents that are not included in or delivered with this joint proxy statement/prospectus. You can obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five (5) business days before you must make your investment decision.

comScore, Inc. 11950 Democracy Drive Suite 600 Reston, Virginia 20190 Attention: Investor Relations (703) 438-2100 http://ir.comscore.com/contactus.cfm	Rentrak Corporation One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220 Attention: Investor Relations (310) 279-5980 http://investor.rentrak.com/

In addition, if you have questions about the merger or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the comScore special meeting, comScore should receive your request no later than January 20, 2016.

In order for you to receive timely delivery of the documents in advance of the Rentrak special meeting, Rentrak should receive your request no later than January 20, 2016.

For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This joint proxy statement prospectus contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including with respect to the anticipated timing, completion and effects of the proposed merger between comScore and Rentrak. These statements are based on current expectations and beliefs of comScore’s and Rentrak’s management, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include statements about future financial and operating results; benefits of the transaction to customers, stockholders and employees; potential synergies and cost savings; the ability of the combined company to drive growth and expand customer and partner relationships; statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings and approvals related to the merger or the closing of the merger; statements regarding future economic conditions or performance; and other statements regarding the proposed transaction. Forward-looking statements may contain words such as “will be,” “will,” “expect,” “anticipate,” “continue,” “project,” “believe,” “plan,” “could,” “estimate,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “pursue,” “should,” “target” or similar expressions, and include the assumptions that underlie such statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

Operating Factors:

•	fluctuations in comScore’s and Rentrak’s operating results, which may be influenced by, among other things, changes in digital media and advertising industry conditions;

•	comScore’s and Rentrak’s inability to accurately predict market needs;

•	the inability to develop new technology and products on a timely basis;

•	comScore’s and Rentrak’s inability to attract new customers or sell additional products and services to existing customers;

•	customer concentration risks, including the gain or loss of significant customers;

•	risks associated with comScore’s and Rentrak’s reliance on third party data providers;

•	results in pending and future litigation or other proceedings that would subject us to significant monetary damages or penalties and/or require us to change our business practices, or the costs incurred in connection with those proceedings;

•	comScore’s and Rentrak’s inability to effectively execute on strategic transactions, or to integrate or achieve anticipated benefits from any acquired businesses;

•	the ability to retain key employees, customers and suppliers; and

•	the impact of global economic conditions, fluctuations in exchange rates, labor relations, competitive actions taken by other media measurement businesses or other competitors, terrorist attacks or natural disasters.

Transaction-Related Factors:

•	occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or the failure to satisfy the closing conditions;

•

possibility that the consummation of the proposed transactions is delayed or does not occur, including the failure of the comScore stockholders to approve the issuance of shares of comScore common stock

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in connection with the merger or the failure of the Rentrak shareholders to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	uncertainty as to whether comScore and Rentrak will be able to complete the merger on the terms set forth in the merger agreement;

•	ability to obtain regulatory approvals required to complete the transactions contemplated by the merger agreement, and the timing and conditions for such approvals;

•	taking of governmental action (including the passage of legislation) to block the transactions contemplated by the merger agreement or otherwise adversely affecting comScore and Rentrak;

•	outcome of any legal proceedings that have been or may be instituted against comScore, Rentrak or others following announcement of the transactions contemplated by the merger agreement;

•	challenges, disruptions and costs of closing, integrating, restructuring and achieving anticipated synergies, or that such synergies will take longer to realize than expected; and

•	uncertainty as to the long-term value of comScore common stock.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors set forth in this joint proxy statement/prospectus beginning on page 17 of this joint proxy statement/prospectus and the risk factors included in comScore’s and Rentrak’s most recent reports on Form 10-K and Form 10-Q and other documents of comScore and Rentrak on file with the Securities and Exchange Commission and incorporated by reference herein. Any forward-looking statements made in this joint proxy statement/prospectus are qualified in their entirety by the cautionary statements contained or referred to in this section, and there is no assurance that the actual results or developments anticipated by us will be realized or that, even if substantially realized, they will have the expected consequences to, or effects on, us or our business or operations. All subsequent written and oral forward-looking statements concerning comScore, Rentrak, the transactions contemplated by the merger agreement or other matters attributable to comScore or Rentrak or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except to the extent required by applicable law, comScore and Rentrak are under no obligation (and expressly disclaim any such obligation) to update or revise their forward-looking statements whether as a result of new information, future events, or otherwise.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

General Questions and Answers

The following questions and answers briefly address some commonly asked questions about the comScore special meeting, the Rentrak special meeting and the merger. They may not include all the information that is important to stockholders of comScore and shareholders of Rentrak. comScore urges its stockholders and Rentrak urges its shareholders to read carefully this entire joint proxy statement/prospectus, including the annexes and the other documents referred to herein. Page references are included in this summary to direct you to more detailed discussions elsewhere in this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	comScore and Rentrak have agreed to combine their businesses under the terms of a merger agreement that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, comScore stockholders must approve the issuance of shares of comScore common stock in connection with the merger and Rentrak shareholders must adopt the merger agreement and approve the transactions contemplated by the merger agreement. comScore will hold a special meeting of its stockholders and Rentrak will hold a special meeting of its stockholders to obtain these approvals. Each of comScore and Rentrak is also asking its stockholders or shareholders, as applicable, to approve other matters in connection with its respective special meetings that are described in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains important information about the merger and the stockholder and shareholder meetings of each of comScore and Rentrak, and you should read it carefully. For comScore stockholders, the enclosed voting materials for the comScore special meeting allow comScore stockholders to vote shares of comScore common stock without attending the comScore special meeting. For Rentrak shareholders, the enclosed voting materials for the Rentrak special meeting allow Rentrak shareholders to vote shares of Rentrak common stock without attending the Rentrak special meeting.

Stockholder votes are important. comScore and Rentrak encourage stockholders and shareholders of each company to vote as soon as possible. For more specific information on how to vote, please see the questions and answers for each of the comScore and Rentrak shareholders below.

Q:	Why are comScore and Rentrak proposing the merger? (see page 48)

A:	After reviewing strategic alternatives to address the opportunities and challenges facing our companies, the boards of directors of both comScore and Rentrak reached the same conclusion—this merger represents the best strategic alternative for our respective companies.

Specifically, comScore and Rentrak believe the merger will provide certain strategic and financial benefits, including the following:

•	an increase in product offerings, specifically for cross-media measurement;

•	greater depth of relationships with customers and data providers;

•	enhanced opportunities for growth and innovation;

•	opportunities for increased revenue from existing relationships; and

•	reduction in operating costs and other synergies.

Q:	When do comScore and Rentrak expect to complete the merger?

A:	comScore and Rentrak expect to complete the merger in January 2016. However, neither comScore nor Rentrak can predict the exact timing of the completion of the merger because the merger is subject to governmental and regulatory review processes and other conditions, including approval by comScore’s stockholders and Rentrak’s shareholders.

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Q:	What effects will the proposed merger have on comScore and Rentrak?

A:	Upon completion of the proposed merger, Rentrak will cease to be a publicly traded company and will be wholly owned by comScore, which means that comScore will be the only shareholder of Rentrak. As a result, Rentrak shareholders will own shares in comScore only and will not directly own any shares in Rentrak. comScore stockholders will continue to own their comScore shares. Following completion of the merger, the registration of Rentrak’s common stock and its reporting obligations with respect to its common stock under the Securities Exchange Act of 1934 will be terminated. In addition, upon completion of the proposed merger, shares of Rentrak common stock will no longer be quoted on the NASDAQ Global Market or any other stock exchange or quotation system. Unless sold or otherwise transferred, comScore stockholders will continue to own shares in comScore upon completion of the merger.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, Rentrak shareholders will not receive any shares of comScore common stock for their shares of Rentrak common stock pursuant to the merger agreement or otherwise. Instead, comScore and Rentrak will remain separate public companies, and each company expects that its common stock will continue to be registered under the Securities Exchange Act of 1934 and traded on their applicable exchanges. In specified circumstances, either comScore or Rentrak may be required to pay to the other party a termination fee, as described in “The Merger Agreement—Termination; Fees and Expenses” beginning on page 103 of this joint proxy statement/prospectus.

Q:	How do the comScore and Rentrak boards of directors recommend that I vote? (see pages 49 and 62)

A:	The comScore board of directors, or the comScore Board, recommends that comScore stockholders vote “FOR” the proposal to issue shares of comScore common stock in connection with the merger and “FOR” the proposal to approve the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

The Rentrak board of directors recommends that the Rentrak shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, “FOR” the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger and “FOR” the proposal to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Q:	Are the comScore stockholders or Rentrak shareholders entitled to dissenters’ rights?

A:	No. comScore stockholders are not entitled to dissenters’ rights of appraisal for their shares under Delaware law in connection with the merger. Rentrak shareholders are not entitled to dissenters’ rights of appraisal for their shares under Oregon law in connection with the merger.

Q:	What should I do now?

A:	Please review this joint proxy statement/prospectus carefully and vote as soon as possible. Most comScore stockholders and Rentrak shareholders may vote over the Internet or by telephone. Stockholders and shareholders may also vote by signing, dating and returning each proxy card and voting instruction card received.

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Q:	What should I do if I receive more than one set of voting materials? (see pages 28 and 34)

A:	Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders and shareholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. If shares are held in more than one name, stockholders and shareholders will receive more than one proxy or voting instruction card. In addition, if you are a stockholder of comScore and a shareholder of Rentrak, you may receive one or more proxy cards or voting instruction cards for comScore and one or more proxy cards or voting instruction cards for Rentrak. If you are a stockholder of comScore and a shareholder of Rentrak, please note that a vote for the issuance of shares in connection with the merger for the comScore special meeting will not constitute a vote for the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement for the Rentrak special meeting, and vice versa. Therefore, please vote each proxy and voting instruction card you receive, whether from comScore or Rentrak. For information on electronic voting via Internet or telephone, please refer to the section entitled “Questions and Answers About the Merger” beginning on page vi and the section entitled “The Rentrak Special Meeting” beginning on page 31 of this joint proxy statement/prospectus.

Questions and Answers for comScore Stockholders

Q:	When and where is the comScore special meeting? (see page 26)

A:	The special meeting of comScore stockholders will be held at 1:00 p.m., local time, on January 28, 2016 at comScore’s principal executive offices located at 11950 Democracy Drive, Suite 600, Reston, Virginia. Check-in will begin at 12:45 p.m., local time. Please allow ample time for the check-in procedures.

Q:	How can I attend the comScore special meeting? (see page 26)

A:	comScore stockholders as of the close of business on December 10, 2015 and those who hold a valid proxy for the special meeting are entitled to attend the comScore special meeting. comScore stockholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. comScore stockholders who are not record holders but who hold shares through a broker or nominee (i.e., in street name), should provide proof of beneficial ownership on the record date, such as most recent account statement prior to December 10, 2015 or other similar evidence of ownership. If comScore stockholders do not provide photo identification or do not comply with the other procedures outlined above upon request, they will not be admitted to the comScore special meeting.

The comScore special meeting will begin promptly at 1:00 p.m., local time. Check-in will begin at 12:45 p.m., local time, and you should allow ample time for the check-in procedures.

Q:	What matters will comScore stockholders vote on at the special meeting?

A:	comScore stockholders will vote on the following proposals:

•	to approve the issuance of shares of comScore common stock in connection with the merger;

•	to approve the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger; and

•	to transact such other business as may properly come before the special meeting.

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Q:	How many votes are needed for the proposals considered by comScore stockholders at the comScore special meeting? (see page 27)

A:	Assuming a quorum of comScore stockholders are present at the comScore special meeting, with respect to each proposal separately, an affirmative vote of the majority of shares present in person or represented by proxy at the comScore special meeting are required to approve the issuance of shares of comScore common stock, and the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger. Thus, the failure to submit a proxy card or vote in person, by telephone, or through the Internet, will have no effect on each applicable proposal; however any abstentions or the failure to instruct your bank or broker how to vote if you hold your shares in “street name” with respect to any of these proposals will have the effect of a vote against each applicable proposal.

Q:	What is the quorum requirement for the comScore special meeting?

A:	A quorum of comScore stockholders will be present at the comScore special meeting if holders of a majority of comScore stock issued and outstanding and entitled to vote thereat are present in person or represented by proxy. Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the comScore special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the comScore special meeting or holders of a majority of the votes present at the comScore special meeting may adjourn the comScore special meeting to another time or date. If you do not vote, it will be more difficult for comScore to obtain the necessary quorum to approve the proposals to be considered by comScore stockholders at the comScore special meeting.

Q:	As a comScore stockholder, how can I vote? (see page 27)

A:	Stockholders of record as of the record date may vote in person by attending the comScore special meeting, by completing and returning a proxy card or, if you hold your shares in street name, a voting instruction form. Most stockholders can also vote over the Internet or by telephone. comScore stockholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on January 27, 2016. Please be aware that comScore stockholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which comScore stockholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in street name, comScore stockholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.

If shares are held through a broker, such shares may be voted even if holders of such shares do not vote or attend the special meeting with regard to “routine” matters. Broker “non-votes,” if any, will not be counted in determining the final vote with respect to any particular proposal.

All shares entitled to vote and represented by properly completed proxies received prior to the comScore special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the comScore board of directors recommends and therefore “FOR” the issuance of shares in connection with the merger.

For a more detailed explanation of the voting procedures, please see the section entitled “The comScore Special Meeting—Proxies and Voting Procedures” beginning on page 27 of this joint proxy statement/prospectus.

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Q:	As a comScore stockholder, may I change my vote after I have submitted a proxy card or voting instruction card? (see page 28)

A:	Yes. comScore stockholders may revoke a previously granted proxy or voting instruction at any time prior to the special meeting by:

•	signing and returning a later dated proxy or voting instruction card for the comScore special meeting; or

•	attending the comScore special meeting and voting in person, as described in the section entitled “The comScore Special Meeting” beginning on page 26 of this joint proxy statement/prospectus.

Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the comScore special meeting as soon as possible.

Q:	What do comScore stockholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for comScore shares to be represented at the special meeting, comScore stockholders can (1) vote through the Internet or by telephone by following the instructions included on their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the comScore special meeting in person.

Q:	Who can answer questions?

A:	comScore stockholders with questions about the merger or the other matters to be voted on at the comScore special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact: comScore legal department by telephone at (703) 438-2000.

If you need additional copies of this joint proxy statement/prospectus or voting materials, contact the comScore legal department as described above or comScore Investor Relations at http://ir.comscore.com/contactus.cfm or by telephone at (703) 438-2100.

Questions and Answers for Rentrak Shareholders

Q:	Why are Rentrak shareholders receiving this joint proxy statement/prospectus?

A:	In order to complete the merger, Rentrak shareholders must adopt the merger agreement. This joint proxy statement/prospectus contains important information about the proposed merger, the merger agreement and the Rentrak special meeting, which should be read carefully. The enclosed voting materials allow Rentrak shareholders to vote shares without attending the Rentrak special meeting. The vote of Rentrak shareholders is very important. Rentrak shareholders are encouraged to vote as soon as possible.

Q:	What will Rentrak shareholders receive in the merger?

A:

If the proposed merger is completed, at the effective time of the merger, Rentrak shareholders will be entitled to receive 1.1500 shares of comScore common stock for each share of Rentrak common stock that they own. comScore will not issue any fractional shares of common stock in connection with the merger. Instead, each Rentrak shareholder who would otherwise be entitled to receive a fraction of a share of comScore common stock will receive (after aggregating all fractional shares of comScore common stock that otherwise would be received by such Rentrak shareholder) an amount of cash (rounded down to the nearest whole cent), without interest, equal to the amount obtained by multiplying such fraction of a share by the average of the closing sale prices for one share of comScore common stock as quoted on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on the second trading day

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immediately preceding the completion of the merger. Following the completion of the merger, former Rentrak shareholders are expected to own approximately 33.5% of the fully diluted shares of comScore common stock.

Q:	What if I have Rentrak stock options?

A:	Each outstanding option to purchase shares of Rentrak common stock, whether or not exercisable, will be converted into an option to acquire comScore common stock, on the same terms and conditions as were applicable to such Rentrak stock option prior to the effective time of the merger, except that the number of shares for which such option is or may become exercisable and the exercise price of the option will be adjusted to reflect the exchange ratio.

Q:	What if I have Rentrak restricted stock units?

A:	Each unvested Rentrak restricted stock unit award will be converted into an award to receive shares of comScore common stock on the same terms and conditions that were applicable to the Rentrak restricted stock unit award prior to the effective time of the merger, except that the number of shares subject to the award will be adjusted to reflect the exchange ratio.

Q:	What are the material U.S. federal income tax consequences of the merger to Rentrak shareholders? (see page 108)

A:	The transaction is intended to qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the merger qualifies as a reorganization, Rentrak shareholders will not recognize any gain or loss, for U.S. federal income tax purposes, with respect to the shares of comScore common stock they receive in the merger. However, Rentrak shareholders will recognize gain or loss on any fractional shares of comScore common stock for which cash is received in lieu of a fractional share.

Rentrak shareholders are urged to read the discussion in the section entitled “The Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 108 of this joint proxy statement/prospectus for a more complete discussion of the U.S. federal income tax consequences of the merger and to consult their tax advisors as to the U.S. federal income tax consequences of the transaction, as well as the effects of state, local and non-U.S. tax laws.

Q:	When and where is the Rentrak special meeting? (see page 31)

A:	The special meeting of Rentrak shareholders will be held at 9:00 a.m., local time, on January 28, 2016 at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220. Check-in will begin at 8:45 a.m., local time. Please allow ample time for the check-in procedures.

Q:	How can I attend the Rentrak special meeting? (see page 31)

A:	Rentrak shareholders as of the close of business on December 10, 2015 and those who hold a valid proxy for the special meeting are entitled to attend the Rentrak special meeting. Rentrak shareholders should be prepared to present photo identification for admittance. In addition, names of record holders will be verified against the list of record holders on the record date prior to being admitted to the meeting. Rentrak shareholders who are not record holders but who hold shares through a broker or nominee (i.e., in “street name”), should provide proof of beneficial ownership on the record date, such as their most recent account statement prior to December 10, 2015 or other similar evidence of ownership. If Rentrak shareholders do not provide photo identification or comply with the other procedures outlined above upon request, they will not be admitted to the Rentrak special meeting.

The Rentrak special meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:45 a.m., local time, and you should allow ample time for the check-in procedures.

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Q:	What matters will Rentrak shareholders vote on at the special meeting?

A:	Rentrak shareholders will vote on the following proposals:

•	to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger;

•	to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement; and

•	to transact such other business as may properly come before the special meeting.

Q:	How many votes are needed for the proposals considered by Rentrak shareholders at the Rentrak special meeting? (see page 32)

A:	The proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the shares of Rentrak common stock outstanding on the record date. Approval of the compensation proposal (on an advisory (non-binding) basis) and the adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Rentrak common stock present in person or represented by proxy at the Rentrak special meeting and entitled to vote on the proposal.

Q:	What is the quorum requirement for the Rentrak special meeting?

A:	A quorum of Rentrak shareholders will be present at the Rentrak special meeting if holders of a majority of Rentrak common stock issued and outstanding and entitled to vote at the Rentrak special meeting are present in person or represented by proxy. Your shares will be counted towards such quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Rentrak special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Rentrak board of directors or holders of a majority of the votes present at the Rentrak special meeting may adjourn the Rentrak special meeting to another time or date. If you do not vote, it will be more difficult for Rentrak to obtain the necessary quorum to approve the proposals to be considered by Rentrak shareholders at the Rentrak special meeting.

Q:	As a Rentrak shareholder, how can I vote? (see page 31)

A:	Shareholders of record as of the record date may vote in person by attending the Rentrak special meeting, by completing and returning a proxy card or, if you hold your shares in “street name,” a voting instruction form. Most shareholders can also vote over the Internet or by telephone. The availability of Internet and telephone voting for shares held in “street name” will depend on the voting processes of your broker or other nominee. If Internet and telephone voting are available, Rentrak shareholders can find voting instructions in the materials accompanying this joint proxy statement/prospectus.

The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on January 27, 2016. Please be aware that Rentrak shareholders who vote over the Internet may incur costs such as telephone and Internet access charges for which they will be responsible.

The method by which Rentrak shareholders vote will in no way limit the right to vote at the meeting if you later decide to attend in person. If shares are held in “street name,” Rentrak shareholders must obtain a proxy, executed in their favor, from their broker or other holder of record, to be able to vote at the meeting.

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Failure by a Rentrak shareholder to submit a proxy, or instruct a broker or nominee to vote, as the case may be, will have the effect of a vote against the merger proposal, but it will have no effect on the compensation proposal or the adjournment proposal, assuming a quorum is present.

All shares entitled to vote and represented by properly completed proxies received prior to the Rentrak special meeting and not revoked will be voted at the meeting in accordance with your instructions. If a signed proxy card is returned without indicating how shares should be voted on a matter and the proxy is not revoked, the shares represented by such proxy will be voted as the Rentrak board of directors unanimously recommends and therefore “FOR” the merger proposal, the compensation proposal and the adjournment proposal.

For a more detailed explanation of the voting procedures, please see the section entitled “The Rentrak Special Meeting—Proxies and Voting Procedures” beginning on page 33 of this joint proxy statement/prospectus.

Q:	As a Rentrak shareholder, what happens if I do not vote?

A:	Failure to vote or give voting instructions to your broker or nominee for the Rentrak special meeting could make it more difficult to meet the voting requirement that the total votes cast on the merger proposal represent over fifty percent (50%) of the outstanding shares of Rentrak common stock entitled to vote thereon. Therefore, Rentrak urges Rentrak shareholders to vote.

Q:	As a Rentrak shareholder, may I change my vote after I have submitted a proxy card or voting instruction card? (see page 34)

A:	Yes. Rentrak shareholders may revoke a previously granted proxy or voting instruction at any time prior to the special meeting by:

•	signing and returning a later dated proxy or voting instruction card for the Rentrak special meeting; or

•	attending the Rentrak special meeting and voting in person, as described in the section entitled “The Rentrak Special Meeting” beginning on page 31 of this joint proxy statement/prospectus.

Only the last submitted proxy or voting instruction card will be considered. Please submit a proxy or voting instruction card for the Rentrak special meeting as soon as possible.

Q:	Should Rentrak stock certificates be sent in now?

A:	No. If the merger is completed, Rentrak shareholders will receive written instructions for sending in any stock certificates they may have.

Q:	What do Rentrak shareholders need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. In order for Rentrak shares to be represented at the special meeting, Rentrak shareholders can (1) vote through the Internet or by telephone by following the instructions on the voting instruction card included with their proxy card, (2) indicate on the enclosed proxy card how they would like to vote and return the proxy card in the accompanying pre-addressed postage paid envelope, or (3) attend the Rentrak special meeting in person.

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Q:	Who can answer questions?

A:	Rentrak shareholders with questions about the merger or the other matters to be voted on at the Rentrak special meeting or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards should contact:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Toll Free: 1-888-742-1305

Banks and Brokerage Firms: 1-888-742-1305

If you need additional copies of this joint proxy statement/prospectus or voting materials, contact Laurel Hill Advisory Group, LLC as described above or Rentrak Investor Relations by visiting http://investor.rentrak.com or by telephone at (310) 279-5980.

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SUMMARY

The following is a summary of the information contained in this joint proxy statement/prospectus relating to the merger. This summary may not contain all of the information about the merger that is important to you. For a more complete description of the merger, comScore and Rentrak encourage you to read carefully this entire joint proxy statement/prospectus, including the attached annexes. In addition, comScore and Rentrak encourage you to read the information incorporated by reference into this joint proxy statement/prospectus, which includes important business and financial information about comScore and Rentrak. Stockholders of comScore and shareholders of Rentrak may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

The Merger

comScore and Rentrak have agreed to combine their businesses under the terms of a merger agreement between the companies that is described in this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement, Rum Acquisition Corporation will merge with and into Rentrak, and Rentrak will become a wholly owned subsidiary of comScore. Upon completion of the merger, each share of Rentrak common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.1500 shares of comScore common stock, and the cash payable in lieu of any fractional shares as described in the section entitled “The Merger Agreement—Treatment of Securities—Fractional Shares” beginning on page 87 of this joint proxy statement/prospectus. Upon completion of the merger, unless prohibited by local law, comScore also will assume outstanding options to purchase Rentrak common stock, Rentrak restricted stock units and Rentrak performance stock units. As a result of the transactions contemplated by the merger agreement, former holders of Rentrak common stock will own shares of comScore common stock. comScore stockholders will continue to own their existing shares of comScore common stock after the merger.

Parties to the Merger

comScore, Inc. (see page 24)

comScore provides trusted, independent data, metrics, products and services to clients in the media, advertising, and marketing industries. comScore delivers digital media analytics that help content owners and advertisers understand—and thus properly value—the composition of consumer media audiences, and comScore helps marketers understand the performance and effectiveness of advertising targeted at these audiences.

comScore is a technology-driven company that measures what people do as they navigate the digital world across multiple technology platforms and devices including smartphones, tablets, televisions, and desktop computers. Its technology measures consumer interactions with digital media, including Web sites, apps, video programming and advertising.

comScore combines its proprietary data with its clients’ own data and data from partners, to provide uniquely valuable digital media analytics. comScore delivers on-demand and real-time products and services through a scalable Software-as-Service delivery model that supports both comScore branded products and also partner products integrating comScore data and services. During the year ended December 31, 2014, comScore provided service to approximately 2,550 customers worldwide with a broad geographic base of employees located in 32 locations in 24 countries. comScore’s principal executive offices are located at 11950 Democracy Drive, Suite 600, Reston, Virginia. comScore’s telephone number is (703) 438-2100.

Rentrak (see page 24)

Rentrak is a global media measurement and advanced consumer targeting company serving the entertainment, television, video and advertising industries. Rentrak’s Software as a Service, or SaaS, technology merges television viewership information from almost 120 million TVs and devices with consumer behavior and purchase information across multiple platforms, devices and distribution channels. Rentrak also measures box office results from more than 125,000 movie screens in 64 countries throughout the world. Rentrak processes and aggregates hundreds of billions of data transactions from multiple screens wherever entertainment content is viewed, whether at the box office, on a television screen, over the Internet, on a smart phone or other portable device. Rentrak measures live TV, recorded TV, and Video on Demand, whether the content is free, purchased, rented, recorded, downloaded or streamed from multiple channels. These massive content databases provide stable and granular viewership information across every screen (“multiscreen”) and are anonymously matched with information from third-party consumer segmentation and purchase databases using privacy compliant methodologies. By linking multiscreen viewership information with information about the products viewers consume and prefer, Rentrak provides its clients, such as content producers, distributors, advertisers and advertising agencies, with the knowledge necessary to more effectively manage their businesses, program and market their networks and more precisely target and sell their advertising inventory. Some examples of the benefits to the advertising community are improved profitability by effectively targeting viewers of specific TV shows through the products they buy, the cars they drive and how they are likely to vote in elections. Some examples of the benefits to the movie industry and video (TV) content owners are that they can manage their businesses in real time or near real time and also improve their profitability. Additionally, certain clients use Rentrak’s advanced analytics to populate automated buying systems. These systems automate the buying process for TV commercials and introduce efficiencies for both advertising agencies and their clients.

Rentrak’s principal executive offices are located at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220. Rentrak’s telephone number is (503) 284-7581.

Board Recommendations

Recommendation of the comScore Board of Directors (see page 49)

After careful consideration, at a meeting of the comScore board of directors held on September 29, 2015, the comScore board of directors present unanimously determined that the merger agreement and the consummation of the transactions contemplated by the merger agreement are advisable and in the best interests of the comScore stockholders, and approved the merger agreement. The comScore board of directors recommends that comScore stockholders vote: “FOR” the proposal of the issuance of comScore common stock in the merger pursuant to the terms of the merger agreement and “FOR” the approval of the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Opinion of comScore’s Financial Advisor (see page 54)

comScore retained J.P. Morgan Securities LLC, referred to herein as J.P. Morgan, to act as its financial advisor in connection with the transactions contemplated by the merger agreement. At the meeting of the comScore Board on September 29, 2015, J.P. Morgan rendered its oral opinion to the comScore Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to comScore. The oral opinion was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated September 29, 2015.

The full text of the written opinion of J.P. Morgan, dated September 29, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. comScore’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s opinion is addressed to the comScore Board, is directed only to the fairness from a financial point of view of the exchange ratio in the proposed transaction as of the date of the opinion and does not constitute a recommendation to any stockholder of comScore as to how such stockholder should vote with respect to the transactions contemplated by the merger agreement or any other matter.

Recommendations of the Rentrak Board of Directors (see page 62)

After careful consideration, the Rentrak board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Rentrak shareholders and has unanimously approved the merger agreement. The Rentrak board of directors recommends that the Rentrak shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. The Rentrak board of directors also recommends that Rentrak shareholders vote “FOR” the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger and “FOR” the proposal to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Opinion of Rentrak’s Financial Advisor

Goldman Sachs & Co., referred to herein as Goldman Sachs, delivered its opinion to Rentrak’s board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than comScore and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Rentrak.

The full text of the written opinion of Goldman Sachs, dated September 29, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Rentrak board of directors in connection with its consideration of the proposed transaction. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Rentrak’s common stock should vote with respect to the proposed transaction or any other matter. Pursuant to an engagement letter between Rentrak and Goldman Sachs, Rentrak has agreed to pay Goldman Sachs a transaction fee of approximately $9,000,000, which is contingent upon consummation of the proposed transaction. The board of directors of Rentrak has the discretion to pay Goldman Sachs an additional amount up to $2,000,000 for services Goldman Sachs provided in connection with the merger.

Interests of the Directors and Executive Officers of Rentrak (see page 81)

In considering the recommendation of the Rentrak board of directors to adopt the merger agreement and approve the transactions contemplated by the merger agreement, Rentrak shareholders should be aware that the Rentrak directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Rentrak shareholders generally, including, but not limited to, the following:

•	in connection with the merger comScore will assume outstanding options to purchase shares of Rentrak common stock held by such directors and executive officers;

•	unvested restricted stock units of Rentrak held by the Rentrak executive officers will fully accelerate vesting in connection with the consummation of the transactions contemplated by the merger agreement;

•	unvested deferred stock units of Rentrak held by the Rentrak directors will become fully vested, and all outstanding deferred stock units of Rentrak held by the Rentrak directors will be settled in shares, in connection with the consummation of the transactions contemplated by the merger agreement;

•	Rentrak’s executive officers are entitled to receive certain cash payments and other benefits upon a qualifying termination of employment in connection with a change of control of Rentrak;

•	certain Rentrak employees are entitled to receive additional grants of restricted stock units in connection with the consummation of the transactions contemplated by the merger agreement;

•	certain Rentrak employees are entitled to receive certain cash payments and/or accelerated vesting of outstanding options to purchase shares of Rentrak common stock and restricted stock units and performance stock unit awards of Rentrak held by such employees in connection with a change in control of Rentrak, or upon a qualifying termination of employment in connection with a change of control of Rentrak;

•	William P. Livek, Rentrak’s Chief Executive Officer, has executed an offer letter with comScore that entitles Mr. Livek to receive an annual base salary, short-term and long-term equity incentive awards (which are subject to achieving certain performance-based and time-based goals), and an award of comScore restricted stock units, all contingent upon the closing of the merger;

•	David Chemerow, Rentrak’s Chief Operating Officer and Chief Financial Officer, has executed an offer letter with comScore with a one-year term that entitles Mr. Chemerow to receive a base salary, a short-term equity incentive award (which is subject to achieving certain performance-based goals), and an award of comScore restricted stock units, all contingent upon the closing of the merger;

•	directors and officers will be indemnified by the combined company with respect to acts or omissions by them in their capacities as such prior to the effective time of the merger; and

•	under the terms of the merger agreement, four directors of the current Rentrak board of directors will be designated to serve on the board of directors of comScore after the effective time of the merger.

These interests and arrangements may create potential conflicts of interest. The Rentrak board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger (see page 100)

Several conditions must be satisfied or waived before comScore and Rentrak complete the merger, including, but not limited to, the following:

•	approval by comScore stockholders of the issuance of shares of comScore common stock in the merger;

•	adoption of the merger agreement by Rentrak shareholders;

•	no law that has the effect of making the merger illegal or prohibiting the effective time of the merger will be in effect;

•	no order of any court preventing the completion of the merger will be in effect;

•	comScore’s registration statement on Form S-4 will have been declared effective by the Securities and Exchange Commission;

•	receipt of all clearances, consents, approvals, authorizations and orders applicable to the merger which are required under any antitrust laws of the U.S. and any other non-U.S. jurisdiction in which comScore or Rentrak have material business operations or in which comScore and Rentrak mutually agree;

•	receipt of opinions by comScore and Rentrak from their respective tax counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	shares of comScore common stock issuable in the merger will be authorized for listing on the Nasdaq Global Select Market;

•	accuracy of each party’s respective representations and warranties as set forth in the merger agreement;

•	material compliance by each party with its agreements and covenants in the merger agreement; and

•	absence of a material adverse effect on comScore and Rentrak, respectively, from September 29, 2015 to the completion of the merger.

No Solicitation (see page 93)

Subject to limited exceptions, the merger agreement contains detailed provisions that prohibit comScore and Rentrak from soliciting, initiating, or knowingly encouraging or facilitating alternative acquisition proposals with any third party including but not limited to the following:

•	any acquisition or purchase of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of comScore or Rentrak;

•	any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more subsidiaries of comScore or Rentrak, the business(es) of which, individually or in the aggregate, generate fifteen percent (15%) or more of the net revenues, net income or assets of comScore or Rentrak;

•	any merger, consolidation, business combination or other similar transaction involving comScore or Rentrak or one or more of their subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets of comScore or Rentrak; and

•	subject to certain exceptions, any sale, lease, exchange, transfer, license, acquisition or disposition of assets of comScore or Rentrak that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets of comScore or Rentrak.

The merger agreement does not, however, prohibit either party from considering a bona fide acquisition proposal from a third party if specified conditions are met.

comScore Governance Matters After the Merger

Immediately following the effective time of the merger:

•	the comScore board of directors will have twelve (12) members comprised of all of the current members of the comScore board of directors (Magid M. Abraham, Russell Fradin, Gian M. Fulgoni, William J. Henderson, William Katz, Ronald J. Korn, Joan Lewis and Serge Matta,) and four (4) members of the current Rentrak board of directors (William Engel, Patricia Gottesman, William P. Livek and Brent Rosenthal);

•	the executive chairman of the comScore board of directors will continue to be Magid M. Abraham;

•	the executive vice chairman of the comScore board of directors will be William P. Livek;

•	the Audit Committee of the comScore board of directors will consist of William Henderson, Ronald Korn, Joan Lewis and Brent Rosenthal, with Brent Rosenthal serving as chairman;

•	the Compensation Committee of the comScore board of directors will consist of Russell Fradin, William Henderson, William Katz and Patricia Gottesman, with William Henderson serving as chairman;

•	the Nominating and Governance Committee of the comScore board of directors will consist of Russell Fradin, William Henderson, William Katz and William Engel, with William Katz serving as chairman;

•	the chief executive officer of comScore will continue to be Serge Matta; and

•	the chief financial officer of comScore will continue to be Mel Wesley.

Termination; Fees and Expenses (see page 103)

Under circumstances specified in the merger agreement, either comScore or Rentrak may terminate the merger agreement, including:

•	both parties consent to termination;

•	the merger is not completed by April 30, 2016, which date may be extended to July 31, 2016 by comScore or Rentrak in specified circumstances;

•	any governmental authority has issued or granted any order that is in effect and has the effect of making the merger illegal;

•	the required approval of the stockholders of comScore of the issuance of shares of comScore common stock in the merger has not been obtained at comScore’s duly held special meeting;

•	the required approval of the shareholders of Rentrak to adopt the merger agreement has not been obtained at Rentrak’s duly held special meeting;

•	the board of directors of the other party takes any of the actions in opposition to the merger described as a “triggering event” in the merger agreement; or

•	the other party breaches its representations, warranties or covenants in the merger agreement such that its conditions to completion of the merger regarding representations, warranties or covenants would not be satisfied.

Support Agreements (see page 106)

Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of comScore, in their respective capacities as stockholders of comScore, and affiliates of WPP plc, each stockholders of comScore, entered into support agreements with Rentrak, pursuant to which such individuals and affiliates agreed, among other things, to vote their respective shares of common stock of comScore in favor of the approval of the issuance of shares of comScore Common Stock pursuant to the merger agreement and against any acquisition proposal. As of September 29, 2015, the persons and affiliates signing the comScore support agreements beneficially owned an aggregate of approximately 16.8% of the outstanding comScore common stock.

Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of Rentrak, in their respective capacities as shareholders of Rentrak, and affiliates of WPP plc, each shareholders of Rentrak, entered into support agreements with comScore, pursuant to which such individuals and affiliates have agreed, among other things, to vote their respective shares of common stock of Rentrak for the approval and adoption of the merger agreement and against any acquisition proposal. As of September 29, 2015, the persons and affiliates signing the Rentrak support agreements beneficially owned an aggregate of approximately 31.4% of the outstanding Rentrak common stock.

No Appraisal Rights

Neither comScore stockholders nor Rentrak shareholders are entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law or the Oregon Business Corporation Act, as applicable in connection with the merger.

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMSCORE

The following table sets forth comScore’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended December 31, 2012, 2013 and 2014 and the consolidated balance sheet data as of December 31, 2013 and 2014 have been derived from comScore’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated statements of operations for the years ended December 31, 2010 and 2011 and the consolidated balance sheet data as of December 31, 2010, 2011 and 2012 have been derived from comScore’s audited consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations for the nine months ended September 30, 2014 and 2015 and the consolidated balance sheet data as of September 30, 2015 have been derived from comScore’s unaudited condensed consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of September 30, 2014 has been derived from comScore’s unaudited condensed consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in comScore’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the period ended September 30, 2015, incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	2014	2013	2012	2011	2010	2015	2014
	(In thousands, except share and per share data)
Consolidated Statement of Operations Data:
Revenues	$329,151	$286,860	$255,193	$232,392	$174,999	$271,148	$239,048
Cost of revenues (1)	97,467	89,963	86,379	75,103	51,953	84,259	71,164
Selling and marketing (1)	103,525	99,947	91,849	78,289	59,641	75,376	78,791
Research and development (1)	60,364	41,025	33,994	34,050	26,377	49,937	39,192
General and administrative (1)	62,923	46,449	38,134	48,514	33,953	57,041	42,952
Amortization of intangible assets	7,230	7,957	9,289	9,301	4,534	9,904	5,786
Impairment of intangible assets	9,722	—	3,349	—	—	—	6,942
Gain on asset disposition	—	(214)	—	—	—	—	—
Loss on asset disposition	—	—	—	—	—	5,226	—
Settlement of litigation, net	2,700	(1,360)	—	5,175	—	(830)	2,780

Total expenses from operations	343,931	283,767	262,994	250,432	176,458	280,913	247,607

(Loss) income from operations	(14,780)	3,093	(7,801)	(18,040)	(1,459)	(9,765)	(8,559)
Interest and other (expense) income, net	(1,247)	(938)	(870)	(525)	53	(1,181)	(889)
Gain (loss) from foreign currency transactions	809	(62)	(744)	(410)	(347)	(529)	253
Gain on sale of marketable securities	—	—	—	211	—	—	—

(Loss) income before income taxes	(15,218)	2,093	(9,415)	(18,764)	(1,753)	(11,475)	(9,195)
Benefit (provision) for income taxes	5,315	(4,426)	(2,374)	2,974	177	324	1,952

Net loss	$(9,903)	$(2,333)	$(11,789)	$(15,790)	$(1,576)	$(11,151)	$(7,243)

Net loss per common share:
Basic	$(0.29)	$(0.07)	$(0.35)	$(0.49)	$(0.05)	$(0.30)	$(0.22)
Diluted	$(0.29)	$(0.07)	$(0.35)	$(0.49)	$(0.05)	$(0.30)	$(0.22)
Weighted-average number of shares used in per share calculations:
Basic	33,689,660	34,443,126	33,244,798	32,289,877	31,070,018	37,586,329	33,550,933
Diluted	33,689,660	34,443,126	33,244,798	32,289,877	31,070,018	37,586,329	33,550,933
(1) Amortization of stock-based compensation is included in the line items above as follows:

Cost of revenues	$4,007	$3,346	$2,481	$1,976	$1,494	$4,434	$2,671
Selling and marketing	10,778	11,062	12,283	8,512	6,217	8,176	9,191
Research and development	4,610	3,021	1,919	1,988	1,868	4,531	2,580
General and administrative	22,578	9,606	8,213	8,784	8,195	21,876	12,000

	December 31,					September 30,
	2014	2013	2012	2011	2010	2015	2014
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$43,015	$67,795	$61,764	$38,071	$33,736	$141,829	$39,610
Total current assets	178,883	178,799	148,929	119,373	103,097	263,463	159,018
Total assets	353,952	363,413	336,485	320,057	283,079	545,648	338,641
Total current liabilities	151,610	134,973	121,306	112,390	97,228	131,693	146,805
Equipment loan and capital lease obligations, long-term	13,072	13,330	6,478	6,676	7,959	14,673	13,039
Stockholders’ equity	175,265	198,802	195,643	190,567	165,832	387,659	164,627

SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RENTRAK

The following table sets forth Rentrak’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. The consolidated statements of operations for the years ended March 31, 2015, 2014 and 2013 and the consolidated balance sheet data as of March 31, 2014 and 2013 have been derived from Rentrak’s audited consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated statements of operations for the years ended March 31, 2011 and 2012 and the consolidated balance sheet data as of March 31, 2011, 2012 and 2013 have been derived from Rentrak’s audited consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus. The consolidated statement of operations for the six months ended September 30, 2014 and 2015 and the consolidated balance sheet data as of September 30, 2015 have been derived from Rentrak’s unaudited condensed consolidated financial statements incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of September 30, 2014 has been derived from Rentrak’s unaudited condensed consolidated financial statements that are not incorporated by reference into this joint proxy statement/prospectus. The data presented below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes contained in Rentrak’s most recent Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the period ended September 30, 2015 incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

	Year Ended March 31,					Six Months Ended September 30,
	2015 (4)	2014	2013	2012	2011	2015 (4)	2014 (4)
	(In thousands, except per share amounts)
Statement of Operations Data
Revenue	$102,922	$75,600	$57,033	$47,044	$40,383	$60,331	$47,585
Cost of revenue (1)	35,848	27,247	21,347	14,775	11,276	19,927	15,644

Gross margin	67,074	48,353	35,686	32,269	29,107	40,404	31,941
Operating expenses:
Selling, general and administrative (1)(2)	59,861	48,799	55,998	38,245	33,545	28,075	27,378
Research, technology and innovation (1)(2)	13,292	9,014	6,215	4,662	4,498	8,645	6,337

Total operating expenses	73,153	57,813	62,213	42,907	38,043	36,720	33,715

(Loss) income from continuing operations	(6,079)	(9,460)	(26,527)	(10,638)	(8,936)	3,684	(1,774)
Other income:
Other income, net	291	125	378	477	483	348	40

(Loss) income from continuing operations before income taxes	(5,788)	(9,335)	(26,149)	(10,161)	(8,453)	4,032	(1,734)
Income tax (benefit) provision	(424)	(2,183)	(980)	(982)	(3,956)	1,289	365

(Loss) income from continuing operations, net of income taxes	(5,364)	(7,152)	(25,169)	(9,179)	(4,497)	2,743	(2,099)
Income from discontinued operations, net of income taxes (1)(2)	3,151	2,783	2,491	2,753	3,730	—	655

Net (loss) income	(2,213)	(4,369)	(22,678)	(6,426)	(767)	2,743	(1,444)
Net loss attributable to noncontrolling interest	(225)	(115)	(61)	—	—	(129)	(104)

Net (loss) income attributable to Rentrak Corporation	$(1,988)	$(4,254)	$(22,617)	$(6,426)	$(767)	$2,872	$(1,340)

	Year Ended March 31,					Six Months Ended September 30,
	2015 (4)	2014	2013	2012	2011	2015 (4)	2014 (4)
	(In thousands, except per share amounts)
(Loss) Income per share from continuing operations attributable to Rentrak Corporation common stockholders:
Basic	$(0.38)	$(0.59)	$(2.14)	$(0.82)	$(0.41)	$0.19	$(0.16)

Diluted	$(0.38)	$(0.59)	$(2.14)	$(0.82)	$(0.41)	$0.18	$(0.16)
Income per share from discontinued operations attributable to Rentrak Corporation common stockholders:
Basic	$0.23	$0.24	$0.21	$0.25	$0.34	$—	$0.05

Diluted	$0.23	$0.24	$0.21	$0.25	$0.34	$—	$0.05

Net (loss) income per share attributable to Rentrak Corporation common stockholders:
Basic	$(0.15)	$(0.35)	$(1.93)	$(0.57)	$(0.07)	$0.19	$(0.11)

Diluted	$(0.15)	$(0.35)	$(1.93)	$(0.57)	$(0.07)	$0.18	$(0.11)

Shares used in per share calculations:
Basic	13,508	12,177	11,733	11,197	10,962	15,501	12,529

Diluted	13,508	12,177	11,733	11,197	10,962	16,379	12,529

(1)	Depreciation and amortization expense is included in the line items above as follows:

Cost of revenue	$4,008	$3,175	$2,638	$2,168	$1,753	$2,590	$1,874
Selling, general and administrative	2,418	2,037	1,841	1,842	1,413	1,355	1,116
Research, technology and innovation	1,094	717	311	170	110	821	410
Net income from discontinued operations	104	162	161	171	155	—	78

	$7,624	$6,091	$4,951	$4,351	$3,431	$4,766	$3,478

(2)	Stock-based compensation expense is included in the line items above as follows:

Selling, general and administrative (3)	$6,640	$7,361	$20,864	$4,593	$5,397	$3,408	$3,289
Research, technology and innovation	985	697	544	359	1,278	505	473
Net income from discontinued operations	283	397	384	166	39	—	206

	$7,908	$8,455	$21,792	$5,118	$6,714	$3,913	$3,968

DISH & iTVX (3)	$(200)	$2,700	$15,864	$527	$2,430	$(3,659)	$100

(3)	Stock-based compensation in the years ended March 31, 2015 and 2014 and the six months ended September 30, 2015 includes expense related to contingent consideration associated with Rentrak’s acquisition of iTVX. Stock-based compensation in the years ended March 31, 2013, 2012, and 2011 includes expense related to Rentrak’s agreement with DISH.
(4)	Fiscal 2015 and the six months ended September 30, 2015 includes Rentrak’s acquisition of the RPD Business as of December 1, 2014, the date of acquisition. See additional information in Note 4 of Notes to Consolidated Financial Statements of Rentrak’s Form 10-K for the year ended March 31, 2015.

	As of March 31,					As of September 30,
	2015	2014	2013	2012	2011	2015 (1)	2014 (1)
	(In thousands)
Balance Sheet Data (1)
Cash and marketable securities	$84,009	$21,970	$20,423	$27,753	$26,377	$77,866	$23,309
Working capital	78,096	23,081	20,919	24,231	28,947	77,995	21,145
Net current assets of discontinued operations	—	1,585	4,019	3,227	4,302	—	1,261
Total assets	284,523	81,267	71,781	72,881	76,175	288,627	84,961
Long-term liabilities	5,141	8,392	4,075	3,154	2,203	6,110	8,555
Stockholders’ Equity attributable to Rentrak Corporation	251,948	52,160	47,982	50,525	56,373	257,593	52,344

(1)	Fiscal 2015 and the six months ended September 30, 2015 includes Rentrak’s acquisition of the RPD Business as of December 1, 2014, the date of acquisition. See additional information in Note 4 of Notes to Consolidated Financial Statements of Rentrak’s Form 10-K for the year ended March 31, 2015.

SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED CONSOLIDATED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on September 30, 2015. The unaudited pro forma condensed combined statements of operations and comprehensive loss information for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014 gives effect to the merger as if it occurred on January 1, 2014. Since comScore will be treated as the acquiror of Rentrak for accounting purposes, this unaudited pro forma condensed combined financial information is presented using comScore’s historical reporting periods.

comScore and Rentrak have different fiscal year end dates. However, because the difference between comScore’s and Rentrak’s fiscal year end dates is less than 93 days, Rentrak’s results for the year ended March 31, 2015 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, as permitted under Rule 11-02 of Regulation S-X. As a result, Rentrak’s results of operations for the three months ended March 31, 2014 are included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and Rentrak’s results of operations for the three months ended March 31, 2015 are included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015.

This unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the merger been completed on the assumed date or for the periods presented, or which may be realized in the future. A final determination of the fair value of Rentrak’s assets and liabilities will be based on the actual net tangible and intangible assets and liabilities of Rentrak that exist as of the date of closing of the merger and, therefore, cannot be made prior to that date. Additionally, the value of the portion of the merger consideration to be paid in shares of comScore common stock will be determined based on the trading price of comScore common stock at the time of the closing of the merger.

The selected unaudited pro forma condensed combined financial information (i) has been derived from and should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Statements” and the related notes beginning on page 111 of this joint proxy statement/prospectus and (ii) should be read in conjunction with the historical consolidated financial statements of comScore and Rentrak incorporated by reference into this joint proxy statement/prospectus.

	Nine Months Ended September 30, 2015	Twelve Months Ended December 31, 2014
	(in thousands, except per share amounts)
Pro Forma Income Statement Information
Revenue	$359,942	$425,168
Loss from operations	$(24,847)	$(52,484)
Net loss from continuing operations	$(19,112)	$(35,793)
Net loss from continuing operations attributable to common stockholders	$(18,893)	$(35,595)
Net loss attributable to common stockholders per share—basic	$(0.34)	$(0.74)
Net loss attributable to common stockholders per share—diluted	$(0.34)	$(0.74)

September 30, 2015
(in thousands)
Pro Forma Balance Sheet Information
Total current assets	$365,751
Goodwill	$529,049
Total assets	$1,342,425
Total current liabilities	$174,592
Total stockholders’ equity	$1,077,952

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

Presented below are comScore’s and Rentrak’s historical per share data for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014 and unaudited pro forma combined per share data for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014. comScore and Rentrak have different fiscal year end dates. However, because the difference between comScore’s and Rentrak’s fiscal year end dates is less than 93 days, Rentrak’s results for the year ended March 31, 2015 have been used to prepare the unaudited pro forma combined per share data for the year ended December 31, 2014, as permitted under Rule 11-02 of Regulation S-X. As a result, Rentrak’s per share data for the three months ended March 31, 2014 are included in the unaudited pro forma and pro forma combined per share data for the year ended December 31, 2014 and Rentrak’s per share data for the three months ended March 31, 2015 are included in the unaudited pro forma and pro forma combined per share data for the nine months ended September 30, 2015.

This information should be read together with the consolidated financial statements and related notes of comScore and Rentrak that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial information. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The Rentrak unaudited pro forma equivalent per share financial information is computed by taking the net of all pro forma adjustments for the period divided by the pro forma adjustment of additional shares issued as a result of the merger. The additional shares are calculated by multiplying the comScore unaudited pro forma combined per share amounts by the exchange ratio (1.1500 shares of comScore common stock for each share of Rentrak common stock).

	Nine Months Ended September 30, 2015	Twelve Months Ended December 31, 2014
comScore Inc.
Net (loss) attributable to common stockholders per common share-basic:
Historical	$(0.30)	$(0.29)

Pro forma combined	$(0.34)	$(0.74)

Net (loss) attributable to common stockholders per common share-diluted:
Historical	$(0.30)	$(0.29)

Pro forma combined	$(0.34)	$(0.74)

Book value per common share:
Historical	$9.95	$5.13

Pro forma combined	$18.87	N/A

	Nine Months Ended September 30, 2015	Twelve Months Ended December 31, 2014
Rentrak Corporation
Net income (loss) attributable to common stockholders per common share-basic:
Pro forma (1)	$0.15	$(0.57)

Net income (loss) attributable to common stockholders per common share-diluted:
Pro forma (1)	$0.14	$(0.57)

Book value per common share:
Historical	$16.77	$16.22

(1)	The Rentrak unaudited pro forma net income (loss) per common share is based upon the unaudited net income (loss) of Rentrak for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014, respectively. The weighted average shares outstanding, utilized in the calculation of the unaudited net income (loss) per common share, is calculated based upon the weighted average shares outstanding for the nine month and twelve month periods, respectively.

COMPARATIVE PER SHARE MARKET PRICE DATA

comScore common stock trades on the Nasdaq Global Select Market under the symbol “SCOR.” Rentrak common stock trades on the Nasdaq Global Market under the symbol “RENT.”

The following table shows the high and low sales prices per share of comScore common stock and Rentrak common stock on (1) September 29, 2015, the last full trading day preceding public announcement that comScore and Rentrak had entered into the merger agreement, and (2) December 21, 2015, the most recent practicable full trading day for which high and low sales prices were available as of the date of this joint proxy statement/prospectus. The table also includes historical prices for calendar quarter periods for the last three years.

The table also includes the equivalent high and low sales prices per share of Rentrak common stock on those dates. These equivalent high and low sales prices per share reflect the fluctuating value of comScore common stock that Rentrak shareholders would receive in exchange for each share of Rentrak common stock if the merger were completed on either of these dates, applying the exchange ratio of 1.1500 shares of comScore common stock for each share of Rentrak common stock.

	comScore Common Stock		Rentrak Common Stock		Equivalent Price per Share
	High	Low	High	Low	High	Low
September 29, 2015	$43.40	$41.37	$44.42	$42.50	$49.91	$47.58
December 21, 2015	$38.69	$37.99	$44.67	$42.88	$44.49	$43.69
Year Ending December 31, 2015
First Quarter	$55.40	$39.89	$84.23	$47.91	$63.71	$45.87
Second Quarter	$58.22	$44.40	$73.40	$46.64	$66.95	$51.06
Third Quarter	$65.00	$41.37	$71.95	$42.03	$74.75	$47.58
Fourth Quarter (through December 21, 2015)	$51.37	$36.91	$61.89	$43.30	$59.08	$42.45
Year Ended December 31, 2014
First Quarter	$34.11	$25.98	$69.00	$36.00	$39.23	$29.88
Second Quarter	$36.23	$27.41	$61.83	$43.62	$41.66	$31.52
Third Quarter	$39.78	$35.38	$62.76	$46.60	$45.75	$40.69
Fourth Quarter	$48.16	$35.03	$87.40	$57.90	$55.38	$40.28
Year Ended December 31, 2013
First Quarter	$18.04	$13.84	$22.41	$19.30	$20.75	$15.92
Second Quarter	$24.66	$15.25	$24.98	$19.77	$28.36	$17.54
Third Quarter	$29.86	$24.31	$35.60	$19.90	$34.34	$27.96
Fourth Quarter	$29.26	$25.71	$40.79	$32.05	$33.65	$29.57
Year Ended December 31, 2012
Fourth Quarter	$16.43	$12.26	$21.32	$16.25	$18.89	$14.10

The above table shows only historical comparisons. These comparisons may not provide meaningful information to (i) comScore stockholders in determining whether to approve the issuance of shares of comScore common stock in connection with the merger or (ii) Rentrak shareholders in determining whether to adopt the merger agreement and approve the transactions contemplated by the merger agreement. comScore and Rentrak shareholders are urged to obtain current market quotations for comScore and Rentrak common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus in considering whether to approve the issuance of shares of comScore common stock in the merger in the case of comScore stockholders, and whether to adopt the merger agreement and approve the transactions contemplated by the merger agreement in the case of Rentrak shareholders. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

RISK FACTORS

In addition to the other information included or incorporated by reference in, and found in the annexes attached to, this joint proxy statement/prospectus, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv of this joint proxy statement/prospectus, comScore stockholders should carefully consider the following risks before deciding whether to vote for approval of the issuance of the shares of comScore common stock in connection with the merger and Rentrak shareholders should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, stockholders of comScore and shareholders of Rentrak should read and consider the risks associated with each of the businesses of comScore and Rentrak because these risks will relate to the combined company. Certain of these risks can be found in comScore’s annual report on Form 10-K for the fiscal year ended December 31, 2014, and in comScore’s quarterly report on Form 10-Q for the period ended September 30, 2015, each of which is incorporated by reference into this joint proxy statement/prospectus, and in Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2015, and in Rentrak’s quarterly report on Form 10-Q for the period ended September 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

Risk Factors Relating to the Merger

Rentrak shareholders will receive a fixed ratio of 1.1500 shares of comScore common stock for each share of Rentrak common stock regardless of any changes in market value of Rentrak common stock or comScore common stock before the completion of the merger.

Upon completion of the merger, each share of Rentrak common stock will be converted into the right to receive 1.1500 shares of comScore common stock. There will be no adjustment to the exchange ratio (except for adjustments to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to comScore common stock or Rentrak common stock), and the parties do not have a right to terminate the merger agreement based upon changes in the market price of either comScore common stock or Rentrak common stock. Accordingly, the dollar value of comScore common stock that Rentrak shareholders will receive upon completion of the merger will depend upon the market value of comScore common stock at the time of completion of the merger, which may be different from, and lower than, the closing price of comScore common stock on the last full trading day preceding public announcement that comScore and Rentrak entered into the merger agreement, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of the stockholder or shareholder meetings. Moreover, completion of the merger may occur sometime after the requisite stockholder and shareholder approvals have been obtained. The market values of comScore common stock and Rentrak common stock have varied since comScore and Rentrak entered into the merger agreement and will continue to vary in the future due to changes in the business, operations or prospects of comScore and Rentrak, market assessments of the merger, regulatory considerations, market and economic considerations, and other factors both within and beyond the control of comScore and Rentrak.

The issuance of shares of comScore common stock to Rentrak shareholders in the merger will substantially reduce the percentage interests of comScore stockholders.

If the merger is completed, comScore and Rentrak expect that (i) approximately 17.7 million (17,700,000) shares of comScore common stock would be issued to Rentrak shareholders (including holders of shares subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Rentrak) and (ii) upon exercise or settlement of assumed equity awards, up to approximately 2,700,000 shares will be issued to holders of assumed stock options, restricted stock units and performance stock units. Based on the number of shares of comScore and Rentrak common stock outstanding on December 10, 2015, Rentrak shareholders before the merger will own, in the aggregate, approximately 33.5% of the fully diluted shares of comScore common stock immediately after the merger. The issuance of shares of comScore common stock to Rentrak shareholders in the merger and to holders of assumed options, restricted stock units and performance stock units will cause a significant reduction in the relative percentage interest of current comScore stockholders in earnings, voting, liquidation value and book and market value.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on comScore or Rentrak or could cause abandonment of the merger.

On October 23, 2015, comScore and Rentrak filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the HSR Act. The applicable waiting period under the HSR Act expired on November 23, 2015. The transaction also may be reviewed by foreign governmental competition authorities. Certain of these reviews may involve the relevant governmental entity’s consideration of the effect of the merger on competition in various jurisdictions.

The reviewing authorities may not permit the merger at all or may impose restrictions or conditions on the merger that may seriously harm the combined company if the merger is completed. These conditions could include changes to the terms of the merger agreement, granting a complete or partial license, divestiture of certain assets, spin-off or the holding separate of assets or businesses. Any delay in the completion of the merger could diminish the anticipated benefits of the merger or result in additional transaction costs, loss of revenue or other effects associated with uncertainty about the transaction.

comScore and Rentrak also may agree to restrictions or conditions imposed by antitrust authorities in order to obtain regulatory approval, and these restrictions or conditions could harm the combined company’s operations. No additional stockholder or shareholder approvals are expected to be required for any decision by comScore or Rentrak, after the special meeting of Rentrak shareholders and the special meeting of comScore stockholders, to agree to any terms and conditions necessary to resolve any regulatory objections to the merger.

After the statutory waiting period and even after completion of the merger, governmental authorities could seek to block or challenge the merger as they deem necessary or desirable in the public interest. In addition, in some jurisdictions, including the United States, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. comScore and Rentrak cannot be sure that a challenge to the merger will not be made. If a challenge is made, comScore, Rentrak or the combined company may not prevail, or may incur significant costs, in defending or settling any action under antitrust laws. See “The Merger Agreement—Conditions to Obligations to Complete the Merger” and “The Merger Agreement—Regulatory Filings and Approvals Required to Complete the Merger” beginning on page 100 of this joint proxy statement/prospectus.

Customer uncertainties related to the merger could adversely affect the businesses, revenues and profit margins of comScore, Rentrak and the combined company.

In response to the announcement of the merger or due to ongoing uncertainty about the merger, customers of comScore or Rentrak may delay or defer purchasing decisions or elect to switch to other providers. In particular, prospective customers could be reluctant to purchase the products and services of comScore, Rentrak or the combined company due to uncertainty about the direction of the combined company’s offerings, willingness to support existing products or comparability of datasets. To the extent that the merger creates uncertainty among those persons and organizations contemplating purchases such that one large customer, or a significant group of smaller customers, delays, defers or changes purchases in connection with the planned merger, the revenues of comScore, Rentrak or the combined company would be adversely affected. Customer assurances may be made by comScore and Rentrak to address their customers’ uncertainty about the direction of the combined company’s product and related support offerings, which may result in additional obligations of comScore, Rentrak or the combined company. Quarterly revenues and net earnings of comScore, Rentrak or the combined company could be substantially below expectations of market analysts and a decline in the companies’ respective stock prices could result.

Certain directors and executive officers of comScore and Rentrak have interests in the merger that may be different from, or in addition to, the interests of comScore stockholders and Rentrak shareholders.

Executive officers of comScore and Rentrak negotiated the terms of the merger agreement under the direction of the boards of directors of comScore and Rentrak, respectively. The board of directors of comScore by unanimous vote of the directors present approved the merger agreement and recommended that comScore stockholders vote in favor of the issuance of shares of comScore common stock in connection with the merger, and the board of directors of Rentrak by unanimous vote of the directors present approved the merger agreement and recommended that Rentrak shareholders vote in favor of the of the adoption of the merger agreement. These directors and executive officers may have interests in the merger that are different from, or in addition to or may be deemed to conflict with, yours. These interests include the continued employment of certain executive officers of comScore and Rentrak by the combined company, the continued positions of certain directors of comScore and Rentrak as directors of the combined company and the indemnification of former comScore and Rentrak directors and officers by the combined company. With respect to Rentrak directors and executive officers, these interests also include the treatment in the merger of employment agreements, restricted stock units, stock options and other rights held by these directors and executive officers. comScore stockholders should be aware of these interests when they consider the comScore board of directors’ recommendation that comScore stockholders vote in favor of the proposal to issue shares of comScore common stock in the merger, and Rentrak shareholders should be aware of these interests when they consider the Rentrak board of directors’ recommendation that they vote in favor of the proposal to adopt the merger agreement. For a discussion of the interests of directors and executive officers in the merger, see “The Merger—Reasons for the Merger—Interests of the Directors and Executive Officers of Rentrak in the Merger” beginning on page 81 of this joint proxy statement/prospectus.

Provisions of the merger agreement may deter alternative business combinations and could negatively impact the stock prices of comScore and Rentrak if the merger agreement is terminated in certain circumstances.

In connection with the execution and delivery of the merger agreement, each of Rentrak and comScore immediately ceased and caused to be terminated any and all existing activities, discussions or negotiations with any persons previously conducted with respect to certain acquisition proposals and acquisition transactions relating to Rentrak and comScore. The merger agreement prohibits comScore and Rentrak from soliciting, initiating, or knowingly encouraging or facilitating certain alternative acquisition proposals with any third party, subject to exceptions set forth in the merger agreement. The merger agreement also provides for the payment by comScore of a termination fee of fifty-seven million dollars ($57,000,000) to Rentrak or by Rentrak of a termination fee of twenty-eight million five hundred thousand dollars ($28,500,000) to comScore if the merger agreement is terminated in specified circumstances in connection with a competing third-party acquisition proposal for one of the companies. See the section entitled “The Merger Agreement—comScore and Rentrak are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers” and “The Merger Agreement—Termination; Fees and Expenses” beginning on page 93 of this joint proxy statement/prospectus. These provisions limit comScore’s and Rentrak’s ability to pursue offers from third parties that could result in greater value to the comScore stockholders or the Rentrak shareholders, as the case may be. The obligation to pay the termination fee also may discourage a third party from pursuing an alternative acquisition proposal. If the merger is terminated and comScore or Rentrak determine to seek another business combination, neither comScore nor Rentrak assures its stockholders or shareholders, as the case may be, that it will be able to negotiate a transaction with another company on terms comparable to the terms of the merger, or that it will avoid incurrence of any fees associated with the termination of the merger agreement.

In the event the merger is terminated by comScore or Rentrak in circumstances that obligate either party to pay the termination fee to the other party, including where either party terminates the merger agreement because the other party’s board of directors withdraws its support of the merger, comScore’s and/or Rentrak’s stock prices may decline.

If the proposed merger is not completed, comScore and Rentrak will have incurred substantial costs that may adversely affect comScore’s and Rentrak’s financial results and operations and the market price of comScore and Rentrak common stock.

If the merger is not completed, the price of comScore common stock and Rentrak common stock may decline to the extent that the current market prices of comScore common stock and Rentrak common stock reflect a market assumption that the merger will be completed. In addition, comScore and Rentrak have incurred and will incur substantial costs in connection with the proposed merger. These costs are primarily associated with the fees of attorneys, accountants and comScore’s and Rentrak’s financial advisors. In addition, comScore and Rentrak have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of its business during the pendency of the merger. If the merger is not completed, comScore and Rentrak will have received little or no benefit in respect of such costs incurred. Also, if the merger is not completed under certain circumstances specified in the merger agreement, comScore may be required to pay a termination fee of fifty-seven million dollars ($57,000,000) to Rentrak or Rentrak may be required to pay a termination fee of twenty-eight million five hundred thousand dollars ($28,500,000) to comScore. See the section entitled “The Merger Agreement—Termination; Fees and Expenses” beginning on page 103 of this joint proxy statement/prospectus.

In addition, if the merger is not completed, comScore and Rentrak may experience negative reactions from the financial markets and comScore’s and Rentrak’s partners, data providers, customers and employees. Each of these factors may adversely affect the trading price of comScore and/or Rentrak common stock and comScore’s and/or Rentrak’s financial results and operations.

Shareholder litigation against Rentrak and comScore could result in an injunction preventing completion of the merger, the payment of damages if the merger is completed and/or an adverse effect on the combined company’s business, financial condition or results of operations following the merger.

Transactions such as the merger are often subject to lawsuits by shareholders. In connection with the merger, four purported class action lawsuits have been filed on behalf of Rentrak shareholders in the Multnomah County Circuit Court in Oregon: (1) Nathan v. Rentrak Corporation, et al., No. 15CV27429, filed on October 9, 2015, and a First Amended Class Action Complaint filed on November 19, 2015; (2) Blum v. Rentrak Corporation, et al., No. 15CV27443, also filed on October 9, 2015; (3) Stein v. Rentrak Corporation, et al., No. 15CV27520, filed on October 12, 2015; and (4) Sikorski v. Rentrak Corporation, et al., No. 15CV27932, filed on October 14, 2015. It is possible that other related suits could subsequently be filed.

The allegations in the original Nathan complaint and the Blum, Stein and Sikorski complaints are similar. The lawsuits allege variously that the individual members of Rentrak’s board of directors breached their fiduciary duties owed to Rentrak’s shareholders by (a) approving the proposed merger for inadequate consideration; (b) approving the merger to obtain unique benefits not shared equally with other Rentrak shareholders; (c) failing to take steps to maximize the value paid to Rentrak shareholders; (d) failing to take steps to ensure a fair process leading up to the proposed merger; (e) agreeing to preclusive deal protection devices in the merger agreement; and (f) failing to ensure that no conflicts exist between individual directors’ own interests and their fiduciary obligations to Rentrak’s shareholders. The Blum, Stein and Sikorski complaints also state claims against comScore and/or the Merger Sub for aiding and abetting these alleged breaches of fiduciary duties. The amended complaint in the Nathan lawsuit adds allegations based on the defendants’ alleged failure to disclose material information about the merger in the joint proxy statement/prospectus filed by comScore on October 30, 2015. It also adds as a defendant Rentrak’s Chief Financial Officer and Chief Operating Officer, David Chemerow, and asserts breach of fiduciary duty claims against Mr. Chemerow that are identical to those alleged against the individual members of Rentrak’s board of directors described above.

The plaintiffs in each of the lawsuits generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting completion of the merger, rescission of the merger if it is completed, an accounting by defendants, rescissionary damages, attorney’s fees and costs, and other relief. In the amended Nathan complaint, plaintiff also seeks disclosure of allegedly material information omitted from the joint proxy statement/prospectus filed by comScore on October 30, 2015.

On November 26, 2015, the four actions were consolidated as In re Rentrak Corporation Shareholders Litigation, Consolidated Lead Case No. 15cv27429. The court also appointed lead plaintiff, lead plaintiff’s counsel and liaison counsel for purposes of the consolidated action.

On December 16, 2015, the court designated the amended Nathan complaint as the operative complaint in the consolidated action.

One of the conditions to the closing of the merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other law, legal restraint or prohibition will be in effect preventing the consummation of the merger. Consequently, if any lawsuit is successful in obtaining an injunction prohibiting Rentrak or comScore from consummating the merger on the agreed upon terms, the injunction may prevent the merger from being completed within the expected timeframe, or at all. Furthermore, if the merger is prevented or delayed, the lawsuits could result in substantial costs. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition or results of operations.

Risk Factors Relating to the Combined Company Following the Merger

The market price for shares of the combined company’s common stock may be affected by factors different from those affecting the market price for shares of comScore common stock and Rentrak common stock prior to the merger.

Although the combined company will generally be subject to the same industry risks that each of comScore and Rentrak currently face, those risks may affect the results of operations of the combined company differently than they could affect the results of operations of each of comScore and Rentrak as separate companies. Additionally, the results of operations of the combined company may be affected by additional or different factors than those that currently affect the results of operations of comScore and Rentrak, including, but not limited to, complexities associated with managing the larger, more complex, combined business; integrating personnel from the two companies while maintaining focus on providing products and services; and potential performance shortfalls resulting from the diversion of management’s attention caused by integrating the companies’ operations.

For a discussion of the businesses of comScore and Rentrak and of various factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

Failure to successfully integrate the businesses of comScore and Rentrak in the expected time frame may adversely affect the combined company’s future results.

comScore and Rentrak entered into the merger agreement with the expectation that the merger will result in various benefits, including certain revenue opportunities from new products and sales to each other’s customers, as well as cost savings and operational efficiencies or synergies. To realize these anticipated benefits, the businesses of comScore and Rentrak must be successfully integrated, and importantly, new products and datasets to address client demand must be successfully developed. Historically, comScore and Rentrak have been independent companies, and they will continue to be operated as such until the completion of the merger. The integration may be complex and time consuming and may require substantial resources and effort. The management of the combined company may face significant challenges in consolidating the operations of comScore and Rentrak, developing new products while integrating existing products and technologies, procedures, and policies, as well as addressing the different corporate cultures of the two companies. If the companies are not successfully integrated, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

Failure to develop new products, such as cross-media solutions, that are compelling for the marketplace in the expected time frame may adversely affect the combined company’s future results.

As the media and advertising industry looks to evaluate investments such as advertising campaigns across various forms of media, such as television, radio, online, and mobile, the ability to measure the combined size and composition of audiences across platforms is increasingly important and demanded. A primary strategic reason for this business combination is to allow our companies to more quickly and effectively develop cross-media capabilities using the combined talents and assets of the two companies to meet a growing market demand. The management of the combined company may face significant challenges in developing new products while integrating existing products and technologies. If the companies are not successful in developing credible products in the expected timeframe, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

If the combined company is unable to provide cross-media analytics, or if the combined company’s cross-media analytics are incomplete or inaccurate, the combined company’s ability to grow or maintain our business may be harmed.

As the media and advertising industry looks to evaluate advertising campaigns across various forms of media, such as television, radio, online, and mobile, the ability to measure the combined size and composition of audiences across platforms is increasingly important and demanded.

Because a significant proportion of advertising dollars are spent on television, access to television data is a critical component to cross-media analytics, and companies who have historically held a dominant market position measuring television, such as Nielsen in the U.S., Kantar in certain countries outside the U.S., or providers selected by joint industry committees in countries outside of the U.S., may need to be relied on to produce industry-accepted measurement across a combination of media platforms. Each company has entered into agreements to acquire and license television data and technology to support cross-media services, however, if such data and technology is not sufficiently maintained, or if those licenses are not renewed, or if multi-channel video providers determine to significantly increase prices, or enter into exclusive arrangements with other measurement companies, the combined company may suffer a reduction in the quality of its metrics, and its ability to realize revenue synergies may be harmed.

The combined company may not be able to adequately protect or enforce its intellectual property rights, which could harm its competitive position.

The combined company’s success and future revenue growth will depend, in part, on its ability to protect its intellectual property. The combined company will primarily rely on patent, copyright, trademark and trade secret laws, as well as nondisclosure agreements and other methods, to protect its proprietary technologies and processes. It is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes, despite efforts by the combined company to protect its proprietary technologies and processes. While the combined company will hold a significant number of patents, there are no assurances that any additional patents will be issued. Even if new patents are issued, the claims allowed may not be sufficiently broad to protect the combined company’s technology. In addition, any of comScore or Rentrak’s existing patents, and any future patents issued to the combined company, may be challenged, invalidated or circumvented. As such, any rights granted under these patents may not provide the combined company with meaningful protection. comScore and Rentrak may not have, and in the future the combined company may not have, foreign patents or pending applications corresponding to its U.S. patents and applications. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If the combined company’s patents do not adequately protect its technology, competitors may be able to offer products similar to the combined company’s products. The combined company’s competitors may also be able to develop similar technology independently or design around its patents.

Failure to develop, introduce and sell new products or failure to develop and implement new technologies, could adversely impact the financial results of the combined company.

The digital media measurement industry is a highly competitive, quickly changing environment. Success of the combined company will depends on its ability to develop and introduce new products and software platforms that customers choose to buy. If the combined company fails to introduce new products, services or technologies in a timely manner or if customers do not successfully adopt those new products and services of the combined company, the business, financial condition and results of operations of the combined company could be materially harmed.

comScore, Rentrak and, following the merger, the combined company, must continue to retain, recruit, and motivate executives and other key employees, and failure to do so could negatively affect the combined company.

For the merger to be successful, both comScore and Rentrak must continue to retain, recruit, and motivate executives and other key employees during the period before the merger is completed. Further, the combined company must be successful at retaining, recruiting, and motivating key employees following the completion of the merger in order for the benefits of the transaction to be fully realized. Employees of both comScore and Rentrak may experience uncertainty about their future roles with the combined company until, or even after, strategies with regard to the combined company are announced and executed. The potential distractions related to the merger may adversely affect the ability of comScore, Rentrak and, following completion of the merger, the combined company, to keep executives and other key employees focused on business strategies and goals and to address other important personnel matters. A failure by comScore, Rentrak or, following the completion of the merger, the combined company, to attract, retain, and motivate executives and other key employees during the period prior to or after the completion of the merger could have a negative effect on their respective businesses.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions and that may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

PARTIES TO THE MERGER

comScore, Inc.

11950 Democracy Drive, Suite 600

Reston, Virginia 20190

(703) 438-2100

comScore, Inc., a Delaware corporation and referred to in this joint proxy statement/prospectus as “comScore,” provides trusted, independent data, metrics, products and services to clients in the media, advertising, and marketing industries. comScore delivers digital media analytics that help content owners and advertisers understand—and thus properly value—the composition of consumer media audiences, and comScore helps marketers understand the performance and effectiveness of advertising targeted at these audiences. comScore is a technology-driven company that measures what people do as they navigate the digital world across multiple technology platforms and devices including smartphones, tablets, televisions, and desktop computers. Its technology measures consumer interactions with digital media, including Web sites, apps, video programming and advertising. comScore combines its proprietary data with its clients’ own data and data from partners, to provide uniquely valuable digital media analytics. comScore delivers on-demand and real-time products and services through a scalable Software-as-Service delivery model that supports both comScore branded products and also partner products integrating comScore data and services. During the year ended December 31, 2014, comScore provided service to approximately 2,550 customers worldwide with a broad geographic base of employees located in 32 locations in 24 countries.

comScore was incorporated in Delaware in August 1999. comScore’s initial public offering took place in June 2007, at which time comScore’s common stock commenced trading on the Nasdaq Global Market. comScore’s stock is listed on the Nasdaq Global Select Market under the ticker symbol “SCOR.”

comScore’s corporate headquarters are located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, and comScore’s main telephone number at that location is (703) 438-2100. comScore’s home page on the Internet is www.comscore.com. The contents of comScore’s website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus. comScore’s fiscal year ends on December 31 each year. Additional information about comScore and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

Rentrak Corporation

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

(503) 284-7581

Rentrak, an Oregon corporation and referred to in this joint proxy statement/prospectus as “Rentrak,” is a global media measurement and advanced consumer targeting company serving the entertainment, television, video and advertising industries. Rentrak’s SaaS technology merges television viewership information from almost 120 million TVs and devices with consumer behavior and purchase information across multiple platforms, devices and distribution channels. Rentrak also measures box office results from more than 125,000 movie screens in 64 countries throughout the world.

Rentrak was incorporated in Oregon in 1977. Rentrak’s initial public offering took place in 1986, at which time Rentrak’s common stock commenced trading on the Nasdaq Global Market. Rentrak’s stock is listed on the Nasdaq Global Market under the ticker symbol “RENT.”

Rentrak’s corporate headquarters are located at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220, and Rentrak’s main telephone number at that location is (503) 284-7581. Rentrak’s home page on the Internet is www.Rentrak.com. The contents of Rentrak’s website are not incorporated into, or otherwise to be regarded as part of, this joint proxy statement/prospectus. Rentrak’s fiscal year ends on March 31 each year. Additional information about Rentrak and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

Rum Acquisition Corporation

11950 Democracy Drive, Suite 600

Reston, Virginia 20190

(703) 438-2100

Rum Acquisition Corporation, a newly-formed, wholly owned subsidiary of comScore, is an Oregon corporation formed on September 4, 2015 for the sole purpose of effecting the merger. In the merger, Rum Acquisition Corporation will merge with and into Rentrak. Rentrak will survive the merger as a wholly owned subsidiary of comScore. Rum Acquisition Corporation has not conducted and will not conduct any business during any period of its existence, other than those that are incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

THE COMSCORE SPECIAL MEETING

Date, Time and Place of comScore Special Meeting

The comScore special meeting is scheduled to be held at comScore’s principal executive offices located at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, on January 28, 2016 at 1:00 p.m., local time.

Purpose of comScore Special Meeting

At the comScore special meeting, comScore stockholders will be asked to consider and vote on:

•	a proposal to approve the issuance of shares of comScore common stock in connection with the merger of Rum Acquisition Corporation with and into Rentrak as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015, by and among comScore, Rentrak and Rum Acquisition Corporation; and

•	to approve the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Additionally, the comScore special meeting is being held to conduct such other business as may properly come before the comScore special meeting.

The comScore board of directors has approved the merger agreement and the transactions contemplated by the merger agreement by unanimous vote of the directors present, and recommends that you vote “FOR” the proposal to issue shares of comScore common stock in connection with the merger, which is described in detail in the joint proxy statement/prospectus and “FOR” the approval of the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Who Can Vote at the comScore Special Meeting

Only comScore stockholders of record at the close of business on December 10, 2015 the record date for the comScore special meeting, will be entitled to notice of, and to vote at, the comScore special meeting.

On the record date, there were 38,972,442 shares of common stock outstanding, par value $0.001 per share. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. Shares that are held in comScore’s treasury are not considered outstanding or entitled to vote at the comScore special meeting.

In accordance with Delaware law, a list of stockholders entitled to vote at the meeting will be available at the meeting, and for ten (10) days prior to the meeting, at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190, between the hours of 9:00 a.m. and 5:00 p.m., local time.

comScore stockholders and other persons holding valid proxies for the special meeting will be admitted to the comScore special meeting beginning at 12:45 p.m., local time, on January 28, 2016. If you are a stockholder of record, meaning that you hold shares directly with American Stock Transfer & Trust Co. LLC, the inspector of elections will have your name on a list, and you will be able to gain entry to the special meeting with any form of government-issued photo identification, such as a driver’s license, state-issued identification card, or passport. If you hold stock in a brokerage account or in “street name” and wish to attend the special meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is December 10, 2015.

Vote Required for Approval

Quorum

A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the special meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the special meeting or holders of a majority of the votes present at the special meeting may adjourn the special meeting to another time or date.

Required Vote

Assuming a quorum of comScore stockholders are present at the comScore special meeting, with respect to each proposal separately, an affirmative vote of the majority of shares present in person or represented by proxy at the comScore special meeting are required to approve the issuance of shares of comScore common stock and the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Effect of Not Voting, Withheld Votes and Abstentions

With respect to the proposals to approve issuance of shares of comScore common stock, the failure to submit a proxy card or vote in person, by telephone, or through the Internet, will have no effect on each applicable proposal, however any abstentions or the failure to instruct your bank or broker how to vote if you hold your shares in “street name” with respect to any of these proposals will have the effect of a vote against each applicable proposal.

Under the applicable rules of the New York Stock Exchange, brokers and other nominees that are members of the New York Stock Exchange are prohibited from giving a proxy to vote their customers’ shares with respect to the proposals to be voted on at the comScore special meeting in the absence of instructions from their customers.

Adjournments

If there is no quorum, the chairman of the comScore special meeting or holders of a majority of the votes present at the comScore special meeting may adjourn the special meeting to another time or date.

Proxies and Voting Procedures

You can vote your shares by mail by completing, signing and dating each proxy card received and returning it in the prepaid envelope, by telephone or online by following the instructions provided in the Notice of Online Availability of Proxy Materials or in person at the special meeting. If you vote by mail, your proxy card must be received no later than January 28, 2016 at 1:00 p.m. Eastern Time to be voted at the comScore special meeting. Online and telephone voting are available twenty-four (24) hours a day, and votes submitted by telephone or online must be received by 11:59 p.m. Eastern Time on January 27, 2016. Even if you plan to attend the comScore special meeting, we recommend that you also submit your proxy card or voting instructions, or vote by telephone or online by the applicable deadline so that your vote will be counted if you later decide not to attend the comScore special meeting. If you are the beneficial owner of shares held in “street name,” you should have received the notice and voting instructions from the bank or broker holding your shares. You should follow the instructions in the notice and voting instructions to instruct your bank or broker on how to vote your shares. The availability of telephone and online voting for shares held in “street name” will depend on the voting process of the bank or broker. Shares held beneficially in “street name” may be voted in person at the comScore special meeting only if you obtain a legal proxy from the bank or broker in advance of the comScore special meeting giving you the right to vote your shares.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If you are the beneficial owner of your shares, you must obtain a proxy, executed in your favor, from your broker or other holder of record, to be able to vote at the meeting.

You may vote all shares you own as of the close of business on the record date for the comScore special meeting, which is December 10, 2015. You may cast one vote per share of common stock for each proposal.

Any comScore stockholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

Innisfree M&A Incorporated

501 Madison Avenue

20th Floor

New York, NY 10022

Toll Fee: (888) 750-5834

Banks and Brokerage Firms: (212) 750-5833

If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact the comScore legal department as described above or comScore Investor Relations at http://ir.comscore.com/contactus.cfm or by telephone at (703) 438-2100.

Revoking a Proxy

If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the comScore special meeting by (i) returning a later-dated proxy card, or (ii) voting again online or by telephone, as more fully described on your notice or proxy card. You may also revoke your proxy and change your vote by voting in person at the comScore special meeting. Attendance at the comScore special meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the comScore special meeting.

If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the comScore special meeting and voting in person.

Shares Held in “Street Name”

If you own shares of comScore common stock through a broker, bank or other nominee and attend and vote at the comScore special meeting, you should bring a letter from your broker, bank or other nominee reflecting your stock ownership as of the record date for the comScore special meeting.

Tabulation of Votes

Representatives of American Stock Transfer & Trust Company, comScore’s mailing agent and tabulation service, will count the votes, and a representative of Wilson Sonsini Goodrich & Rosati will act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.

How You Can Reduce the Number of Copies of comScore’s Proxy Materials You Receive

The Securities and Exchange Commission has rules that permit comScore to deliver a single copy of its proxy statement to stockholders sharing the same address. To reduce the expenses of delivering duplicate proxy materials, comScore is taking advantage of the Securities and Exchange Commission’s “householding” rules that permit comScore to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders.

Cost of Proxy Distribution and Solicitation

The cost of soliciting your vote in connection with this joint proxy statement/prospectus has been, or will be, borne the party incurring those expenses and is expected to cost approximately $15,000. comScore has also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of comScore’s common stock they represent and secure their instructions as to the voting of such shares. comScore may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of comScore’s common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of comScore’s directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.

comScore Fiscal Year

comScore’s current fiscal year began on January 1, 2015 and ends on December 31, 2015.

COMSCORE PROPOSAL 1.

THE MERGER AGREEMENT AND THE MERGER

As discussed elsewhere in this joint proxy statement/prospectus, comScore stockholders are considering and voting to approve the issuance of shares of comScore common stock in connection with the merger of Rum Acquisition Corporation with and into Rentrak as contemplated by the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among comScore, Rentrak and Rum Acquisition Corporation. comScore stockholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, comScore stockholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The comScore board of directors recommends a vote “FOR” the proposal to issue shares of comScore common stock in connection with the merger.

COMSCORE PROPOSAL 2.

POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The comScore special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve to approve the issuance of the shares of comScore common stock in connection with the merger.

comScore is asking you to authorize the holder of any proxy solicited by the comScore board of directors to vote in favor of any adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

The comScore board of directors recommends that comScore stockholders vote “FOR” the approval of the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

THE RENTRAK SPECIAL MEETING

Date, Time and Place of the Rentrak Special Meeting

The Rentrak special meeting of Rentrak shareholders will be held at 9:00 a.m., local time, on January 28, 2016 at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220.

Check-in will begin at 8:45 a.m., local time, and Rentrak shareholders should allow ample time for the check-in procedures.

Purpose of the Rentrak Special Meeting

At the Rentrak special meeting, Rentrak shareholders will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement;

•	a proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger; and

•	a proposal to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Rentrak does not contemplate that any other matters will be presented at the Rentrak special meeting.

After careful consideration, the Rentrak board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Rentrak shareholders and has unanimously approved the merger agreement.

The Rentrak board of directors recommends that the Rentrak shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement. The Rentrak board of directors also recommends that Rentrak shareholders vote “FOR” the proposal to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger and “FOR” the proposal to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Who Can Vote at the Rentrak Special Meeting

Only Rentrak shareholders as of the close of business on December 10, 2015 and other persons holding valid proxies for the special meeting are entitled to attend the Rentrak special meeting. Rentrak shareholders and their proxies should be prepared to present photo identification. In addition, Rentrak shareholders who are record holders will have their ownership verified against the list of record holders as of the record date prior to being admitted to the meeting. Rentrak shareholders who are not record holders but hold shares through a broker or nominee (i.e., in street name) should provide proof of beneficial ownership on the record date, such as their most recent account statement prior to December 10, 2015 or other similar evidence of ownership. Anyone who does not provide photo identification or comply with the other procedures outlined above upon request will not be admitted to the special meeting.

Method of Voting; Record Date; Stock Entitled to Vote; Quorum

Rentrak shareholders are being asked to vote both shares held directly in their name as shareholders of record and any shares they hold in “street name” as beneficial owners. Shares held in “street name” are shares held in a stock brokerage account or shares held by a bank or other nominee.

The method of voting differs for shares held as a record holder and shares held in street name. Record holders will receive proxy cards. Holders of shares in street name will receive voting instruction cards from their brokers or nominees seeking instruction as to how to vote.

Proxy cards and voting instruction cards are being solicited on behalf of the Rentrak board of directors from Rentrak shareholders in favor of approval of the merger proposal, the compensation proposal and the adjournment proposal.

Shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive a separate voting instruction card for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one proxy card. In addition, comScore is also soliciting votes for its special meeting and owners of shares of both Rentrak and comScore will also receive a proxy or voting instruction card from comScore. Please note that votes on the merger proposal, the compensation proposal and the adjournment proposal at the Rentrak special meeting will not constitute votes for the proposals presented at the comScore special meeting, and vice versa. Therefore, the Rentrak board of directors urges Rentrak shareholders to complete, sign, date and return each proxy card and voting instruction card for the Rentrak special meeting they receive.

Only shareholders of Rentrak at the close of business on December 10, 2015, the record date for the Rentrak special meeting, are entitled to receive notice of, and vote at, the Rentrak special meeting. On the record date, approximately 15,388,278 shares of Rentrak common stock were issued and outstanding and no shares of Rentrak preferred stock were issued and outstanding. Shareholders of Rentrak common stock on the record date are each entitled to one vote per share of Rentrak common stock on the merger proposal, the compensation proposal and the adjournment proposal.

A quorum of shareholders is necessary to have a valid meeting of Rentrak shareholders. A majority of the shares of Rentrak common stock issued and outstanding and entitled to vote on the record date must be present in person or by proxy at the Rentrak special meeting in order for a quorum to be established.

Abstentions and broker “non-votes” count as present for establishing the quorum described above. A broker may not vote on any of the Rentrak proposals without instructions from the beneficial owner of the shares, and without such instructions a broker “non-vote” will occur.

Adjournments

If there is no quorum, the chairman of the Rentrak board of directors or holders or a majority of the votes present at the Rentrak special meeting may adjourn the special meeting to another time or date.

Even if a quorum is present, the Rentrak special meeting could be adjourned in order to provide more time to solicit additional proxies in favor of adoption of the merger agreement and approval of the transactions contemplated by the merger agreement if sufficient votes are cast in favor of the adjournment proposal. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is set for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the Rentrak special meeting.

Vote Required for Approval

Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Rentrak common stock entitled to vote thereon. Approval of the compensation proposal and the adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Rentrak common stock present in person or represented by proxy at the Rentrak special meeting and entitled to vote on the proposal.

Under the applicable rules of the New York Stock Exchange, brokers and other nominees that are members of the New York Stock Exchange are prohibited from giving a proxy to vote their customers’ shares with respect to the proposals to be voted on at the Rentrak special meeting in the absence of instructions from their customers. Failure by a Rentrak shareholder to submit a proxy or instruct a broker or nominee to vote will have the effect of a vote against the merger proposal, but it will have no effect on the compensation proposal or the adjournment proposal, assuming a quorum is present. Abstentions will have the effect of a vote against the merger proposal, the compensation proposal and the adjournment proposal.

Share Ownership of Directors and Executive Officers of Rentrak

At the close of business on the record date for the Rentrak special meeting, directors and executive officers of Rentrak beneficially owned and were entitled to vote approximately two and three-tenths percent (2.3%) of the shares of Rentrak common stock outstanding on that date. Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors and various other officers of Rentrak, in their respective capacities as shareholders of Rentrak, entered into support agreements with comScore, pursuant to which such individuals have agreed, among other things, to vote their respective shares of common stock of Rentrak for the approval and adoption of the merger agreement and against any acquisition proposal.

Proxies and Voting Procedures

Submitting Proxies or Voting Instructions

Whether Rentrak shareholders hold shares of Rentrak common stock directly as shareholders of record or in street name, Rentrak shareholders may direct the voting of their shares without attending the Rentrak special meeting. Rentrak shareholders may vote by granting proxies or, for shares held in street name, by submitting voting instructions to their brokers or nominees.

Record holders of shares of Rentrak common stock may submit proxies by completing, signing and dating their proxy cards for the Rentrak special meeting and mailing them in the accompanying preaddressed envelopes. Rentrak shareholders who hold shares in street name may vote by mail by completing, signing and dating the voting instruction cards for the Rentrak special meeting provided by their brokers or nominees and mailing them in the accompanying pre-addressed envelopes. Rentrak shareholders may also submit proxies over the Internet at the web address shown on the proxy card. Rentrak shareholders who live in the United States or Canada may submit proxies by calling the telephone number shown on the proxy card. The Internet and telephone voting facilities will close at 11:59 p.m., Eastern Time, on January 27, 2016. The availability of Internet and telephone voting for shares held in street name will depend on the voting processes of your broker or other nominee.

If Rentrak shareholders of record do not include instructions on how to vote their properly signed proxy cards for the Rentrak special meeting, their shares will be voted “FOR” the merger proposal, the compensation proposal and the adjournment proposal, and in the discretion of the proxy holders on any other business that may properly come before the Rentrak special meeting.

If Rentrak shareholders holding shares of Rentrak common stock in “street name” do not provide voting instructions, their shares will not be considered to be votes cast on the merger proposal, the compensation proposal or the adjournment proposal.

Shareholders of record of Rentrak common stock may also vote in person at the Rentrak special meeting by attending the meeting and submitting their proxy cards or by filling out a ballot at the special meeting.

If shares of Rentrak common stock are held by Rentrak shareholders in street name, those Rentrak shareholders may not vote their shares in person at the Rentrak special meeting unless they bring a signed proxy from the record holder giving them the right to vote their shares and fill out a ballot at the special meeting.

Revoking Proxies or Voting Instructions

Rentrak shareholders may change their votes at any time prior to the vote at the Rentrak special meeting. Rentrak shareholders of record may change their votes by granting new proxies bearing a later date (which automatically revoke any the earlier proxy) or by attending the Rentrak special meeting and voting in person. Attendance at the Rentrak special meeting will not cause previously granted proxies to be revoked, unless the Rentrak shareholder specifically so requests. For shares held in “street name,” Rentrak shareholders may change their votes by submitting new voting instructions to their brokers or nominees or by attending the Rentrak special meeting and voting in person, provided that they have obtained a signed proxy from the record holder giving them the right to vote their shares.

Cost of Proxy Distribution and Solicitation

The cost of soliciting proxies from Rentrak shareholders will be paid by Rentrak.

Rentrak is soliciting proxies from its shareholders for the Rentrak special meeting and comScore is soliciting proxies from its stockholders for the comScore special meeting. Each company will bear its own fees and costs associated with printing and filing this joint proxy statement/prospectus and the registration statement on Form S-4, of which it forms a part.

In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person or by telephone, facsimile, telegram or electronic means by Rentrak’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

Rentrak has retained Laurel Hill Advisory Group, LLC to assist it in the solicitation of proxies for approximately $10,000, plus reasonable out-of-pocket expenses.

Contact for Questions and Assistance in Voting

Any Rentrak shareholder who has a question about the proposals or how to vote or revoke a proxy, or who wishes to obtain additional copies of this joint proxy statement/prospectus, should contact:

Laurel Hill Advisory Group, LLC

2 Robbins Lane, Suite 201

Jericho, New York 11753

Toll Fee: 1-888-742-1305

Banks and Brokerage Firms: 1-888-742-1305

If you need additional copies of this joint proxy statement/prospectus or voting materials, you should contact Laurel Hill Advisory Group, LLC as described above or Rentrak Investor Relations at http://investor.rentrak.com/ or by telephone at (310) 279-5980.

RENTRAK PROPOSAL 1.

THE MERGER AGREEMENT AND THE MERGER

As discussed elsewhere in this joint proxy statement/prospectus, Rentrak shareholders are considering and voting to adopt the merger agreement and approve the transactions contemplated by the merger agreement. Rentrak shareholders should read carefully this joint proxy statement/prospectus in its entirety for more detailed information concerning the merger agreement and the merger. In particular, Rentrak shareholders are directed to the merger agreement which is attached as Annex A to this joint proxy statement/prospectus.

The Rentrak board of directors unanimously recommends a vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

RENTRAK PROPOSAL 2.

ADVISORY VOTE TO APPROVE MERGER-RELATED COMPENSATION FOR RENTRAK NAMED EXECUTIVE OFFICERS

Under Section 14A of the Securities Exchange Act of 1934 and the applicable Securities and Exchange Commission rules issued thereunder, Rentrak is required to submit a proposal to its shareholders for a non-binding, advisory vote to approve certain compensation that may become payable to Rentrak named executive officers in connection with the completion of the merger. This proposal, referred to herein as the compensation proposal, gives Rentrak shareholders the opportunity to vote, on an advisory (non-binding) basis, on the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger. This compensation is summarized in the table captioned “Golden Parachute Compensation” in the section entitled “The Merger—Reasons for the Merger—Rentrak Executive Compensation Payable in Connection with the Merger” beginning on page 82 of this joint proxy statement/prospectus, including the footnotes to the table. The Rentrak board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this joint proxy statement/prospectus. The Rentrak board of directors unanimously recommends that Rentrak shareholders approve, by advisory vote, the compensation that may become payable to Rentrak named executive officers in connection with the completion of the merger. The vote on the compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either Rentrak or comScore. Accordingly, if the transaction agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the compensation proposal.

The Rentrak board of directors recommends a vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation that may be paid or become payable to Rentrak named executive officers that is based on or otherwise relates to the merger agreement and merger.

RENTRAK PROPOSAL 3.

POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

The Rentrak special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary or appropriate, to obtain additional proxies if there are not sufficient votes to approve the merger proposal.

Rentrak is asking you to authorize the holder of any proxy solicited by the Rentrak board of directors to vote in favor of any adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger proposal.

The Rentrak board of directors unanimously recommends a vote “FOR” the proposal to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

THE MERGER

The following is a description of the material aspects of the merger, including the merger agreement. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire joint proxy statement/prospectus, including the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger.

Background of the Merger

From time to time, as part of the ongoing strategic planning process of Rentrak and comScore, each company’s respective management and board of directors regularly reviews and assesses, among other things, long-term strategic goals and opportunities, the competitive environment, trends in the media measurement industry, and short- and long-term performance in light of its strategic plan. In connection with these activities, each company’s respective management and board of directors has also considered and evaluated potential strategic alternatives, including business combinations, acquisitions, dispositions and internal restructurings. From time to time, the foregoing also has included proposals and discussions between Rentrak and comScore and/or certain other companies in the media measurement industry, as well as with other business partners, about a variety of possible strategic alternatives that could lead to enhancing shareholder value. Such proposals and discussions did not result in a transaction.

On October 28, 2013, Rentrak executed an engagement letter with Goldman Sachs, Rentrak’s financial advisor, to provide financial advice and assistance in connection with the possible sale of all or a portion of Rentrak.

On December 3, 2013, comScore and Rentrak executed a Confidentiality/Nondisclosure Agreement.

On December 9 and 13, 2013, members of Rentrak’s management team presented an overview of its businesses to comScore managers. In December 2013 and early January 2014, Mr. Livek, Vice Chairman and Chief Executive Officer of Rentrak, Mr. Chemerow, Chief Operating Officer and Chief Financial Officer of Rentrak, Mr. Abraham, Executive Chairman of the comScore Board of Directors, and Mr. Kenneth Tarpey, then comScore’s Chief Financial Officer, met and discussed potential synergies that could be realized from a business combination between Rentrak and comScore. Although both parties foresaw potential opportunities from a transaction, the parties did not progress beyond preliminary diligence and discussions were suspended in January 2014.

At a meeting of Rentrak’s board of directors, referred to herein as the Rentrak Board, on March 31, 2015, representatives of Goldman Sachs reviewed its preliminary financial analyses of various strategic alternatives for Rentrak. In the course of this presentation, representatives of Goldman Sachs reviewed numerous potential partners for Rentrak, including comScore. Mr. Chemerow also reviewed the perceived synergies possible from a strategic combination.

On April 21, 2015, Mr. Matta, President and Chief Executive Officer of comScore, and Mr. Livek met at an industry conference and discussed a potential joint product development initiative that Rentrak and comScore had been negotiating since earlier in the year. In addition to discussing the joint product development initiative, Mr. Livek and Mr. Matta discussed the possibility of a business combination between Rentrak and comScore.

On April 23, 2015, comScore’s board of directors, referred to herein as the comScore Board, met for a regularly scheduled meeting. During the meeting, Mr. Matta discussed the potential strategic alliance with Rentrak to develop certain products. Mr. Matta also relayed to the comScore Board his conversation with Mr. Livek regarding a potential combination of the two companies. After reviewing those discussions and with the advice of Wilson Sonsini Goodrich & Rosati, Professional Corporation, referred to herein as WSGR, comScore’s outside counsel, the comScore Board directed comScore’s management to conduct further discussions with Mr. Livek relating to the possible business combination with Rentrak. Following the meeting of the comScore Board, Mr. Matta called Mr. Livek to inform him that comScore was interested in further discussing the potential business combination of comScore and Rentrak. Mr. Livek indicated that he would need to discuss this matter with the Rentrak Board.

On April 23, 2015, comScore engaged J.P. Morgan to act as financial advisor in connection with the proposed business combination with Rentrak. Representatives of J.P. Morgan advised on substantive issues that would need to be addressed in order to proceed with discussions, and provided an outline of process and timing for Mr. Matta and Ms. Christiana Lin, comScore’s Executive Vice President, General Counsel and Chief Privacy Officer. J.P. Morgan previously advised comScore in connection with a strategic acquisition and partnership transaction with WPP plc and its affiliates.

On April 28, 2015, Mr. Matta and Mr. Livek participated in a conference call with representatives of WPP plc, a significant stockholder, customer and data partner of both comScore and Rentrak, to inform them of comScore’s and Rentrak’s exploration of a variety of strategic partnerships.

On May 1, 2015, at the direction of the Rentrak Board, representatives of Goldman Sachs contacted representatives of J.P. Morgan to coordinate a meeting with comScore, Rentrak and their respective financial advisors in order for each management team to give a presentation on its respective company.

On May 4, 2015, the Rentrak Board met via conference call. Mr. Livek reported the results of his latest meeting with Mr. Matta, and that comScore was interested in discussing a potential business combination with Rentrak. Representatives of Goldman Sachs then reviewed for the Rentrak Board preliminary discussions between Goldman Sachs and J.P. Morgan regarding a potential strategic transaction with comScore. A representative of Perkins Coie, Rentrak’s outside counsel, then reviewed the duties of the Rentrak Board given the circumstances discussed at the meeting.

On May 6, 2015, comScore and Rentrak amended the terms of their Confidentiality/Nondisclosure Agreement, dated December 3, 2013, to provide that the agreement would apply to the parties’ ongoing discussions regarding a potential business combination.

On May 7, 2015, Mr. Matta and Ms. Lin, met with Mr. Livek and representatives of J.P. Morgan and Goldman Sachs in New York, New York, with representatives of Perkins Coie attending telephonically. Mr. Matta related the background of his conversation with Mr. Livek regarding a potential business combination. Mr. Matta, together with representatives of J.P. Morgan, presented an initial proposal for terms of the acquisition from the viewpoint of comScore. The parties discussed methodology for determining price, as well as consideration mix, board composition, management roles, and process for getting a potential definitive agreement signed as soon as reasonably practicable. The parties agreed to have another call on May 21, 2015 to continue discussions. The next day, May 8, 2015, Mr. Matta and Mr. Livek met to discuss Mr. Livek’s initial thoughts on Mr. Matta’s proposal, to which Mr. Matta requested a formal counterproposal from Mr. Livek.

On May 10, 2015, Mr. Livek reported the results of the May 7, 2015 and May 8, 2015 meetings in New York, New York at a meeting of the Rentrak Board. A representative of Goldman Sachs reviewed for the Rentrak Board the topics discussed at the New York meetings. A representative of Perkins Coie reviewed for the Rentrak Board its duties in the circumstances presented by the proposed transaction, including the effects of differing transaction structures, forms of consideration and management and governance structures of the combined company on those duties. The Rentrak Board discussed various aspects of the proposed transaction, including valuation and opportunities for improving the proposed valuation, potential customer reactions and alternative management and governance structures for the combined company.

On May 19, 2015, Mr. Matta and Ms. Lin met with Mr. Livek and representatives of J.P. Morgan and Goldman Sachs in New York, New York; a representative of Perkins Coie attended telephonically. At this meeting, Mr. Livek provided a counterproposal with respect to potential board composition and management roles. Further discussion ensued between the parties. Also on May 19, 2015, Mr. Livek met with a representative of Company A to discuss a potential strategic transaction between Rentrak and Company A.

On May 20, 2015, Mr. Matta and Mr. Livek discussed comScore’s reaction to Rentrak’s counterproposal, focusing on board composition and management roles.

On May 21, 2015, Mr. Matta and Ms. Lin met telephonically with Mr. Livek and representatives of J.P. Morgan, Goldman Sachs and Perkins Coie. Mr. Matta provided comScore’s response to the proposal discussed with Mr. Livek on May 19 and 20, 2015. Representatives of Goldman Sachs suggested that it would be helpful for the parties to discuss potential revenue and cost synergies that the parties would expect from a combination of the companies.

On May 22, 2015, Mr. Livek met with the Chief Executive Officer of Company B. At this meeting, the Chief Executive Officer of Company B indicated the company’s interest in making an offer to acquire Rentrak. This meeting was followed up by a call on May 29, 2015, at which Company B indicated to Mr. Livek that it had hired a financial advisor and was prepared to make an offer to acquire Rentrak.

On May 28, 2015, Mr. Livek and Mr. Chemerow, along with representatives of Goldman Sachs, met with Mr. Matta, Mr. Abraham and Ms. Lin, along with representatives of WSGR and J.P. Morgan, to discuss the possible synergies that could be realized from a combination of Rentrak and comScore. Mr. Matta and Mr. Chemerow each presented cost and revenue synergies expected to result from the transaction that were prepared by comScore and Rentrak management, respectively. A discussion then ensued regarding the two companies’ preliminary views on these expected cost and revenue synergies.

On June 3, 2015, Mr. Livek met telephonically with the Chief Executive Officer of Company B to discuss a potential strategic transaction between Rentrak and Company B.

Mr. Chemerow and Mr. Mel Wesley, comScore’s Chief Financial Officer, had a follow up telephone call on June 2, 2015 to discuss the potential cost and revenue synergies.

On June 7, 2015, Company B sent Mr. Livek a non-binding proposal to acquire Rentrak for a purchase price payable in a combination of cash and shares of Company B common stock.

On June 10, 2015, the Rentrak Board met. A representative of Goldman Sachs reviewed the status of negotiations with comScore and Goldman Sachs’ preliminary financial analysis of the proposed transaction. The Rentrak Board discussed this presentation and alternative positions to be taken in a follow-up meeting with representatives of comScore.

At the same meeting, a representative of Goldman Sachs discussed its analysis of the proposal from Company B, including specific issues related to Company B’s ability to obtain financing for the transaction, the mix of consideration, the expected effect of an acquisition of Rentrak on Company B’s financial condition and specific risks facing Company B’s business. A representative of Goldman Sachs then reviewed several additional potential alternative partners for Rentrak and described a potential process for contacting those parties, which was approved by the Rentrak Board. A representative of Perkins Coie reviewed for the Rentrak Board its duties in the context of the specific considerations that could apply for a transaction with comScore upon the terms then under consideration, and, in general, for a transaction that could result in a change of control of Rentrak.

On June 11, 2015 and again on June 16, 2015, Mr. Livek met telephonically with the Chief Executive Officer of Company B to further discuss a potential strategic transaction between Rentrak and Company B.

On June 18, 2015, Rentrak executed a nondisclosure agreement with Company B.

From the middle of June through the beginning of July 2015, the principals of comScore and Rentrak met on numerous occasions telephonically to discuss the structure of the transaction and the management and governance structure of the combined company, and to further discuss their respective company’s business, including historical and recent financial and operating performances and projected year end performance.

On June 20, 2015, Mr. Livek met telephonically with the Chief Executive Officer of Company B and scheduled the meeting that occurred on June 23, 2015 with the Chief Executive Officer of Company B to continue to discuss a potential strategic transaction between Rentrak and Company B.

On June 24, 2015, Mr. Livek and Mr. Chemerow met with executives of Company B regarding a potential acquisition of Rentrak by Company B. Also on June 24, 2015, at the direction of the Rentrak Board, representatives of Goldman Sachs contacted Company C regarding the possibility of a strategic combination with Rentrak.

On June 26, 2015, comScore sent Rentrak a draft of a nonbinding letter of intent outlining the terms of a proposed business combination between the two companies. The letter of intent outlined comScore’s proposals regarding, among other things, transaction structure, valuation, management and governance of the combined company, and a requirement that Rentrak enter into an exclusivity agreement with comScore.

Also on June 26, 2015, at the direction of the Rentrak Board, representatives of Goldman Sachs contacted Company D regarding the possibility of a potential business combination with Rentrak.

On July 2, 2015, the principals of comScore and Rentrak, including Mr. Matta, Mr. Abraham, Ms. Lin, Mr. Livek, Mr. Rosenthal and Mr. Chemerow, along with representatives of each company’s financial advisor, met in New York, New York. Representatives of both companies’ senior management teams also attended the meeting, and gave presentations on their respective company’s current business operations and financial projections. Also during the meeting, the principals discussed proposed board composition of comScore following the proposed business combination and other governance related issues.

On July 3, 2015, the principals of comScore and Rentrak, including Mr. Matta, Mr. Abraham, Ms. Lin, Mr. Livek, Mr. Rosenthal and Mr. Chemerow, met telephonically to further discuss the board composition and other governance related issues. Rentrak provided a revised draft of the letter of intent setting forth its counterproposals of the topics covered and a rejection of the proposed exclusivity term. Throughout the first two weeks of July 2015, the principals of comScore and Rentrak met telephonically on numerous occasions to attempt to resolve the board composition, governance and management proposals and to complete the terms of a letter of intent and exclusivity agreement. The parties agreed to proceed with an in-person due diligence meeting despite not having agreed to terms of a letter of intent and exclusivity agreement. Ultimately, the letter of intent and exclusivity agreement were foregone by the parties in favor of commencing drafting of a definitive agreement.

On July 6, 2015, the Rentrak Board met to receive an update from Rentrak’s management and advisors regarding the transaction process and discussions with various parties. A representative of Perkins Coie again reviewed the Rentrak Board’s duties in the circumstances. Mr. Livek then discussed the current status of discussions with comScore and Company B, as well as discussions with other parties that had been contacted regarding their interest in a strategic transaction with Rentrak. A representative of Goldman Sachs also provided an overview of the process with various parties, including management meetings being arranged with two other companies that had expressed preliminary interest. The Goldman Sachs representative also indicated that an additional party was still considering whether to engage in the process and reported that Company B had communicated that it did not intend to improve its previous offer.

On July 7, 2015, Mr. Chemerow met with Mr. Matta and Ms. Lin to discuss the timing of Rentrak’s earnings announcement. Also on July 7, 2015, Rentrak executed a nondisclosure agreement with Company C.

On July 8, 2015, Mr. Livek, Mr. Chemerow and Mr. Rosenthal, along with representatives of Goldman Sachs, met with representatives of Company C to discuss the company’s interest in a potential strategic transaction with Rentrak.

Between June 26 and July 9, 2015, Mr. Livek met telephonically with the Chief Executive Officer of Company B to discuss a potential strategic transaction between Rentrak and Company B. On the July 9, 2015 call, the Chief Executive Officer of Company B told Mr. Livek that Company B was no longer interested in pursuing an acquisition of Rentrak.

On July 10, 2015, at the direction of the Rentrak Board, Goldman Sachs sent Rentrak’s financial projections to J.P. Morgan.

On July 13 and 14, 2015, the senior management teams of comScore and Rentrak participated in an in-person due diligence meeting in Reston, Virginia to provide an overview of their respective company’s current business operations and future projections. Also present were representatives of J.P. Morgan and Goldman Sachs. On July 14, 2015, the principals, including Mr. Matta, Mr. Abraham, Mr. Livek, Ms. Lin, Mr. Rosenthal and Mr. Chemerow, met in person with representatives of J.P. Morgan and Goldman Sachs to discuss issues surrounding valuation and establishment of an exchange ratio for the transaction. On July 15, 2015, the principals met in-person to further discuss cost and revenue synergies as well as to provide updates on each company’s expectations for its financial performance in the second calendar quarter of 2015.

On July 16, 2015, Rentrak executed a nondisclosure agreement with each of Company A and Company D. Also on July 16, 2015, Mr. Livek and Mr. Chemerow, along with other members of Rentrak’s management team, met with Company D to discuss each company’s respective products.

Also on July 16, 2015, comScore entered into an engagement letter with J.P. Morgan related to the proposed transaction with Rentrak.

On July 17, 2015, Company C indicated that it was not interested in pursuing a business combination with Rentrak at that time.

On July 17, 2015, Mr. Livek and Mr. Chemerow, along with members of Rentrak’s management team, met with Company A to discuss each company’s respective products and to further discuss a possible strategic combination between Rentrak and Company A.

On July 19, 2015, the Rentrak Board met telephonically to, among other matters, receive an update regarding the status of Rentrak’s discussions with comScore and with other parties potentially interested in pursuing a strategic transaction with Rentrak. At the meeting, Mr. Rosenthal conveyed to the Rentrak Board that Company C had indicated that it was not interested in pursuing a business combination with Rentrak at that time.

On July 21, 2015, the comScore Board met for a regularly scheduled meeting, including in executive session without management for a portion of the meeting. Representatives of WSGR reviewed the directors’ fiduciary duties and other legal matters during a session of the full comScore Board. comScore’s management team presented a summary of the status of negotiations with Rentrak. At the request of the comScore Board, representatives of J.P. Morgan reviewed with the comScore Board their preliminary financial analysis of Rentrak and the proposed transaction. After discussion, the comScore Board concluded that due diligence work should continue and provided guidance to comScore’s management on the exchange ratio, board composition and management related terms, as well as recommendation on transaction timing.

Also on July 21, 2015, Company A informed Goldman Sachs that it was not interested in pursuing a transaction with Rentrak.

On July 22, 2015, Mr. Matta and Mr. Livek met telephonically to discuss comScore’s view on the exchange ratio and the work that would need to be completed in order to announce a transaction in early August 2015.

On July 23, 2015, Mr. Livek and Mr. Chemerow, along with other members of Rentrak’s management team, held a follow up telephonic meeting with representatives of Company D to provide a demonstration of Rentrak’s products.

On July 24, 2015, Mr. Livek met telephonically with a representative of Company D to discuss a potential strategic transaction between Rentrak and Company D and to set up a meeting with a member of senior management of Company D.

On July 27, 2015, Rentrak and comScore each opened data rooms to facilitate the review of due diligence materials, to which the other company’s representatives were granted access. Over the next few weeks, Rentrak, comScore, and their respective legal and financial representatives reviewed the materials provided by the other company in its data room. Additionally, in late July and throughout the month of August, members of Rentrak’s management team and members of comScore’s management team, along with their respective financial, legal and accounting representatives, held meetings and telephone calls to discuss various due diligence matters related to accounting, financial and operational projections, compensation plans and legal and other general business matters.

On August 1, 2015, WSGR circulated an initial draft of the merger agreement to Perkins Coie.

On August 2, 2015, Mr. Matta, Mr. Livek, Mr. Chemerow and Ms. Lin met telephonically to review cost and revenue synergy assumptions.

On August 4, 2015, the Rentrak Board met via conference call. Mr. Rosenthal updated the Rentrak Board on discussions with comScore and various third parties. A representative of Goldman Sachs reviewed its preliminary financial analyses of Rentrak, and a representative of Perkins Coie provided an initial reaction to the draft of the merger agreement circulated by WSGR.

On August 5, 2015, Mr. Matta and Mr. Livek met to provide updates on each company’s respective financial and operational performance.

On August 6, 2015, Mr. Livek, along with representatives of Goldman Sachs, met with Company D regarding additional details of a potential business combination.

On August 8, 2015, Perkins Coie circulated a revised draft of the merger agreement to WSGR. Perkins Coie and WSGR continued to discuss and negotiate the merger agreement through the signing of the merger agreement. In addition, comScore and Rentrak and their respective financial and legal advisors continued to discuss various matters related to the proposed transaction.

Also on August 8, 2015, Mr. Livek participated in two calls with a representative of Company D. During these calls, Company D reiterated its long term interest in a potential acquisition of Rentrak but indicated that it was not able to pursue an acquisition at the time, and that it would be interested in pursuing a commercial arrangement. On these calls, Mr. Livek and the representative of Company D discussed preliminary terms of such a commercial arrangement.

On August 10, 2015, representatives of Rentrak management and PricewaterhouseCoopers, LLP, comScore’s transaction accounting advisors, and comScore management held a call to discuss details of Rentrak’s expected future sales.

On August 11, 2015, the Rentrak Board met to discuss the status of the proposed strategic transaction with comScore. At the meeting, representatives of Goldman Sachs reviewed its preliminary financial analysis of the proposed transaction. Representatives of Goldman Sachs and Perkins Coie jointly discussed the status of the draft merger agreement. A representative of Perkins Coie also reviewed the Rentrak directors’ fiduciary duties and other legal matters.

On August 15, 2015, Mr. Matta, Mr. Livek, Mr. Abraham, Mr. Rosenthal and Mr. Fulgoni met telephonically to discuss the exchange ratio in light of recent earnings releases and stock price fluctuations, board composition, and management roles. Following the call, Rentrak closed its data room and cancelled previously scheduled due diligence meetings.

On August 17, 2015, comScore cancelled previously scheduled due diligence meetings.

Also on August 17, 2015, Mr. Livek met telephonically with the Chief Executive Officer of Company B to discuss a potential commercial arrangement between Rentrak and Company B and to inquire whether Company B was interested in re-engaging with Rentrak regarding a potential strategic transaction between Rentrak and Company B. The Chief Executive Officer of Company B stated that Company B was not interested.

On August 18, 2015, Mr. Matta and Mr. Livek met telephonically to discuss issues raised on August 15, 2015 and possibilities for future collaboration other than through a strategic combination if the companies were not able to complete the proposed transaction. Subsequent to this conversation, Rentrak reopened its data room and due diligence activities resumed.

On August 25, 2015, Mr. Chemerow and Ms. Lin, along with representatives of their respective legal advisors, held a call to discuss aspects of the merger agreement.

On August 26, 2015, Mr. Matta, Mr. Livek, Mr. Abraham, and Mr. Rosenthal met telephonically to discuss outstanding unresolved deal terms, including the exchange ratio, each party’s ability to terminate the agreement, board composition, Mr. Livek’s employment terms and identification of key personnel.

On August 27, 2015, the Rentrak Board met via conference call, along with representatives of Goldman Sachs and Perkins Coie. Mr. Rosenthal discussed the status of communications with other parties, including two parties that were pursuing commercial relationships instead of a strategic transaction similar to that proposed by comScore. Mr. Rosenthal then reviewed the remaining points of difference between Rentrak and comScore with respect to the proposed transaction, including the exchange ratio, governance and management of the combined company.

On August 27, 2015, Mr. Livek and Mr. Rosenthal held a teleconference with Mr. Matta and Mr. Abraham, where the parties discussed terms of the proposed business combination between Rentrak and comScore.

On August 28, 2015, Mr. Livek called Mr. Matta to communicate Rentrak’s counterproposal to the positions outlined by Mr. Matta on August 26.

On August 29, 2015, Mr. Matta and Mr. Livek met telephonically to discuss outstanding governance issues, Mr. Livek’s employment terms, identification of key personnel and timing of the contemplated transaction.

On August 30, 2015, Mr. Matta, Mr. Livek, Mr. Chemerow and Ms. Lin met telephonically to discuss timing and approach to finalizing outstanding issues with respect to the definitive agreement.

Also on August 30, 2015, Mr. Wesley, Mr. Chemerow, Ms. Lin and representatives from J.P. Morgan, Goldman Sachs, PricewaterhouseCoopers and Grant Thornton LLP, referred to herein as Grant Thornton, Rentrak’s accounting consultants, met telephonically to review financial due diligence matters for both comScore and Rentrak.

On August 31, 2015, Mr. Livek, Mr. Rosenthal and Mr. Chemerow, along with representatives of Perkins Coie, held a call with Mr. Matta and Ms. Lin to discuss remaining areas of disagreement regarding the merger agreement for the proposed transaction. Later the same day, the same group, along with representatives of WSGR, held another call to continue this discussion.

Between September 1, 2015 and September 9, 2015, various calls took place among executives of Rentrak and comScore, in some cases including their legal and financial advisors, related to various due diligence matters and terms of the transaction, including the transition of key employees to the combined company.

On September 1, 2015, Mr. Matta, Mr. Livek, Mr. Chemerow and Ms. Lin, together with representatives of WSGR and Perkins Coie met telephonically to discuss employee retention issues related to the employees designated as key personnel. On a separate call on the same day, members of management of both Rentrak and comScore discussed public relations strategy for the proposed business combination between Rentrak and comScore.

On September 3, 2015, representatives of WSGR emailed representatives of WPP plc and their counsel a draft support agreement for their review and comment.

Also on September 3, 2015, the Rentrak Board met telephonically to review the status of negotiations with comScore and to receive an update from Rentrak management and Rentrak’s financial and legal advisers regarding due diligence matters.

On September 4, 2015, Mr. Matta and Mr. Livek met telephonically to review a proposal on the exchange ratio as well as timing to complete a definitive agreement. Mr. Matta indicated that the comScore Board had a meeting scheduled for September 5, 2015 and if comScore did not receive confirmation from Rentrak that they were prepared to proceed, then the companies would discontinue discussions relating to the proposed transaction.

On September 5, 2015, the comScore Board met telephonically. Mr. Matta reviewed the status of the discussions between comScore and Rentrak. Following the meeting comScore discontinued Rentrak’s access to comScore’s data room since Rentrak had failed to confirm its intent to proceed with the transaction. Later that day, Mr. Livek sent Mr. Matta an email noting Rentrak’s interest in continuing discussions, and providing a list of further due diligence questions that, based on feedback from the Rentrak Board, Rentrak believed would be necessary to be answered before proceeding with any further discussions with comScore.

On September 6, 2015, Mr. Matta responded to Mr. Livek’s email and indicated that comScore had no further information that it was prepared to provide in response to the follow-up questions posed by Rentrak, and that the comScore team needed to focus on its ongoing business at this point. Mr. Matta also sent an email to representatives of WPP to alert WPP that comScore had ceased discussions with Rentrak and that further review of the support agreements over the weekend would not be necessary. Mr. Matta and Mr. Livek met telephonically and agreed to conduct a final financial due diligence call and a final discussion related to outstanding issues related to the exchange ratio and the definitive agreement.

Also on September 6, 2015, Mr. Wesley, Mr. Chemerow and Ms. Lin, together with representatives of J.P. Morgan and Goldman Sachs met telephonically to respond to financial and accounting due diligence questions.

On September 7, 2015, comScore reauthorized Rentrak’s access to the data room. On the same day, Mr. Matta, Mr. Livek, Mr. Chemerow, and Ms. Lin, together with representatives of J.P. Morgan, Goldman Sachs, WSGR and Perkins Coie met telephonically to discuss final outstanding issues related to the definitive agreement and employment agreement terms with Mr. Livek.

On September 8, 2015, the Rentrak Board met to review the status of the discussions with comScore, with a focus on results of the due diligence process. Mr. Chemerow reviewed materials that had been prepared by Grant Thornton regarding the results of Grant Thornton’s accounting due diligence. Mr. Chemerow described revised projections for comScore that management had prepared based in part on the results of the due diligence review, which would be circulated to the Rentrak Board on the following day. At the same meeting, the Rentrak Board reviewed management’s updated stand-alone projections for Rentrak, reflecting a more conservative set of assumptions regarding Rentrak’s future operating results.

On September 9, 2015, Mr. Matta and Mr. Livek met telephonically and Mr. Livek indicated that Goldman Sachs would be providing Rentrak management’s revised financial projections to comScore through J.P. Morgan. Later that day, Mr. Matta and representatives of J.P. Morgan met telephonically with Mr. Livek and Mr. Chemerow to discuss the scope of the revisions made to Rentrak’s financial projections. Several hours later, the comScore Board met telephonically regarding the status of the discussions between the parties, outstanding issues with key personnel, and the effect of Rentrak management’s revised financial projections on J.P. Morgan’s valuation work. Representatives of WSGR reviewed certain legal matters related to the transaction and the directors’ fiduciary duties. After lengthy discussion, the comScore Board instructed J.P. Morgan to convey to Goldman Sachs that comScore was terminating discussions regarding the proposed transaction.

Also on September 9, 2015, at the direction of the Rentrak Board, Goldman Sachs sent revised financial projections from Rentrak to J.P. Morgan.

Also on September 9, 2015, the Rentrak Board met telephonically, along with representatives of Goldman Sachs, Perkins Coie and Grant Thornton to review the status of the negotiations with comScore and various due diligence matters. During the meeting, a representative of Goldman Sachs reported having a received a communication from a representative of J.P. Morgan indicating that comScore had decided to discontinue the transaction. Rentrak and comScore discontinued access to their data rooms on the same day, and on September 10, 2015 each formally requested the return or destruction of all copies of due diligence materials in the other party’s possession.

On September 10, 2015, representatives of WPP called comScore to discuss the discontinuation of negotiations with Rentrak. comScore indicated that the comScore management team was focused on the upcoming comScore client day and asked that, in the interest of not favoring WPP’s interests as a stockholder of both companies in the transaction, WPP discontinue inquiries on the proposed transaction for the foreseeable future.

On September 13, 2015, Mr. Livek sent an email to Mr. Matta expressing his continued belief that a strategic combination between the companies could make sense. Mr. Matta responded that he and the comScore management team were focused on the upcoming comScore client day and would be in touch after this event.

On September 22, 2015, the comScore Board met, with comScore management, J.P. Morgan and WSGR participating by invitation, to, among other things, review comScore’s independent cross-media development strategy, and discussed at length the risks and benefits to such an approach. Management presented Rentrak’s revised financial projections, and comScore management, together with J.P. Morgan and WSGR, set forth a process that would be required to understand the impact of the revised financial projections, and to evaluate the strategic combination of the companies in light of such revisions. comScore’s Board authorized management to review Rentrak’s revised projections and to conduct the due diligence required to understand the impact of the changed projections to the value of the strategic business combination of the companies. After discussion, the comScore Board directed comScore management to reengage Rentrak in discussion regarding the proposed acquisition.

On September 23, 2015, representatives of J.P. Morgan contacted Goldman Sachs regarding further due diligence review of Rentrak’s most recently provided management projections and Mr. Matta contacted Mr. Chemerow to convey the same.

Also on September 23, 2015, comScore and Rentrak executed an amendment to the confidentiality agreement to reinstate the confidentiality obligations that had been terminated earlier on September 10, 2015 and rescinded the instructions that were conveyed on September 10, 2015.

On September 25, 2015, Mr. Wesley called Mr. Chemerow to convey comScore’s financial projections for comScore’s quarter ended September 30, 2015. Later that day, Mr. Matta and Mr. Livek discussed via email the required next steps to address Rentrak’s most recent financial projections, as well as the outstanding issues related to the definitive agreement. Later that day, Mr. Matta and Mr. Livek met telephonically to review the outstanding due diligence processes required to review the Rentrak’s most recent financial projections, and issues that needed to be addressed, including key employee agreements and support agreements. Later that day, Mr. Matta, Mr. Abraham and Mr. Fulgoni, met with Mr. Livek telephonically. Mr. Abraham relayed the reasons that led to the comScore Board’s instruction to discontinue discussions on September 9, 2015, comScore management’s continued interest in pursuing the acquisition of Rentrak and the need to ensure that key employees agree to continue their employment with the combined company. Mr. Abraham further summarized additional changes to the post-acquisition board composition that comScore’s Board sought. Mr. Livek recommended that the companies complete their financial due diligence and focus on finalizing open issues rather than revisiting previously agreed-upon issues. Later that day, representatives of comScore and Rentrak, and representatives of J.P. Morgan and Goldman Sachs met telephonically. Mr. Chemerow reviewed Rentrak’s most recent financial model and responded to due diligence questions, and J.P. Morgan provided updates on comScore’s financial performance.

On September 26, 2015, Mr. Matta and Ms. Lin met telephonically with Mr. Livek, Mr. Rosenthal and Mr. Chemerow to discuss the status of the definitive agreement, employment issues and the financial due diligence being performed by each of comScore and Rentrak.

On September 27, 2015, the principals of comScore and Rentrak, together with their respective counsel, met telephonically to discuss the open issues in the definitive agreement, including the board composition of comScore following the completion of the transaction and public announcement content and timing. Later that day, the parties reconvened with their respective counsel to discuss matters relating to Rentrak employees, financial due diligence, board composition and the status of the definitive agreement.

Also on September 27, 2015, the Rentrak Board met telephonically to review the proposed transaction. At the meeting, Mr. Rosenthal and Mr. Livek provided updates regarding the status of the proposed transaction, including material issues that remained to be resolved prior to signing a definitive agreement. A representative of Goldman Sachs briefed the Rentrak Board on the status of the financial analysis being prepared by Goldman Sachs, which would be presented to the Rentrak Board at its next meeting. Mr. Chemerow provided an update regarding various due diligence matters. In addition to these presentations, the Rentrak Board discussed industry and market developments that could affect the proposed transaction, and the potential composition of the comScore Board following the completion of the merger.

On September 28, 2015, comScore and J.P. Morgan entered into an amendment to the engagement letter that comScore had previously entered into with J.P. Morgan on July 16, 2015.

Also on September 28, 2015, the comScore Board met telephonically to, among other things, review and consider the proposed business combination with Rentrak. At the request of the comScore Board, comScore management and representatives of J.P. Morgan and WSGR attended the meeting. A representative of WSGR reviewed the directors’ fiduciary duties in connection with the proposed business combination with Rentrak. Mr. Matta and Ms. Lin presented the proposed terms of the business combination with Rentrak and reviewed the strategic importance of Rentrak relative to comScore’s other strategies to pursue cross-media measurement. The comScore Board discussed the proposed transaction in detail. Following the discussion of the strategic importance of Rentrak to comScore, representatives of J.P. Morgan presented a preliminary summary, as previously circulated to the comScore Board, of its financial due diligence of Rentrak, including its preliminary views as to the valuation of Rentrak as a stand-alone business and of the combined company.

The Rentrak Board also met telephonically on September 28, 2015, with representatives of Goldman Sachs and Perkins Coie in attendance. Representatives of Goldman Sachs outlined the financial terms of the proposed transaction with comScore, synergies that Rentrak management anticipated would be realized by the combined company that had been approved for Goldman Sachs’ use by Rentrak management, and Rentrak management’s most recent financial projections for Rentrak and comScore, which had also been approved for Goldman Sachs’ use by Rentrak management. Representatives of Goldman Sachs also reviewed its preliminary financial analysis of the proposed transaction. Members of the Rentrak Board questioned Rentrak management regarding anticipated synergies and questioned the representatives of Goldman Sachs regarding its preliminary financial analysis. The Rentrak Board also reviewed issues related to potential appointees of Rentrak to the comScore Board.

On September 29, 2015, Mr. Livek and Mr. Chemerow held a meeting with Mr. Matta and Ms. Lin to finalize the terms of the merger and related documents and finalize materials related to the announcement of the transaction.

Also on September 29, 2015, the comScore Board met telephonically to, among other things, review and consider the proposed business combination with Rentrak. At the request of the comScore Board, comScore management and representatives of J.P. Morgan and WSGR attended the meeting. Mr. Matta and Ms. Lin presented an update on the status of negotiations related to the potential business combination with Rentrak. Representatives of J.P. Morgan delivered to the comScore Board its oral opinion, which was confirmed by delivery of a written opinion dated September 29, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio was fair, from a financial point of view, to comScore. At the meeting, the comScore Board approved the entry into the merger agreement with Rentrak and the issuance of common stock in connection therewith. The comScore Board then directed the comScore management team to finalize and execute the merger agreement on the terms reviewed at the meeting.

Also on September 29, 2015, the Rentrak Board met telephonically to, among other things, review and consider the proposed sale of Rentrak to comScore. At the meeting, a representative of Perkins Coie reviewed the terms of the merger agreement that had been negotiated by management and the companies’ legal and financial advisors. A representative of Perkins Coie also reviewed comScore’s proposal regarding amendments to the equity awards of certain key employees. Following a meeting of, and on the recommendation of, its compensation committee, the Rentrak Board approved these amendments. A representative of Goldman Sachs reviewed its financial analysis of the proposed transaction and delivered to the Rentrak Board its oral opinion, which was confirmed by delivery of a written opinion dated September 29, 2015 that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations stated therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than comScore and its affiliates) of the outstanding shares of common stock of Rentrak. A representative of Perkins Coie then reviewed the board’s fiduciary duties with respect to the proposed transaction and in light of the terms previously described to the Rentrak Board. Following this review, the Rentrak Board approved the entering into the merger agreement and the merger, subject to shareholder approval, and related matters, including the representatives of Rentrak to be appointed to the comScore Board following the completion of the merger. The Rentrak Board also recommended that the Rentrak shareholders approve the merger agreement.

Immediately following the meetings of the comScore Board and the Rentrak Board, the merger agreement and related documents were executed and the parties issued a press release announcing the proposed merger.

Reasons for the Merger

Overview

The boards of directors and management teams of both comScore and Rentrak believe that the proposed merger represents the best strategic alternative for delivering increased value to our respective stockholders and shareholders.

comScore and Rentrak believe the merger presents a unique strategic opportunity to create a leading provider of digital media measurement, and that the merger should allow the combined company to deliver significant benefits to its customers, stockholders and employees. The comScore and Rentrak boards of directors and their respective management teams each analyzed various alternative strategies to address their respective risks and challenges as stand-alone entities. See the section entitled “The Merger—Background of the Merger” beginning on page 37 of this joint proxy statement/prospectus. After reviewing and discussing their respective strategic alternatives and the opportunity for the combined company presented by the merger, as more fully described below, the comScore and Rentrak boards of directors each determined to pursue the merger because each believes the merger will create a combined company that will be able to achieve the strategic and financial benefits described below.

The comScore and Rentrak boards of directors each identified the following anticipated strategic and financial benefits of the merger:

•	Complementary Businesses. comScore primarily provides digital media analytics products and services to clients in the media, advertising, and marketing industries regarding internet and mobile internet activity and Rentrak primarily provides media measurement and analytics to clients regarding television and video activity. At their core, both comScore and Rentrak are in the business of providing big data services regarding major subsections of the media, advertising and marketing industries. The products and development capabilities of the two companies are complementary, and should enable the combined company to develop cross-media solutions that are currently otherwise unavailable to the industry and allow the combined company to compete more effectively in new and emerging markets for cross-platform measurement. The combined company should be stronger than either company on its own, with greater breadth and depth of media coverage and product offerings and a greater ability to develop new product offerings with their combined intellectual property portfolio.

•	Revenue Synergies. The combined company is expected to realize more than forty-three million dollars ($43 million) in revenue synergies on an annual basis within three years after completing the merger due to increased revenue opportunities. The combined company will have deep relationships with many of the market-leading customers in their chosen market segments. comScore expects the combined company to improve comScore’s and Rentrak’s existing ability to expand current customer relationships, and expects to increase the penetration of new customer accounts. comScore believes that the combination of the two companies’ product lines, talent base and engineering resources and access to the big data sources cultivated by each company, should enable the combined company to meet customer needs more effectively and to deliver more complete solutions to its customers. In addition, comScore believes the larger sales organization, greater marketing resources and financial strength of the combined company may lead to improved opportunities for marketing the combined company’s products and ultimately increased revenue opportunities. The expectation based on estimates prior to the execution of the merger agreement is that the merger will result in more than $9.7 million in revenue synergies for the combined company by the end of its first full year after closing and $28.4 million in revenue synergies for the combined company by the end of its second full year after closing.

•

Reduction in Operating Costs. The combined company is expected to realize more than ten million dollars ($10 million) in cost savings on an annual basis within three years of and to be accretive to non-GAAP adjusted EBITDA within the first full year after completing the merger due to increased operating efficiencies and leveraging economies of scale. comScore expects the combined company to achieve such benefits from exercising greater purchasing power with its suppliers; and consolidation and reduction of areas of overlap in operating and other expenses, including the expenses of maintaining two separate public companies.

•	Stronger Financial Position. The combined company will have greater scale and financial resources, including total cash and short term investments of approximately $220 million on a pro forma basis as of September 30, 2015. comScore and Rentrak expect that this stronger financial position will improve the combined company’s ability to support product development strategies; to respond more quickly and effectively to customer needs, technological change, increased competition and shifting market demand; and to pursue strategic growth opportunities in the future, including acquisitions.

•	Stock-for-Stock Transaction with Fixed Exchange Ratio. The fact that the merger consideration is based on a fixed exchange ratio provides certainty as to the number of shares of comScore common stock that will be issued to Rentrak shareholders.

There is no assurance that the anticipated strategic and financial benefits of the merger will be achieved, including that the anticipated revenue and cost synergies resulting from the merger will be achieved and/or reflected in the trading price of comScore common stock following the completion of the merger.

Recommendation of the comScore Board of Directors

At a meeting held on September 29, 2015, among other things, the directors present unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement, and the consummation of the merger and such other transactions, are advisable, fair to, and in the best interests of, comScore and its stockholders;

•	approved the merger agreement, the support agreements and all other definitive documentation relating to the merger and authorized, directed and empowered the officers of comScore to execute and deliver such agreements in the name and on behalf of comScore;

•	authorized and directed the officers of comScore to cause comScore and Merger Sub to perform their respective obligations under the merger agreement and to file articles of merger with the Secretary of State of the State of Oregon.

•	authorized and directed the officers of comScore, for and on behalf of comScore, to take all actions necessary to list the shares of comScore common stock to be issued in the merger pursuant to the merger agreement on the Nasdaq Global Select Market in order to proceed with the merger and the other transactions contemplated by the merger agreement; and

•	resolved to recommend that the stockholders of comScore approve the issuance of comScore common stock in the merger pursuant to the terms of the merger agreement.

Accordingly, the comScore board of directors recommends that comScore stockholders vote “FOR” the proposal of the issuance of comScore common stock in the merger pursuant to the terms of the merger agreement and “FOR” the approval of the adjournment of the comScore special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the issuance of the shares of comScore common stock in connection with the merger.

Among other things considered by the comScore board of directors in making this recommendation, the comScore board of directors requested and considered the oral opinion of J.P. Morgan delivered to the comScore Board, which was confirmed by delivery of a written opinion dated September 29, 2015, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing the opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to comScore, as more fully described below under the caption

“—Opinion of comScore’s Financial Advisor” beginning on page 54 of this joint proxy statement/prospectus. The full text of the written opinion of J.P. Morgan is attached as Annex B. The comScore board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the comScore stockholders, based upon its consideration of the J.P. Morgan opinion and numerous other factors described below.

In reaching its decision to approve the merger agreement, the comScore board of directors consulted with comScore’s management regarding the strategic aspects of the merger, comScore’s legal counsel regarding the legal terms of the merger and comScore’s financial advisors regarding the financial aspects of the merger and the fairness, from a financial point of view, of the exchange ratio to comScore.

Additional factors that the comScore board of directors considered in reaching its determination included, but were not limited to, the following:

•	the strategic benefits of the merger, as described in the section entitled “The Merger—Reasons for the Merger—Overview” beginning on page 48 of this joint proxy statement/prospectus;

•	historical information concerning comScore’s and Rentrak’s respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission;

•	management’s view of the financial condition, results of operations and businesses of comScore and Rentrak before and after giving effect to the merger;

•	current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of comScore and the common stock of Rentrak;

•	the relationship between the market value of the common stock of Rentrak and the consideration to be paid to shareholders of Rentrak in connection with the merger;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•	management’s view of the prospects of comScore independent of this merger;

•	other strategic alternatives for comScore;

•	detailed financial analyses and pro forma and other information with respect to comScore and Rentrak presented by management;

•	the impact of the merger on comScore’s customers, partners and employees;

•	reports from management, legal and financial advisors as to the results of the due diligence investigation of Rentrak, particularly for cross-media measurement;

•	the belief that the merger represents a unique strategic opportunity to create a market leader in digital media measurement;

•	the ability and likelihood of comScore and Rentrak to complete the merger, including their ability to obtain necessary regulatory approvals;

•	the fact that Serge Matta will continue to be the chief executive officer of the combined company; and

•	the requirement that comScore or Rentrak compensate the other in some circumstances if the merger does not occur.

In addition, the comScore board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

•	the risk that the potential benefits sought in the merger, including anticipated revenue and cost synergies, might not be fully realized;

•	the possibility that the merger might not be completed, or that completion might be delayed;

•	the substantial charges to be incurred in connection with the merger, including costs of integrating comScore and Rentrak and transaction expenses arising from the merger;

•	the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed by the combined company;

•	the risk of diverting management focus and resources from other strategic opportunities and operational matters while implementing the merger;

•	the restrictions on the conduct of comScore’s business during the pendency of the merger;

•	the risk that either comScore stockholders may fail to approve the issuance of the shares of comScore common stock in connection with the merger or that Rentrak shareholders may fail to adopt the merger agreement; and

•	various other risks associated with the merger and the businesses of comScore and the combined company described in the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus.

The comScore board of directors concluded, however, that these negative factors could be managed or mitigated by comScore or by the combined company or were unlikely to have a material impact on the merger or the combined company, and that, overall, the potentially negative factors associated with the merger were outweighed by the potential benefits of the merger.

The above discussion of the material factors considered by the comScore board of directors is not intended to be exhaustive, but does set forth the principal factors considered by it. The comScore board of directors collectively reached the conclusion by unanimous vote of the members present to approve the merger agreement, the merger and the transactions contemplated by the merger agreement in light of the various factors described above and other factors that each member of the comScore board of directors felt were appropriate. In view of the wide variety of factors considered by it in connection with its evaluation of the merger and the complexity of these matters, the comScore board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the comScore board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

The comScore board of directors believes that the merger is advisable and in the best interests of comScore and its stockholders.

Nature of Prospective Financial Information Reviewed by the comScore Board and comScore’s Financial Advisor

Although comScore has publicly issued limited short-term guidance concerning various aspects of its expected financial performance, comScore does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with its evaluation of the merger, however, comScore management prepared and provided to the comScore Board and J.P. Morgan non-public internal financial projections regarding comScore’s anticipated future operations and estimated synergies arising in connection with the merger. In addition, comScore management prepared and provided to the comScore Board and J.P. Morgan non-public internal financial projections for Rentrak, which were derived from forecasts for Rentrak that Rentrak prepared and provided to comScore management in connection with comScore’s evaluation of the merger, as adjusted by comScore management. Such non-public internal financial projections for Rentrak were derived from forecasts that Rentrak prepared in June 2015 and September 2015. A summary of these financial projections and estimated synergies is included below to provide comScore stockholders and Rentrak shareholders access to specific non-public information that was considered by the comScore Board for purposes of evaluating the merger and provided to J.P. Morgan.

The financial projections and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or U.S. GAAP. comScore’s independent auditor, which is listed as an expert in the section entitled “Experts” beginning on page 135 did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, these projections and estimated synergies. The independent auditor’s reports incorporated by reference in this document relate to historical financial statements. They do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections and estimated synergies were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of comScore, and which may prove not to have been, or to no longer be, accurate. The projections and the estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections and synergies include risks and uncertainties relating to Rentrak’s and comScore’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in comScore’s reports filed with the Securities and Exchange Commission, and other factors described under “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv of this joint proxy statement/prospectus. The projections and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Rentrak’s and comScore’s businesses, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and estimated synergies were prepared. In addition, other than with respect to the estimated synergies discussed below, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Rentrak’s and comScore’s compliance with their respective covenants under the merger agreement. Moreover, the projections and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the projections and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the projections and estimated synergies. We do not assure you that these projections and estimated synergies will be realized or that future financial results of comScore or Rentrak will not materially vary from these projections and estimated synergies.

The inclusion of a summary of the projections and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of comScore, Rentrak or their respective affiliates, officers, directors or other representatives consider the projections or estimated synergies to be necessarily predictive of actual future events, and neither the projections nor the estimated synergies should be relied upon as such. None of comScore, Rentrak or their respective affiliates, officers, directors or other representatives gives any stockholder of comScore or shareholder of Rentrak or other person any assurance that actual results will not differ materially from the projections and estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections or estimated synergies to reflect circumstances existing after the date the projections and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections or estimated synergies are shown to be in error.

No one has made or makes any representation to any stockholder or anyone else regarding, nor assumes any responsibility for the validity, reasonableness, accuracy or completeness of, the information included in the projections and estimated synergies set forth below. Readers of this joint proxy statement/prospectus are cautioned not to rely on the projections and estimated synergies. comScore has not updated and, except as otherwise required by law, does not intend to update or otherwise revise the projections or estimated synergies, even in the short term, to reflect circumstances existing after the date when made or to reflect the occurrence of future events, including the merger. Moreover, the projections and estimated synergies do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context.

A summary of these financial projections and estimated synergies is included solely to give comScore stockholders and Rentrak shareholders access to the information that was made available to the comScore Board and J.P. Morgan, as described below, and is not included in this joint proxy statement/prospectus in order to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the comScore Board, its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. comScore management’s internal financial projections upon which the comScore-Prepared Rentrak Projections (as defined below) were based, as well as the estimated synergies that may result from the merger, are subjective in many respects. We do not assure you that these projections or estimated synergies will be realized or that actual results will not be significantly higher or lower than forecasted. The projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The financial projections and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in comScore’s and Rentrak’s respective public filings with the Securities and Exchange Commission.

Summary of Prospective Financial Information Reviewed by the comScore Board and comScore’s Financial Advisor

Rentrak’s management provided various unaudited financial projections to comScore’s management (which are summarized under “Summary of Prospective Financial Information Reviewed by the Rentrak Board and Rentrak’s Financial Advisor” beginning on page 69 of this joint proxy statement/prospectus and which we refer to as the “Rentrak-Prepared Rentrak Projections”). As part of its evaluation of the merger, comScore’s management prepared its own financial projections, based on the Rentrak-Prepared Rentrak Projections, regarding Rentrak’s future operations for the calendar years ending December 31, 2015 through 2019 (which we refer to as the “comScore-Prepared Rentrak Projections”). The comScore-Prepared Rentrak Projections were provided to the comScore Board for its use in evaluating the merger. comScore also provided the comScore Projections to J.P. Morgan in connection with the preparation of its financial analyses described in the section entitled “—Opinion of comScore’s Financial Advisor” beginning on page 54 of this joint proxy statement/prospectus. comScore’s management also provided the comScore -Prepared Rentrak Projections to Rentrak’s management.

The following tables present a summary of the comScore-Prepared Rentrak Projections:

Summary of the comScore-Prepared Rentrak Projections

The comScore Prepared Rentrak Projections referred to below as “Preliminary Projections” are derived from projections received from Rentrak in July 2015. The comScore Prepared Rentrak Projections referred to below as “Final Projections” are derived from financial projections received from Rentrak in September 2015. Due to the decrease in projections of earnings before interest, taxes, depreciation and amortization (“EBITDA”) and earnings before interest and taxes (“EBIT”), which were largely based on Rentrak’s revised expectations as to the need for additional investment in future product development by Rentrak, the Final Projections are less positive than the Preliminary Projections. Notwithstanding the lower financial projections, comScore’s management determined that, based on its discounted cash flow analysis, the present value of Rentrak including the synergies that the combined companies achieve continued to justify the negotiated acquisition price.

(in millions)	Preliminary Projections				Final Projections
	2016	2017	2018	2019	2016	2017	2018	2019
Revenue	$162	$201	$243	$287	$162	$201	$243	$287
EBITDA	27	41	59	78	19	27	40	47
EBIT	15	26	39	53	7	12	20	22

comScore’s management also prepared estimates of synergies that the combined company would realize in each of the five years following completion of the merger and provided these estimates to the comScore Board and to J.P. Morgan for use in its financial analyses. These estimates included the items summarized in the following table. The estimated synergies referred to below as “Preliminary Projections” are derived from projections received from Rentrak in July 2015. The estimated synergies referred to below as “Final Projections” are derived from the Preliminary Projections and certain additional input received from Rentrak’s management in August 2015 and in September 2015.

	Preliminary Projections					Final Projections
(in millions)	2016	2017	2018	2019	2020	2016	2017	2018	2019	2020
Cross-platform revenue synergies	$7.2	$23.9	$38.5	$58.2	$92.1	$7.2	$23.9	$38.5	$58.2	$92.1
Operating Income impact of all revenue synergies	6.2	17.5	26.1	37.9	58.3	7.7	22.7	34.7	50.9	78.4

See “Risk Factors—Risk Factors Relating to the Merger” beginning on page 17 of this joint proxy statement/prospectus for further information regarding the uncertainties associated with realizing synergies in connection with the merger.

Opinion of comScore’s Financial Advisor

Pursuant to an engagement letter dated July 16, 2015, and amended on September 28, 2015, comScore retained J.P. Morgan as its financial advisor in connection with the transactions contemplated by the merger agreement.

At the meeting of the comScore Board on September 29, 2015, J.P. Morgan rendered its oral opinion to the comScore Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to comScore. J.P. Morgan confirmed its September 29, 2015 oral opinion by delivering its written opinion to the comScore Board, dated September 29, 2015, that, as of such date, the exchange ratio in the proposed merger was fair, from a financial point of view, to comScore. No limitations were imposed by the comScore Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated September 29, 2015, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. comScore’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the comScore Board, is directed only to the exchange ratio in the proposed merger and does not constitute a recommendation to any stockholder of comScore as to how such stockholder should vote with respect to the merger or any other matter. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning comScore and Rentrak, and the industries in which they operate;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of comScore and Rentrak with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of comScore common stock and Rentrak common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of comScore and Rentrak relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger, referred to herein as the Cost and Revenue Synergies or, when referring only to the portion thereof related to cost synergies, the Cost Synergies; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of this opinion.

In addition, J.P. Morgan held discussions with certain members of the management of comScore and Rentrak with respect to certain aspects of the merger, and the past and current business operations of comScore and Rentrak, the financial condition and future prospects and operations of comScore and Rentrak, the effects of the merger on the financial condition and future prospects of comScore, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Rentrak and comScore or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Rentrak or comScore under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Cost and Revenue Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Rentrak and comScore to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Cost and Revenue Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the representations and warranties made by comScore, Merger Sub and Rentrak in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to comScore with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Rentrak or comScore or on the contemplated benefits of the merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the opinion. Subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion.

J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to comScore of the exchange ratio in the proposed merger and J.P. Morgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of comScore or as to the underlying decision by comScore to engage in the merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan has expressed no opinion as to the price at which the Rentrak common stock or the comScore common stock will trade at any future time.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion. The financial analyses summarized below include information presented in tabular format. The tables are not intended to stand alone and, in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth herein without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.

Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of comScore and Rentrak with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the businesses of comScore and Rentrak or aspects thereof.

For comScore, the companies selected by J.P. Morgan were as follows:

•	Rentrak

•	Nielsen N.V.

•	Experian plc

•	Verisk Analytics, Inc.

•	IHS Inc.

•	Gartner Inc.

•	MSCI Inc.

•	CoStar Group Inc.

•	Solera Holdings Inc.

For Rentrak, the companies selected by J.P. Morgan were as follows:

•	comScore

•	Nielsen N.V.

•	Experian plc

•	Verisk Analytics, Inc.

•	IHS Inc.

•	Gartner Inc.

•	MSCI Inc.

•	CoStar Group Inc.

•	Solera Holdings Inc.

These companies were selected for each of comScore and Rentrak, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of comScore and Rentrak. However, certain of these companies may have characteristics that are materially different from those of comScore and Rentrak. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect comScore or Rentrak.

Using publicly available information, J.P. Morgan calculated, for each selected company, (i) the ratio of the company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt and minority interest, less unconsolidated investments and cash and cash equivalents) to the consensus equity research analyst estimate for the company’s revenue for the year ending December 31, 2016 (referred to herein as the 2016E FV/R) and (ii) the ratio of the company’s firm value to the consensus equity research analyst estimate for the company’s EBITDA (calculated as earnings before interest, tax, depreciation, amortization and stock-based compensation) for the year ended December 31, 2016 (referred to herein as the 2016E FV/EBITDA).

Based on the results of this analysis, J.P. Morgan selected (i) multiple reference ranges for 2016E FV/R of 3.7x – 6.7x for comScore and of 3.3x – 6.0x for Rentrak and (ii) multiple reference ranges for 2016E FV/EBITDA of 14.5x – 24.0x for comScore and of 13.0x – 22.0x for Rentrak.

After applying such ranges to (i) the respective revenue for each of comScore and Rentrak for the year ended December 31, 2016 and (ii) the respective EBITDA for each of comScore and Rentrak for the year ended December 31, 2016, in each case based on projections by comScore management, the analysis indicated the following implied equity value per share ranges for comScore and Rentrak common stock, rounded to the nearest $0.25:

	Equity value per comScore share	Equity value per Rentrak share
Public Trading Multiples Analysis
2016E FV/R	$44.75 – $76.25	$36.25 – $60.25
2016E FV/EBITDA	$44.75 – $70.00	$27.00 – $41.25

The ranges of implied equity value per share for comScore were compared to comScore’s closing share price of $43.15 on September 28, 2015, and the range of implied equity value per share for Rentrak was compared to (i) Rentrak’s closing share price of $43.82 on September 28, 2015 and (ii) an implied offer price of $49.62 based on the closing share prices of comScore and Rentrak on September 28, 2015 and the exchange ratio.

Selected Merger Multiples Analysis

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to Rentrak’s business. Specifically, J.P. Morgan reviewed the following transactions:

Target	Acquiror	Month/Year Announced
SNL Financial LC	McGraw Hill Financial Inc.	July 2015
Wood MacKenzie Limited	Verisk Analytics, Inc.	March 2015
eXelate,Inc.	Nielsen N.V.	March 2015
Acosta, Inc.	The Carlyle Group	July 2014
Advantage Sales & Marketing LLC	Leonard Green & Partners LP	June 2014
Ipreo Holdings LLC	The Blackstone Group LP and Goldman Sachs MBD	April 2014
Catalina Marketing Corp.	Berkshire Partners LLC	March 2014
R.L. Polk & Co.	IHS Inc.	June 2013
Arbitron Inc.	Nielsen N.V.	December 2012
LoopNet, Inc.	CoStar Group Inc.	April 2011
Advantage Sales & Marketing LLC	Apax Partners LLP	November 2010
Datalogix Holdings Inc.	Oracle Corp.	December 2014
Responsys, Inc.	Oracle Corp.	December 2013
ExactTarget Inc.	salesforce.com, inc.	June 2013
Eloqua Corp.	Oracle Corp.	December 2012
Radian6 Technologies Inc.	salesforce.com, inc.	March 2011
Netezza Corp.	International Business Machines Corp.	September 2010
Unica Corp.	International Business Machines Corp.	August 2010
Omniture, Inc.	Adobe Systems Incorporated	September 2009

None of the selected transactions reviewed was identical to the transactions contemplated by the merger agreement. However, the transactions selected were chosen because certain aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the transactions contemplated by the merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the transactions contemplated by the merger agreement.

Using publicly available information, J.P. Morgan calculated, for each selected transaction, (i) the ratio of the target company’s transaction value (calculated as the offer value of the company’s common stock on a fully diluted basis, plus any debt and minority interest, less unconsolidated investments and cash and cash equivalents) to the target company’s estimated revenue for the next twelve months at the time of the applicable transaction (referred to herein as TV/NTM R) and (ii) the ratio of the target company’s transaction value to the target company’s estimated EBITDA for the next twelve months at the time of the applicable transaction (referred to herein as TV/NTM EBITDA).

Based on the results of this analysis, J.P. Morgan selected TV/NTM R multiples of 6.2x, 7.6x and 8.6x and applied them to the revenue of Rentrak for the year ending December 31, 2016, based on projections by comScore management. This analysis indicated implied per share equity values for Rentrak common stock, rounded to the nearest $0.25, of $61.75, $74.25 and $83.25, respectively, which were compared to (i) Rentrak’s closing share price of $43.82 on September 28, 2015 and (ii) an implied offer price of $49.62 based on the closing share prices of comScore and Rentrak on September 28, 2015 and the exchange ratio. In addition, based on the results of the analysis described in the paragraph above, J.P. Morgan selected TV/NTM EBITDA multiples of 15.9x, 25.4x and 26.1x and applied them to the EBITDA of Rentrak for the year ended December 31, 2016, based on projections by comScore management. This analysis indicated implied per share equity values for Rentrak common stock, rounded to the nearest $0.25, of $31.50, $46.50 and $47.75, respectively, which were compared to (i) Rentrak’s closing share price of $43.82 on September 28, 2015 and (ii) an implied offer price of $49.62 based on the closing share prices of comScore and Rentrak on September 28, 2015 and the exchange ratio.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for each of comScore common stock and Rentrak common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value”. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow for this purpose represents EBITDA less taxes, adjusted for stock based compensation, capital expenditures and increases in net working capital. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

In performing its discounted cash flow analysis of Rentrak, J.P. Morgan considered the stand-alone value of Rentrak, the value of Rentrak with the Cost Synergies from the proposed merger and the value of Rentrak with the Cost and Revenue Synergies from the proposed merger.

In arriving at the implied fully diluted equity value per share of Rentrak as a stand-alone entity without regard to the Cost and Revenue Synergies, J.P. Morgan calculated the unlevered free cash flows that Rentrak is expected to generate during the 10-year period ending on December 31, 2025 based upon financial projections prepared by comScore’s management. J.P. Morgan also calculated a range of terminal values of Rentrak at the end of the 10-year period ending on December 31, 2025 by applying a perpetual growth rate ranging from 3.5% to 4.5% of the unlevered free cash flow of Rentrak during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2015, using a range of discount rates from 9.5% to 11.5%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital of Rentrak.

Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for Rentrak, without the Cost and Revenue Synergies, rounded to the nearest $0.25, of $24.50 – $35.00.

J.P. Morgan also calculated the implied fully diluted equity value per share of Rentrak with the mid-point of the range for the Cost Synergies. In arriving at the implied fully-diluted equity value per share of Rentrak with the Cost Synergies from the proposed merger, J.P. Morgan calculated the unlevered free cash flows that are expected to be generated from the Cost Synergies during the 10-year period ending on December 31, 2025 based upon financial projections prepared by comScore’s management. J.P. Morgan also calculated a range of terminal values for the Cost Synergies at the end of the 10-year period ending on December 31, 2025 by applying a perpetual growth rate ranging from 3.5% to 4.5% of the unlevered free cash flow produced by the Cost Synergies during the terminal period of the projections. The unlevered free cash flows from the Cost Synergies and the range of terminal values of the Cost Synergies were then discounted to present value as of December 31, 2015, using a range of discount rates from 9.5% to 11.5%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted cost of capital of Rentrak.

Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for Rentrak, including the Cost Synergies, rounded to the nearest $0.25, of $34.50 – $45.25.

J.P. Morgan also calculated the implied fully diluted equity value per share of Rentrak with the mid-point of the range for the Cost and Revenue Synergies. In arriving at the implied fully diluted equity value per share of Rentrak with the Cost and Revenue Synergies from the proposed merger, J.P. Morgan calculated the unlevered free cash flows that are expected to be generated from the Cost and Revenue Synergies during the 10-year period ending on December 31, 2025 based upon financial projections prepared by comScore’s management. J.P. Morgan also calculated a range of terminal values for the Cost and Revenue Synergies at the end of the 10-year period ending on December 31, 2025 by applying a perpetual growth rate ranging from 3.5% to 4.5% of the unlevered free cash flow produced by the Cost and Revenue Synergies during the terminal period of the projections. The unlevered free cash flows from the Cost and Revenue Synergies and the range of terminal values of the Cost and Revenue Synergies were then discounted to present value as of December 31, 2015, using a range of discount rates from 9.5% to 11.5%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted cost of capital of Rentrak.

Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for Rentrak, including the Cost and Revenue Synergies, rounded to the nearest $0.25, of $68.75 – $79.50.

In arriving at the implied fully diluted equity value per share of comScore, J.P. Morgan calculated the unlevered free cash flows that comScore is expected to generate during the 10-year period ending on December 31, 2025 based upon financial projections prepared by comScore’s management. J.P. Morgan also calculated a range of terminal values of comScore at the end of the 10-year period ending on December 31, 2025 by applying a perpetual growth rate ranging from 3.5% to 4.5% of the unlevered free cash flow of comScore during the terminal period of the projections. The unlevered free cash flows and the range of terminal values were then discounted to present values as of December 31, 2015, using a range of discount rates from 9.5% to 11.5%. The discount rate range was based upon J.P. Morgan’s analysis of the weighted average cost of capital of comScore.

Based on the foregoing, this analysis indicated an implied fully diluted equity value per share range for comScore, rounded to the nearest $0.25, of $41.25 – $61.75.

Relative Valuation Analysis

Based upon a comparison of the implied equity values for each of comScore and Rentrak calculated in its public trading multiples analysis and discounted cash flow analysis described above, J.P. Morgan calculated a range of implied exchange ratios for the transaction.

For each comparison, J.P. Morgan divided the lowest equity value for Rentrak by the highest equity value for comScore to derive the lowest implied exchange ratio implied by each set of reference ranges. J.P. Morgan also divided the highest equity value for Rentrak by the lowest equity value for comScore to derive the highest implied exchange ratios implied by each set of reference ranges.

The analysis indicated the following implied exchange ratios:

Implied exchange ratios
Public Trading Multiples Analysis
FV/2016E R	0.4754x – 1.3464x
FV/2016E EBITDA	0.3857x – 0.9218x
Discounted Cash Flow Analysis
Without the Cost and Revenue Synergies	0.3968x – 0.8485x
Including the Cost and Revenue Synergies	1.1134x – 1.9273x

J.P. Morgan then compared the respective ranges of implied exchange ratios above to the exchange ratio.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to comScore or Rentrak, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of comScore or Rentrak. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to comScore or Rentrak and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise comScore with respect to the merger on the basis of such experience and its familiarity with comScore.

For services rendered in connection with the merger, comScore has agreed to pay J.P. Morgan a fee of approximately $9,000,000, a substantial portion of which will become payable only if the proposed merger is consummated. In addition, comScore has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Rentrak. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with comScore for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to comScore with respect to its strategic alliance with WPP plc’s data investment management division, Kantar, in April 2015. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of comScore or Rentrak for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from comScore were $4.5 million.

Interests of the Directors and Executive Officers of comScore in the Merger

Immediately following the effective time of the merger, the comScore board of directors will have twelve (12) members comprised of all eight directors from the current comScore board of directors (Magid M. Abraham, Russell Fradin, Gian M. Fulgoni, William J. Henderson, William Katz, Ronald J. Korn, Joan Lewis and Serge Matta) and four members of the current Rentrak board of directors (William Engel, Patricia Gottesman, William

P. Livek and Brent Rosenthal). The respective chairperson of each the Compensation Committee and the Nominating and Governance Committee of the comScore board of directors will be one of the members of the comScore board of directors as of immediately prior to the effective time of the merger. The chairperson of the Audit Committee of the comScore board of directors will be one of the members of the Rentrak board of directors as of immediately prior to the effective time of the merger. Mr. Matta will be the Chief Executive Officer of the combined company and Mel Wesley will be the Chief Financial Officer of the combined company. comScore has purchased, for the benefit of the directors and officers of comScore, directors and officers liability insurance. comScore does not have employment agreements with its executive officers. The executive officers serve at the will of the comScore board of directors. However, comScore’s executive officers are parties to comScore’s Change of Control Agreements as discussed in comScore’s Annual Report on Form 10-K.

comScore Executive Compensation Payable in Connection with the Merger

As indicated by the following table which sets forth the information required by Item 402(t) of Regulation S-K promulgated by the Securities and Exchange Commission in this joint proxy statement/prospectus, none of comScore’s named executive officers for its most recently completed fiscal year, the year ended December 31, 2014, will receive compensation that is based on, or that otherwise relates to, the merger.

Golden Parachute Compensation

Named Executive Officer and Title	Cash ($)	Equity ($)	Pension / NQDC ($)	Perquisites / Benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Serge Matta	—	—	—	—	—	—	—
President, Chief Executive Officer and Director

Magid M. Abraham	—	—	—	—	—	—	—
Executive Chairman of the Board of Directors

Gian M. Fulgoni	—	—	—	—	—	—	—
Chairman Emeritus and Director

Melvin Wesley III	—	—	—	—	—	—	—
Chief Financial Officer

Cameron Meierhoefer	—	—	—	—	—	—	—
Chief Operating Officer

Christiana Lin	—	—	—	—	—	—	—
Executive Vice President, General Counsel and Chief Privacy Officer

Kenneth J. Tarpey	—	—	—	—	—	—	—
former Chief Financial Officer

Recommendation of the Rentrak Board of Directors; Rentrak’s Reasons for the Merger

At a meeting held on September 29, 2015, the Rentrak Board, unanimously (1) approved the merger agreement and the transactions contemplated by the merger agreement, upon the terms and subject to the conditions set forth in the merger agreement, (2) authorized management to submit the merger agreement to Rentrak shareholders for adoption at the Rentrak shareholder meeting and (3) recommended that Rentrak’s shareholders adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Accordingly, the Rentrak Board unanimously recommends that Rentrak shareholders vote “FOR” the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement at the Rentrak shareholder meeting.

The Rentrak Board believes that the merger presents a strategic opportunity to create value for Rentrak’s shareholders. In reaching its decision to approve the merger agreement and recommend the adoption of the merger agreement to its shareholders, the Rentrak board of directors consulted with management, as well as its legal advisors and financial advisors, and considered a number of factors, including, among others, the following:

•	the Rentrak Board’s evaluation of the significant strategic opportunities and benefits of the merger, including, among others, the following:

(1)	the prevailing macroeconomic conditions in the economic environment of, and the trends and developments in, the industries in which comScore and Rentrak operate, which the Rentrak Board viewed as supporting the rationale for seeking a strategic transaction that would create a new market leader in digital media measurement well positioned for sustained growth and profitability across its geographies and business segments;

(2)	the expectation based on estimates by Rentrak and comScore management prior to the execution of the merger agreement that the merger will result in more than $9.7 million in revenue synergies for the combined company by the end of its first full year after closing and $28.4 million in revenue synergies for the combined company by the end of its second full year after closing;

(3)	the value of the consideration to be received by Rentrak shareholders as a result of the transaction and the relationship between the current and historical market values of comScore common stock and Rentrak common stock;

(4)	the fact that the exchange ratio represented a significant premium to the trading price of Rentrak common stock at the time the merger agreement was signed;

(5)	its conclusion that the businesses of comScore and Rentrak are a complementary fit and that the merger will provide expanded product offerings, greater opportunities for innovation, cost savings opportunities, scale advantages and enhanced opportunities for growth; and

(6)	the potential to increase revenue through the sale of cross-platform products and cross-selling to shared strategic customer accounts.

•	the Rentrak Board’s knowledge of Rentrak’s business, financial and competitive position, management, challenges and prospects (including certain risks and uncertainties disclosed in Rentrak’s SEC filings), and of Rentrak’s operating plan for fiscal 2016 and its strategic plans and prospects for subsequent years were it to remain an independent public company and the potential effect of those factors on the trading price of Rentrak common stock (which cannot be quantified numerically);

•	the Rentrak Board’s understanding of comScore’s business, financial and competitive position, management, challenges and prospects (including certain risks and uncertainties disclosed in comScore’s SEC filings), and of comScore’s operating plan for fiscal 2015 and its strategic plans and prospects for subsequent years were it to remain an independent public company and the potential impact of those factors on the trading price of comScore common stock (which cannot be quantified numerically), with the Rentrak Board’s knowledge being enhanced by the due diligence investigation of comScore conducted by Rentrak;

•	current industry, economic and market conditions and the various alternatives to the merger, including Rentrak continuing to operate as an independent enterprise or completing a business combination with another party and the benefits and risks associated with those alternatives, and the Rentrak Board’s belief that a combination with comScore is more favorable to Rentrak’s shareholders than other potential strategic alternatives available to Rentrak;

•	the Rentrak Board’s strategic review process, which included, among other things, management’s periodic discussions with business partners and industry participants over the past several years (including after the business combination with comScore had been proposed), with the involvement of and discussion with the Rentrak Board and various legal advisors and investment banks;

•	the structure of the transaction, including the expectation that the Rentrak Board and management would have a meaningful role in the governance and management of the combined company, including, among others, the following:

(1)	the Rentrak shareholders’ right to receive 1.1500 shares of comScore common stock for each share of Rentrak common stock, representing an implied value of $49.62 per share of Rentrak common stock based on the closing price of comScore common stock on September 28, 2015, the last trading day before the Rentrak Board approved the merger agreement. This represented a premium of 13.2% over the closing price of Rentrak common stock on such date. In addition, the Rentrak Board’s belief that it has obtained the highest price per share of Rentrak common stock that comScore is willing to pay as a result of extensive negotiations with, and provision of due diligence materials and information to, comScore;

(2)	the fixed exchange ratio, which will not fluctuate as a result of changes in the market prices of shares of Rentrak common stock or comScore common stock, and which provides certainty that Rentrak shareholders will own 33.5% of the combined company on a fully diluted basis following the closing.

(3)	that upon closing the board of directors of the combined company will consist of four directors selected by Rentrak, including one director on each committee of the board of the combined company;

(4)	that Rentrak’s Chief Executive Officer, William P. Livek, will be appointed as the executive vice chairman of the board of directors and president of the combined company;

(5)	that David I. Chemerow, Rentrak’s Chief Operating Officer and Chief Financial Officer, will be appointed a strategic advisor to the Chief Executive Officer of the combined company; and

(6)	the continuity provided to the combined company by members of senior management of Rentrak.

•	the perceived similarity in corporate cultures, which would facilitate integration and implementation of the merger;

•	the Rentrak Board’s belief that comScore’s business, operations and products offered the best strategic fit to Rentrak’s business, operations and products, and that, coupled with comScore’s business and marketing strategies, the combined company offered the best short- and long-term synergies and value to Rentrak’s shareholders and customers;

•	the ability and likelihood of Rentrak and comScore to complete the merger, including their ability to obtain necessary regulatory approvals and the obligations to attempt to obtain those approvals, and measures taken by Rentrak and comScore to provide reasonable assurance to each other that the merger will occur, including the provisions of the merger agreement that require Rentrak or comScore to compensate the other in some circumstances if the merger does not occur;

•	comScore’s and Rentrak’s past records of integrating acquisitions and of realizing projected financial goals and benefits of acquisitions;

•	the fact that the merger is not subject to any financing condition;

•	the expectation that the transaction will be treated as a tax-free reorganization for U.S. federal income tax purposes;

•	the fact that the comScore common stock that Rentrak shareholders will receive pursuant to the merger will be registered and freely tradable following the merger;

•	its review and discussions with Rentrak management concerning the due diligence examination of comScore’s business, operations, financial condition and prospects;

•	the Rentrak Board’s belief that the benefits of a combination of Rentrak and comScore would be readily understood by the investment community and securities analysts and that both companies’ investors share a similar investment objective;

•	the financial analyses performed by Goldman Sachs and the opinion of Goldman Sachs rendered to the Rentrak Board that, as of September 29, 2015 and based upon and subject to the factors and assumptions set forth therein, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders (other than comScore and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Rentrak (see the section entitled “The Merger—Opinion of Rentrak’s Financial Advisor” beginning on page 72 of this joint proxy statement/prospectus);

•	the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the ability of the Rentrak Board, if there is a superior offer or other specified intervening event, to withdraw or modify its recommendation to Rentrak shareholders concerning the transactions contemplated by the merger agreement, as described under “The Merger Agreement” beginning on page 86 of this joint proxy statement/prospectus;

•	other terms of the merger agreement, including the mutual representations, warranties and covenants, and the conditions to each party’s obligations to complete the merger, the circumstances in which each party’s board of directors may change or withdraw its recommendation of the transactions and the circumstances in which each party is permitted to terminate the merger agreement and the termination fees that may be payable in connection therewith, as well as the fact that the confidentiality agreements entered into between Rentrak and potential acquirors prior to the announcement of the transaction provided that any standstill provisions contained therein would fall away upon announcement of the transaction (see “The Merger Agreement” beginning on page 86 of this joint proxy statement/prospectus).

•	the fact that the final terms of the merger agreement were the product of extensive arms-length negotiations undertaken with the assistance of legal and financial advisors;

•	the Rentrak Board’s expectation that the merger will result in improved liquidity for Rentrak shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company; and

•	the execution and delivery by the supporting shareholders of agreements to vote in favor of the merger.

The Rentrak Board also weighed the factors described above against certain factors and potential risks associated with entering into the merger agreement, including, among others, the following:

•	the difficulty inherent in integrating the businesses, assets and workforces of two large, complex companies and the risk that the anticipated synergies and other benefits expected from the merger might not be fully realized;

•	the possibility of customer, supplier, management and employee disruption associated with the merger and integrating the operations of the companies;

•	the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the merger and on the implementation process;

•	the risk that the cultures of the two companies may not be as compatible as anticipated;

•

the restrictions on the conduct of Rentrak’s and comScore’s businesses prior to the completion of the merger, which may delay or prevent Rentrak or comScore from undertaking business opportunities that may arise or other actions either of them would otherwise take or refrain from taking with respect to the operations of Rentrak and comScore pending completion of the proposed merger which could be beneficial to the longer term prospects of Rentrak as a stand-alone entity or of the combined entity following the merger;

•	the fact that the merger restricts Rentrak from soliciting, initiating or encouraging alternative business combination transactions and limits its ability to provide confidential due diligence information to, or engage in discussions with, a third party interested in pursuing an alternative business combination transaction (see the section entitled “The Merger Agreement—comScore and Rentrak are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers” beginning on page 93 of this joint proxy statement/prospectus);

•	the fact that the termination fee of $28,500,000 to be paid to comScore under the circumstances specified in the merger agreement may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Rentrak (see the section entitled “The Merger Agreement—Termination; Fees and Expenses” beginning on page 103 of this joint proxy statement/prospectus);

•	the fact that Rentrak must submit the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement to the Rentrak shareholders even if the Rentrak Board changes its recommendation in favor of the merger (except if the Rentrak Board changes its recommendation in response to a superior proposal), and the risk that such requirement may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Rentrak (see the section entitled “The Merger Agreement—Obligations of each of the comScore and Rentrak Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders or Shareholders” beginning on page 96 of this joint proxy statement/prospectus);

•	the ability of the comScore board of directors, under specified circumstances, to withdraw or modify its recommendation to comScore’s stockholders concerning the transactions contemplated by the merger agreement (see the section entitled “The Merger Agreement—Obligations of each of the comScore and Rentrak Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders or Shareholders” beginning on page 96 of this joint proxy statement/prospectus of this joint proxy statement/prospectus);

•	the ability of the comScore board to terminate the merger agreement to enter into a contract for a superior offer, subject to specified conditions (which mirror those related to Rentrak’s similar ability) (see “The Merger Agreement—Termination; Fees and Expenses” beginning on page 103);

•	the fact that Rentrak’s Chief Executive Officer will not be the Chief Executive Officer of the combined company and that the merger agreement does not require that any Rentrak officers will serve in similar capacities with the combined company;

•	various regulatory approvals are required to complete the merger, which present a risk that the applicable governmental authorities may condition their grant of required approvals or consents on the imposition of unfavorable terms or conditions or that such approvals and consents will not be able to be obtained at all, and that significant costs and delays may be incurred in obtaining these approvals and consents;

•	the possibility of significant costs and delays resulting from seeking regulatory approvals necessary to complete the transactions contemplated by the merger agreement, the possibility that the transactions may not be completed if such approvals are not obtained, and the potential negative effects on Rentrak, its business and its stock price if such approvals are not obtained;

•	the risk that either comScore stockholders may fail to approve the issuance of the shares of comScore common stock that are issuable in connection with the merger or Rentrak shareholders may fail to adopt the merger agreement;

•	the fact that if the proposed merger is not completed, Rentrak will have expended significant human and financial resources on a failed transaction, and may also be required to pay a termination fee in various circumstances, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 103; and the risks described in the section entitled “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus, and the matters described under “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv;

•	there are risks and contingencies relating to the announcement and pendency of the merger and risks and costs to Rentrak if the closing of the merger is not timely, or if the merger does not close at all, including the potential effects on the relationships between Rentrak and its employees, customers, suppliers and other third parties, as well as the potential effects on the trading prices of Rentrak common stock;

•	Rentrak would no longer be an independent, publicly-traded company with strategic direction being decided by a board of directors chosen by the Rentrak shareholders; and

•	certain risks inherent in comScore’s business and operations, including those identified in comScore’s SEC filings and the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 17, and the matters described under “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv.

In considering the recommendation of the Rentrak Board with respect to the proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, you should be aware that some of Rentrak’s directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Rentrak Board was aware of and considered these interests, among other matters, in evaluating the merger agreement and the transactions contemplated by the merger agreement, and in recommending that the merger agreement be adopted by Rentrak shareholders. See the section entitled “The Merger – Interests of the Directors and Executive Officers of Rentrak in the Merger” beginning on page 81 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by the Rentrak Board in reaching its conclusions and recommendations is not intended to be exhaustive, but includes the material factors considered by the Rentrak Board. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement and the transactions contemplated by the merger agreement, and the complexity of these matters, the Rentrak Board did not find it practicable to, and did not attempt to, quantify, rank or assign any relative or specific weights to the various factors considered in reaching its determination and making its recommendation. In addition, individual directors may have given different weights to different factors. The Rentrak Board considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

The foregoing discussion also contains forward-looking statements with respect to future events that may have an effect on Rentrak’s financial performance or the future financial performance of the combined company. See the sections entitled “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv and “Risk Factors” beginning on page 17 of this joint proxy statement/prospectus.

Nature of Prospective Financial Information Reviewed by the Rentrak Board and Rentrak’s Financial Advisor

Although Rentrak has publicly issued limited short-term guidance concerning various aspects of its expected financial performance, Rentrak does not make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods because of, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. In connection with its evaluation of the merger, however, Rentrak management prepared and provided to the Rentrak

Board and Goldman Sachs some non-public, internal financial projections regarding Rentrak’s anticipated future operations and estimated synergies arising in connection with the merger. In addition, Rentrak management prepared and provided to the Rentrak Board and Goldman Sachs some non-public, internal financial projections for comScore, which were derived from forecasts for comScore that comScore prepared and provided to Rentrak management in connection with Rentrak’s evaluation of the merger. A summary of these financial projections and estimated synergies is included below to provide Rentrak shareholders and comScore stockholders access to specific non-public information that was considered by the Rentrak Board for purposes of evaluating the merger.

The financial projections and estimated synergies summarized below were not prepared for purposes of public disclosure, nor were they prepared on a basis designed to comply with published guidelines of the Securities and Exchange Commission, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections, or U.S. GAAP. Rentrak’s independent auditor, which is listed as an expert in the section entitled “Experts” beginning on page 135 did not compile, examine or perform any procedures with respect to the projections or estimated synergies summarized below, and has not expressed any opinion or any other form of assurance on this information or its achievability, and assumes no responsibility for, and disclaims any association with, these projections and estimated synergies. The independent auditor’s reports incorporated by reference in this document relate to historical financial statements; they do not extend to any prospective financial information and should not be seen to do so.

Although presented with numerical specificity, the projections and estimated synergies were prepared in the context of numerous variables, estimates and assumptions that are inherently uncertain and may be beyond the control of Rentrak, and which may prove not to have been, or to no longer be, accurate. The projections and the estimated synergies are subject to many risks and uncertainties. Important factors that may affect actual results and cause actual results to differ materially from these projections and synergies include risks and uncertainties relating to Rentrak’s and comScore’s businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, market and financial conditions, various risks set forth in Rentrak’s reports filed with the Securities and Exchange Commission, and other factors described under “Cautionary Statement Regarding Forward-Looking Information” beginning on page iv of this joint proxy statement/prospectus. The projections and estimated synergies also reflect assumptions that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for Rentrak’s and comScore’s businesses, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections and estimated synergies were prepared. In addition, other than with respect to the estimated synergies discussed below, the projections do not take into account any of the transactions contemplated by the merger agreement, including the merger and associated expenses, or Rentrak’s and comScore’s compliance with their respective covenants under the merger agreement. Moreover, the projections and estimated synergies do not take into account any circumstances, transactions or events occurring after the date the projections and estimated synergies were prepared. Accordingly, actual results will likely differ, and may differ materially, from those contained in the projections and estimated synergies. We do not assure you that these projections and estimated synergies will be realized or that future financial results of Rentrak or comScore will not materially vary from these projections and estimated synergies.

The inclusion of a summary of the projections and estimated synergies in this joint proxy statement/prospectus should not be regarded as an indication that any of Rentrak, comScore or their respective affiliates, officers, directors or other representatives consider the projections or estimated synergies to be necessarily predictive of actual future events, and neither the projections nor the estimated synergies should be relied upon as such. None of Rentrak, comScore or their respective affiliates, officers, directors or other representatives gives any shareholder of Rentrak, stockholder of comScore or other person any assurance that actual results will not differ materially from the projections and estimated synergies, and, except as otherwise required by law, none of them undertakes any obligation to update or otherwise revise or reconcile the projections or estimated synergies to reflect circumstances existing after the date the projections and estimated synergies were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions and estimates underlying the projections or estimated synergies are shown to be in error.

A summary of these financial projections and estimated synergies is included solely to give Rentrak shareholders and comScore stockholders access to the information that was made available to the Rentrak Board and Goldman Sachs, as described below, and is not included in this joint proxy statement/prospectus in order to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that the Rentrak Board, its advisors or any other person considered, or now considers, it to be material or to be a reliable prediction of actual future results. Rentrak management’s internal financial projections upon which the Rentrak Projections (as defined below) and the Rentrak-Prepared comScore Projections (as defined below) were based, as well as the estimated synergies that may result from the merger, are subjective in many respects. We do not assure you that these projections or estimated synergies will be realized or that actual results will not be significantly higher or lower than forecasted. The projections included below cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The financial projections and summary information should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Rentrak’s and comScore’s respective public filings with the Securities and Exchange Commission.

Summary of Prospective Financial Information Reviewed by the Rentrak Board and Rentrak’s Financial Advisor

As part of its evaluation of the merger, in June 2015, Rentrak’s management prepared the unaudited financial projections regarding Rentrak’s future operations for Rentrak’s fiscal years ending March 31, 2016 through 2020 that are summarized below (which we refer to as the “Initial Rentrak Projections”). In September 2015, Rentrak management revised those projections to reflect a more conservative view of the market (such revised projections, the “Revised Rentrak Projections” and, together with the Initial Rentrak Projections, the “Rentrak Projections”). In addition, comScore’s management provided various unaudited financial projections to Rentrak’s management, which we refer to as the “comScore-Prepared comScore Projections.” As part of its evaluation of the merger, Rentrak’s management prepared its own financial projections, based on the comScore-Prepared comScore Projections, regarding comScore’s future operations for the fiscal years ending December 31, 2015 through 2019 which we refer to as the “Initial Rentrak-Prepared comScore Projections.” In September 2015, Rentrak management revised the Initial Rentrak-Prepared comScore Projections as a result of its due diligence work (such revised projections, the “Revised Rentrak-Prepared comScore Projections” and, together with the Initial Rentrak-Prepared comScore Projections, the “Rentrak-Prepared comScore Projections”). Both the Rentrak Projections and the Rentrak-Prepared comScore Projections, which we refer to collectively as the “Forecasts” under “The Merger—Recommendation of the Rentrak Board of Directors; Rentrak’s Reasons for the Merger” beginning on page 62 of this joint proxy statement/prospectus, were provided to the Rentrak Board for its use in evaluating the merger and, in connection therewith, also provided to Goldman Sachs. Rentrak’s management also provided the Rentrak Projections to comScore’s management.

The following tables present a summary of the Rentrak Projections and the Rentrak-Prepared comScore Projections:

Summary of the Initial Rentrak Projections

For Fiscal Years Ending March 31

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
TV Everywhere Revenue	$93.7	$150.1	$225.7	$314.9	$407.8
Other Revenue	$53.2	$60.6	$69.0	$78.5	$89.3

Total Revenue	$147.0	$210.6	$294.7	$393.4	$497.1
Cost of Sales	(47.5)	(75.9)	(113.2)	(157.1)	(204.4)

Gross Profit	$99.4	$134.8	$181.5	$236.3	$292.8
Adjusted EBITDA (1)	$29.7	$44.4	$69.9	$104.9	$138.2
Adjusted EBITDA less Total Capital Expenditures (1)(2)	$15.9	$22.3	$33.6	$48.8	$61.8

Summary of the Revised Rentrak Projections

For Fiscal Years Ending March 31

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
TV Everywhere Revenue	$89.6	$140.9	$205.7	$279.8	$349.7
Other Revenue	$53.2	$60.6	$69.0	$78.5	$89.3

Total Revenue	$142.9	$201.5	$274.7	$358.4	$439.1
Cost of Sales	(47.5)	(67.9)	(98.2)	(136.2)	(181.0)

Gross Profit	$95.3	$133.6	$176.5	$222.1	$258.1
Adjusted EBITDA (1)	$25.6	$43.3	$64.8	$89.9	$101.4
Adjusted EBITDA less Total Capital Expenditures (1)(2)	$11.8	$21.1	$28.5	$33.8	$25.0

Summary of the Initial Rentrak-Prepared comScore Projections

For the Years Ending December 31

	2015E	2016E	2017E	2018E	2019E
	($ in millions)
Revenue
Audience	$267	$304	$356	$419	$492
Enterprise	$37	$40	$43	$46	$50
Advertising	$71	$92	$112	$142	$179

Total Revenue	$375.2	$436.3	$511.4	$606.8	$720.1
Cost of Revenue	$87.3	$99.6	$114.6	$133.5	$158.4

Gross Profit	$287.9	$336.6	$396.7	$473.3	$561.7
Total Operating Expenses	$228.4	$259.2	$292.0	$333.0	$395.1
Depreciation & Amortization	$31.7	$33.4	$30.5	$26.5	$31.5

Adjusted EBITDA (1)	$91.3	$110.8	$135.2	$166.9	$198.0
Total Capital Expenditures (1)(2)	$8.8	$10.3	$12.0	$14.3	$16.9

Adjusted EBITDA less Total Capital Expenditures (1)(2)	$82.5	$100.5	$123.2	$152.6	$181.1

Summary of the Revised Rentrak-Prepared comScore Projections

For the Years Ending December 31

	2015E	2016E	2017E	2018E	2019E
	($ in millions)
Revenue
Audience	$267	$304	$356	$419	$492
Enterprise	$37	$40	$43	$46	$50
Advertising	$71	$92	$112	$142	$179
Less: Adjustment for Conversion of Non-Monetary Transactions to Cash	$(7)	$(8)	$(9)	$(11)	$(14)

Total Revenue	$368.5	$428.6	$502.3	$596.1	$707.3
Cost of Revenue	$80.6	$91.9	$105.6	$122.7	$145.7

Gross Profit	$287.9	$336.6	$396.7	$473.3	$561.7
Total Operating Expenses	$228.4	$259.2	$292.0	$333.0	$395.1
Depreciation & Amortization	$31.7	$33.4	$30.5	$26.5	$31.5

Adjusted EBITDA (1)	$91.3	$110.8	$135.2	$166.9	$198.0
Total Capital Expenditures (1)	$8.8	$10.3	$12.0	$14.3	$16.9

Adjusted EBITDA less Total Capital Expenditures (1)(2)	$82.5	$100.5	$123.2	$152.6	$181.1

(1)	Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and other non-operating items. Adjusted EBITDA is a non-GAAP measure and should not be considered as an alternative to net income (loss) (the most comparable GAAP financial measure to Adjusted EBITDA).
(2)	Capital Expenditures is defined as the purchase of property and equipment as well as the capitalization of internally developed software for our business information service offerings.

Rentrak’s management also prepared estimates of synergies that it expected the combined company would realize in each of the five years following completion of the merger and provided these estimates to the Rentrak Board and to Goldman Sachs for use in its financial analyses. These estimates are referred to as the “Synergies” under “Nature of Prospective Financial Information Reviewed by the Rentrak Board and Rentrak’s Financial Advisor” beginning on page 67 of this joint proxy statement/prospectus and are summarized in the following table. Rentrak’s management estimated that the combined company would realize approximately $17.7 million of EBITDA from a combination of its revenue and cost synergies by the end of its first full year after closing and approximately $33.1 million of EBITDA from a combination of its revenue and cost synergies by the end of its second full year after closing (which were used by Goldman Sachs and are referred to under “The Merger—Opinion of Rentrak Financial Advisor” beginning on page 72).

Summary of Estimated Synergies

For the Years Ending December 31

	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenue Synergies	$9.7	$28.4	$43.4	$63.6	$98.1
Operating Margin from Revenue Synergies	$7.7	$22.7	$34.7	$50.9	$78.4
Cost Synergies	$10.0	$10.4	$10.8	$11.2	$11.7
EBITDA from Synergies (1)	$17.7	$33.1	$45.5	$62.2	$90.1

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

See “Risk Factors—Risk Factors Relating to the Merger” beginning on page 17 of this joint proxy statement/prospectus for further information regarding the uncertainties associated with realizing synergies in connection with the merger.

Opinion of Rentrak’s Financial Advisor

Goldman Sachs rendered its opinion to Rentrak’s board of directors that, as of the date of the written fairness opinion and based upon and subject to the factors and assumptions set forth therein, the exchange ratio was fair from a financial point of view to the holders (other than comScore and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Rentrak. Goldman Sachs subsequently confirmed its earlier opinion by delivery of a subsequently written opinion dated as of the date of this proxy statement.

The full text of the written opinion of Goldman Sachs, dated September 29, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided its opinion for the information and assistance of Rentrak’s board of directors in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of Rentrak’s common stock should vote with respect to the proposed transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of Rentrak for the five fiscal years ended March 31, 2015 and of comScore for the five years ended December 31, 2014;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Rentrak and comScore;

•	certain other communications from Rentrak and comScore to their respective shareholders and stockholders;

•	certain publicly available research analyst reports for Rentrak and comScore;

•	certain internal financial analyses and forecasts for comScore prepared by its management;

•	internal financial analyses and forecasts for Rentrak prepared by its management and certain financial analyses and forecasts for comScore prepared by the management of Rentrak, in each case, as approved for our use by Rentrak;

•	certain operating synergies projected by the managements of Rentrak and comScore to result from the transaction, as approved for Goldman Sachs’ use by Rentrak; and

•	estimates of Rentrak’s net operating losses prepared by the management of Rentrak, as approved for Goldman Sachs’ use by Rentrak, which we refer to as “NOL Forecasts”.

Goldman Sachs also held discussions with members of the senior managements of Rentrak and comScore regarding their assessment of the strategic rationale for, and the potential benefits of, the transactions contemplated by the merger agreement and the past and current business operations, financial condition and future prospects of Rentrak and comScore; reviewed the reported price and trading activity for the Rentrak common stock and the comScore common stock; compared certain financial and stock market information for Rentrak and comScore with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the information services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs, with Rentrak’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with Rentrak’s consent, that the Forecasts, the

Synergies and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Rentrak. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Rentrak or comScore or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on Rentrak or comScore or on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. Goldman Sachs has also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Rentrak to engage in the transactions contemplated by the merger agreement or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to Rentrak; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than comScore and its affiliates) of the common stock of Rentrak, as of the date of the opinion, of the exchange ratio pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Rentrak; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Rentrak, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of comScore common stock would trade at any time or as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of Rentrak or comScore or the ability of Rentrak or comScore to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Rentrak Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 25, 2015 and is not necessarily indicative of current market conditions.

Historical Trading Analysis and Exchange Ratio Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Rentrak common stock and comScore for the one-year period ended September 25, 2015. Goldman Sachs calculated the premium implied by the implied offer price (which implied offer price was obtained by multiplying the exchange ratio by the closing price of comScore common stock on September 25, 2015) and (1) the closing price per share of Rentrak common stock on September 25, 2015 and on August 26, 2015 (following a broad market decline); (2) the volume-weighted average price, or “VWAP”, per share of Rentrak common stock during the 1-month, 3-month and 6-month periods ended on September 25, 2015; (3) the high and low closing price per share of Rentrak common stock for the 52-week period ended on September 25, 2015; (4) the VWAP per share of Rentrak common stock over the year-to-date as of September 25, 2015; and (5) the VWAP per share of Rentrak common stock over the one-year period ended on September 25, 2015. This analysis showed the following implied premia:

Historical Date or Period	Share Price	Premium/(Discount)
Implied Transaction Share Price	$51.76	0.0%
Current	46.20	12.0%
August 26, 2015	44.62	16.0%
52-Week High	87.40	(40.8)%
52-Week Low	42.30	22.4%
1-Month VWAP	46.04	12.4%
3-Months VWAP	56.17	(7.8)%
6-Months VWAP	57.79	(10.4)%
YTD VWAP	58.14	(11.0)%
1-Year VWAP	61.79	(16.2)%

Goldman Sachs also calculated historical average exchange ratios over the various periods described in clauses (1) through (5) of the immediately preceding paragraph by first dividing the closing price per share of Rentrak common stock on each trading day during each such period by the closing price per share of comScore common stock on the same trading day, and subsequently taking the average of these daily historical exchange ratios over such periods. Goldman Sachs then calculated the premia implied by the exchange ratio to the historical average exchange ratio over various periods. The following table presents the results of this analysis:

Historical Date or Period	Exchange Ratio	Premium/(Discount)
Exchange Ratio	1.15x	0.0%
Current	1.03	12.0%
August 26, 2015	0.84	37.7%
52-Week High	1.34	(14.5)%
52-Week Low	1.21	(4.8)%
1-Month VWAP	0.95	21.0%
3-Months VWAP	1.06	8.9%
6-Months VWAP	1.09	5.7%
YTD VWAP	1.13	1.7%
1-Year VWAP	1.25	(8.2)%

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Rentrak and comScore to corresponding financial information, ratios and public market multiples for the following publicly traded corporations that are peers in the measurement space or are in the information services industry:

Measurement Peers:

•	Adobe Systems Incorporated;

•	The Nielsen Company B.V.;

•	Rovi Corporation; and

•	TiVo Inc.

Information Services:

•	FactSet Research Systems Inc.;

•	IHS INC.;

•	Gartner, Inc.;

•	MSCI Inc.; and

•	Verisk Analytics, Inc.

Although none of the selected companies is directly comparable to Rentrak or comScore, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Rentrak and comScore.

The multiples and ratios for each of Rentrak, comScore and the selected companies were calculated using the closing price of the respective company’s common stock on September 25, 2015 and were based on the most recent publicly available financial statements as well as IBES median estimates and other research. With respect to the selected companies, Goldman Sachs calculated:

•	Enterprise Value (“EV”), which is the market value of common equity as of September 25, 2015 plus net debt as of the latest available balance sheet of each respective company, as a multiple of estimated sales in calendar years 2015, 2016 and 2017; and

•	EV as a multiple of estimated earnings before interest, taxes and depreciation and amortization, or “EBITDA”, in calendar years 2015, 2016 and 2017.

The results of these analyses are summarized as follows:

Enterprise Value as a multiple of:	Selected Companies		Rentrak	comScore
	Range	Median
Sales
• 2015	1.4x-8.3x	4.5x	5.3x	4.6x
• 2016	1.3-6.7	4.0	3.8	3.9
• 2017	1.1-5.7	3.6	2.7	3.3
EBITDA
• 2015	4.4x-33.9x	15.6x	31.0x	18.4x
• 2016	3.7-20.1	13.9	18.1	15.2
• 2017	3.0-14.8	12.3	11.8	12.4

Goldman Sachs also calculated the selected companies’ estimated calendar years 2015, 2016 and 2017 price to earnings ratios based on the use of non-GAAP earnings and compared them to the results for Rentrak and comScore. The following table presents the results of this analysis:

Price to Earnings Ratio:	Selected Companies		Rentrak	comScore
	Range	Median
2015	6.7x-87.6x	27.0x	85.0x	35.1x
2016	4.8-83.4	23.3	43.5	27.5
2017	3.4-48.7	19.6	28.1	21.6

Goldman Sachs also considered five-year compound annual growth rate of earnings per share and the proportion of the price to earnings ratio to the five-year compound annual growth rate of earnings per share. The following table presents the results of this analysis:

	Selected Companies		Rentrak	comScore
	Range	Median
5 Year EPS Compound Growth Rate	3.9%-98.0%	13.2%	109.2%	26.3%
2016 Price to Earnings Ratio / 5 Year EPS Compound Growth Rate	0.4x-4.5x	1.6x	0.4x	1.0x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis using the Forecasts for Rentrak as a standalone company. In order to calculate a range of illustrative enterprise values for Rentrak as a standalone company, Goldman Sachs discounted to present values as of June 30, 2015, using discount rates ranging from 9.5% to 11.5%, representing estimates of the weighted average cost of capital of Rentrak as a standalone company, (i) free cash flows for the fiscal years ending March 31 from 2016 through 2020 and (ii) illustrative terminal values calculated by applying last twelve months enterprise value to EBITDA multiples ranging from 17.0x to 20.0x to Rentrak’s estimated fiscal year 2020 EBITDA. Goldman Sachs then subtracted Rentrak’s net debt as of the latest available Rentrak balance sheet and added the present value of Rentrak’s NOL Forecasts as of June 30, 2015 using a discount rate of 10.5% from the range of illustrative enterprise values for Rentrak as a standalone company and then divided the resulting difference by the outstanding number of Rentrak common shares as of September 25, 2015 per the treasury stock method, as provided and approved for Goldman Sachs’ use by the management of Rentrak, to calculate an illustrative range of per-share values of Rentrak as a standalone company. The analysis resulted in a range of implied values per share of Rentrak of $63.52 to $79.29.

Goldman Sachs then performed an illustrative discounted cash flow analysis using the Forecasts for comScore as a standalone company. In order to calculate a range of illustrative enterprise values for comScore as a standalone company, Goldman Sachs discounted to present values as of June 30, 2015, using discount rates ranging from 9.5% to 11.5%, representing estimates of the weighted average cost of capital of comScore as a standalone company, (i) free cash flows for the calendar years 2015 through 2019 and (ii) illustrative terminal values calculated by applying last twelve months enterprise value to EBITDA multiples ranging from 15.0x to 18.0x to comScore’s estimated calendar year 2019 EBITDA. Goldman Sachs then subtracted comScore’s net debt and minority interest as of the latest available comScore balance sheet from the range of illustrative enterprise values for comScore as a standalone company and then divided the resulting difference by the outstanding number of comScore common shares as of September 25, 2015 per the treasury stock method, as provided by the management of comScore and approved for Goldman Sachs’ use by the management of Rentrak, to calculate an illustrative range of per-share values of comScore as a standalone company. The analysis resulted in a range of implied values per share of comScore of $53.47 to $66.93.

Goldman Sachs then performed an illustrative discounted cash flow analysis using the Forecasts for the pro forma combined company, giving effect to the Synergies. In order to calculate a range of illustrative enterprise values for the pro forma combined company, Goldman Sachs discounted to present values as of June 30, 2015, using discount rates ranging from 9.5% to 11.5%, representing estimates of the weighted average cost of capital of the pro forma combined company, (i) free cash flows for the calendar years 2015 through 2019 and (ii) illustrative terminal values calculated by applying last twelve months enterprise value to EBITDA multiples ranging from 15.0x to 20.0x to the pro forma combined company’s estimated calendar year 2019 EBITDA. Goldman Sachs then subtracted the pro forma combined company’s net debt and minority interest as of the latest available balance sheet and added the present value of Rentrak’s NOL Forecasts as of June 30, 2015 using a discount rate of 10.5% of each respective company from the range of illustrative enterprise values for the combined company and then divided the resulting difference by the outstanding number of shares of common stock of the pro forma combined company as of September 25, 2015 per the treasury stock method, as provided by the managements of Rentrak and comScore and approved for Goldman Sachs’ use by the management of Rentrak, to calculate an illustrative range of per-share values of the combined company. The analysis resulted in (1) a range of implied values per share of the combined company of $62.88 to $86.62 and (2) a range of implied values per share of common stock of Rentrak of $72.31 to $99.62.

Goldman Sachs also performed an illustrative discounted cash flow analysis on the Synergies. In order to calculate a range of implied present values of the Synergies, Goldman Sachs discounted to present values as of June 30, 2015, using discount rates ranging from 9.5% to 11.5%, representing estimates of the combined company’s weighted average cost of capital (i) the Synergies for each of the calendar years 2015 through 2020 and (ii) illustrative terminal values, calculated using illustrative multiples ranging from 15.0x to 20.0x as applied to the estimated calendar year 2020 Synergies. The analysis resulted in a range of implied present values of Synergies of $1,107 million to $1,525 million.

DCF-Based Contribution Analysis and Implied Exchange Ratio. Goldman Sachs calculated indications of relative equity contribution to the pro forma combined company, excluding the Synergies, using the discounted cash flow analyses described above, at a weighted average cost of capital ranging from 9.5% to 11.5% for both Rentrak and comScore. This analysis resulted in an illustrative range of implied ownership in the pro forma combined company for shareholders of Rentrak of 32.8% to 36.2%. As noted above, the exchange ratio implied Rentrak shareholders’ ownership of approximately 33.5% in the combined company.

Goldman Sachs also calculated exchange ratios for the Rentrak and comScore common stocks implied by the standalone discounted cash flow analyses described above, excluding the Synergies and using weighted average cost of capital ranging from 9.5% to 11.5% for both Rentrak and comScore. This analysis resulted in an illustrative range of exchange ratios implied by the illustrative standalone discounted cash flow analyses of 1.10 to 1.28 shares of comScore common stock for each share of Rentrak common stock. As noted above, the exchange ratio in the proposed transaction was 1.15x.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected all-stock transactions with a pro forma target ownership of between 30% and 40% since April 2009:

Date	Target/Acquiror
Dec-14	Caesars Acquisition Company / Caesars Entertainment Corporation
Nov-14	Hudson Valley Holding Corp. / Sterling Bancorp
Oct-14	Aviv REIT, Inc. / Omega Healthcare Investors, Inc.
Jul-14	Journal Communications, Inc. / The E.W. Scripps Company
Jul-14	Trulia, Inc. / Zillow, Inc.
Jul-14	QR Energy, LP / Breitburn Energy Partners LP
Jul-14	Franklin Financial Corporation / TowneBank
Jan-14	Texas Industries, Inc. / Martin Marietta Materials, Inc.
Dec-12	Roma Financial Corporation / Investors Bancorp, Inc.
Nov-12	Jefferies Group, Inc. / Leucadia National Corporation
Sep-12	Citizens Republic Bancorp, Inc. / FirstMerit Corporation
Jul-11	Allos Therapeutics, Inc. / AMAG Pharmaceuticals, Inc.
Mar-11	Encore Energy Partners LP / Vanguard Natural Resources, LLC
Feb-11	Nationwide Health Properties, Inc. / Ventas, Inc.
Feb-11	LaBranche & Co Inc. / Cowen Group, Inc.
Feb-11	NYSE Euronext / Deutsche Borse AG
Feb-11	Retail Ventures, Inc. / DSW Inc.
Jan-11	Progress Energy, Inc. / Duke Energy Corporation
Jun-10	Eclipsys Corporation / Allscripts-Misys Healthcare Solutions, Inc.
Oct-09	Allied Capital Corporation / Ares Capital Corporation
Apr-09	Centex Corporation / Pulte Homes, Inc.

For each of the selected transactions, Goldman Sachs calculated premia implied by the implied offer price for each transaction (which implied offer price was obtained by multiplying that transaction’s agreed exchange ratio by the last available closing price of each acquiror’s common stock on the day of the announcement of the transaction) and the closing price per share of each target’s common stock 1 day, 5 days and 30 days prior to the announcement of the transaction. Goldman Sachs then compared these results to (a) the premia implied by the implied transactions contemplated by the merger agreement offer price (which implied offer price was obtained by multiplying the exchange ratio by the closing price of comScore common stock on September 25, 2015) and the closing price per share of Rentrak common stock 1 day, 5 days and 30 days prior to the announcement of the transaction and (b) the premia implied by the exchange ratio and the exchange ratios calculated by dividing the closing price per share of Rentrak common stock 1 day, 5 days and 30 days prior to the announcement of the transaction by the closing price per share of comScore common stock on the same trading day. While none of the companies that participated in the selected transactions are directly comparable to Rentrak, the selected transactions, for the purposes of analysis, may be considered similar to the transaction between Rentrak and comScore. The following table presents the results of this analysis:

Premia	Selected Transactions		Proposed Transaction – Price	Proposed Transaction – Exchange Ratio
	Range	Median
1-day	(5.3)%-70.5%	18.3%	12.0%	12.0%
5-day	(4.6)%-84.3%	17.0%	11.4%	16.2%
30-day	(13.6)%-81.5%	27.2%	10.8%	27.4%

Contribution Analysis. Goldman Sachs calculated illustrative pro forma relative contributions of Rentrak and comScore to the combined company with respect to calendar year 2014 and estimated calendar years 2015, 2016, 2017 and 2018 revenue, gross profit and EBITDA adjusted for stock based compensation (which we refer to as “Adjusted EBITDA”), as well as estimated calendar years 2015, 2016, 2017 and 2018 Adjusted EBITDA normalized both for new product capital expenditures only and for total capital expenditures, based on Rentrak public filings, comScore public filings, the Forecasts and market data as of September 25, 2015. Goldman Sachs also derived implied pro forma equity contributions of Rentrak and comScore from such illustrative pro forma relative revenue, gross profit and Adjusted EBITDA contributions by adjusting for each company’s respective net cash position. The following table presents the results of this analysis:

	% Contribution		Implied Equity % Contribution
	Rentrak	comScore	Rentrak	comScore
Revenue
CY2014A	23.0%	77.0%	24.8%	75.2%
CY2015E	26.5	73.5	28.0	72.0
CY2016E	30.4	69.6	31.6	68.4
CY2017E	33.8	66.2	34.7	65.3
CY2018E	36.1	63.9	36.9	63.1

Gross Profit
CY2014A	20.1%	79.9%	22.1%	77.9%
CY2015E	23.5	76.5	25.2	74.8
CY2016E	26.9	73.1	28.4	71.6
CY2017E	29.5	70.5	30.7	69.3
CY2018E	30.8	69.2	32.0	68.0

Adjusted EBITDA
CY2014A	13.2%	86.8%	15.8%	84.2%
CY2015E	19.9	80.1	22.0	78.0
CY2016E	26.0	74.0	27.5	72.5
CY2017E	30.5	69.5	31.7	68.3
CY2018E	33.4	66.6	34.4	65.6

Adjusted EBITDA—Normalized CapEx (1)
CY2015E	13.0%	87.0%	15.6%	84.4%
CY2016E	18.1	81.9	20.3	79.7
CY2017E	23.4	76.6	25.2	74.8
CY2018E	26.8	73.2	28.3	71.7

	% Contribution		Implied Equity % Contribution
	Rentrak	comScore	Rentrak	comScore

Adjusted EBITDA—Total CapEx
CY2015E	13.0%	87.0%	15.6%	84.4%
CY2016E	15.7	84.3	18.1	81.9
CY2017E	17.8	82.2	20.0	80.0
CY2018E	17.5	82.5	19.8	80.2

(1)	Excludes new product capital expenditures.

Present Value of Implied Future Rentrak Share Price Analysis. Goldman Sachs performed an illustrative analysis of the present value of the implied future price per share of Rentrak common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity. First, an illustrative future enterprise value for a company is calculated by applying selected multiples to the company’s estimated future EBITDA. This future enterprise value is then discounted back to the present by applying a range of discount rates. The resulting range of values is then expressed as an illustrative current value of the company’s equity.

Goldman Sachs first calculated the implied enterprise value of Rentrak for calendar year 2018 by applying one-year forward EBITDA multiples ranging from 16.0x to 19.0x to Rentrak’s projected EBITDA for calendar year 2018 set forth in the Forecasts. Using the Forecasts, Goldman Sachs then calculated the present value of the future implied values per share of Rentrak common stock by subtracting Rentrak’s estimated net debt, as of year-end 2018, from its future implied enterprise value, then dividing this amount by the projected fully diluted number of shares of Rentrak common stock outstanding at the end of 2018, and then discounting the hypothetical future prices per share to June 30, 2015 using an illustrative discount rate ranging from 9.5% to 11.5%, reflecting an estimate of Rentrak’s cost of equity. This analysis resulted in a range of illustrative implied present values per share of Rentrak common stock of $69.33 to $85.74.

Present Value of Implied Future comScore Share Price Analysis. Goldman Sachs also performed an illustrative analysis of the present value of the implied future prices per share of comScore common stock using the same methodology described in the preceding paragraph. For this analysis, Goldman Sachs applied multiples ranging from 14.0x to 17.0x to comScore’s projected EBITDA for calendar year 2018 set forth in the Forecasts and an illustrative discount rate ranging from 9.5% to 11.5%, reflecting an estimate of comScore’s cost of equity. This analysis resulted in an implied range of present values per share of comScore common stock of $57.53 to $71.52.

Pro Forma Present Value of Implied Future Combined Company Share Price Analysis. Goldman Sachs also performed an illustrative analysis of the present value of the implied future prices per share of the common stock of the pro forma combined company, using the same methodology described in the two preceding paragraphs. For this analysis, Goldman Sachs applied multiples ranging from 14.0x to 19.0x to the pro forma combined company’s projected EBITDA for calendar year 2018 set forth in the Forecasts, giving effect to the Synergies, and an illustrative discount rate ranging from 9.5% to 11.5%, reflecting an estimate of the combined company’s cost of equity. The analysis resulted in (1) an implied range of present values per share of the combined company common stock of $66.57 to $92.73 and (2) a range of implied present values per share of common stock of Rentrak of $76.56 to $106.63 based on the exchange ratio.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Rentrak or comScore or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Rentrak’s board of directors as to the fairness from a financial point of view, of the exchange ratio, to the holders (other than comScore and its affiliates) of the outstanding shares of common stock, par value $0.001 per share, of Rentrak. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Rentrak, comScore, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between Rentrak and comScore and was approved by Rentrak’s board of directors. Goldman Sachs provided advice to Rentrak during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to Rentrak or its board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the proposed transaction.

As described above, Goldman Sachs’ opinion to the Rentrak’s board of directors was one of many factors taken into consideration by Rentrak board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Rentrak, comScore and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Rentrak in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Rentrak and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to Rentrak in its acquisition of Kantar Media’s U.S. based television measurement assets in October 2014. Goldman Sachs also has provided certain financial advisory and/or underwriting services to WPP plc (“WPP”), a significant shareholder of Rentrak and/or its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to WPP in its acquisition of a stake in comScore in February 2015; as a bookrunner with respect to WPP’s issuance of 3.750% Senior Secured Notes due 2024 (aggregate principal amount $750,000,000) in September 2014; as a bookrunner with respect to WPP’s issuance of 3.000% Senior Unsecured Notes due 2023 (aggregate principal amount €750,000,000) in November 2013; and as a bookrunner with respect to WPP’s issuance of 5.625% Senior Secured Notes due 2043 (aggregate principal amount $500,000,000) in November 2013. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Rentrak, comScore, WPP and their respective affiliates for which our Investment Banking Division may receive compensation.

The board of directors of Rentrak selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated October 28, 2013, Rentrak engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. Pursuant to the terms of this engagement letter, Rentrak has agreed to pay Goldman Sachs a transaction fee of approximately $9,000,000, which is contingent upon consummation of the transaction. The board of directors of Rentrak has the discretion to pay Goldman Sachs an additional amount up to $2,000,000 for services Goldman Sachs provided in connection with the merger. In addition, Rentrak has agreed to reimburse Goldman Sachs for certain of its expenses arising, and indemnify it against certain liabilities that may arise, out of Goldman Sachs’ engagement.

Interests of the Directors and Executive Officers of Rentrak in the Merger

In considering the recommendation of the Rentrak board of directors to adopt the merger agreement and approve the transactions contemplated by the merger agreement, Rentrak shareholders should be aware that some of the Rentrak directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Rentrak shareholders generally. These interests and arrangements may create potential conflicts of interest. The Rentrak board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

Stock Options and Restricted Stock Units

When the merger is completed, comScore will assume outstanding options to purchase shares of Rentrak common stock, including options held by the Rentrak directors and executive officers, and such options will be automatically converted into options to purchase the number of shares of comScore common stock equal to (x) the number of shares of Rentrak common stock subject to the Rentrak option immediately prior to the merger, multiplied by (y) 1.1500, with such product rounded down to the nearest whole share of comScore common stock. The exercise price per share for each assumed Rentrak option will be equal to (x) the exercise price per share of the Rentrak option divided by (y) 1.1500, with such quotient rounded up to the nearest whole cent. Each assumed Rentrak option otherwise will be subject to the same terms and conditions (including as to vesting and exercisability) as are applicable under the respective Rentrak option immediately prior to the effective time of the merger.

In addition, outstanding Rentrak restricted stock units held by the Rentrak executive officers that are unvested immediately prior to the merger will fully accelerate vesting in connection with the consummation of the merger, and will be settled in shares of Rentrak common stock, net of shares withheld by Rentrak to satisfy applicable tax withholding obligations. The Rentrak directors also hold restricted stock units that provide for settlement on a deferred basis, and such deferred stock units held by the Rentrak directors that are unvested immediately prior to the merger all deferred stock units held by the Rentrak directors will fully accelerate vesting in connection with the consummation of the merger, and will be settled in shares of Rentrak common stock. The shares of Rentrak common stock received by the Rentrak directors and executive officers upon settlement of their restricted stock units and deferred stock units in connection with the consummation of the merger will participate in the merger on the same basis as other shares of common stock.

Executive Officer and/or Director	Shares Underlying all Rentrak Stock Options	Weighted Average Exercise Price for Rentrak Stock Options ($)	Shares Underlying All Unvested Restricted Stock Units and Deferred Stock Units	Aggregate Value of All Unvested Restricted Stock Units and Deferred Stock Units ($) (1)
David Boylan	—	—	8,296	$476,771
David Chemerow	387,750	$24.54	175,270	$10,072,767
William Engel	20,000	$18.62	40,896	$2,350,293
Patricia Gottesman	—	—	4,637	$266,488
William P. Livek	524,000	$18.94	233,694	$13,430,394
Anne MacDonald	—	—	35,218	$2,023,978
Martin O’ Connor	—	—	26,218	$1,506,748
Brent Rosenthal	75,631	$23.88	46,222	$2,656,378
Ralph Shaw	—	—	65,968	$3,791,181

(1)	Calculated based on an estimated value of $57.47 per share, which is the average closing market price of Rentrak common stock over the first five business days following the public announcement of the entry into the merger agreement on September 29, 2015.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that comScore and its subsidiaries will honor and fulfill in all respects the obligations of Rentrak and its subsidiaries in any indemnification agreements of Rentrak or its subsidiaries with any of their respective current or former directors or officers in effect immediately prior to the effective time of the merger with respect to acts or omissions prior to the effective time of the merger. The merger agreement also provides that, for a period of six (6) years following the effective time of the merger, comScore will cause the certificate of incorporation and bylaws of the surviving corporation and its subsidiaries to include indemnification provisions at least as favorable as the indemnification provisions of the organizational documents of Rentrak and its subsidiaries.

The merger agreement further requires the combined company to, for a minimum of six years following the effective time of the merger, maintain coverage under an officers’ and directors’ liability insurance policy with coverage and amounts no less favorable than those Rentrak maintained for its directors prior to the merger under the existing Rentrak officers’ and directors’ liability insurance policy. The combined company will not be obligated to make annual premiums in excess of two hundred percent (200%) of the most recent annual premiums. If annual premiums for existing coverage exceed such maximum, comScore will obtain a policy with the greatest coverage available at a cost not exceeding two hundred percent (200%) of current premiums. Alternatively, comScore or Rentrak may purchase a six (6) year tail prepaid policy on the existing Rentrak officers’ and directors’ liability insurance policy, with coverage and amounts no less favorable than those currently in effect. The agreements regarding insurance and indemnification are enforceable by the directors and officers of Rentrak and are binding on the successors and assigns of comScore and the surviving corporation.

Board of Directors of the Combined Company

Under the terms of the merger agreement, four (4) members of the current Rentrak board of directors, William Engel, Patricia Gottesman, William P. Livek and Brent Rosenthal have been designated by Rentrak to serve on the board of directors of the combined company after the effective time of the merger.

Rentrak Executive Compensation Payable in Connection with the Merger

Rentrak’s “named executive officers” for purposes of the disclosure in this joint proxy statement/prospectus are William P. Livek and David Chemerow. The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the Securities and Exchange Commission, regarding certain compensation that each of Rentrak’s named executive officers may receive that is based on, or that otherwise relates to, the merger, which is referred to as “Golden Parachute Compensation”. The figures in the table are estimated based on compensation and benefit levels as of the date of this joint proxy statement/prospectus and an assumed effective date of the date of this joint proxy statement/prospectus for both the merger and the termination of the executive officer’s employment. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including an assumption that the employment of each of Rentrak’s named executive officers will be terminated without cause at the effective time of the merger. As required by applicable Securities and Exchange Commission rules, all amounts below determined using the per share value of Rentrak common stock have been calculated based on a per share price of Rentrak common stock of $57.47 (the average closing market price of Rentrak common stock over the first five (5) business days following the public announcement of the entry into the merger agreement on September 29, 2015). As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. The merger-related compensation payable to Rentrak’s named executive officers is subject to a non-binding advisory vote of Rentrak shareholders, as described under the section entitled “Rentrak Proposal 2—Advisory Vote to Approve Merger-Related Compensation for Rentrak Named Executive Officers” beginning on page 35 of this joint proxy statement/prospectus.

Golden Parachute Compensation

Executive	Cash ($) (1)	Equity ($)		Perquisites/ Benefits ($)	Total ($)
William P. Livek	1,538,184	13,430,395	(2)	—	14,968,579
David Chemerow	1,388,184	10,072,767	(3)	11,483(4)	11,472,434

(1)	Pursuant to the named executive officers’ respective Rentrak Employment Agreements, if the executive officer is involuntarily terminated without “cause” or voluntary terminates employment for “good reason” then the executive officer is entitled to a lump sum payment in an amount equal to (i) $400,000 plus an additional 10% of such amount for each April 1 that has occurred during the Term of the Employment Agreement; (ii) the amount determined in clause (i) prorated for the portion of the year from the last preceding June 10 until the termination date; (iii) an amount equal to then-current base salary calculated for a full year plus the number of full months from the date of termination until the next June 10; (iv) full vesting of any unvested stock options; and, for Mr. Livek only, an additional $150,000. In addition to the foregoing amounts, Mr. Chemerow will receive continued Company-provided medical and dental benefits for a period of twelve (12) months following termination or until he becomes entitled to receive such benefits under a plan of a new employer, if earlier. The payment of the severance amounts described above is conditioned on each executive officer agreeing to a general release of claims against Rentrak. If severance benefits are payable in connection with a change of control of Rentrak and are subject to an excise tax pursuant to Section 4999 of the Code, the payments will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive. The Employment Agreements with both executive officers define “cause” as (i) a material breach of fiduciary obligations to Rentrak through actions taken in bad faith, (ii) a material breach of the confidential information or non-competition covenants in the agreement, or (iii) conviction of a crime involving fraud, theft, embezzlement or moral turpitude. “Good reason” is defined in both agreements as (i) Rentrak’s failure to comply with the material terms of the agreement, (ii) a substantial adverse alteration in the nature or status of the executive’s position, duties or reporting responsibilities, (iii) a material reduction in base salary, or (iv) a failure by Rentrak to continue to provide certain agreed employee benefits.
(2)

William P. Livek holds 233,694 unvested and outstanding restricted stock units as of the date of this joint proxy statement/prospectus. As a result of the merger and without any additional condition, Mr. Livek’s unvested and outstanding restricted stock units (with a value of $13,430,394) would accelerate and become fully vested as described in the section entitled “The Merger— Recommendation of the Rentrak Board of

Directors; Rentrak’s Reasons for the Merger—Stock Options and Restricted Stock Units” beginning on page 81 of this joint proxy statement/prospectus. As required by applicable Securities and Exchange Commission rules, all amounts determined in this column use a per share price of Rentrak common stock of $57.47 (the average closing market price of Rentrak common stock over the first five business days following the public announcement of the entry into the merger agreement on September 29, 2015).
(3)	David Chemerow holds 175,270 unvested and outstanding restricted stock units as of the date of this joint proxy statement/prospectus. As a result of the merger and without any additional condition, Mr. Chemerow’s outstanding unvested restricted stock units (with a value of $10,072,767) would accelerate and become fully vested as described in the section entitled “The Merger— Recommendation of the Rentrak Board of Directors; Rentrak’s Reasons for the Merger—Stock Options and Restricted Stock Units” beginning on page 81 of this joint proxy statement/prospectus. As required by applicable Securities and Exchange Commission rules, all amounts determined in this column use a per share price of Rentrak common stock of $57.47) (the average closing market price of Rentrak common stock over the first five business days following the public announcement of the entry into the merger agreement on September 29, 2015).
(4)	The estimated amount in this column represents the continued medical and dental coverage Mr. Chemerow would be entitled to receive under the Rentrak Employment Agreement following a qualifying termination. The estimated amount is based on benefit levels in effect as of the date of this joint proxy statement/prospectus. If benefit levels change after such date, the value of benefits to Mr. Chemerow may differ from the amounts disclosed.

Employment Arrangements with William P. Livek

comScore and Mr. Livek have executed an offer letter that entitles Mr. Livek to a specific position at comScore and a compensation package, contingent upon the closing of the merger prior to June 6, 2016. comScore and Mr. Livek have agreed that Mr. Livek will serve as Executive Vice Chairman and President of comScore and will be entitled to a base salary of $435,000 per year. Mr. Livek will also be awarded 10,000 restricted stock units on the 15th day of the month immediately following the closing of the merger that will vest in equal annual installments over a three-year period, beginning on the first anniversary of the closing of the merger based on Mr. Livek’s continued employment by comScore or its subsidiaries. For calendar years beginning in 2016, Mr. Livek will also be entitled to receive a short term incentive award and a long term incentive award consistent with senior executives of comScore. comScore and Mr. Livek have also entered into a Change of Control and Severance Agreement that becomes effective upon the closing of the merger and has an initial term of three years and that will renew automatically for an additional three years unless terminated by either party. In the event Mr. Livek is terminated without cause or resigns for a good reason prior to a change of control of comScore, he will be entitled to receive a severance payment in an amount equal to two years of his then-existing annual base salary and reimbursement for health insurance premiums. In the event Mr. Livek is terminated without cause or resigns for a good reason on or within 12 months after a change of control of comScore, Mr. Livek will be entitled to receive a severance payment in an amount equal to two years of the greater of his then-existing annual base salary or his annual base salary at the time of the change of control of comScore, for a period of two years from the date of such termination, reimbursement for health insurance premiums, and any then-outstanding unvested equity awards will vest in full. In addition, if Mr. Livek continues to provide services to comScore (or its successor or acquiror) through the first anniversary of the change of control of comScore, Mr. Livek’s then-outstanding unvested equity awards as of the change of control of comScore will become fully vested on that date.

Employment Arrangements with David Chemerow

comScore and Mr. Chemerow have executed an offer letter that entitles Mr. Chemerow to a specific position at comScore for a one-year term and a compensation package, contingent upon the closing of the merger. comScore and Mr. Chemerow have agreed that Mr. Chemerow will serve as Chief Revenue Officer of comScore for one year following the closing of the merger and will be entitled to an annual base salary of $270,000.

Mr. Chemerow will also be awarded 6,000 restricted stock units following the closing of the merger, with an effective date on the 15th day of the month following the award date. The restricted stock units will vest in equal installments over a two-year period, beginning on the first anniversary of the closing of the merger, based on Mr. Chemerow’s continued employment by comScore or its subsidiaries. Mr. Chemerow will also be entitled to receive a short term incentive award consistent with senior executives of comScore. In the event Mr. Chemerow is terminated without cause prior to the end of the initial one-year term of his employment, he will be entitled to receive a severance payment in an amount equal to the balance of his salary from the termination date through the end of the initial one-year term.

Legal Proceedings Regarding the Merger

Since the public announcement of the merger on September 29, 2015, four putative shareholder class action lawsuits have been filed against Rentrak, its directors, comScore and other defendants, as described further below, in connection with Rentrak and comScore entering into the merger agreement. The four actions were filed in Multnomah County Circuit Court in the State of Oregon: (1) Nathan v. Rentrak Corporation, et al., No. 15CV27429, filed on October 9, 2015, and a First Amended Class Action Complaint filed on November 19, 2015; (2) Blum v. Rentrak Corporation, et al., No. 15CV27443, also filed on October 9, 2015; (3) Stein v. Rentrak Corporation, et al., No. 15CV27520, filed on October 12, 2015; and (4) Sikorski v. Rentrak Corporation, et al., No. 15CV27932, filed on October 14, 2015.

Each of the foregoing lawsuits was filed on behalf of a putative class of Rentrak shareholders against Rentrak, the individual members of Rentrak’s board of directors, and/or comScore and/or the Merger Sub (the Nathan action does not name comScore or the Merger Sub as defendants).

The lawsuits allege variously that the individual members of Rentrak’s board of directors breached their fiduciary duties owed to Rentrak’s shareholders by (a) approving the proposed merger for inadequate consideration; (b) approving the merger to obtain unique benefits not shared equally with other Rentrak shareholders; (c) failing to take steps to maximize the value paid to Rentrak shareholders; (d) failing to take steps to ensure a fair process leading up to the proposed merger; (e) agreeing to preclusive deal protection devices in the merger agreement; and (f) failing to ensure that no conflicts exist between individual directors’ own interests and their fiduciary obligations to Rentrak’s shareholders. The Blum, Stein and Sikorski complaints also state claims against comScore and/or the Merger Sub for aiding and abetting these alleged breaches of fiduciary duties. The amended Nathan complaint adds allegations based on the defendants’ alleged failure to disclose material information about the merger in the joint proxy statement/prospectus filed by comScore on October 30, 2015. It also adds as a defendant Rentrak’s Chief Financial Officer and Chief Operating Officer, David Chemerow, and asserts breach of fiduciary duty claims against Mr. Chemerow that are identical to those alleged against the individual members of Rentrak’s board of directors described above.

The plaintiffs in each of the lawsuits generally seek, among other things, declaratory and injunctive relief concerning the alleged breaches of fiduciary duties, injunctive relief prohibiting completion of the mergers, rescission of the merger if it is completed, an accounting by defendants, rescissionary damages, attorney’s fees and costs, and other relief. In the amended complaint in the Nathan lawsuit, plaintiff also seeks disclosure of allegedly material information omitted from the joint proxy statement/prospectus filed by comScore on October 30, 2015.

On November 26, 2015, the four actions were consolidated as In re Rentrak Corporation Shareholders Litigation, Consolidated Lead Case No. 15cv27429. The court also appointed lead plaintiff, lead plaintiff’s counsel and liaison counsel for purposes of the consolidated action.

On December 16, 2015, the court designated the amended Nathan complaint as the operative complaint in the consolidated action.

Rentrak and its directors believe the lawsuits to be without merit and intend to defend the lawsuits vigorously.

THE MERGER AGREEMENT

The following summary describes the material provisions of the merger agreement. The provisions of the merger agreement are complicated and not easily summarized. This summary may not contain all of the information about the merger agreement that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus, and comScore and Rentrak encourage you to read it carefully in its entirety for a more complete understanding of the merger agreement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about comScore or Rentrak. Such information can be found elsewhere in this document and in the public filings that comScore and Rentrak make with the Securities and Exchange Commission, which are available without charge through the Securities and Exchange Commission’s website at http://www.sec.gov.

The representations and warranties described below and included in the merger agreement were made by each of comScore and Rentrak to the other. These representations and warranties were made as of specific dates and are subject to important exceptions, limitations and supplemental information contained in the confidential disclosure letters provided by each of comScore and Rentrak to the other in connection with the signing of the merger agreement, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between comScore and Rentrak rather than to establish matters as facts. The merger agreement is described in this joint proxy statement/prospectus and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding comScore, Rentrak or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about comScore or Rentrak, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding comScore and Rentrak and their respective businesses. See the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

The Merger

The merger agreement provides for the merger of Rum Acquisition Corporation, a newly formed, wholly owned subsidiary of comScore, with and into Rentrak. Rentrak will survive the merger as a wholly owned subsidiary of comScore.

Closing and Effective Time of the Merger

comScore and Rentrak will complete the merger when all of the conditions to completion of the merger contained in the merger agreement, which are described in “The Merger Agreement—Conditions to Obligations to Complete the Merger” beginning on page 100 of this joint proxy statement/prospectus, are satisfied or waived, including, among others, approval by the comScore stockholders of the issuance of shares of comScore common stock in the merger and the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement by the Rentrak shareholders. The merger will become effective at the time of the filing and acceptance by the Secretary of State of the State of Oregon of the articles of merger, or such later time as may be agreed in writing by comScore and Rentrak and specified in such articles of merger.

Treatment of Securities

Rentrak Common Stock

Upon completion of the merger, each share of Rentrak common stock outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into the right to receive 1.1500 shares of comScore common stock, and the cash payable in lieu of any fractional shares as described in “—Fractional Shares” beginning on page 87 of this joint proxy statement/prospectus. Upon completion of the merger, unless prohibited by local law, comScore also will assume outstanding options to purchase Rentrak common stock, Rentrak restricted stock units and Rentrak performance stock units. For more information see the section entitled “The Merger—Rentrak’s Reasons for the Merger—Stock Options and Restricted Stock Units” beginning on page 81 of this joint proxy statement/prospectus.

The exchange ratio in the merger (i.e., 1.1500 shares of comScore common stock for each share of Rentrak common stock) will be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into comScore common stock or Rentrak common stock), reorganization, recapitalization, reclassification or other like change with respect to comScore common stock or Rentrak common stock having a record date on or after the date of the merger agreement and prior to the effective time of the merger.

Each share of Rentrak common stock that is owned by comScore, Merger Sub or Rentrak, or by any direct or indirect wholly owned subsidiary of comScore, Merger Sub or Rentrak, in each case immediately prior to the effective time of the merger, will be cancelled and extinguished without being converted into comScore common stock and without any other consideration paid for such shares.

Fractional Shares

comScore will not issue any fractional shares of comScore common stock in connection with the merger. Instead, each record holder of Rentrak common stock who would otherwise be entitled to receive a fraction of a share of comScore common stock will receive (after aggregating all fractional shares of comScore common stock that otherwise would be received by such holder of record) an amount of cash (rounded down to the nearest whole cent), without interest, equal to the amount obtained by multiplying such fraction of a share by the average of the closing sale prices for one share of comScore common stock as quoted on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the closing date of the merger.

Treatment of Rentrak Equity Awards

When the merger is completed, comScore will assume outstanding options to purchase shares of Rentrak common stock, and such options will be automatically converted into options to purchase the number of shares of comScore common stock equal to (x) the number of shares of Rentrak common stock subject to the Rentrak option immediately prior to the merger, multiplied by (y) 1.1500, with such product rounded down to the nearest whole share of comScore common stock. The exercise price per share for each assumed Rentrak option will be equal to (x) the exercise price per share of the Rentrak option divided by (y) 1.1500, with such quotient rounded up to the nearest whole cent. Each assumed Rentrak option otherwise will be subject to the same terms and conditions (including as to vesting and exercisability) as are applicable under the respective Rentrak option immediately prior to the effective time of the merger, including any existing rights to accelerated vesting in connection with the merger or upon termination of service following the merger under certain circumstances. However, if a Rentrak option is subject to the legal requirements of a non-U.S. jurisdiction and comScore determines that the Rentrak option may not be assumed under the legal requirements of the relevant non-U.S. jurisdiction, comScore will, to ensure compliance with applicable non-U.S. law, require that such outstanding unassumed non-U.S. Rentrak option be exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the fair market value of the shares at exercise and the exercise price in cash.

comScore will also assume outstanding Rentrak restricted stock units and performance stock units. Each assumed Rentrak restricted stock unit award or performance stock unit award will be converted into an award to receive a number of shares of comScore common stock equal to (x) the number of shares of Rentrak common stock subject to the Rentrak restricted stock unit award or performance stock unit award immediately prior to the effective time of the merger multiplied by (y) 1.1500, with such product rounded down to the nearest whole share of comScore common stock. Each assumed Rentrak restricted stock unit award or performance stock unit award otherwise will be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Rentrak restricted stock unit award or performance stock unit award immediately prior to the effective time of the merger, including any existing rights to accelerated vesting in connection with the merger or upon termination of service following the merger under certain circumstances.

comScore has agreed to file, within ten (10) business days after the effective time of the merger, a registration statement with the Securities and Exchange Commission relating to the shares of comScore common stock issuable in connection with all assumed Rentrak options, restricted stock units and deferred stock units, and use its reasonable best efforts to maintain effectiveness of such registration statement (and maintain the current status of the prospectuses contained therein) for as long as such assumed awards remain outstanding. As a result, the shares of comScore common stock issuable upon the exercise of assumed Rentrak options and payout or vesting of assumed Rentrak restricted stock units or performance stock units are expected to be freely transferable as long as the registration statement remains effective (subject to comScore’s insider trading policy and any applicable securities laws).

Exchange Fund; Exchange of Stock Certificates

Prior to the completion of the merger, comScore and Rentrak will select a mutually acceptable bank or trust company to act as the exchange agent for the merger. As promptly as practicable (and in any event within two (2) business days) after the effective time of the merger, comScore will make available to the exchange agent for exchange in accordance with the merger agreement, the shares of comScore common stock that are issuable in exchange for shares of Rentrak common stock, and the cash payable in lieu of fractional shares. In addition, comScore will make available from time to time after the completion of the merger as necessary, cash in an amount sufficient to pay any dividends or distributions to which holders of shares of Rentrak common stock might be entitled under the merger agreement. Any comScore common stock and cash deposited with the exchange agent is generally referred to as the exchange fund.

As promptly as practicable following the effective time of the merger, comScore will cause the exchange agent to mail to each holder of record (as of immediately prior to the effective time of the merger) of a certificate or certificates that immediately prior to the effective time of the merger represented outstanding shares of Rentrak common stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of Rentrak common stock represented by book entry (1) a letter of transmittal in customary form as Rentrak and comScore may reasonably agree and (2) instructions for use in effecting the surrender of the certificates or book entry shares in exchange for (a) certificates representing whole shares of comScore common stock pursuant to the terms of the merger agreement, (b) cash payable in lieu of any fractional shares of comScore common stock and (c) any dividends or other distributions payable pursuant to the terms of the merger agreement.

With respect to uncertificated shares of Rentrak common stock held through “direct registration,” comScore will implement procedures with the exchange agent for effecting the exchange of such directly registered uncertificated shares of Rentrak common stock for shares of comScore Common Stock and cash payable in lieu of any fractional shares as promptly as practicable after the effective time of the merger.

Upon surrender of certificates or book entry shares for cancellation to the exchange agent, together with a letter of transmittal, duly completed and validly executed in accordance with the relevant instructions, the holders of such certificates or book entry shares will be entitled to receive the number of whole shares of comScore common stock such holder is entitled to receive pursuant to the merger agreement, payment of any cash such holder is entitled to receive in lieu of fractional shares and any dividends or distributions such holder is entitled to receive pursuant to the merger agreement, which shares and cash comScore will cause the exchange agent to distribute as promptly as practicable (but in any event within five (5) business days) following surrender of such certificates or book entry shares and a duly completed and validly executed letter of transmittal. Surrendered certificates will be canceled.

The exchange agent will accept certificates or book entry shares upon compliance with such reasonable terms and conditions as the exchange agent may impose for an orderly exchange in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the certificates or book entry shares on the cash amounts payable in exchange for fractional shares. Until surrendered, from and after the effective time of the merger outstanding certificates or book entry shares will only be evidence of the ownership of the number of full shares of comScore common stock into which such shares of Rentrak common stock have been converted and the right to receive cash payable in lieu of fractional shares in accordance with the merger agreement and any dividends or distributions payable pursuant to the merger agreement.

Following the completion of the merger, Rentrak will not register any transfers of Rentrak common stock on its stock transfer books.

Holders of Rentrak common stock should not attempt to surrender their stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the proper surrender of such certificates.

Distributions with Respect to Unexchanged Shares

Registered holders of Rentrak common stock will be entitled to dividends and other distributions declared or made after the date of the merger agreement with a record date after the effective time of the merger with respect to the number of whole shares of comScore common stock which they are entitled to receive upon exchange of their Rentrak common stock, but no such dividends will be paid to any particular holder of Rentrak common stock until such holder has properly surrendered the certificates representing such shares in accordance with the letter of transmittal.

Termination of Exchange Fund; No Liability

Any portion of the exchange fund that is undistributed twelve (12) months after the completion of the merger will, at the request of comScore, be delivered to comScore, or otherwise according to the instruction of comScore, and any holders of Rentrak common stock who have not surrendered their certificates or book entry shares in compliance with the merger agreement may then look only to comScore for delivery or payment of the shares of comScore common stock issuable, or cash payable (in lieu of any fractional shares and any dividends or other distributions), in exchange for such certificates or book entry shares.

None of comScore, Rentrak or the exchange agent will be liable to any holder of Rentrak common stock or comScore common stock for any shares (or any related dividends or distributions) properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar law.

Lost, Stolen or Destroyed Certificates

If a Rentrak stock certificate is lost, stolen or destroyed, the holder of the certificate must deliver an affidavit and may, at comScore’s request, be required to deliver an indemnity bond prior to receiving any merger consideration.

Representations and Warranties

The merger agreement contains representations and warranties made by each of comScore, Rum Acquisition Corporation and Rentrak, regarding their businesses, financial condition and structure, their subsidiaries and other facts pertinent to the merger. Each party’s representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects, expire at the effective time of the merger and relate to:

•	corporate organization, qualification to do business, corporate standing, corporate power and enforceability of the merger agreement;

•	corporate authorization to enter into and carry out the obligations contained in the merger agreement, requisite stockholder or shareholder approvals and the opinions of financial advisors;

•	the absence of any conflicts with or violations of such party’s organizational documents and certain agreements with third parties, the absence of any rights of first refusal or acquisition or pre-emptive rights with respect to such party’s capital stock or other assets or properties arising or resulting from entering into and carrying out the obligations contained in the merger agreement and certain regulatory approvals required in connection with the merger;

•	capitalization;

•	such party’s subsidiaries;

•	certain Securities and Exchange Commission filings and the financial statements contained in those filings;

•	controls and procedures for required disclosures of financial and non-financial information in certain reports filed with the SEC;

•	the absence of undisclosed liabilities (other than certain specified exceptions);

•	the absence of certain changes or events between the date of such party’s last audited balance sheet and the date of the merger agreement;

•	real property matters;

•	personal property matters;

•	intellectual property matters;

•	material contracts and the absence of breaches of material contracts;

•	tax matters;

•	employee benefit plans;

•	labor matters and relations;

•	environmental matters;

•	compliance with applicable laws, including anti-corruption and export controls laws;

•	compliance with permits required for the operation of business;

•	litigation and legal proceedings;

•	insurance matters;

•	such party’s ownership of the other party’s capital stock;

•	the applicability of Delaware and Oregon anti-takeover statutes to the merger; and

•	brokerage or other finders’ fees that may be payable in connection with the merger.

Conduct of Business before Completion of the Merger

In the merger agreement, comScore and Rentrak have agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless contemplated by the merger agreement, required by applicable law, consented to by the other party in writing or as specifically disclosed to the other party in such party’s disclosure letter to the merger agreement, each such party will:

•	carry on its businesses in the usual, regular and ordinary course in substantially the same manner as earlier conducted and in compliance with all applicable laws;

•	pay its debts and taxes when due, in each case subject to good faith disputes over such debts or taxes;

•	pay all of its material debts when due and perform all of its material obligations when such obligations are required to be performed, in each case subject to good faith, commercially reasonable disputes over such debts or obligations;

•	use its commercially reasonable efforts, consistent with past practices and policies, to (1) preserve intact its present businesses, (2) keep available the services of its present officers and employees and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; and

•	use its reasonable best efforts to enforce its rights under all confidentiality, non-disclosure, standstill and other similar agreements in the event of any violation of such agreements.

Under the merger agreement, each of comScore and Rentrak has also agreed that, until the earlier of the completion of the merger or termination of the merger agreement, or unless the other party consents in writing, they will not (and will not permit their respective subsidiaries to), except as specifically contemplated or permitted by the merger agreement, as required by law or as specifically disclosed to the other party in such party’s disclosure letter to the merger agreement:

•	propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;

•	authorize, issue, sell, deliver or agree or commit to issue, sell or deliver any of their respective securities or any securities of any of their respective subsidiaries, except in accordance with certain specified exceptions;

•	acquire, redeem, or amend any of their respective securities or any securities of any of their respective subsidiaries (other than dissolving and/or merging subsidiaries that are not material to them and their respective subsidiaries, taken as a whole);

•	split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution, or make any other actual, constructive or deemed distribution, other than cash dividends made in the ordinary course of business and consistent with past practice, or between their respective wholly owned subsidiaries to themselves or one of their respective subsidiaries;

•	propose or adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective subsidiaries (other than the merger);

•	incur, assume or issue any debt, except for (1) letters of credit issued in the ordinary course of business consistent with past practice, (2) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (3) loans or advances to subsidiaries in the ordinary course of business consistent with past practices and (4) with respect only to existing indebtedness that matures before the completion of the merger, to refinance, extend or renew the maturity of that indebtedness in an amount that doesn’t exceed such existing indebtedness, subject to certain conditions as provided in the merger agreement;

•	other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible for any material obligations of any third person (except obligations of any of their respective subsidiaries);

•	make any material loans, advances or capital contributions to or investments in any third person;

•	mortgage or pledge any of their or their respective subsidiaries’ assets, or create any liens on such assets;

•	except to satisfy contractual obligations existing on the date of the merger agreement, make, amend or terminate any bonuses or increase compensation other than as permitted by the merger agreement;

•	forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective subsidiaries or affiliates;

•	fund any employee benefit plans other than as required by existing contracts or applicable law;

•	enter into, amend, or extend any collective bargaining agreement;

•	acquire, sell, lease, license or dispose of any material property or assets except (1) pursuant to existing contracts, (2) for transactions in the ordinary course of business consistent with past practice and not in excess of five million dollars ($5,000,000) individually, or twenty million dollars ($20,000,000) in the aggregate or (3) the sale of Rentrak products or comScore products, or services, in the ordinary course of business consistent with past practice;

•	except to comply with GAAP, make any change in accounting principles or practices;

•	make or change any material tax election, adopt or change any tax accounting method, settle or compromise any material tax liability, or consent to an extension or a waiver of any limitations period applicable to a material tax claim or assessment;

•	enter into or materially amend, or waive any right under, any contract that would be a Rentrak material contract or a comScore material contract, as defined in the merger agreement;

•	enter into or modify any lease or sublease of real property with a term ending later than July 31, 2016;

•	grant any exclusive rights to any of their respective intellectual property rights that are material to their respective businesses;

•	modify the standard warranty terms for Rentrak or comScore products or services;

•	acquire any other third party or any equity interest in any third party;

•	authorize, incur or commit to incur any new capital expenditures that in the aggregate exceed ten million dollars ($10,000,000), other than maintenance capital expenditures or capital expenditures required pursuant to existing contracts;

•	settle or compromise any litigation or liabilities other than those (1) reflected or reserved against in full in the June 30, 2015 Rentrak or comScore balance sheet, (2) covered by existing insurance policies, or (3) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

•	except as required by GAAP, revalue in any material respect any of its properties or assets (including writing-off notes or accounts receivable) other than in the ordinary course of business consistent with past practice;

•	convene any special meeting of their stockholders or shareholders (or postpone or adjourn any special meeting), or propose any matters for consideration and a vote of its stockholders or shareholders other than the merger agreement and the merger;

•	waive any rights under any confidentiality, non-disclosure, standstill, employee non-solicitation and other similar agreements; or

•

enter into a contract to do any of the above, or knowingly take any action that is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated by the merger agreement not being satisfied, or knowingly take any action that would make any of their respective representations or warranties set forth in the merger agreement untrue or incorrect in any material respect, or that would materially impair their ability to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement, or materially delay the effective time of the merger.

comScore and Rentrak are Required to Terminate Any Existing Discussions with Third Parties and are Prohibited from Soliciting Other Offers

Promptly after the execution and delivery of the merger agreement, each of Rentrak and comScore will immediately cease and cause to be terminated, and will instruct, direct and cause their respective directors, officers, employees, subsidiaries, controlled affiliates, investment bankers, attorneys and other advisors or representatives to immediately cease and cause to be terminated, any and all existing activities, discussions or negotiations with any persons previously conducted with respect to certain “acquisition proposals” and “acquisition transactions” relating to Rentrak and comScore described below. Each of Rentrak and comScore will also promptly request that all confidential information that has been delivered, provided or furnished by or on behalf of Rentrak or comScore, as the case may be, within the two (2) year period prior to the date of the merger agreement in connection with any consideration, discussions or negotiations regarding any such potential “acquisition proposals” or “acquisition transactions” be returned or destroyed.

Under the terms of the merger agreement, subject to certain exceptions described below, neither Rentrak nor comScore will, or authorize or permit any of their respective representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage or facilitate, the making, submission or announcement of an acquisition proposal relating to Rentrak or comScore, respectively;

•	furnish to any person (other than each other) any non-public information relating to Rentrak or comScore or any of their respective subsidiaries, or allow access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective subsidiaries, in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal relating to Rentrak or comScore, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an acquisition proposal relating to Rentrak or comScore;

•	participate or engage in discussions or negotiations with any person (other than each other) with respect to an acquisition proposal relating to Rentrak or comScore, respectively;

•	approve, endorse or recommend an acquisition proposal relating to Rentrak or comScore, respectively;

•	enter into any letter of intent, memorandum of understanding or other contract contemplating an acquisition transaction relating to Rentrak or comScore, respectively;

•	terminate, amend or waive any rights under any confidentiality, non-disclosure, “standstill” or other similar contract;

•	waive Section 203 of the DGCL or Sections 825-845 of the OBCA, as applicable, or any portion thereof (other than with respect to each other); or

•	propose publicly or agree to any of the foregoing with respect to an acquisition proposal relating to Rentrak or comScore, respectively.

For purposes of the restrictions described above, “acquisition proposal” means any offer, indication of interest or proposal relating to any acquisition transaction, and “acquisition transaction” means any transaction or series of related transactions involving:

•	any acquisition or purchase of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of comScore or Rentrak, or any tender offer or exchange offer that if consummated would result in anyone beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of comScore or Rentrak;

•	any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more subsidiaries of comScore or Rentrak, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of comScore’s or Rentrak’s most recently completed fiscal year) of comScore or Rentrak and their respective subsidiaries, taken as a whole;

•	any merger, consolidation, business combination or other similar transaction involving comScore or Rentrak or one or more of their subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of comScore’s or Rentrak’s most recently completed fiscal year) of comScore or Rentrak and their respective subsidiaries, taken as a whole, pursuant to which the stockholders of comScore or the shareholders of Rentrak, or such subsidiary or subsidiaries, as applicable, hold less than eighty-five (85%) of the equity interests in the surviving or resulting entity of such transaction;

•	any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of comScore or Rentrak that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of comScore’s or Rentrak’s most recently completed fiscal year);

•	any liquidation, dissolution, recapitalization or other significant corporate reorganization of comScore or Rentrak or one or more of their subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of comScore’s or Rentrak’s most recently completed fiscal year); or

•	any combination of the foregoing.

Rentrak and comScore are also obligated to promptly, and in all cases within twenty-four (24) hours, advise the other in writing of:

•	any acquisition proposal they receive;

•	any request for information they receive that would reasonably be expected to lead to an acquisition proposal or an acquisition transaction; or

•	any inquiry they receive with respect to, or which would reasonably be expected to lead to, any acquisition proposal or acquisition transaction, the material terms and conditions of such acquisition proposal, acquisition transaction, request or inquiry, and the identity of the person making the acquisition proposal, request or inquiry.

In addition, each of Rentrak and comScore is required to keep the other party reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any acquisition proposal or acquisition transaction and its material terms and conditions and any request or inquiry. Each of Rentrak and comScore will give the other at least twenty-four (24) hours’ notice of a meeting of its board of directors (or any committee) at which its board of directors (or any committee) is reasonably expected to consider an acquisition proposal or acquisition transaction it has received, and will inform the other as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the acquisition proposal or acquisition transaction.

Notwithstanding the prohibitions described above, if either comScore or Rentrak receives an unsolicited bona fide written acquisition proposal before the date of its requisite stockholder or shareholder approval and the conditions set forth below are satisfied, the party receiving the acquisition proposal is permitted to:

•	engage or participate in discussions or negotiations with a party that has made (and not withdrawn) a bona fide, unsolicited acquisition proposal that comScore or Rentrak determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal; and/or

•	furnish any non-public information to the party making such unsolicited acquisition proposal that comScore’s or Rentrak’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a superior proposal in respect of such party.

The following conditions must be satisfied in order to engage in such discussions or negotiations with, or provide information to, and such third party:

•	such acquisition proposal must not have resulted from a breach of the non-solicitation obligations contained in the merger agreement and the third party submitting such acquisition proposal must not have made any other acquisition proposal that resulted from a breach of the non-solicitation obligations contained in the merger agreement;

•	the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must not have materially breached the non-solicitation obligations contained in the merger agreement;

•	the board of directors of the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have determined in good faith (after consultation with its outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law or Oregon law;

•	prior to or simultaneously with taking such action, the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have given notice to the other party;

•	the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must have entered into a confidentiality agreement with such third party; and

•	promptly, and in all cases within twenty-four (24) hours after providing such information to a third party, the party proposing to engage in such discussions or negotiations with, or provide information to, a third party must provide the same information to the other party.

For purposes of the provisions described above, “superior proposal” means an unsolicited bona fide written acquisition proposal (except that all references to fifteen percent (15%) in the definition of “acquisition transaction” will be replaced by eighty-five percent (85%)) with respect to which the board of directors of the applicable party will have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such acquisition transaction, the extent to which such acquisition transaction is conditioned on third party financing and, if so, the extent to which the person proposing such acquisition transaction has obtained commitments for any such third party financing, as well as any counter-offer or proposal made by the other party to the merger agreement) that (1) the acquiring party is reasonably capable of timely consummating the proposed acquisition transaction on the terms proposed and (2) the proposed acquisition transaction would, if timely consummated in accordance with its terms, be more favorable to the stockholders or shareholders of the applicable party to the merger agreement than the merger and other transactions contemplated by the merger agreement (or any counter-offer or proposal made by the other party to the merger agreement).

Obligations of each of the comScore and Rentrak Boards of Directors with Respect to its Recommendation and Holding a Meeting of its Stockholders or Shareholders

Under the terms of the merger agreement, Rentrak and comScore agreed that the comScore and Rentrak boards of directors will each call, hold and convene a meeting of its stockholders or shareholders promptly (and within forty-five (45) days) after the declaration of effectiveness of the registration statement, of which this joint proxy statement/prospectus forms a part, by the Securities and Exchange Commission. Rentrak and comScore also agreed that the comScore and Rentrak boards of directors will each use its reasonable best efforts to call, give notice of, convene and hold its respective stockholder or shareholder meetings on the same day and at the same time as the other party’s stockholder or shareholder meeting; provided, that such efforts will not require either Rentrak or comScore to delay the meeting of its stockholders or shareholders beyond the date that is forty-five (45) days after the declaration of effectiveness of the registration statement. The comScore board of directors agreed to recommend the approval of the issuance of shares of comScore common stock in the merger to its stockholders and to use reasonable best efforts to obtain the required stockholder approval. The Rentrak board of directors agreed to recommend the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement to its shareholders and to use reasonable best efforts to obtain the required shareholders adoption and approvals.

Each of the comScore and Rentrak boards of directors also agreed not to withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, their recommendations.

Notwithstanding the obligations described above, at any time before receiving the approvals of their respective stockholders or shareholders, the comScore board of directors or Rentrak board of directors may change its recommendation if certain conditions are satisfied with respect to a superior proposal or an intervening event.

With respect to a superior proposal, a party may change its recommendation if and only if:

•	it has received an acquisition proposal that its board of directors has determined in good faith (after consultation with its financial and legal advisors) constitutes a superior proposal;

•	such acquisition proposal did not result from a breach of the nonsolicitation obligations contained in the merger agreement;

•	the party proposing to change its recommendation has not breached the nonsolicitation obligations contained in the merger agreement in respect of such acquisition proposal;

•	prior to changing its recommendation, comScore or Rentrak, as the case may be, has given the other party at least three (3) business days’ notice and the opportunity to meet and discuss in good faith potential amendments or other modifications to the merger agreement so that the merger and other transactions contemplated by the merger agreement can take place;

•	the other party has not made, within the three (3) business days after receiving notice of a party’s intent to change its recommendation, a counteroffer or proposal that the board of directors of the party proposing to change its recommendation determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders or shareholders as that superior proposal; and

•

after such discussions, the board of directors of the party proposing to change its recommendation determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal) that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law or Oregon law, as applicable.

A party may also change its recommendation in connection with an intervening event, if and only if:

•	such intervening event does not involve the receipt of any offer, proposal or inquiry from any third party relating to an acquisition transaction;

•	before changing its recommendation, the party proposing to do so has given the other at least three (3) business days’ notice and the opportunity to meet and discuss in good faith the basis for the proposed change in recommendation, the other party’s reaction and potential amendments and modifications to the merger agreement so that the merger and other transactions contemplated by the merger agreement can take place; and

•	after such discussions, the board of directors of the party proposing to change its recommendation determines in good faith (after consultation with outside legal counsel) that the failure to change its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under Delaware law or Oregon law, as applicable.

For purposes of the provisions described above, “intervening event” means any material event, circumstance, change, effect, development or condition occurring or arising after the date of the merger agreement that was not known by the comScore board of directors or the Rentrak board of directors, as applicable, as of or before the date of the merger agreement.

Regardless of whether either the comScore or Rentrak board of directors has received an acquisition proposal or a superior proposal of the type described above, or has changed its recommendation as it relates to the merger, unless the merger agreement is earlier terminated in accordance with its terms, both parties are obligated to call, give notice of, convene and hold a meeting of their respective stockholders or shareholders to consider and vote upon their respective proposals relating to the merger and no change of recommendation or unsolicited proposal will affect any obligation of the parties under the merger agreement. For more information concerning the ability of the parties to terminate the merger agreement in certain circumstances, see the section entitled “The Merger Agreement — Termination; Fees and Expenses”.

Joint Proxy Statement/Prospectus

The merger agreement provides that as promptly as practicable (and in any event within forty-five (45) days) after the execution and delivery thereof, comScore and Rentrak will prepare and file with the Securities and Exchange Commission, this joint proxy statement/prospectus (which will include a prospectus for the issuance of shares of comScore common stock in the merger, a proxy statement of comScore for use in connection with the solicitation of proxies for the comScore stockholder meeting and a proxy statement of Rentrak for use in connection with the solicitation of proxies for the Rentrak shareholder meeting). Both parties have agreed to use their reasonable best efforts to have this joint proxy statement/prospectus declared effective by the Securities and Exchange Commission as promptly as practicable after filing and have agreed to fully cooperate in the preparation of this joint proxy statement/prospectus.

Subject to certain exceptions set forth in the merger agreement, no amendment or supplement (including by incorporation by reference) to this joint proxy statement/prospectus will be made without the approval of both parties, which approval will not be unreasonably withheld, conditioned or delayed. comScore and Rentrak have agreed to notify each other as promptly as practicable after the receipt of any written or oral comments of the Securities and Exchange Commission or its staff regarding, or of any written or oral request by the Securities and

Exchange Commission or its staff for amendments or supplements to, this joint proxy statement/prospectus and related filings, and to promptly give the other copies of all correspondence between it or any of its representatives and the Securities and Exchange Commission or its staff with respect to any of the foregoing filings.

Efforts to Complete and Regulatory Matters

Each party to the merger agreement has agreed to use its reasonable best efforts to take all actions and to do all things reasonably necessary to consummate and make effective the transactions contemplated by the merger agreement, including using reasonable best efforts to:

•	cause the conditions to the merger to be satisfied or fulfilled;

•	obtain all necessary consents, waivers and approvals under any contracts to which either (or any of its subsidiaries) is a party so as to maintain and preserve the material benefits under such contracts following the effective time of the merger;

•	obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities, seek the expiration or termination of any applicable waiting periods under applicable legal requirements, and make all necessary registrations, declarations and filings with governmental authorities;

•	seek to have vacated or otherwise lifted or removed any legal order that has been issued or granted that has the effect of making the merger or related transactions illegal, preventing or otherwise restraining the effective time of the merger or related transactions in any such jurisdiction; and

•	execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

On October 23, 2015, the parties filed Notification and Report Forms with the Federal Trade Commission and the Antitrust Division of the Department of Justice relating to the merger and related filings. The parties have determined that they are not required to make a filing or otherwise seek a consent or approval of a governmental authority in any other non-U.S. jurisdiction under applicable antitrust laws. Each of comScore and Rentrak has agreed to cooperate and coordinate with the other and inform the other party hereto of any communication from any governmental authority regarding the merger and related transactions.

Public Announcements

Neither comScore nor Rentrak will issue any press release or make any public statement with respect to the merger agreement or the merger without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. However, comScore and Rentrak may, without the prior consent of the other, issue a press release or make a public statement relating to the merger agreement or the merger if it determines that the press release or public statement is required by applicable law or the rules and regulations of the Nasdaq Stock Market, and it has notified and consulted with the other party.

Rentrak Employee Benefits; 401(k) Plans

After the effective time of the merger, and to the extent permitted by applicable law, comScore will recognize the prior service with Rentrak or its subsidiaries of each Rentrak employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of comScore or its affiliates in which Rentrak employees are eligible to participate following the effective time of the merger for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits).

After the effective time of the merger, comScore will, or will cause Rentrak to, cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of comScore or its affiliates to be waived with respect to Rentrak employees and their eligible dependents, and provide each Rentrak employee with credit for any deductibles paid under any Rentrak employee plan that provides medical, dental or vision benefits in the plan year in effect as of the effective time of the merger in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of comScore or the surviving corporation in the merger that such employees are eligible to participate in after the effective time of the merger.

Prior to the effective time of the merger, Rentrak will terminate its employee stock purchase program and 401(k) plan. Prior to the effective time of the merger, Rentrak will also implement a severance plan according to certain parameters previously discussed and agreed upon by the parties, which will be subject to comScore’s review and approval.

Indemnification and Insurance

Under the terms of the merger agreement, comScore will honor all obligations of Rentrak contained in any indemnification agreement in effect prior to completion of the merger between Rentrak or its subsidiaries and any of its current or former directors or officers for a period of six years after completion of the merger.

For six (6) years following the effective time of the merger, comScore will maintain the existing policy of Rentrak’s directors’ and officers’ liability insurance covering claims arising from facts or events that occurred prior to the completion of the merger, including acts or omissions occurring in connection with the merger agreement and completion of the merger to the extent such acts or omissions are covered by the existing insurance policy, and covering each director and officer of Rentrak who was covered at the effective time of the merger on terms with respect to coverage and amounts no less favorable than those in effect prior to the signing of the merger agreement. However, comScore will not be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premium paid by Rentrak at the time the merger agreement was signed. In the event the premium exceeds two hundred percent (200%) of the annual premium at the time the merger agreement was signed, comScore will be obligated to obtain an insurance policy with the greatest coverage available for a cost not exceeding two hundred percent (200%) of the annual premium paid by Rentrak at the time the merger agreement was signed. Alternatively, comScore or Rentrak may, prior to completion of the merger, purchase a six (6) year “tail” prepaid insurance policy on terms and conditions no less advantageous than Rentrak’s current director and officer policy.

Listing of comScore Common Stock

comScore will use its reasonable best efforts to have authorized for listing on the Nasdaq Global Select Market before the effective time of the merger, upon official notice of issuance, the shares of comScore common stock that are issuable in the merger, and the shares of comScore common stock that are issuable upon the exercise of all assumed stock options and assumed restricted stock units.

Takeover Statutes

If any takeover statute is or may become applicable to the merger or any other transactions contemplated by the merger agreement, each of Rentrak and comScore and their respective board of directors will take such lawful actions as are necessary so that the merger and/or such other transactions can be consummated as promptly as practicable on the terms contemplated by the merger agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute on the merger and such other transactions.

comScore and Rentrak Insiders

For the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, the comScore board of directors has adopted a resolution approving the acquisition of any direct or indirect pecuniary interest of comScore common stock by Rentrak insiders as a result of the merger. In addition, the Rentrak board of directors has adopted a resolution providing that the disposition by or in respect of each Rentrak insider of Rentrak common stock, stock options, restricted stock units and performance stock units (and any other securities acquired by such Rentrak insider prior to the completion of the merger) in connection with the merger in exchange for shares of comScore common stock, stock options, restricted stock units or performance stock units, are also intended to be exempt pursuant to Rule 16b-3 under the Securities Exchange Act of 1934.

Tax Matters

Neither comScore, Rentrak nor any of their subsidiaries will take any action prior to or following the effective time of the merger that would reasonably be expected to cause the merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of comScore and Rentrak will also use its reasonable best efforts to obtain tax opinions from their counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section  368(a).

comScore Governance Matters after the Merger

On the effective time of the merger, comScore will retain the name “comScore, Inc.” In addition, immediately following the effective time of the merger:

•	the comScore board of directors will have twelve (12) members comprised of Magid M. Abraham, William Engel, Russell Fradin, Gian M. Fulgoni, Patricia Gottesman, William J. Henderson, William Katz, Ronald J. Korn, Joan Lewis, William Livek, Serge Matta and Brent Rosenthal;

•	the chairman of the comScore board of directors will be Mr. Abraham;

•	the executive vice chairman of the comScore board of directors will be Mr. Livek;

•	the chairman of the Audit Committee of the comScore board of directors will be Mr. Rosenthal;

•	the chairman of the Compensation Committee of the comScore board of directors will be Mr. Henderson;

•	the chairman of the Nominating and Governance Committee of the comScore board of directors will be Mr. Katz;

•	the chief executive officer of comScore will be Mr. Matta; and

•	the chief financial officer of comScore will be Mr. Wesley.

Conditions to Obligations to Complete the Merger

The respective obligations of comScore, Rum Acquisition Corporation and Rentrak to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	No governmental authority of competent jurisdiction will have enacted or deemed applicable any law that is in effect and has the effect of making the merger or any other transactions contemplated by the merger agreement illegal or prohibiting the effective time of the merger or any other transactions contemplated by the merger agreement.

•	No governmental authority of competent jurisdiction will have issued or granted any order (whether temporary, preliminary or permanent) that has the effect of making the merger or any other transactions contemplated by the merger agreement illegal or prohibiting the effective time of the merger or any other transactions contemplated by the merger agreement.

•	comScore’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of such registration statement will have been issued by the Securities and Exchange Commission and no proceeding for that purpose, and no similar proceeding in respect of the joint proxy statement/prospectus, will have been initiated or threatened in writing by the Securities and Exchange Commission that have not been withdrawn.

•	The required approvals of the comScore and Rentrak shareholders will have been obtained.

•	All waiting periods (including all extensions) applicable to the merger under the Hart-Scott-Rodino Act and any other applicable antitrust laws will have terminated or expired.

•	All clearances, consents, approvals, authorizations and orders applicable to the merger which are required under any antitrust laws of any jurisdiction in which comScore or Rentrak have material business operations or in which comScore and Rentrak mutually agree to make a filing or otherwise seek a consent or approval of a governmental authority under applicable antitrust laws, will have been received.

•	The shares of comScore common stock issuable in the merger and upon the exercise of all assumed Rentrak stock options and in settlement of all assumed Rentrak restricted stock units, will have been authorized for listing on the Nasdaq Global Select Market.

•	Each of comScore and Rentrak will have received from its respective tax counsel an opinion to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, the respective obligations of each of comScore and Rum Acquisition Corporation, on the one hand, and Rentrak on the other, to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	The other party will have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger.

•	Certain representations and warranties of the other party relating to organization and qualification, authority, approvals and enforceability, required filings and consents, certificates of incorporation and bylaws, ownership of the other party’s capital stock, takeover statutes and brokers will have been true and correct in all material respects as of the date of the merger agreement, and will be true and correct in all material respects on and as of the date of the effective time of the merger with the same force and effect as if made on and as of that date, except, in each case, for those representations and warranties that address matters only as of a particular date (which will have been true and correct as of that particular date).

•	Certain representations and warranties of the other party relating to its capitalization will have been true and correct as of the date of the merger agreement and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except, in each case, for any de minimis inaccuracies, and except for those representations and warranties that address matters only as of a particular date (which will have been true and correct as of that particular date).

•

The representations and warranties of the other party (other than those described above), will have been true and correct as of the date of the merger agreement, and will be true and correct on and as of the date of the effective time of the merger with the same force and effect as if made on and as of such date, except for any failure to be true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect (as further described below), and except for those representations and warranties that address matters only as of a particular date (which will have been true and correct as of that particular date, except for any failure to be true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect) (except that for purposes of determining the accuracy of those representations and warranties all qualifications based on a “material adverse effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases will be disregarded (except with respect to the representation and warranty relating to the conduct of the party’s business) and any update of or modification to the disclosure letters of each party made or purported to have been made after the date of the merger agreement will be disregarded).

•	Since the date of the merger agreement, there will not have occurred or arisen any material adverse effect with respect to the other party that is continuing.

•	Since the date of the merger agreement, each party will have timely filed all reports and other documents that it is required to file with the SEC under the Securities Exchange Act of 1934 and the applicable Securities and Exchange Commission rules issued thereunder.

•	Each party will have received from the other a certificate, signed for and on behalf of such other party by the chief executive officer and the chief financial officer, certifying the satisfaction of certain closing conditions.

Material Adverse Effect

Under the terms of the merger agreement, a material adverse effect on either comScore or Rentrak will mean any fact, development, circumstance, condition, event, occurrence, change or effect that, individually or when taken together with all other facts, developments, circumstances, conditions, events, occurrences, changes or effects that exist at the date of determination of the occurrence of the applicable material adverse effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the applicable party and its subsidiaries, taken as a whole, except that no facts, developments, circumstances, conditions, events, occurrences, changes or effects (by themselves or when aggregated with any other facts, developments, circumstances, conditions, events, occurrences, changes or effects) resulting from, relating to or arising out of the following will be deemed to be or constitute a material adverse effect, and no facts, developments, circumstances, conditions, events, occurrences, changes or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, developments, circumstances, conditions, events, occurrences, changes or effects) will be taken into account when determining whether a material adverse effect has occurred or may, would or could occur:

•	economic, business, financial or political conditions in the United States or any other jurisdiction in which either party or any of their subsidiaries has substantial business or operations, and any changes in those conditions, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size in the industry in which such party operates;

•	conditions in the industry in which the respective party operates, and any changes in those conditions, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size in the industry in which such party operates;

•	conditions in the financial markets, and any changes in such conditions, but solely to the extent that such conditions and changes do not have an adverse effect on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size in the industry in which such party operates;

•	acts of terrorism or war, weather conditions, power outages, and other force majeure events, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on such party and its subsidiaries, taken as a whole, relative to other companies of comparable size in the industry in which such party operates;

•	the announcement or pendency of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	changes in law or GAAP (or any interpretations of GAAP);

•	failure by either party or any of their subsidiaries to take any action that is expressly prohibited by the merger agreement;

•	changes in stock price or the trading volume of either party’s stock, in and of itself;

•	the failure to meet public estimates or forecasts of revenues, earnings of other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

•	failure by either party to take a material action required by the merger agreement that is requested by the other party;

•	reduction in the credit rating of either party; or

•	any legal claims made or brought by any current or former stockholders or shareholders of either party or other legal proceedings arising out of or related to the merger agreement, the merger or any other transactions contemplated by the merger agreement.

Termination; Fees and Expenses

Termination

The merger agreement may be terminated and the merger may be abandoned at any time before the effective time of the merger:

•	by mutual written consent duly authorized by the Rentrak board of directors and the comScore board of directors;

•	by either comScore or Rentrak, if any governmental authority of competent jurisdiction has (1) enacted, issued, promulgated, entered, enforced or deemed applicable to the merger any law that is in effect and has the permanent effect of making the effective time of the merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the effective time of the merger, or (2) issued or granted any order that is in effect and has the effect of making the merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the merger, and such order has become final and non-appealable (provided that the party seeking to terminate the merger agreement for that reason has complied with its obligations in the merger agreement to seek to have any such order vacated or lifted or removed);

•	by either comScore or Rentrak, if the merger has not been consummated by April 30, 2016; except that in the event one or more conditions relating to effectiveness of the registration statement and/or antitrust matters has not been satisfied on or prior to April 30, 2016, and all of the other conditions to the effective time of the merger have been satisfied or waived by the party entitled to the benefit of that condition on or prior to April 30, 2016 (other than those conditions that by their terms contemplate satisfaction at the closing of the merger, if such conditions can be satisfied at such time), either comScore or Rentrak may elect to extend the termination date to July 31, 2016; except that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any covenant or obligation under the merger agreement has been the proximate cause of, or resulted in, any of the conditions to the effective time of the merger having failed to be satisfied or fulfilled on or prior to the termination date, as applicable and as may be extended, and such action or failure to fulfill any covenant or obligation constitutes a material breach of the merger agreement;

•	by either comScore or Rentrak if their stockholders or shareholders or the other party’s stockholders or shareholders have voted against the approval of the merger, or against the issuance of the shares of comScore common stock as required by the transactions contemplated by the merger agreement, as applicable;

•	by either comScore or Rentrak (if they are not then in material breach of any of their covenants and obligations under the merger agreement) in the event of (1) a breach of any covenant or obligation set forth in the merger agreement by the other party or (2) any inaccuracy in any of the representations and warranties of the other party such that the conditions to the effective time of the merger would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate (except that if such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing the breach or making the inaccurate representations and warranties, then the party seeking to terminate the merger agreement pursuant to this paragraph will not be permitted to terminate the merger agreement pursuant to this paragraph until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing the breach or making the inaccurate representations and warranties);

•	by either comScore or Rentrak, prior to the approval of the merger by the other party’s stockholders or shareholders, in the event that a triggering event has occurred with respect to the other party; or

•	by either comScore or Rentrak, prior to the approval of the merger by the other party’s stockholders or shareholders, to enter into a contract with respect to a superior proposal upon the board of directors (or any committee thereof) changing its recommendation.

A “triggering event” will be deemed to have occurred with respect to a party if:

•	such party has breached its nonsolicitation obligations, its obligations to call and hold its stockholders or shareholders meetings, or its obligations in respect of its recommendation of the merger in any material respect (whether or not resulting in the receipt of an acquisition proposal);

•	such party has failed to include its board of directors recommendation in this joint proxy statement/prospectus;

•	the board of directors (or any committee thereof) of such party has for any reason changed its recommendation;

•	such party, its board of directors, or any committee thereof has for any reason approved, or recommended that their stockholders or shareholders approve, any acquisition proposal or acquisition transaction other than the transactions contemplated by the merger agreement (whether or not a superior proposal);

•	an acquisition proposal (whether or not a superior proposal) has been made in respect of a party by a person unaffiliated with the other party and, within ten (10) business days after notice of that acquisition proposal is first published, sent or given to such party’s stockholders or shareholders, and, if requested by the other party hereto, that party has not sent to its stockholders or shareholders, pursuant to Rule 14e-2 under the Securities Exchange Act of 1934, a statement unconditionally reaffirming the board of directors’ recommendation of the merger and the transaction contemplated by the merger agreement, and unconditionally recommending that its stockholders or shareholders reject such acquisition proposal and not tender any shares of its capital stock into such acquisition proposal if made in the form of a tender or exchange offer; or

•	except for the confidentiality agreement required by the merger agreement as a pre-condition to taking any actions with respect to an unsolicited proposal, such party has entered into a letter of intent, memorandum of understanding or other contract accepting any acquisition proposal or acquisition transaction (whether or not a superior proposal).

Termination Fees and Expenses

Under the terms of the merger agreement, Rentrak must pay a termination fee of twenty-eight million five hundred thousand dollars ($28,500,000) to comScore due to termination of the merger agreement:

•	if (1) following the execution and delivery of the merger agreement and before the Rentrak shareholder meeting described in the merger agreement, an acquisition proposal in respect of Rentrak has been made to Rentrak or the Rentrak board of directors, or has been directly communicated or otherwise made known to Rentrak’s shareholders, or has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal for Rentrak, (2) the merger agreement is terminated by comScore for Rentrak’s failure to consummate the merger before the termination date (as may be extended) or Rentrak’s shareholders do not approve the merger agreement, and (3) within twelve (12) months following the termination of the merger agreement, either any acquisition transaction in respect of Rentrak is consummated or Rentrak enters into a letter of intent, memorandum of understanding or other contract contemplating or providing for any acquisition transaction in respect of Rentrak; except that for this paragraph all references to fifteen percent (15%) and eighty five percent (85%) in the definition of “acquisition transaction” will be replaced by fifty percent (50%);

•	if (1) following the execution and delivery of the merger agreement and before the breach forming the basis of the termination contemplated by the following clause (2), an acquisition proposal in respect of Rentrak has been made to Rentrak or the Rentrak board of directors, or has been directly communicated or otherwise made known to Rentrak’s shareholders, or has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal in respect of Rentrak, (2) comScore terminates the merger agreement (to the extent permitted by the merger agreement) for any intentional breach of any covenant or obligation set forth in the merger agreement by Rentrak, or any intentional breach or inaccuracy in any of the representations and warranties of Rentrak in the merger agreement that causes the applicable condition not to be satisfied, and (3) within twelve (12) months following the termination of the merger agreement, either any acquisition transaction in respect of Rentrak is consummated or Rentrak enters into a letter of intent, memorandum of understanding or other contract contemplating or providing for any acquisition transaction in respect of Rentrak; except that for the purposes of this paragraph all references to fifteen percent (15%) and eighty five percent (85%) in the definition of “acquisition transaction” will be replaced by fifty percent (50%);

•	if comScore terminates the merger agreement because a triggering event has occurred with respect to Rentrak; or

•	if, prior to the approval of the merger by Rentrak’s shareholders, Rentrak terminates the merger agreement to enter into a contract with respect to a superior proposal.

In no case will Rentrak be required to pay any termination fee more than once.

Under the terms of the merger agreement, comScore must pay a fee of fifty-seven million dollars ($57,000,000) to Rentrak due to termination of the merger agreement:

•

if (1) following the execution and delivery of the merger agreement and before the comScore stockholder meeting described in the merger agreement, an acquisition proposal in respect of comScore has been made to comScore or the comScore board of directors, or has been directly communicated or otherwise made known to comScore’s stockholders, or has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal for comScore, (2) the merger agreement is terminated by Rentrak for comScore’s failure to consummate the merger before the termination date (as may be extended) or comScore’s stockholders do not approve the issuance of the comScore common stock as provided in the merger agreement, and (3) within twelve (12) months following the termination of the merger agreement, either any acquisition transaction in respect of comScore is consummated or comScore enters into a letter of intent, memorandum of understanding or other contract contemplating or providing for any acquisition transaction in respect of comScore; except that for this paragraph all references to fifteen percent (15%) and eighty five percent (85%) in the definition of “acquisition transaction” will be replaced by fifty percent (50%);

•	if (1) following the execution and delivery of the merger agreement and before the breach forming the basis of the termination contemplated by the following clause (2), an acquisition proposal in respect of comScore has been made to comScore or the comScore board of directors, or has been directly communicated or otherwise made known to comScore’s stockholders, or has been publicly announced or become publicly known, or any person has publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an acquisition proposal in respect of comScore, (2) Rentrak terminates the merger agreement (to the extent permitted by the merger agreement) for any intentional breach of any covenant or obligation set forth in the merger agreement by comScore, or any intentional breach or inaccuracy in any of the representations and warranties of comScore in the merger agreement that causes the applicable condition not to be satisfied, and (3) within twelve (12) months following the termination of the merger agreement, either any acquisition transaction in respect of comScore is consummated or comScore enters into a letter of intent, memorandum of understanding or other contract contemplating or providing for any acquisition transaction in respect of comScore; except that for the purposes of this paragraph all references to fifteen percent (15%) and eighty five percent (85%) in the definition of “acquisition transaction” will be replaced by fifty percent (50%);

•	if Rentrak terminates the merger agreement because a triggering event has occurred with respect to comScore; or

•	if, prior to the approval of the merger by comScore’s stockholders, comScore terminates the merger agreement to enter into a contract with respect to a superior proposal.

In no case will comScore be required to pay any termination fee more than once.

Expenses Generally

Except as provided above, all fees and expenses incurred in connection with the merger will be generally be paid by the party incurring the fees or expenses, whether or not the merger is completed; provided however, that all fees and expenses (other than legal fees and expenses) incurred in connection with the preparation, printing and filing, as applicable, of the registration statement, this joint proxy statement/prospectus, and all filings by comScore and Rentrak under the Hart-Scott-Rodino Act or any similar filing requirement of any governmental authority applicable to the merger agreement and the transactions contemplated hereby, will be shared equally (i.e., fifty percent (50%)/fifty percent (50%)) by comScore and Rentrak at the time any such fees, costs and expenses become due and payable.

Support Agreements

Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of comScore, in their respective capacities as stockholders of comScore, and affiliates of WPP plc, each stockholders of comScore, entered into support agreements with Rentrak, pursuant to which such individuals and their affiliates agreed, among other things, to vote their respective shares of common stock of comScore in favor of the approval of the issuance of shares of comScore Common Stock pursuant to the merger agreement, against any acquisition proposal and against any action or agreement that would reasonably be expected to impede, interfere with, postpone, prevent or delay the consummation of, the transactions contemplated by the merger agreement; provided, however, that notwithstanding the foregoing, such support agreements will not impair the right or ability of such individuals to exercise his or her fiduciary duties in his or her capacity as a director of comScore. As of September 29, 2015, the persons (including affiliates of WPP plc) signing the comScore support agreements beneficially owned an aggregate of approximately 16.8% of the outstanding comScore common stock.

Simultaneously with the execution and delivery of the merger agreement, each of the executive officers and directors of Rentrak, in their respective capacities as shareholders of Rentrak, and affiliates of WPP plc, each shareholders of Rentrak, entered into support agreements with comScore, pursuant to which such individuals and their affiliates have agreed, among other things, to vote their respective shares of common stock of Rentrak for the approval and adoption of the merger agreement against any acquisition proposal and against any action or agreement that would reasonably be expected to impede, interfere with, postpone, prevent or delay the consummation of, the transactions contemplated by the merger agreement; provided, however, that notwithstanding the foregoing, such support agreements will not impair the right or ability of such individuals to exercise his or her fiduciary duties in his or her capacity as a director of Rentrak. As of September 29, 2015, the persons (including affiliates of WPP plc) signing the Rentrak support agreements beneficially owned an aggregate of approximately 31.4% of the outstanding Rentrak common stock.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary discusses the material U.S. federal income tax consequences of the merger to Rentrak shareholders. The following discussion is based on existing provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to a particular shareholders in light of his or her personal circumstances or to shareholders subject to special treatment under the federal income tax laws, including:

•	dealers in securities or foreign currencies;

•	shareholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	financial institutions or insurance companies;

•	shareholders who acquired Rentrak common stock in connection with stock options or stock purchase plans or in other compensatory transactions; or

•	shareholders who hold Rentrak common stock as part of an integrated investment, including a “straddle,” comprised of shares of Rentrak common stock and one or more other positions.

In addition, this summary does not discuss the tax consequences of the merger under foreign, state or local tax law or the application of the federal tax on net investment income. This discussion assumes that Rentrak shareholders hold their shares of Rentrak common stock as capital assets within the meaning of Section 1221 of the Code (generally, as property held as an investment).

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds Rentrak common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partners in a partnership holding Rentrak common stock should consult their tax advisors.

Accordingly, Rentrak shareholders should consult their tax advisors as to the specific tax consequences of the merger, including any applicable federal, state, local and foreign tax consequences.

As used herein, the term U.S. Holder means a beneficial owner of Rentrak common stock that is, for U.S. federal income tax purposes: (a) an individual who is a U.S. citizen or U.S. resident alien, (b) a corporation, or other entity taxable as a corporation, that was created or organized under the laws of the United States, any state thereof or the District of Columbia, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. A beneficial owner of Rentrak common stock (other than a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is a Non-U.S. Holder.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

In the opinions of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to comScore, and Perkins Coie LLP, counsel to Rentrak, the merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and the following material U.S. federal income tax consequences will result from such qualification:

•	Rentrak shareholders will not recognize any gain or loss upon the receipt of comScore common stock in exchange for Rentrak common stock in connection with the merger, except for cash received in lieu of a fractional share of comScore common stock;

•	the aggregate tax basis of the comScore common stock received by a Rentrak shareholder in the merger will be equal to the aggregate tax basis of the Rentrak common stock surrendered in exchange for comScore common stock (excluding the portion of a Rentrak shareholder’s tax basis that is allocable to a deemed fractional share of comScore common stock for which the Rentrak shareholder will receive cash in lieu of such fractional share);

•	the holding period of the comScore common stock received by a Rentrak shareholder in connection with the merger will include the holding period of the Rentrak common stock surrendered in connection with the merger;

•	cash payments received by a Rentrak shareholder for a fractional share of comScore common stock will be treated as if such fractional share had been issued in connection with the merger and then redeemed by comScore, and Rentrak shareholders will recognize gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the shareholder’s holding period for the Rentrak common stock is more than a year at the time of the merger; and

•	comScore, Rum Acquisition Corporation and Rentrak will not recognize gain or loss as a result of the merger.

The preceding opinions by Wilson Sonsini Goodrich and Rosati, Professional Corporation and Perkins Coie LLP are based on factual representations contained in letters provided by comScore and Rentrak as of the date of this joint proxy statement/prospectus, and on certain customary factual assumptions, all of which must continue to be true and accurate as of the effective time of the merger.

The completion of the merger is conditioned upon the delivery of an opinion by each of Wilson Sonsini Goodrich and Rosati, Professional Corporation and Perkins Coie LLP, based on updated representation letters to be provided by comScore and Rentrak at the time of the completion of the merger, and on customary factual assumptions, that the merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Neither comScore nor Rentrak will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger to Rentrak shareholders. The opinions of counsel do not bind the Internal Revenue Service or courts of law and thus do not prevent the Internal Revenue Service from asserting a contrary position, or a court from upholding any such assertion. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger and the validity of the opinions could be adversely affected.

Rentrak shareholders who owned at least five percent (by vote or value) of the total outstanding stock of Rentrak or Rentrak stock with a tax basis of $1 million or more are required to attach a statement to their tax returns for the year in which the merger is completed that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the shareholder’s tax basis in the shareholder’s Rentrak common stock and the fair market value of such stock.

U.S. Federal Income Tax Consequences of the Merger to Non-U.S. Holders

In general, the U.S. federal income tax consequences of the Merger to Non-U.S. Holders will be the same as those described above for U.S. Holders, except that a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized in connection with the Merger unless:

•	such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the gain is realized and certain other conditions are met; or

•	Rentrak is or has been a United States real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the Merger and the Non-U.S. Holder’s holding period and certain other conditions are satisfied. Rentrak believes that it has not been within the past five years, and does not anticipate becoming, a USRPHC.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder. A Non-U.S. Holder that is a corporation also may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source losses, if any, of the Non-U.S. Holder.

Information Reporting and Backup Withholding

Certain Rentrak shareholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of comScore common stock. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such Rentrak shareholders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Accounting Treatment of the Merger

Each of comScore and Rentrak prepares its financial statements in accordance with GAAP. The merger will be accounted for using the acquisition method of accounting with comScore treated as the acquiror of Rentrak for accounting purposes. This means that the assets, liabilities and commitments of Rentrak, the accounting acquiree, will be adjusted to their estimated fair value at the acquisition date. Under the acquisition method of accounting, definite-lived intangible assets are amortized over their remaining useful lives. Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually.

Financial statements of comScore issued after the merger will reflect only the operations of comScore after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Rentrak.

All unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Rentrak’s assets and liabilities. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Rentrak compared to the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Filings and Approvals Required to Complete the Merger

The merger was subject to review by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On October 23, 2015, comScore and Rentrak made pre-merger notification filings. On November 23, 2015, the applicable waiting period expired.

After the statutory waiting periods, and even after completion of the merger, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other governmental authorities could challenge or seek to block the merger under the antitrust laws, as it deems necessary or desirable in the public interest. Other competition agencies with jurisdiction over the merger could also initiate action to challenge or block the merger. Moreover, in some jurisdictions including the United States, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed. comScore and Rentrak cannot be sure that a challenge to the merger will not be made. If a challenge is made, comScore, Rentrak or the combined company may not prevail, or may incur significant costs in defending or settling any action under antitrust laws.

Listing of Shares of comScore Common Stock Issued in the Merger on the Nasdaq Global Select Market

comScore will use its reasonable best efforts to have authorized for listing on the Nasdaq Global Select Market prior to the effective time of the merger, upon official notice of issuance, the shares of comScore common stock issuable in the merger pursuant to the merger agreement, the shares of comScore common stock issuable upon the exercise of all assumed Rentrak stock options and the shares of comScore common stock issuable in respect of all assumed Rentrak restricted stock units.

Delisting and Deregistration of Rentrak Common Stock After the Merger

Following the effective time of the merger, Rentrak common stock will be delisted from the Nasdaq Global Market and deregistered under the Securities Exchange Act of 1934.

Registration of Shares of comScore Common Stock Received in the Merger

The shares of comScore common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable. The resale restrictions in Rule 145(d) that could be applicable to persons specified in Rule 145(c) are not applicable to persons receiving stock in the merger.

No Appraisal Rights

Neither comScore stockholders nor Rentrak shareholders are entitled to dissenters’ rights of appraisal for their shares under the Delaware General Corporation Law or the Oregon Business Corporation Act, as applicable in connection with the merger.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL STATEMENTS

The unaudited pro forma condensed combined balance sheet as of September 30, 2015 is presented as if the proposed merger had occurred as of September 30, 2015. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014 is presented as if the merger had occurred on January 1, 2014. The pro forma consolidated financial statements of comScore and Rentrak have been adjusted to reflect certain reclassifications in order to conform to comScore’s financial statement presentation and the presentation of the combined company.

The unaudited pro forma condensed combined financial statements give effect to the merger under the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standard Topic 805, Business Combinations, which we refer to as ASC 805, with comScore treated as the acquiror. As of the date of this filing, comScore has not completed the detailed valuation work necessary to arrive at the required estimates of the fair value of the Rentrak assets to be acquired and the liabilities to be assumed and the related allocation of purchase price, nor has it identified all adjustments necessary to conform Rentrak’s accounting policies to comScore’s accounting policies. A final determination of the fair value of Rentrak’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Rentrak that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by comScore upon the consummation of the merger will be determined based on the closing price per share of comScore common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of presenting the unaudited pro forma condensed combined financial statements. comScore’s estimated the fair value of Rentrak’s assets and liabilities as of September 30, 2015 based on discussions with Rentrak’s management, due diligence and information presented in Rentrak’s public filings. Until the merger is completed, both companies are limited in their ability to share certain information. Therefore, information necessary for the complete valuation is not currently available and, accordingly, management has used its best estimates based upon information currently available. Upon completion of the merger, final valuations will be performed based on the actual net tangible and intangible assets of Rentrak that will exist on the date of the merger. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are: (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of comScore and Rentrak following the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) the accompanying notes to the unaudited pro forma condensed combined financial statements; (ii) historical financial statements of comScore and the accompanying notes in comScore’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015 and comScore’s Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference in this joint proxy statement/prospectus; (iii) the historical financial statements of Rentrak and the accompanying notes in Rentrak’s Quarterly Report on Form 10-Q for the six months ended September 30, 2015, Rentrak’s Annual Report on Form 10-K for the year ended March 31, 2015, which are incorporated by reference in this joint proxy statement/prospectus.

comScore and Rentrak have different fiscal year end dates. However, because the difference between comScore’s and Rentrak’s fiscal year end dates is less than 93 days, Rentrak’s results for the year ended March 31, 2015 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, as permitted under Rule 11-02 of Regulation S-X. As a result, Rentrak’s results of operations for the three months ended March 31, 2014 are included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2014 and Rentrak’s results of operations for the three months ended March 31, 2015 are included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015.

In connection with the plan to integrate the operations of comScore and Rentrak, comScore anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance, compensation charges under change of control agreements with certain employees and other costs related to exit or disposal activities, will be incurred. comScore is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of comScore and Rentrak, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared.

The unaudited pro forma information presented below has been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. Since the unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates, the final amounts recorded at the date of the merger may differ materially from the information presented. These estimates are subject to change pending further review of the assets acquired and liabilities assumed. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of comScore and Rentrak incorporated in this filing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF COMSCORE INC. AND RENTRAK CORPORATION

AS OF SEPTEMBER 30, 2015

	Historical
	comScore Inc.	Rentrak Corporation	Pro Forma Adjustments	Footnote		Pro Forma Combined
	(in thousands)
Assets
Current Assets:
Cash & cash equivalents	$141,829	$5,404	$—			$147,233
Marketable securities	—	72,462	—			72,462
Accounts receivable, net of allowance	77,830	21,674	—			99,504
Prepaid expenses and other current assets	23,001	2,764	—			25,765
Deferred tax assets	20,983	95	(291)	(g	)	20,787

Total current assets	263,643	102,399	(291)			365,751

Property and equipment, net	45,482	29,651	(23,108)	(a	)	52,025
Other non-current assets	952	4,346	—			5,298
Long-term deferred tax assets	12,678	—	(10,806)	(g	)	1,872
Intangible assets, net	111,330	16,291	260,809	(b	)	388,430
Goodwill	111,563	135,940	281,546	(d	)	529,049

Total assets	$545,648	$288,627	$508,150			$1,342,425

Liabilities and Equity
Current liabilities:
Accounts payable	$6,597	$2,468	$—			$9,065
Accrued expenses	28,925	17,483	19,223	(e	)	65,631
Deferred revenues	78,413	4,128	(728)	(c	)	81,813
Deferred rent	1,378	325	—			1,703
Capital lease obligations	16,380	—	—			16,380

Total current liabilities	131,693	24,404	18,495			174,592

Deferred rent, long-term	9,041	2,212	—			11,253
Deferred revenue, long-term	516	—	—			516
Deferred tax liabilities, long-term	1,089	3,335	57,475	(g	)	61,899
Capital Lease obligations, long-term	14,673	—	—			14,673
Other long-term liabilities	977	563	—			1,540

Total liabilities	157,989	30,514	75,970			264,473

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—	—			—
Common stock	40	15	3	(f	)	58
Additional paid-in-capital	610,599	288,210	409,724	(f	)	1,308,533
Accumulated other comprehensive (loss) income	(10,075)	307	(307)	(f	)	(10,075)
Accumulated (deficit)	(104,227)	(30,939)	22,760	(f	)	(112,406)
Treasury stock, at cost	(108,678)	—	—			(108,678)

Total stockholders’ equity attributable to comScore and Rentrak	387,659	257,593	432,180	(f	)	1,077,432

Noncontrolling interest	—	520	—			520

Total stockholders’ equity	387,659	258,113	432,180	(f	)	1,077,952

Total liabilities and stockholders’ equity	$545,648	$288,627	$508,150			$1,342,425

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF COMSCORE INC. AND RENTRAK CORPORATION

TWELVE MONTHS ENDED DECEMBER 31, 2014

	Historical comScore Inc.	Rentrak Corporation Pro Forma	Pro Forma Adjustments	Footnote	Pro Forma Combined
	(in thousands, except share amounts)
Revenues	$329,151	$96,017	$—		$425,168

Cost of revenues (excludes amortization of intangible assets)	97,467	32,491	(3,746)	(2)	126,212
Selling, general and administrative	166,448	57,031	2,664	(3)	226,143
Research and development	60,364	12,398	—		72,762
Amortization of intangible assets	7,230	1,074	31,809	(1)	40,113
Impairment of intangible assets	9,722	—	—		9,722
Loss on asset disposition	—	—	—		—
Settlement of litigation, net	2,700	—	—		2,700

Total expenses from operations	343,931	102,994	30,727		477,652

Loss from continuing operations (1)	(14,780)	(6,977)	(30,727)		(52,484)
Other income, net	—	103			103
Interest and other expense, net	(1,247)	—	—		(1,247)
Loss from foreign currency	809	—	—		809

Loss before income tax provision	(15,218)	(6,874)	(30,727)		(52,819)
Income tax benefit (provision)	5,315	(580)	12,291	(5)	17,026

Net loss from continuing operations	(9,903)	(7,454)	(18,436)		(35,793)
Net loss attributable to non-controlling interest	—	(198)	—		(198)

Net loss from continuing operations attributable to comScore and Rentrak common stockholders	$(9,903)	$(7,256)	$(18,436)		$(35,595)

Net loss from continuing operations attributable to common stockholders per common share:
Basic	$(0.29)	$(0.57)			$(0.74)

Diluted	$(0.29)	$(0.57)			$(0.74)

Weighted-average number of shares used in per share calculation—common stock:
Basic	33,689,660	12,753,693	1,913,054		48,356,407
Diluted	33,689,660	12,753,693	1,913,054		48,356,407

(1)	Per Article 11 of Regulation S-X, results from discontinued operations are not presented in these pro forma statements. Rentrak recognized $1,541 of income from discontinued operations, net of tax during the twelve months ended December 31, 2014. This amount is not shown in the Rentrak historical information presented above. See the section entitled “Summary Selected Historical Consolidated Financial Data of Rentrak” beginning on page 12 of this joint proxy statement/prospectus.

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF COMSCORE INC. AND RENTRAK CORPORATION

NINE MONTHS ENDED SEPTEMBER 30, 2015

	Historical comScore Inc.	Rentrak Corporation Pro Forma	Pro Forma Adjustments	Footnote	Pro Forma Combined
	(in thousands, except share amounts)
Revenues	$271,148	$88,794	$—		$359,942

Cost of revenues (excludes amortization of intangible assets)	84,259	30,593	(3,663)	(2)	111,189
Selling, general administrative	132,417	43,092	(3,222)	(3),(4)	172,287
Research and development	49,937	12,270	—		62,207
Amortization of intangible assets	9,904	1,105	23,701	(1)	34,710
Loss on asset disposition	5,226	—	—		5,226
Settlement of litigation, net	(830)	—	—		(830)

Total expenses from operations	280,913	87,060	16,816		384,789

Loss from operations	(9,765)	1,734	(16,816)		(24,847)
Other income, net	—	517	—		517
Interest and other expense, net	(1,181)	—	—		(1,181)
Loss from foreign currency	(529)	—	—		(529)

(Loss) income before income tax provision	(11,475)	2,251	(16,816)		(26,040)
Income tax benefit (provision)	324	(122)	6,726	(5)	6,928

Net (loss) income from continuing operations (1)	(11,151)	2,129	(10,090)		(19,112)
Net loss attributable to non-controlling interest	—	(219)	—		(219)

Net (loss) income from continuing operations attributable to comScore and Rentrak common stockholders	$(11,151)	$2,348	$(10,090)		$(18,893)

Net (loss) income from continuing operations attributable to common stockholders per common share:
Basic	$(0.30)	$0.15			$(0.34)

Diluted	$(0.30)	$0.14			$(0.34)

Weighted-average number of shares used in per share calculation—common stock:
Basic	37,586,329	15,446,881	2,317,032		55,350,242
Diluted	37,586,329	16,348,852	(1,415,061)		55,350,242

(1)	Per Article 11 of Regulation S-X, results from discontinued operations are not presented in these pro forma statements. Rentrak recognized $2,164 of income from discontinued operations, net of tax during the nine months ended September 30, 2015. This amount is not shown in the Rentrak historical information presented above. See the section entitled “Selected Historical Consolidated Financial Data of Rentrak” beginning on page 12 of this joint proxy statement/prospectus.

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Pro Forma Presentation

Merger Agreement with Rentrak

The merger is reflected in the unaudited pro forma condensed combined financial statements under the acquisition method in accordance with ASC 805, with comScore treated as the acquiror. Under the acquisition method, the total estimated purchase price allocation is calculated as described in Note 4. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates, and these estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. The final amounts recorded for the merger may differ materially from the information presented herein.

comScore has performed a preliminary valuation analysis of the fair market value of the Rentrak assets to be acquired and liabilities to be assumed and the related allocations of the estimated consideration to such items. comScore will perform a detailed review of Rentrak’s accounting policies in connection with the completion of the merger and, therefore, has not identified all adjustments, if any, necessary to conform Rentrak’s financial records to comScore’s accounting policies. As a result, amounts used in these unaudited pro forma condensed combined financial statements will differ from ultimate amounts once comScore has determined the final allocation of the merger consideration, completed the detailed valuation analysis and calculations necessary to finalize the required purchase price allocations, and identified any necessary conforming accounting policy changes for Rentrak. Accordingly, the final allocation of the merger consideration, which will be determined subsequent to the closing of the merger, and its effect on the results of operations, may differ materially from the estimated allocation and unaudited pro forma combined amounts included herein.

comScore and Rentrak have different fiscal year end dates. However, because the difference between comScore’s and Rentrak’s fiscal year end dates is less than 93 days, Rentrak’s results for the year ended March 31, 2015 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014, as permitted under Rule 11-02 of Regulation S-X. As a result, Rentrak’s results of operations for the three months ended March 31, 2014 and the nine months ended December 31, 2014 are included in the unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2014 and Rentrak’s results of operations for the three months ended March 31, 2015 are included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015.

The unaudited pro forma condensed combined financial statements were prepared in accordance with GAAP and pursuant to Securities and Exchange Commission Regulation S-X Article 11, and present the pro forma financial position and results of operations of the combined companies based upon the historical information after giving effect to the merger and adjustments described in these Notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet is presented as if the merger had occurred on September 30, 2015; and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014 are presented as if the merger had occurred on January 1, 2014.

Rentrak has historically recorded a significant valuation allowance on the majority of its deferred tax assets since it was more-likely-than not that such assets would not be realized. As a result of the significant deferred tax liabilities largely attributable to the fair value adjustment of the intangible assets purchased, the combined company will have significant deferred tax liabilities to offset the deferred tax assets. Therefore, the combined company will not likely require a significant valuation allowance against its deferred tax assets. The pro forma adjustment includes a release of these significant valuation allowances applied against the Rentrak deferred tax assets. Following the merger, comScore will need to perform additional analysis to reach final determination of whether a valuation allowance should be recorded on the deferred tax assets of the combined company, including those deferred tax assets that did not have an allowance in the accounts of comScore before the merger. In accordance with the requirements of ASC 805, any change in the valuation allowance of comScore would be reflected in the income tax provision in the reporting period that includes the business combination.

In connection with the plan to integrate the operations of comScore and Rentrak, comScore anticipates that non-recurring charges, such as costs associated with systems implementation, relocation expenses, severance, compensation charges under change of control agreements with certain employees and other costs related to exit or disposal activities, will be incurred. comScore is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus. However, these charges could affect the combined results of operations of comScore and Rentrak, as well as those of the combined company following the merger, in the period in which they are recorded. The unaudited pro forma condensed combined financial statements do not include the effects of the costs associated with any restructuring or integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial statements were prepared. Additionally, these adjustments do not give effect to any synergies that may be realized as a result of the merger, nor do they give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies.

Certain reclassifications have been made relative to comScore’s and Rentrak’s historical financial statements to conform to the financial statement presentation of comScore and the combined company. Such reclassifications are described in further detail in Note 6 to the unaudited pro forma condensed combined financial statements. Upon consummation of the merger, further review of Rentrak’s financial statements may result in additional revisions to Rentrak’s classifications to conform to comScore’s presentation.

2. Accounting Policies

Upon completion of the merger, comScore will continue its review of Rentrak’s accounting policies. As a result of that review, comScore may identify differences between the accounting policies of the two companies that, if confirmed, could have a material effect on the combined financial statements. At this time, comScore is not aware of any differences that would have a material effect on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

3. Preliminary Estimated Purchase Price Consideration: Merger Agreement with Rentrak

Upon completion of the merger, each outstanding share of Rentrak common stock will be converted into the right to receive 1.1500 shares of comScore common stock.

Upon completion of the merger, unless prohibited by local law, comScore also will assume outstanding options to purchase Rentrak common stock, and unvested Rentrak restricted stock units and performance stock units, each of which will be automatically converted into the option to purchase or the right to receive that number of shares of comScore common stock as adjusted by the exchange ratio. For more information, see the section entitled “Stock Options and Restricted Stock Units” beginning on page 81 of this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present the conversion of Rentrak options and restricted stock units on a basis of 1.1500 shares of comScore’s common stock per one share of underlying Rentrak common stock.

The fair values of Rentrak stock options assumed will be determined using a Black-Scholes valuation model with market based assumptions of the combined company. The fair values of unvested Rentrak stock awards will be recorded as operating expenses on a straight-line basis over the remaining service periods, while the fair values of vested restricted stock units are included in the total purchase price. Portions of equity awards of certain Rentrak executives will vest immediately upon closing of the merger and these equity awards are also included in the total purchase price. Option pricing models require the use of highly subjective market assumptions, including expected stock price volatility, which if changed can materially affect fair value estimates. The estimate used in the pro forma condensed combined financial statements is based upon the fair value of unvested Rentrak share-based awards as of September 30, 2015. The fair value of awards exchanged will be determined based on the Black-Scholes option pricing model on the date the merger is consummated, based upon the fair value of the Rentrak’s common shares at that time. In addition, comScore intends to grant additional unvested equity awards to key Rentrak employees after the closing of the merger. The portion of the equity awards that have future service requirements have been included in the unaudited pro forma condensed combined statements of operations because these equity awards will have ongoing effects on the operations of the combined company.

The requirement to determine the final purchase price using the number of Rentrak’s shares outstanding at the closing date and the closing price of comScore’s common stock as of the closing date could result in a total purchase price different from the price assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Therefore, the estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed.

comScore’s closing stock price at the merger date will be a determining factor in arriving at the amount of merger consideration. Solely for purposes of these pro forma condensed combined financial statements, the stock price assumed for the total preliminary purchase price is the closing price of comScore’s common stock on NASDAQ on December 18, 2015 ($38.23 per share), the most recent date practicable in the preparation of this joint proxy statement/prospectus.

Based on the closing price of comScore’s common stock on December 18, 2015, the total preliminary purchase price was approximately $698.0 million, including estimated fair values of vested Rentrak stock awards assumed, and consisting of (in thousands, except exchange ratio and share price):

Estimated number of Rentrak shares to be acquired as of September 30, 2015	15,357
Multiplied by the exchange ratio	1.1500

Number of common shares of comScore to be issued to the holders of Rentrak common stock	17,661
Multiplied by the assumed price per comScore common share (1)	$38.23

Value of share consideration	$675,180
Estimated fair value of outstanding Rentrak stock awards to be exchanged for comScore’s stock awards (2)	22,772

Estimated purchase price	$697,952

(1)	Reflects comScore’s share price as of December 18, 2015. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
(2)	Includes the fair value of the unvested replacement equity awards of certain Rentrak executives that vest immediately upon closing of the merger.

4. Preliminary Estimated Purchase Price Allocation—Merger Agreement with Rentrak

Based upon a preliminary valuation, the total estimated preliminary purchase price consideration was allocated to Rentrak’s assets and liabilities as follows:

Fair Value
(in thousands)
Cash and cash equivalents	$5,404
Short term investments	72,462
Accounts receivable	21,674
Prepaid expenses and other current assets	2,764
Property, plant & equipment	6,543
Other non-current assets	4,346
Intangible assets	277,100
Goodwill	417,486

Total assets acquired	807,779
Accounts payable	2,468
Accrued expenses	29,047
Deferred revenue	3,400
Deferred rent	2,537
Deferred tax liabilities, net	71,812
Other long-term liabilities	563

Total liabilities assumed	109,827

Fair value of net assets acquired	$697,952

The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. The final purchase price allocation will be determined after the closing of the mergers and after completion of a thorough analysis to determine the fair value of Rentrak’s tangible assets and liabilities and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Rentrak’s accounting policies to those of comScore, could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Rentrak’s tangible and identifiable intangible assets and liabilities, as compared to the information shown herein, would also change the portion of purchase price allocable to goodwill. In addition, the purchase price is based upon comScore’s stock price at the time of closing, which could be significantly different from the price used in these unaudited pro forma financial statements. A 10% increase or decrease in comScore’s stock price would result in a change in the purchase price by approximately $70 million and would cause an increase or decrease in goodwill of approximately $70 million.

The compensation expense associated with the portion of the assumed and converted equity awards that are subject to future service requirements have not been included in the above purchase price allocation. These awards have been included as the pro forma condensed and combined statements of operations based upon the estimate of additional stock based compensation expense to be recognized.

The preliminary estimated fair value of identifiable intangible assets to be acquired consisted of the following (dollars in thousands):

	Preliminary Fair Value	Estimated Useful Life (in years)
Trade names	$47,000	Indefinite
Customer relationships	11,000	7
Developed technology	218,000	7
Favorable leases	1,100	6-8

Total	$277,100

5. Digital Analytix® Enterprise (“DaX”)

comScore, comScore, Inc., and certain of its subsidiaries, entered into an asset purchase agreement (the “Agreement”), dated November 5, 2015, with Adobe Systems Incorporated and certain of its subsidiaries (“Adobe”). The unaudited pro forma condensed combined financial statements do not reflect the pending disposition of certain assets, rights and properties (the “Pending Disposition”) which relate to comScore’s Digital Analytix® Enterprise (“DaX”) Solution, and the estimated net cash proceeds of $45 million to be received in connection with the Pending Disposition. The pro forma condensed combined financial statements do not reflect the pending disposition as management is still completing its evaluation of the transaction as the terms and conditions of the transition service agreement and other ancillary agreements have not yet been finalized. The net proceeds are based on preliminary estimates of transaction costs and net cash proceeds received could differ following consummation of the Pending Disposition. Pursuant to the Agreement, comScore agreed to sell or exclusively license certain assets, rights and properties primarily or exclusively used in or necessary for, or which primarily or exclusively relate to, DaX, including certain exclusively DaX-related agreements with customers and certain intellectual property (the “Transferred Assets”). comScore will continue to employ the personnel needed to operate the Transferred Assets and will provide support to Adobe pursuant to a transition service agreement for a term to be agreed to by the parties, currently contemplated to be up to three years following the consummation of the Pending Disposition for certain services.

The final purchase price allocation will be determined after the closing the Pending Disposition and thorough analysis of the analysis of the Agreement and all other ancillary agreements executed between comScore and Adobe. As a result, the final disposition accounting adjustments, could differ materially from the pro forma adjustments presented herein.

6. Preliminary Pro Forma Financial Statement Adjustments

Unaudited Pro Forma Condensed Combined Balance Sheet

Conforming Reclassifications Between comScore and Rentrak:

The following reclassifications have been made in the presentation of comScore’s historical consolidated financial statements to conform to the combined presentation. In addition, upon completion of the merger, comScore will further review Rentrak’s accounting policies in order to conform to comScore’s accounting policies.

•	$9.2 million of accrued data provider liabilities and $6.5 million of accrued compensation were reclassified to accrued expenses as of September 30, 2015.

•	$0.3 million was reclassified from deferred revenue to deferred rent as of September 30, 2015.

•	$0.1 million of accrued compensation, long-term and $0.5 million of taxes payable, long-term were reclassified to other long-term liabilities as of September 30, 2015.

•	$1.1 million of transaction costs directly attributable to the merger have been reclassified from accounts payable to accrued expenses as of September 30, 2015.

Pro Forma Adjustments Relating to the Merger of comScore and Rentrak:

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a) Reflects the preliminary pro forma adjustment to property and equipment, which is a result of removing the net carrying amount $23.1 million of the capitalized software that is reflected in Rentrak’s historical balance sheet. The fair value adjustment for the developed technology intangible asset includes but is not limited to the previously capitalized Rentrak internally developed software. The carrying value of the property and equipment of Rentrak, including furniture, fixtures, computers and leasehold improvements, is assumed to approximate its fair value and therefore no fair value adjustment is deemed necessary in the unaudited pro forma condensed combined financial statements. The amount of purchase price allocated to tangible assets, as well as the associated useful lives, may increase or decrease and could materially affect the amount of pro forma depreciation expense to be recorded in the unaudited pro forma condensed combined statements of operations.

(b) Reflects the components of the preliminary estimates of the fair value of intangible assets to be acquired by comScore at the closing of the merger, which are as follows:

	Historical Estimated range of Average Useful Lives (in years)	Estimated range of Average Useful Lives (in years)	Historical Rentrak	Estimated Fair Value	Pro Forma Adjustments
	(dollars in thousands)
Trade names	2 to 3	Indefinite	$—	$47,000	$47,000
Customer relationships	6 to 10	7	7,679	11,000	3,321
Developed technology	n/a	7	640	218,000	217,360
Patents	20 years	n/a	572	—	(572)
Global customer relationships	Indefinite	n/a	7,400	—	(7,400)
Favorable leases	n/a	6-8	—	1,100	1,100

			$16,291	$277,100	$260,809

As part of the preliminary valuation analysis, comScore identified intangible assets, including, trade names, customer relationships, developed technology and favorable leases. The fair value of identifiable assets is determined primarily using the income approach, which requires a forecast of all the expected future cash flows. The fair values were determined based upon initial due diligence and more diligence will be required to complete the final determination of the intangible assets acquired. The final determination of the fair value of the intangible assets acquired could be materially different than those presented in these unaudited pro forma condensed combined financial statements.

The preliminary estimates of fair value and useful life of the intangibles acquired will likely be different from the final acquisition accounting, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the allocation between the acquired tangible and intangible assets and goodwill would result in a change in the annual depreciation and amortization expense of approximately $3.3 million assuming the 10% change is applied pro rata to the assets.

(c) Reflects the adjustment to record the difference between the estimated fair value and the historical carrying amount of deferred revenue of Rentrak as of September 30, 2015 as follows (in thousands):

Fair value of Rentrak deferred revenue	$3,400
Less: Historical Rentrak deferred revenue	(4,128)

Pro forma adjustment to deferred revenue	$(728)

The estimated fair value of deferred revenue represents amounts equivalent to the estimated costs to complete plus an appropriate profit margin to fulfill the obligations assumed in the transaction.

(d) Reflects the preliminary pro forma adjustment to goodwill, calculated as follows (in thousands):

Preliminary purchase price	$697,952
Less: Fair value of net assets acquired (excluding goodwill)	(280,466)

Total estimated goodwill	417,486
Less: Rentrak historical goodwill	(135,940)

Pro forma adjustment to goodwill	$281,546

The goodwill to be recognized is primarily attributable to the assembled workforce, a reduction in costs and other synergies, an increase in product offerings, specifically for cross-media measurement, greater depth of relationships with customers and data providers, enhanced opportunities for growth and innovation and opportunities for increased revenue from existing relationships. The goodwill resulting from the acquisition is not expected to be deductible for tax purposes.

(e) Reflects the pro forma adjustments to other accrued expenses as follows (in thousands):

Additional transaction costs expected to be incurred by Rentrak	$9,761
Additional transaction costs expected to be incurred by comScore	7,659
Severance costs to be incurred following merger	1,803

Pro forma adjustment to accrued expenses	$19,223

The estimated transaction costs primarily relate to investment banker fees and advisory fees as specified in the relevant agreements and professional fees associated with the mergers, including legal, accounting, tax and regulatory filing to be paid to third parties based on each party’s best estimate of its fees. These are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statements of operations.

The adjustment for stock based compensation incurred above includes the impact of immediate vesting of equity awards of key Rentrak executives upon closing of the merger. In addition, all outstanding equity awards of Rentrak will be exchanged at the exchange ratio (1.1500) for comScore equity awards. The fair value of the additional vested equity awards to be granted at the closing of the merger has been reflected in the adjustment to stock based compensation above. These are non-recurring charges and have been excluded from the unaudited pro forma condensed combined statements of operations.

The compensation expense associated with the portion of the assumed and converted stock options and restricted stock units that are subject to future service requirements have not been included in the above purchase price allocation and have not been included in the unaudited pro forma condensed combined financial statements.

(f) Represents the elimination of historical stockholders’ equity for comScore and Rentrak common stock issued for consideration (in thousands, except per share amounts):

Estimated number of Rentrak shares to be acquired, as of September 30, 2015	15,357
Fixed exchange ratio	1.1500

Number of common shares of comScore to be issued to the holders of Rentrak common stock	17,661
Closing stock price of comScore common stock on December 18, 2015	$38.23

Estimated equity consideration	$675,180
Plus: Estimated fair value of the a Rentrak equity awards to be exchanged for comScore stock awards	22,772

Estimated total purchase price	697,952
Less: historical Rentrak shareholders’ equity	(258,113)
Less: comScore transaction costs expected to be incurred	(7,659)

Pro forma adjustment to stockholders’ equity	$432,180

The preliminary estimates of fair value and useful life of the intangibles acquired will likely be different from the final acquisition accounting, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. A 10% increase in the price of comScore common stock per share would result in purchase price of approximately $768 million and would cause the amount of goodwill recognized to increase by approximately by $70 million. Below is a table summarizing the effect of a 10% increase in comScore’s closing price (in thousands, except exchange ratio and share price):

Estimated number of Rentrak shares to be acquired, as of September 30, 2015	15,357
Multiplied by the exchange ratio	1.1500

Number of common shares of comScore to be issued to the holders of Rentrak common stock	17,661
Multiplied by the assumed price per comScore common share (1)	$42.05

Value of share consideration	$742,626
Estimated fair value of outstanding Rentrak stock awards to be exchanged for comScore’s stock awards (2)	24,894

Estimated purchase price	$767,520

(1)	Reflects a 10% increase in comScore’s share price as of December 18, 2015. The final purchase price per share and corresponding total consideration will be determined on the date of closing.
(2)	Includes the fair value of the replacement equity awards of certain Rentrak executives that vest immediately upon closing of the merger.

(g) Represents an adjustment to deferred tax assets and liabilities based on a Federal and State statutory tax rate of 40% multiplied by the fair value adjustments made to assets acquired and liabilities, excluding goodwill as calculated below (dollars in thousands):

Non-current deferred tax assets:
Fair value adjustment to decrease property and equipment	$23,108
Estimate of Rentrak NOL’s as of September 30, 2015	59,500

Federal and State statutory rate	82,608
	40%

	33,043
Estimate of Federal and State R&D tax credits	3,000

	36,043

Non-current deferred tax liabilities:
Fair value adjustment to increase intangible assets	(260,809)
Federal and State statutory rate	40%

	(104,324)

Net non-current deferred tax liabilities	(68,281)
Less: reclassification of comScore non-current deferred tax assets	10,806

Pro forma adjustment to non-current deferred tax liabilities	$(57,475)

Current deferred tax liabilities:
Fair value adjustment to decrease deferred revenue	$(728)
Federal and State statutory rate	40%

Pro forma adjustment to current deferred tax liability	$(291)	(1)

(1)	The pro forma adjustment to increase current deferred tax liabilities has been reclassified to reduce current deferred tax assets in the pro forma condensed combined balance sheet.

Goodwill is calculated as the difference between the acquisition date fair value of the considerations expected to be transferred and the values assigned to the identifiable assets to be acquired and liabilities to be assumed. Goodwill is not amortized, but rather is subject to impairment testing on at least an annual basis. In the event the valuation of the intangible and tangible assets changes materially in the future, the amount of the recorded deferred tax assets and liabilities would materially change as well. comScore is still in the process of completing the detailed valuation studies and other analysis necessary to finalize the necessary adjustments related to income taxes, and related deferred tax assets and liabilities. There is no assurance that the finalization of comScore’s review will not result in material changes.

Unaudited Pro Forma Condensed Combined Statement of Operations

Conforming Reclassifications Between comScore and Rentrak (in thousands):

The following reclassifications have been made in the presentation of comScore’s historical consolidated financial statements to conform to the combined presentation for the twelve months ended December 31, 2014:

•	For the twelve months ended December 31, 2014, $1,069 and $5 related to Rentrak’s historical amortization of intangibles was reclassified from selling and administrative and research, technology and innovation expenses to amortization of intangibles, respectively.

•	For the nine months ended September 30, 2015, $1,083 and $22 related to Rentrak’s historical amortization of intangibles was reclassified from selling and administrative and research, technology and innovation expenses to amortization of intangibles, respectively.

•	For the twelve months ended December 31, 2014 and the nine months ended September 30, 2015, $62,923 and $57,041 of comScore general and administrative expenses have been reclassified selling, general and administrative expenses, respectively.

•	Upon completion of the merger, comScore will continue its review of Rentrak’s accounting policies, including but not limited to the classification of Rentrak’s operating expenses. At this time the analysis to reclassify operating expenses has not been completed. As a result of that review, comScore may identify differences between the accounting policies of the two companies that, when confirmed, could have a material effect on the combined financial statements.

Pro Forma Adjustments Relating to the Merger of comScore and Rentrak:

(1)	Reflects pro forma adjustments to amortization of acquisition-related intangibles assuming the preliminary estimates of the fair value and estimated weighted average lives as described in Note (b) and conforming classifications as follows:

	Nine months Ended September 30, 2015	Twelve Months Ended December 31, 2014
	(in thousands)
Pro forma amortization expense of purchased intangibles	$24,806	$32,883
Less: Rentrak historical amortization expense	(1,105)	(1,074)

Pro forma adjustment to amortization expense	$23,701	$31,809

(2)	Reflects pro forma adjustments to depreciation of property and equipment assuming the preliminary estimates of the fair value and estimated useful life of the asset as described in Note (a). The pro forma adjustment was to remove all depreciation related the internally developed capitalized software because those assets have been recorded at fair value as developed technology in the pro forma balance sheet and are being amortized over the useful life of the assets and recognized as amortization of intangible assets in the unaudited pro forma statements of operations.

(3)	Reflects the incremental stock based compensation expense based upon the fair value of Rentrak’s non-vested equity awards assumed to be converted into comScore equity awards upon the completion of the merger. The pro forma adjustment for the incremental stock based compensation expense for the twelve months ended December 31, 2014 and nine months ended September 30, 2015 is $2.6 million and $1.2 million, respectively.

(4)	Reflects the elimination of $4.4 million in nonrecurring transaction costs incurred during the nine months ended September 30, 2015 that are directly related to the merger between Rentrak and comScore.

(5)	Reflects the income tax effect of the pro forma adjustments, which was calculated at a 40% Federal and State statutory tax rate. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post-merger activities.

7. Pro Forma Net Loss per Share

The basic and diluted pro forma net loss per share is based on the weighted average number of shares of comScore common stock outstanding for the period presented and adjusted for the estimated number of additional shares of comScore common stock to be issued in relation to the mergers, assuming for the purposes of the unaudited pro forma condensed combined statements of operations that the closing date of the merger was January 1, 2014.

For the nine months ended September 30, 2015, the calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows:

	comScore	Rentrak		Combined
Historical basic and diluted weighted average shares outstanding	37,586,329	15,446,881	*	53,033,210
Exchange ratio	—	1.1500	**

Adjusted basic and diluted weighted average shares outstanding	37,586,329	17,763,913	**	55,350,242

For the twelve months ended December 31, 2014, the calculation of the number of shares used in the computation of pro forma basic and diluted net loss per share is as follows:

	comScore	Rentrak		Combined
Historical basic and diluted weighted average shares outstanding	33,689,660	12,753,693	*	46,443,353
Exchange ratio	—	1.1500

Adjusted basic and diluted weighted average shares outstanding	33,689,660	14,666,747	**	48,356,407

*	Represents weighted average shares of Rentrak common stock outstanding for the nine months ended September 30, 2015 and the twelve months ended December 31, 2014, respectively.
**	Represents the exchange ratio of comScore common stock to be exchanged for each share of Rentrak common stock at closing.

	Nine months Ended September 30, 2015	Twelve Months Ended December 21, 2014
comScore
Net loss attributable to common stockholders per common share-basic and diluted:
Historical basic and diluted	$(0.30)	$(0.29)

Pro forma basic and diluted	$(0.34)	$(0.74)

Rentrak
Net income (loss) attributable to common stockholders per common share-basic and diluted:
Historical-pro forma basic	$0.15	$(0.57)

Historical-pro forma diluted	$0.14	$(0.57)

DESCRIPTION OF COMSCORE CAPITAL STOCK

Upon completion of the merger, the shareholders of Rentrak will become stockholders of comScore, and the comScore certificate of incorporation and the comScore bylaws will govern the rights of former Rentrak shareholders. comScore is incorporated under Delaware law and is subject to Delaware law. Rentrak is incorporated under Oregon law and is subject to Oregon law. This summary is not intended to be a complete discussion of the certificate of incorporation and bylaws of comScore and it is qualified in its entirety by reference to the applicable Delaware law as well as by reference to the certificate of incorporation and bylaws of comScore

Authorized Capital Stock

comScore is authorized to issue one hundred million (100,000,000) shares of common stock, par value $0.001 per share, and five million (5,000,000) shares of preferred stock, par value $0.001 per share. Subject to the rights of holders of any outstanding preferred stock, the number of authorized shares of common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority of the shares entitled to vote on such matters, but in no instance can the number of authorized shares be reduced below the number of shares then outstanding.

As of December 10, 2015, comScore has outstanding 38,972,442 shares of common stock and no shares of preferred stock.

Voting Rights of Common Stock

Each holder of comScore common stock is entitled to one (1) vote per share in connection with all other matters submitted to a stockholder vote and there are no cumulative rights. Stockholders may take action at an annual, special meeting or by written consent signed by the holders of outstanding comScore stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividend Rights of Common Stock

Subject to the preferences of the holders of any comScore preferred stock that may be outstanding from time to time, each share of common stock will have an equal and ratable right to receive dividends and other distributions in cash, property or shares of comScore stock as may be declared by the comScore board of directors out of assets or funds available for the payment of dividends and other distributions.

Liquidation Rights of Common Stock

In the event of the liquidation, dissolution or winding-up of comScore, subject to the preferences of the holders of any comScore preferred stock that may be outstanding from time to time, holders of common stock will be entitled to share equally and ratably in the assets available for distribution to comScore stockholders.

Other Rights, Privileges or Preferences of Common Stock

Holders of our common stock will have no preemptive or conversion rights or other subscription rights, and there will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Exchange Listing of Common Stock

comScore’s common stock is currently listed on the Nasdaq Global Select Market under the symbol “SCOR.”

Transfer Agent and Registrar

The transfer agent and registrar for comScore’s common stock is American Stock Transfer & Trust Company.

Stock Incentive and Other Compensation Plans

2007 Equity Incentive Plan

comScore currently maintains the comScore, Inc. 2007 Equity Incentive Plan, as amended, which we refer to as the 2007 Plan, under which comScore may grant equity awards covering shares of its common stock to employees, non-employee directors and consultants. Under the 2007 Plan, comScore may issue awards in the form of stock options, stock appreciation rights, restricted stock and/or restricted stock units, performance units, performance shares, dividend equivalents and deferred stock units, which refer to as Plan Awards. Under the 2007 plan, comScore may not issue Plan Awards with respect to more than 9.9 million shares of comScore common stock. In addition, the 2007 Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year equal to the least of: (i) 4% of the outstanding shares of comScore’s common stock on the last day of the immediately preceding fiscal year; (ii) 1,800,000 shares of common stock; or (iii) such other amount as comScore’s board of directors may determine. The 2007 Plan currently is scheduled to expire in March 2017.

1999 Stock Plan

comScore previously maintained the comScore, Inc. 1999 Plan, as amended, which we refer to as the 1999 Plan. The 1999 Plan was terminated by the comScore board of directors in June 2007, and no additional awards may be granted under the 1999 Plan. Prior to its termination, the 1999 Plan permitted comScore to grant equity awards covering shares of its common stock to employees, non-employee directors and consultants in the form of options, stock purchase rights, or restricted stock units. Notwithstanding its expiration, the 1999 Plan will continue to govern the terms and conditions of any outstanding awards granted under it. As of September 30, 2015, options to purchase 3,671 shares of comScore common stock were outstanding under the 1999 Plan.

Undesignated Preferred Stock

comScore’s certificate of incorporation permits comScore to issue up to five million (5,000,000) shares of comScore preferred stock in one or more series with such designations, powers, preferences, rights, qualifications, limitations or restrictions as may be fixed by the comScore board of directors without any further action by comScore stockholders. The ability to authorize undesignated preferred stock will make it possible for the comScore board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire comScore. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of comScore.

Stockholder Meetings

comScore’s certificate of incorporation and bylaws provide that special meetings of the stockholders may be only be called by the comScore board of directors, the chairman of the comScore board of directors or the president. Stockholders do not have the ability to call for a meeting of comScore’s stockholders.

COMPARISON OF RIGHTS OF HOLDERS OF COMSCORE COMMON STOCK AND RENTRAK COMMON STOCK

Shareholders of Rentrak and stockholders comScore should carefully read this entire joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of comScore and being a shareholder of Rentrak. comScore and Rentrak have filed with the Securities and Exchange Commission their respective certificates of incorporation and bylaws and will send copies of these documents to stockholders and shareholders upon request. For more information see the section entitled “Where You Can Find More Information” beginning on page 136 of this joint proxy statement/prospectus.

	comScore	Rentrak
Authorized Capital	• comScore is authorized to issue one hundred million (100,000,000) shares of common stock and five million (5,000,000) shares of preferred stock, each with a par value of $0.001 per share.	• Rentrak is authorized to issue seventy-five million (75,000,000) shares of common stock and ten million (10,000,000) shares of preferred stock.

Voting Rights	• Each holder of comScore common stock is entitled to one (1) vote per share on each matter submitted to a vote of the stockholders of comScore.	• Each holder of Rentrak common stock is entitled to one (1) vote per share on each matter submitted to a vote of the shareholders of Rentrak.

Dividends	• Dividends upon comScore’s capital stock may be declared by comScore’s board of directors in accordance with law.	• Dividends upon Rentrak’s capital stock may be declared by Rentrak’s board of directors in accordance with law.

Number of Directors	• The number of directors will consist of twelve (12) persons until changed by a proper amendment.	• There are currently eight (8) directors serving on the Rentrak’s board of directors

• There are currently eight (8) directors serving on the comScore board of directors.

Election of Directors

•    comScore’s board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by comScore’s stockholders. Directors will be elected by a plurality of the votes cast by holders of comScore stock present in person or by proxy at each annual meeting and will hold office until the third annual meeting following such election; stockholders are not entitled to cumulative votes in respect of electing directors.

•    All of Rentrak’s board of directors are elected each year by Rentrak’s shareholders. Directors will be elected by a plurality of the votes cast by holders of Rentrak stock present in person or by proxy at each annual meeting and will hold office until the next annual meeting following such election; shareholders are not entitled to cumulative votes in respect of electing directors.

	comScore	Rentrak
Removal of Directors	• Any director may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote on an election of directors.	• Any director may be removed, with or without cause, by the shareholders, if the number of votes cast to remove the director exceed the number of votes cast not to remove the director.

Action by Written Consent	• No action required to be or that may be taken at any annual or special meeting of comScore stockholders may be taken without a meeting.	• An action required to be or that may be taken at any annual or special meeting of Rentrak shareholders may be taken without a meeting.

Advance Notice Requirements for Stockholder or Shareholder Nominations and Other Proposals	• For business to be properly brought before an annual meeting by a comScore stockholder, the stockholder must give timely notice in proper written form to comScore’s Secretary.	• For business to be properly brought before an annual meeting by a Rentrak shareholder, the shareholders must give timely notice in proper written form to Rentrak’s Secretary.

•    To be timely, a stockholder’s notice must be sent or otherwise given in accordance with comScore’s amended and restated bylaws, as amended, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting.

•    To be timely, a shareholder’s notice must be sent or otherwise given in accordance with Rentrak’s amended and restated bylaws, as amended, not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholders entitled to vote at such meeting.

Amendments to the Certificate of Incorporation or Articles of Incorporation

•    Amendments to the certificate of incorporation may be made in the manner prescribed by Section 242 of Delaware General Corporation Law, which provides that such amendment requires the adoption of the holders of a majority of the outstanding stock entitled to vote thereon; provided, that amendment of certain provisions, including but not limited to the following, require the approval of holders of at least two-thirds of comScore’s outstanding capital stock entitled to vote generally in the election of directors:

•    undesignated preferred stock; and

•    classification of the comScore board of directors.

•    Amendments to the certificate of incorporation may be made in the manner prescribed by Section 60.437 of Oregon law, which provides that such amendment requires the adoption of the holders of a majority of the outstanding stock entitled to vote thereon.

Amendments to Bylaws	• comScore’s board of directors is expressly authorized to make, alter, amend or repeal comScore’s bylaws.	• Rentrak’s board of directors is expressly authorized to make, alter, amend or repeal Rentrak’s bylaws.

	comScore	Rentrak

•    Amendments to the bylaws may be adopted by the holders of a majority of the outstanding stock entitled to vote thereon; provided, that amendment of certain provisions, including but not limited to the following, require the approval of holders of at least two-thirds of comScore’s outstanding capital stock entitled to vote generally in the election of directors:

•    which parties can call for stockholder meetings;

•    requirements for advance notification of stockholder nominations and proposals;

•    classification of the comScore board of directors; and

•    limits on ability of stockholders to act by written consent.

• Amendments to the bylaws may be adopted by the shareholders, if the number of votes cast in favor of the amendment exceed the number of votes cast against the amendment.

Special Meeting of Stockholders or Shareholders

•    Special meetings of the stockholders may only be called by the comScore board of directors, the chairman, the Chief Executive Officer or the president. Stockholders may not call for a special meeting.

•    Special meetings of the shareholders may only be called by Rentrak’s chief executive officer, Rentrak’s board of directors, or at the request of the holders of not less than twenty-five percent (25%) of all outstanding shares of Rentrak entitled to vote at the meeting.

	• No business may be transacted at a special meeting otherwise than specified in the notice for such meeting.	• No business may be transacted at a special meeting otherwise than specified in the notice for such meeting.

Limitation of Personal Liability of Directors

•    To the fullest extent permitted by Delaware law, a director of comScore will not be personally liable to comScore or its stockholders for monetary damages for breach of fiduciary duty as a director, and comScore is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of comScore (and any other persons to which Delaware law permits comScore to provide indemnification).

•    To the fullest extent permitted by Oregon law, a director of Rentrak will not be personally liable to Rentrak or its shareholders for monetary damages for breach of fiduciary duty as a director, and Rentrak is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of Rentrak (and any other persons to which Oregon law permits Rentrak to provide indemnification).

Indemnification of Directors and Officers	• comScore is required to indemnify any person who was or is a party or is	• Rentrak is required to indemnify each person who was or is made a party or

comScore	Rentrak

threatened to be made a party to any threatened, pending or completed action or suit by or in the right of comScore to procure a judgment in its favor by reason of the fact that he is or was a director or officer of comScore, or is or was serving at the request of comScore as a director or officer of another corporation, partnership, joint venture; trust or other enterprise, and allow comScore to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of comScore to procure a judgment in its favor by reason of the fact that he is or was an employee or agent of comScore, or is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of comScore and except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to comScore unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court will deem proper.

is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of Rentrak or is or was serving at the request of Rentrak as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”), to the fullest extent authorized by the Oregon Business Corporation Act, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such proceeding. Such indemnification continues as to an indemnitee who has ceased to be a director or officer and inures to the benefit of the indemnitee’s heirs, executors and administrators. No indemnification will be made in respect of any proceeding in which such director or officer has been determined to be liable to Rentrak or liable for improperly receiving a personal benefit.

• Expenses incurred by a director or officer of the corporation in	• Expenses incurred by a director, officer, employee or agent of Rentrak

comScore	Rentrak

defending a civil or criminal action, suit or proceeding will be paid by comScore in advance of the final disposition of such action, suit or proceeding and expenses incurred by an employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it will ultimately be determined that he is not entitled to be indemnified by comScore as authorized in the bylaws.

in defending a civil or criminal action, suit or proceeding will be paid by Rentrak in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay the amount of such expenses if it is ultimately determined that he or she has not met the standard of conduct set forth in the Oregon Business Corporation Act.

FUTURE STOCKHOLDER PROPOSALS

comScore

comScore’s bylaws provide for advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. For the 2016 annual meeting of stockholders, such nominations or proposals, other than those made by or at the direction of the comScore Board, must be submitted in writing and received by comScore’s Corporate Secretary at comScore’s offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 no later than March 13, 2016, which is 90 days prior to the anniversary of the first mailing date of notice of availability of comScore’s proxy statement for its 2015 annual meeting of stockholders. If comScore’s 2016 annual meeting of stockholders is moved more than 30 days before or after July 21, 2016, the anniversary date of comScore’s 2015 annual meeting of stockholders, then the deadline is the close of business on the tenth day following the day notice of the date of the meeting was mailed or made public, whichever occurs first. Such proposals also must comply with all applicable requirements of the rules and regulations of the Securities and Exchange Commission. The chairperson of the comScore stockholder meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws. If a stockholder who has notified comScore of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, comScore need not present the proposal for vote at such meeting.

In addition, for a stockholder proposal to be considered for inclusion in comScore’s proxy statement for its 2016 annual meeting of stockholders, the proposal must be submitted in writing and received by comScore’s Corporate Secretary at our offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 no later than February 12, 2016, which is 120 days prior to the anniversary of the mailing date of the notice of availability of comScore’s proxy statement for its 2015 annual meeting of stockholders.

All stockholder proposals must comply with comScore’s bylaws and SEC regulations, including Rule 14a-8. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to comScore’s Corporate Secretary at our principal executive offices at 11950 Democracy Drive, Suite 600, Reston, Virginia 20190 or by accessing comScore’s filings on the SEC’s website at www.sec.gov. All notices of proposals by comScore stockholders, whether or not included in comScore’s proxy materials, should be sent to comScore’s Corporate Secretary at comScore’s principal executive offices.

Rentrak

If the merger agreement and the transactions contemplated thereby are adopted and approved by the requisite vote of the Rentrak shareholders and the merger is completed in 2016, Rentrak will become a wholly owned subsidiary of comScore and, consequently, will not hold an annual meeting of its shareholders in 2016. If the merger is consummated prior to the comScore 2016 annual meeting of stockholders, Rentrak shareholders will be entitled to participate, as stockholders of the combined company and may submit proposals pursuant to the comScore procedures noted above. If the merger is consummated after the comScore 2016 annual meeting of stockholders, Rentrak shareholders will be entitled to participate, as stockholders of the combined company, in the comScore 2017 annual meeting of stockholders.

If the merger agreement and the transactions contemplated thereby are not adopted and approved by the requisite vote of the Rentrak shareholders or if the transactions are not completed for any other reason, Rentrak will hold a 2016 annual meeting of its shareholders. In such case, and as previously stated in the Rentrak proxy statement filed with the Securities and Exchange Commission on July 9, 2015, the deadline for shareholders to submit proposals and nominations to be considered for inclusion in the proxy statement for the 2016 annual meeting of Rentrak shareholders is March 11, 2016. To be considered at the 2016 annual meeting of Rentrak shareholders, Section 2.12 of Rentrak’s bylaws requires Rentrak shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 90 calendar days (or by April 10, 2016) and no earlier than 120 calendar days (or March 11, 2016) prior to the first anniversary of July 9, 2015, the date on which Rentrak first mailed its proxy materials for the 2015 annual meeting of Rentrak shareholders.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California will pass upon the validity of the shares of comScore common stock offered by this joint proxy statement/prospectus and certain federal income tax consequences of the merger for comScore.

Perkins Coie LLP, Portland, Oregon, will pass upon certain federal income tax consequences of the merger for Rentrak.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to comScore, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Ernst & Young LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in the Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Rentrak’s Annual Report on Form 10-K for the year ended March 31, 2015 have been so incorporated in reliance on the report of Grant Thornton LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Stockholders of comScore and shareholders of Rentrak should rely only on the information contained in this joint proxy statement/prospectus and in the documents that comScore and Rentrak have incorporated by reference into this joint proxy statement/prospectus. comScore and Rentrak have not authorized anyone to provide stockholders of comScore or shareholders of Rentrak with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

comScore and Rentrak each file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by comScore or Rentrak at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the operation of the Public Reference Room.

The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including comScore and Rentrak, at www.sec.gov. You may also access the Securities and Exchange Commission filings and obtain other information about comScore and Rentrak through the websites maintained by comScore and Rentrak, which are www.comscore.com and www.rentrak.com, respectively. The information contained in those websites is not incorporated by reference in this joint proxy statement/prospectus.

The following documents, which were filed by comScore with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•	comScore’s annual report on Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on February 20, 2015;

•	comScore’s amendment no. 1 to annual report on Form 10-K/A for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on April 24, 2015;

•	comScore’s quarterly reports on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 5, 2015, the period ended June 30, 2015, filed with the Securities and Exchange Commission on August 7, 2015, and the period ended September 30, 2015, filed with the Securities and Exchange Commission on November 6, 2015;

•	comScore’s current reports on Form 8-K, filed with the Securities and Exchange Commission on April 3, 2015 (as amended June 17, 2015), May 5, 2015, May 15, 2015, June 3, 2015, July 24, 2015, August 7, 2015, September 29, 2015 and November 6, 2015; and

•	The description of comScore’s common stock contained in its registration statement on Form 8-A, filed with the Securities and Exchange Commission on June 6, 2007, and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating such description;

The following documents, which were filed by Rentrak with the Securities and Exchange Commission, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or the exhibits related thereto under Item 9.01):

•	Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2015, filed with the Securities and Exchange Commission on May 29, 2015;

•	Rentrak’s quarterly report on Form 10-Q for the period ended June 30, 2015, filed with the Securities and Exchange Commission on August 10, 2015, and the period ended September 30, 2015, filed with the Securities and Exchange Commission on November 4, 2015;

•	Rentrak’s current reports on Form 8-K, filed with the Securities and Exchange Commission on August 13, 2015 and September 30, 2015;

•	The description of Rentrak’s Common Stock contained in a Registration Statement on Form 8-A filed on November 14, 1986, as supplemented by the description attached as Exhibit 99.1 to the Rentrak’s Quarterly Report on Form 10-Q filed on February 9, 2011, including any amendments or reports filed for the purpose of updating such description; and

•	The descriptions of rights to purchase shares of Rentrak’s Series A Junior Participating Preferred Stock contained in a Current Report on Form 8-K filed on May 18, 2005, as supplemented by the description attached as Exhibit 99.1 to Rentrak’s Quarterly Report on Form 10-Q filed on February 9, 2011, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by comScore and Rentrak pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K or the exhibits related thereto under Item 9.01) after the date of this joint proxy statement/prospectus and before the date of the comScore and Rentrak special meetings are deemed to be incorporated by reference into, and to be a part of, this joint proxy statement/prospectus from the date of filing of those documents.

Any statement contained in this joint proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference into this joint proxy statement/prospectus will be deemed to be modified or superseded for purposes of this joint proxy statement/prospectus to the extent that a statement contained in this joint proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/prospectus.

comScore has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about comScore, and Rentrak has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus about Rentrak.

You can also obtain the documents incorporated by reference in the joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the addresses and telephone numbers listed below. To obtain timely delivery, you must request the information no later than five (5) business days before you must make your investment decision.

comScore, Inc. 11950 Democracy Drive Suite 600 Reston, Virginia 20190 Attention: Investor Relations (703) 438-2100 http:// http://ir.comscore.com/contactus.cfm	Rentrak One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220 Attention: Investor Relations (310) 279-5980 http://investor.rentrak.com/

In addition, if you have questions about the mergers or the special meetings, or if you need to obtain copies of the accompanying joint proxy statement/prospectus, proxy cards, election forms or other documents incorporated by reference in the joint proxy statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

In order for you to receive timely delivery of the documents in advance of the comScore special meeting, comScore should receive your request no later than January 20, 2016.

In order for you to receive timely delivery of the documents in advance of the Rentrak special meeting, Rentrak should receive your request no later than January 20, 2016.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in the affairs of comScore or Rentrak since the date of this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

by and among

COMSCORE, INC.

RUM ACQUISITION CORPORATION

and

RENTRAK CORPORATION

SEPTEMBER 29, 2015

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of September 29, 2015 by and among comScore, Inc., a Delaware corporation (“comScore”), Rum Acquisition Corporation, an Oregon corporation and a wholly owned subsidiary of comScore (“Merger Sub”), and Rentrak Corporation, an Oregon corporation (“Rentrak”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, each of the respective Boards of Directors of comScore, Merger Sub and Rentrak have approved the Agreement and the transactions contemplated hereby, and deems it advisable and in the best interest of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby, pursuant to which, among other things, Merger Sub will be merged with and into Rentrak (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the Oregon Business Corporation Act (the “OBCA”), Rentrak will continue as the surviving corporation of the Merger and as a wholly owned subsidiary of comScore and each share of Rentrak Common Stock outstanding immediately prior to the Effective Time (as defined herein) will be cancelled and converted into the right to receive the consideration set forth herein, all upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of comScore and Merger Sub to enter into this Agreement, each of the officers and directors of Rentrak, in their respective capacities as shareholders of Rentrak, and certain other shareholders of Rentrak have entered into support agreements with comScore substantially in the form attached hereto as Exhibit A (each, a “Rentrak Support Agreement” and collectively, the “Rentrak Support Agreements”).

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Rentrak to enter into this Agreement, each of the officers and directors of comScore, in their respective capacities as stockholders of comScore, and certain other stockholders of comScore have entered into support agreements with Rentrak, substantially in the form attached hereto as Exhibit B (each, a “comScore Support Agreement” and collectively, the “comScore Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, comScore, Merger Sub and Rentrak hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the OBCA, on the Closing Date, Merger Sub shall be merged with and into Rentrak, the separate corporate existence of Merger Sub shall thereupon cease and Rentrak shall continue as the surviving corporation of the Merger and a wholly owned subsidiary of comScore. Rentrak, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.” Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, comScore, Merger Sub and Rentrak shall cause the Merger to be consummated under the OBCA by filing articles of merger in customary form and substance (the “Articles of Merger”) with the Secretary of State of the State of Oregon (the “Oregon Secretary of State”) in accordance with the applicable provisions of the OBCA. The time of such filing and acceptance by the Oregon Secretary of State, or such later time as may be agreed in writing by comScore and Rentrak and specified in the Articles of Merger, is referred to herein as the “Effective Time.”

1.2 The Surviving Corporation of the Merger.

(a) Articles of Incorporation and Bylaws of the Surviving Corporation.

(i) Articles of Incorporation. Subject to the terms of Section 7.8(b), at the Effective Time, the Articles of Incorporation of Rentrak shall be amended and restated in its entirety to read identically to the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the OBCA and such Articles of Incorporation; provided, however, that at the Effective Time the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Rentrak.”

(ii) Bylaws. Subject to the terms of Section 7.8(b), at the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the OBCA, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

(b) Directors and Officers of the Surviving Corporation.

(i) Directors. At the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(ii) Officers. At the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

1.3 General Effects of the Merger.

The effects of the Merger shall be as provided in this Agreement and the applicable provisions of the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of Rentrak and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Rentrak and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Effect of the Merger on Capital Stock of the Merging Corporations.

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of Rentrak.

(i) Generally. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of comScore, Merger Sub, Rentrak, or the holders of any of the following securities, other than as otherwise set forth in this Section 1.4(b), each share of Rentrak Common Stock that is outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive 1.1500 shares of comScore Common Stock (the “Exchange Ratio”) and the cash payable in lieu of fractional shares pursuant to this Section 1.4(b)(i) (the “Common Stock Consideration”) upon the surrender of the certificate, if any, representing such share of Rentrak Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(e)); provided, however, that (i) the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into comScore Common Stock or Rentrak Common Stock), reorganization, recapitalization, reclassification or other like change with respect to comScore Common Stock or Rentrak Common Stock having a record date on or after the date hereof and prior to the Effective Time, and (ii) notwithstanding the foregoing or anything to the contrary set forth herein, no fraction of a share of comScore Common Stock will be issued by virtue of the Merger, and in lieu thereof, each holder of record of shares of Rentrak Common Stock who would otherwise be entitled to a fraction of a share of comScore Common Stock pursuant to this Section 1.4(b)(i) (after aggregating all fractional shares of comScore Common Stock that otherwise would be received by such holder of record) shall, upon the surrender of the certificate, if any, representing such share of Rentrak Common Stock in the manner provided in Section 2.3(c) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.3(e)), receive an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Closing Average. From and after the Effective Time, all shares of Rentrak Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of shares of Rentrak Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of comScore Common Stock issuable in respect thereof pursuant to this Section 1.4(b)(i), cash in lieu of any fractional shares payable in respect thereof pursuant to this Section 1.4(b)(i) and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). All shares of comScore Common Stock issued upon the surrender for exchange of shares of Rentrak Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of comScore Common Stock and any dividends or other distributions paid in respect thereof pursuant to Section 2.3(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Rentrak Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Rentrak Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, a certificate representing shares of Rentrak Common Stock is presented to the Surviving Corporation for any reason, then such certificate shall be canceled and exchanged for the Common Stock Consideration in accordance with this Section 1.4(b), any cash payable in respect thereof pursuant to this Section 1.4(b)(i) in lieu of a fractional share of comScore Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(ii) Owned Shares of Rentrak Common Stock. Notwithstanding anything to the contrary set forth herein, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of comScore, Merger Sub, Rentrak, or the holders of any of the following securities, each share of Rentrak Common Stock that is owned by comScore, Merger Sub or Rentrak, or by any direct or indirect wholly owned Subsidiary of comScore, Merger Sub or Rentrak, in each case immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii) Restricted Shares of Rentrak Common Stock. Notwithstanding anything to the contrary set forth herein, if any shares of Rentrak Common Stock outstanding immediately prior to the Effective Time are unvested or subject to a repurchase option or obligation, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Rentrak or under which Rentrak has any rights (the “Rentrak Restricted Stock”), then the Common Stock Consideration payable in exchange for such Rentrak Restricted Stock also shall be unvested and subject to the same repurchase option or obligation, risk of forfeiture or other condition and need not be paid until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates, and the certificates representing such shares of Rentrak Restricted Stock may accordingly be marked with appropriate legends. Prior to the Effective Time, Rentrak shall take all action that may be necessary to ensure that, from and after the Effective Time, comScore is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) Stock Awards of Rentrak.

(i) Stock Options. At the Effective Time, each Rentrak Stock Award that is a stock option to purchase shares of Rentrak Common Stock (each a “Rentrak Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by comScore and converted into an option to acquire that number of shares of comScore Common Stock equal to the product obtained by multiplying (x) the number of shares of Rentrak Common Stock subject to such Rentrak Stock Option by (y) the Exchange Ratio, rounded down to the nearest whole share of comScore Common Stock. Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Rentrak Stock Option immediately prior to the Effective Time, except that each Assumed Option shall have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Rentrak Common Stock subject to such Assumed Option by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time. For employees of Rentrak or its Subsidiaries located outside of the U.S., to the extent required to ensure compliance with applicable local laws, comScore may require that outstanding options be exercised only by a cashless exercise pursuant to which employees will authorize a broker to sell all shares that they are entitled to at exercise immediately upon exercise and receive the difference between the market value of the shares at exercise and the exercise price in cash.

(ii) Restricted Stock Units. At the Effective Time, each Rentrak Restricted Stock Unit and Rentrak Performance Stock Unit that is outstanding immediately prior to the Effective Time, whether or not then vested or issuable (each, an “Assumed Unit”), shall be assumed by comScore; provided, however, that each Assumed Unit shall be converted into an award to receive that number of shares of comScore Common Stock equal to the product obtained by multiplying (x) the number of shares of Rentrak Common Stock subject to such Assumed Unit immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share of comScore Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Rentrak Restricted Stock Unit or Rentrak Performance Stock Unit, as applicable, immediately prior to the Effective Time, except that each Assumed Unit that was granted with a purchase price other than par value shall have a purchase price per share equal to the quotient obtained by dividing (x) the per share purchase price of Rentrak Common Stock subject to such Assumed Unit by (y) the Exchange Ratio (which price per share shall be rounded up to the nearest whole cent).

(iii) Registration Statements for Assumed Options and Other Awards. As soon as practicable following the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, comScore shall file a registration statement under the Securities Act on Form S-8, Form S-3 or another appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of comScore Common Stock issuable with respect to the Assumed Options, Assumed Units and the Common Stock Consideration payable in exchange for

Rentrak Restricted Stock, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options or Assumed Units remain outstanding.

1.5 Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes or intent of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Rentrak and Merger Sub, the directors and officers of Rentrak and Merger Sub shall have the authority to take all such lawful and necessary action.

1.6 Tax Reorganization.

The parties hereto intend, for U.S. federal income tax purposes, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

ARTICLE II

THE CLOSING

2.1 The Closing.

comScore, Merger Sub and Rentrak shall consummate the Merger at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 1700 K Street, NW, Fifth Floor, Washington, DC 20006, on a date and at a time to be agreed upon by comScore and Rentrak, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Section 2.2 (other than those conditions that by their terms are to be satisfied or waived (if permitted hereunder) at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as comScore and Rentrak shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.2 Conditions to Closing.

(a) Mutual Conditions to Closing. The respective obligations of comScore, Merger Sub and Rentrak to consummate the Merger shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

(i) No Prohibitive Legal Requirements. No Governmental Authority of competent jurisdiction shall have enacted or deemed applicable to the consummation of the Merger or any other material transactions contemplated by this Agreement any Legal Requirement that is in effect and has the effect of making the consummation of the Merger or any other material transactions contemplated by this Agreement illegal or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other material transactions contemplated by this Agreement.

(ii) No Prohibitive Orders. No Governmental Authority of competent jurisdiction shall have issued or granted any Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Merger or any other material transactions contemplated by this Agreement illegal or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other material transactions contemplated by this Agreement.

(iii) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the

Registration Statement shall have been issued by the SEC and no proceedings for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC that have not been withdrawn.

(iv) Requisite Stockholder Approvals. The Requisite Rentrak Shareholder Approval and the Requisite comScore Stockholder Approval shall have been obtained.

(v) Requisite Regulatory Approvals.

(A) All waiting periods (and all extensions thereof) applicable to the Merger under the HSR Act and any other applicable Antitrust Laws shall have terminated or expired.

(B) All clearances, consents, approvals, authorizations and Orders applicable to the Merger which are required under any Antitrust Laws of any jurisdiction in which comScore or Rentrak have material business or operations, or in which comScore and Rentrak mutually agree to make a filing under applicable Antitrust Laws, shall have been received.

(C) Any waiting period (and any extension thereof) applicable to the Merger which is required under any Antitrust Laws of any jurisdiction in which comScore or Rentrak have material business or operations, or in which comScore and Rentrak mutually agree to make a filing under applicable Antitrust Laws, shall have expired or been terminated.

(vi) Nasdaq Global Select Market Listing. The shares of comScore Common Stock issuable in the Merger, the shares of comScore Common Stock issuable upon the exercise of all Assumed Options, and the shares of comScore Common Stock issuable in settlement of all Assumed Units (all of the foregoing shares of comScore Common Stock being referred to herein collectively as the “Total comScore Merger Consideration”), shall have been authorized for listing (subject to notice of issuance) on the Nasdaq Global Select Market.

(vii) Tax Opinions. comScore shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and Rentrak shall have received an opinion of Perkins Coie LLP, each dated as of the Effective Time and each to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of comScore, Merger Sub and Rentrak, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(b) Additional comScore and Merger Sub Conditions to Closing. The obligations of comScore and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver, on or prior to the Closing, of each the following additional conditions (each of which conditions may be waived exclusively by comScore and Merger Sub in their sole and absolute discretion):

(i) Compliance with Agreements and Covenants. Rentrak shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of Rentrak set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.4, Section 3.23, Section 3.24 and Section 3.25 (the “Rentrak Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respect as of such particular date).

(B) The representations and warranties of Rentrak set forth in Section 3.5(a), Section 3.5(c) and Section 3.5(d) (the “Rentrak Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (1) for any de minimis inaccuracies, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(C) The representations and warranties of Rentrak set forth in this Agreement (other than the Rentrak Fundamental Representations and the Rentrak Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Rentrak set forth in this Agreement for purposes of this Section 2.2(b)(ii)(C), (1) all qualifications based on a “Rentrak Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 3.10 shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the Rentrak Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No Rentrak Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any Rentrak Material Adverse Effect that is continuing.

(iv) SEC Filings. From and after the date hereof, Rentrak shall have timely filed all annual, quarterly, current (other than any filings required pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, which shall have been filed) and other reports, all proxy statements, all schedules, exhibits and other documents that it is required to file with the SEC, in each case on or prior to the deadline for the filing of each such report, statement, schedule, exhibit and other document under the Exchange Act and the rules and regulations of the SEC promulgated thereunder, together with all certifications and attestations of any members of management of Rentrak that are required to be filed with any of the foregoing reports, statements, schedules, exhibits and other documents (in each case without qualifications or limitations) under the Exchange Act and the SEC rules and regulations promulgated thereunder.

(v) Officer’s Certificate. comScore shall have received a certificate, signed for and on behalf of Rentrak by the chief executive officer and the chief financial officer of Rentrak, certifying the satisfaction of the conditions set forth in this Section 2.2(b).

(c) Additional Rentrak Conditions to Closing. The obligation of Rentrak to consummate the Merger is also subject to the satisfaction or waiver, at or prior to the Closing, of each of the following additional conditions (each of which conditions may be waived exclusively by Rentrak in its sole and absolute discretion):

(i) Compliance with Agreements and Covenants. comScore and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(ii) Accuracy of Representations and Warranties.

(A) The representations and warranties of comScore set forth in Section 4.1, Section 4.2, Section 4.3(b), Section 4.4, Section 4.23, Section 4.24 and Section 4.25 (the “comScore Fundamental Representations”) (i) shall have been true and correct in all material respects as of the date of this Agreement, and (ii) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respect as of such particular date).

(B) The representations and warranties of comScore set forth in Section 4.5(a), Section 4.5(c) and Section 4.5(d) (the “comScore Capitalization Representations”) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (1) for any de minimis inaccuracies, and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(C) The representations and warranties of comScore set forth in this Agreement (other than the comScore Fundamental Representations and the comScore Capitalization Representations) (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in the case of the foregoing clauses (i) and (ii), (A) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, and would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of comScore set forth in this Agreement for purposes of this Section 2.2(c)(ii)(C), (1) all qualifications based on a “comScore Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded (it being understood and hereby agreed that (x) the phrase “similar phrases” as used in this proviso shall not be deemed to include any dollar thresholds contained in any such representations and warranties, and (y) the representation and warranty set forth in clause (i) of Section 4.10 shall not be disregarded pursuant to the terms of this proviso), and (2) any update of or modification to the comScore Disclosure Letter made or purported to have been made after the date hereof shall be disregarded.

(iii) No comScore Material Adverse Effect. Since the date hereof, there shall not have occurred or arisen any comScore Material Adverse Effect that is continuing.

(iv) SEC Filings. From and after the date hereof, comScore shall have timely filed all annual, quarterly, current (other than any filings required pursuant to Rule 425 under the Securities Act and Rule 14a-12 under the Exchange Act, which shall have been filed) and other reports, all proxy statements, all schedules, exhibits and other documents that it is required to file with the SEC, in each case on or prior to the deadline for the filing of each such report, statement, schedule, exhibit and other document under the Exchange Act and the rules and regulations of the SEC promulgated thereunder, together with all certifications and attestations of any members of management of comScore that are required to be filed with any of the foregoing reports, statements, schedules, exhibits and other documents (in each case without qualifications or limitations) under the Exchange Act and the SEC rules and regulations promulgated thereunder.

(v) Officer’s Certificate. Rentrak shall have received a certificate, signed for and on behalf of comScore by the chief executive officer and the chief financial officer of comScore, certifying the satisfaction of the conditions set forth in this Section 2.2(c).

2.3 Issuance of Merger Consideration After the Closing.

(a) Exchange Agent. Prior to the Closing Date, comScore shall select a bank or trust company reasonably acceptable to Rentrak to act as the exchange agent for the Merger pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Rentrak (the “Exchange Agent”).

(b) Exchange Fund.

(i) Creation of Exchange Fund. As promptly as practicable (and in any event within two (2) Business Days) following the Effective Time, comScore shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of comScore Common Stock issuable pursuant to Section 1.4(b)(i) in exchange for shares of Rentrak Common Stock. In addition, comScore shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable pursuant to Section 1.4(b)(i) in lieu of fractional shares of comScore Common Stock and any dividends or distributions to which holders of shares of Rentrak Common Stock may be entitled pursuant to Section 2.3(d). Any comScore Common Stock and cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(ii) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book Entry Shares twelve (12) months after the Effective Time shall, at the request of comScore or the Surviving Corporation, be delivered to comScore or the Surviving Corporation or otherwise according to the instruction of comScore or the Surviving Corporation, and any holders of the Certificates or Book Entry Shares who have not surrendered such Certificates or Book Entry Shares in compliance with this Section 2.3 shall after such delivery to comScore and the Surviving Corporation look only to comScore and the Surviving Corporation for delivery or payment of the shares of comScore Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of comScore Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d).

(c) Exchange Procedures. As promptly as practicable following the Effective Time, comScore shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Rentrak Common Stock (or effective affidavits of loss in lieu thereof) or non-certificated shares of Rentrak Common Stock represented by book entry (“Book Entry Shares”) (i) a letter of transmittal in customary form as Rentrak and comScore may reasonably agree (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof) or Book Entry Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates or Book Entry Shares in exchange for certificates representing whole shares of comScore Common Stock pursuant to Section 1.4(b)(i), cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of any fractional shares of comScore Common Stock and any dividends or other distributions payable in respect thereof pursuant to Section 2.3(d). With respect to uncertificated shares of Rentrak Common Stock held through “direct registration,” comScore shall implement procedures with the Exchange Agent for effecting the exchange of such directly registered uncertificated shares of Rentrak Common Stock and payment of cash in lieu of any fractional shares pursuant to Section 1.4(b)(i), as promptly as practicable after the Effective Time. Upon surrender of Certificates (or effective affidavits in lieu thereof) or Book Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by comScore, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Book Entry Shares shall be entitled to receive in exchange therefor the number of whole shares of comScore Common Stock (after taking into account all Certificates or such Book Entry Shares surrendered by such holder of record) such holder is entitled to receive pursuant to Section 1.4(b)(i) (which, at the election of comScore, may be in uncertificated book entry form unless a physical certificate is requested by the holder of record or is otherwise required by applicable Legal Requirements), payment of any cash such holder is entitled to receive pursuant to Section 1.4(b)(i) in lieu of fractional shares of comScore Common Stock and any dividends or distributions such holder is entitled to receive pursuant to Section 2.3(d), which shares and cash comScore shall cause the Exchange Agent to distribute as promptly as practicable (but in any event within five (5) Business Days) following surrender of such Certificates or Book Entry Shares and such duly completed and validly executed letter of transmittal, and the Certificates so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose for an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book Entry Shares on the cash amounts payable upon the surrender of such Certificates or such Book Entry Shares pursuant to this Section 2.3. Until so surrendered, from and after the Effective Time outstanding Certificates or Book Entry Shares shall be deemed to evidence only the ownership of the number of full shares of comScore Common Stock into which such shares of Rentrak Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.4(b)(i) and any dividends or distributions payable pursuant to Section 2.3(d). Notwithstanding anything to the contrary in this Agreement, Certificates and Book Entry Shares to be exchanged by any Person constituting an “affiliate” of Rentrak for purposes of Rule 145 under the Securities Act shall be subject to the restrictions described in such Rule 145.

(d) Dividends and Distributions. Whenever a dividend or other distribution is declared or made after the date hereof with respect to comScore Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of comScore Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the date hereof with respect to comScore Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates or Book Entry Shares with respect to the shares of comScore Common Stock represented thereby until the holders of record of such Certificates or such Book Entry Shares shall surrender such Certificates or such Book Entry Shares. Subject to applicable Legal Requirements, following surrender of any such Certificates or such Book Entry Shares, the Exchange Agent shall deliver to the record holders thereof, without interest, promptly after such surrender, the number of whole shares of comScore Common Stock issued in exchange therefor along with any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of comScore Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the shares of comScore Common Stock issuable in respect thereof pursuant to Section 1.4(b)(i), the cash payable in respect thereof pursuant to Section 1.4(b)(i) in lieu of fractional shares of comScore Common Stock and any dividends or distributions payable in respect thereof pursuant to Section 2.3(d); provided, however, that comScore may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as comScore may direct as indemnity against any claim that may be made against comScore, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(f) Transferred Shares. In the event that a transfer of ownership of shares of Rentrak Common Stock is not registered in the stock transfer books or ledger of Rentrak, or if shares of comScore Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to comScore (or any agent designated by comScore) any transfer or other Taxes required by reason of the issuance of shares of comScore Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of comScore (or any agent designated by comScore) that such transfer or other Taxes have been paid or are otherwise not payable.

(g) Tax Withholding. Each of the Exchange Agent, comScore and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any holder or former holder of Rentrak Capital Stock, such amounts as may be required to be deducted or withheld therefrom under any provision of U.S. federal, state, local or non U.S. tax law or under any applicable Legal Requirement and to request and receive from such holder or former holder any relevant tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or similar information. To the extent such amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid.

(h) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, comScore, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of comScore Common Stock or Rentrak Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Legal Requirement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RENTRAK

Except (i) as set forth in the disclosure letter that has been prepared by Rentrak and delivered by Rentrak to comScore in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Rentrak Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Rentrak Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Rentrak SEC Reports filed with, or furnished to, the SEC and publicly available prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are predictive or forward looking in nature), Rentrak hereby represents and warrants to comScore and Merger Sub as follows:

3.1 Organization and Qualification.

Rentrak is duly organized and validly existing under the laws of the State of Oregon and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, and Rentrak is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except, in the case of any of the foregoing, to the extent that the failure to be true would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Rentrak has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the stockholders of Rentrak as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Rentrak, and performance by Rentrak with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, and the Rentrak Support Agreements, have been duly and validly approved by the Rentrak board of directors. As of the date of this Agreement, the Rentrak board of directors has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the Rentrak Shareholders and has unanimously resolved to recommend that the Rentrak Shareholders adopt this Agreement (the “Rentrak Voting Proposal”). Prior to making the foregoing determinations, the Rentrak board of directors received an opinion of Goldman, Sachs & Co. (“Goldman Sachs”) to the effect that, as of the date of this

Agreement and based upon and subject to the qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of Rentrak, and the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the Rentrak Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of Rentrak Common Stock entitled to vote at a meeting of the Rentrak Shareholders called to consider the Rentrak Voting Proposal (the “Requisite Rentrak Shareholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, no other corporate proceedings on the part of Rentrak are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by Rentrak, and assuming due authorization, execution and delivery by comScore and Merger Sub, this Agreement constitutes a valid and binding obligation of Rentrak, enforceable against Rentrak in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

3.3 Required Filings and Consents.

The execution and delivery by Rentrak of this Agreement do not, and the performance by Rentrak of its covenants and agreements under this Agreement and the consummation by Rentrak of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite Rentrak Shareholder Approval conflict with or violate the Rentrak Articles of Incorporation or the Rentrak Bylaws or any Rentrak Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.3(b) conflict with or violate any Legal Requirements applicable to Rentrak or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Rentrak’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Rentrak or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Rentrak or any of its Subsidiaries is a party or by which Rentrak or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Rentrak or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

(a) The execution and delivery by Rentrak of this Agreement do not, and the performance by Rentrak of its covenants and agreements under this Agreement and the consummation by Rentrak of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Articles of Merger or other documents as required by the OBCA and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.4 Articles of Incorporation and Bylaws.

Rentrak has heretofore made available to comScore a complete and accurate copy of the Rentrak Articles of Incorporation and Rentrak Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries that is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the SEC (the “Rentrak Subsidiary Documents”). The Rentrak Articles of Incorporation, Rentrak Bylaws and Rentrak Subsidiary Documents, each as amended to date, are in full force and effect, and neither the Rentrak board of directors nor, to the knowledge of Rentrak, any Rentrak Shareholder has taken any action to amend the Rentrak Articles of Incorporation or the Rentrak Bylaws in any respect. Rentrak has not taken any action in breach or violation of any of the provisions of the Rentrak Articles of Incorporation or the Rentrak Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Rentrak Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.5 Capitalization.

(a) The authorized capital stock of Rentrak consists of 75,000,000 shares of Rentrak Common Stock and 10,000,000 shares of Rentrak Preferred Stock. As of September 25, 2015, (i) 15,357,175 shares of Rentrak Common Stock were issued and outstanding, (ii) 1,087,275 shares of Rentrak Common Stock were reserved for issuance pursuant to outstanding awards granted pursuant to Rentrak’s Amended and Restated 2005 Stock Incentive Plan, (iii) 1,630,328 shares of Rentrak Common Stock were reserved for issuance pursuant to awards granted pursuant to Rentrak’s 2011 Incentive Plan, (iv) 109,643 shares of Rentrak Common Stock were reserved for issuance pursuant to Rentrak’s ESPP, (v) no shares of Rentrak Common Stock were issued and held in the treasury of Rentrak; and (vi) no shares of Preferred Stock are issued and outstanding. Since June 30, 2015, Rentrak has not issued any securities (including derivative securities) except for shares of Rentrak Common Stock issued upon exercise of Rentrak Stock Awards, the vesting of Rentrak Restricted Stock Units or the vesting of Rentrak Performance Stock Units.

(b) The stock plans identified in clauses (ii), (iii) and (iv) of the second sentence of Section 3.5(a) represent a complete and accurate list of all stock option plans or any other plan or agreement adopted by Rentrak that provides for the issuance of equity to any Person (the “Rentrak Stock Plans”). Rentrak has made available to comScore complete and accurate copies of all Rentrak Stock Plans and the forms of all award agreements evidencing outstanding Rentrak Stock Awards, and all agreements under the Stock Plans that materially deviate from such forms of award agreement.

(c) Section 3.5(c) of the Rentrak Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “Rentrak Stock Awards”) granted under any Rentrak Stock Plans or otherwise, indicating, with respect to each Rentrak Stock Award then outstanding, the type of awards granted, the number of shares of Rentrak Common Stock subject to such Rentrak Stock Award, the plan under which such Rentrak Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Rentrak Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

(d) Except as described in Section 3.5(a) or as otherwise expressly permitted by Section 5.2 of this Agreement and otherwise disclosed to comScore, no capital stock of Rentrak or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 3.5(c) of the Rentrak Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which Rentrak or any of its Subsidiaries is a party, or by which Rentrak or any of its Subsidiaries is bound, obligating Rentrak or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Rentrak or any of its Subsidiaries or obligating Rentrak or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which Rentrak or any of its Subsidiaries is a party, or by which it or they are bound, obligating Rentrak or any of its Subsidiaries with respect to any shares of capital stock of Rentrak or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of Rentrak), of Rentrak or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of Rentrak or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.5(d) of the Rentrak Disclosure Letter, there here are no registration rights or other agreements, arrangements or understandings to which Rentrak or any of its Subsidiaries is a party, or by which it or they are bound, obligating Rentrak or any of its Subsidiaries with respect to any shares of Rentrak Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of Rentrak Common Stock are, and all shares of Rentrak Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OBCA, the Rentrak Articles of Incorporation or the Rentrak Bylaws or any agreement to which Rentrak is a party or otherwise bound. None of the outstanding shares of Rentrak Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of Rentrak are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by Rentrak or a Subsidiary of Rentrak free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of Rentrak or any of its Subsidiaries.

(f) Rentrak Common Stock constitutes the only class of equity securities of Rentrak or its Subsidiaries registered or required to be registered under the Exchange Act.

3.6 Subsidiaries.

A complete and accurate list of all of the Subsidiaries of Rentrak, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Rentrak or another Subsidiary or Affiliate of Rentrak, is set forth in Section 3.6 of the Rentrak Disclosure Letter. Rentrak does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by Rentrak and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of Rentrak is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect. Each Subsidiary of Rentrak is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.7 SEC Reports.

Rentrak has filed and made available to comScore (including via the SEC’s EDGAR system) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Rentrak with the SEC since April 1, 2010 (collectively, the “Rentrak SEC Reports”). The Rentrak SEC Reports, including all forms, reports and documents filed by Rentrak with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Rentrak SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by Rentrak with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Rentrak SEC Reports or necessary in order to make the statements in such Rentrak SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of Rentrak is required to file any forms, reports, schedules, statements or other documents with the SEC. Rentrak is eligible to incorporate by reference into the Registration Statement regarding Rentrak pursuant to Part B of Form S-4.

3.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Rentrak SEC Reports, including any Rentrak SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of Rentrak and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of Rentrak have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Rentrak is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Stock Market.

(c) Rentrak and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of Rentrak and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Rentrak and its Subsidiaries are being made only in accordance with authorizations of management and the Rentrak board of directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Rentrak and its Subsidiaries that could have a material effect on the financial statements.

(d) To the knowledge of Rentrak, since March 31, 2010, neither Rentrak nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Rentrak and its Subsidiaries, (ii) any fraud, whether or not material, that involves Rentrak’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Rentrak and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither Rentrak nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Rentrak or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Rentrak or any of its Subsidiaries in Rentrak’s consolidated financial statements.

(f) Neither Rentrak nor any of its Subsidiaries nor, to the knowledge of Rentrak, any director, officer, auditor, accountant, consultant or representative of Rentrak or any of its Subsidiaries has, since March 31, 2010, received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Rentrak or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing Rentrak or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Rentrak or any of its officers, directors, employees or agents to the current the Rentrak board of directors or any committee thereof or to any current director or executive officer of Rentrak.

(g) To the knowledge of Rentrak, since March 31, 2010, no employee of Rentrak or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by Rentrak or any of its Subsidiaries. Neither Rentrak nor any of its Subsidiaries nor, to the knowledge of Rentrak, any director, officer, employee, contractor, subcontractor or agent of Rentrak or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of Rentrak or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

3.9 Undisclosed Liabilities.

Except as reflected in the Rentrak Balance Sheet, neither Rentrak nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Rentrak Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Rentrak Material Adverse Effect.

3.10 Subsequent Changes.

Since the date of the Rentrak Balance Sheet through the date hereof, Rentrak has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any Rentrak Material Adverse Effect or (ii) any action taken by Rentrak or event that would have required the consent of comScore pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

3.11 Real Property.

Rentrak and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Rentrak Balance

Sheet. All real properties reflected in the Rentrak Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Rentrak Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which Rentrak or any of its Subsidiaries is a party (collectively, the “Rentrak Real Property Leases”) are in full force and effect, except where the failure of such Rentrak Real Property Leases to be in full force and effect would not be reasonably likely to result in a Rentrak Material Adverse Effect. There is no default by Rentrak or any of its Subsidiaries under any of the Rentrak Real Property Leases, or, to the knowledge of Rentrak, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a Rentrak Material Adverse Effect.

3.12 Tangible Property.

Rentrak and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Rentrak Balance Sheet. All tangible properties and assets reflected in the Rentrak Balance Sheet are held free and clear of all Liens, except for Liens reflected on the Rentrak Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by Rentrak or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and Rentrak and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to Rentrak and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a Rentrak Material Adverse Effect.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Rentrak Disclosure Letter contains a complete and accurate list of all Patents or other Intellectual Property Rights that are Registered Intellectual Property owned by or registered in the name of Rentrak or any of its Subsidiaries (collectively the “Rentrak Registered Intellectual Property”). All material Rentrak Registered Intellectual Property is, to the knowledge of Rentrak, subsisting and neither invalid nor unenforceable.

(b) All Rentrak Registered Intellectual Property Rights are owned by Rentrak or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of Rentrak, all material Rentrak Intellectual Property Rights are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither Rentrak nor any of its Subsidiaries has, in the past 36 months transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material Rentrak Intellectual Property Rights.

(c) Neither Rentrak nor its Subsidiaries has, in the conduct of the business of Rentrak and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization or license, any material Intellectual Property Rights owned by any third Person. There is no pending or, to Rentrak’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against Rentrak or any of its Subsidiaries, alleging that any activities, products or conduct of Rentrak’s or any of its Subsidiaries’ business infringes or will infringe upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any Rentrak Intellectual Property Rights. Rentrak is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict Rentrak’s or any of its Subsidiaries’ rights to use, license or transfer any material Rentrak Intellectual Property Rights, or (ii) compel or require Rentrak or any of its Subsidiaries to license or transfer any material Rentrak Intellectual Property Rights.

(d) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by Rentrak or any of its Subsidiaries against any third party with respect to any Rentrak Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 3.13(e) of the Rentrak Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to Rentrak or any of its Subsidiaries any Intellectual Property Right that is material to the business of Rentrak and its Subsidiaries, taken as a whole (“Rentrak In Licenses”), other than Contracts with respect to commercial available Technology that is not included in any Rentrak Product or necessary to the distribution of any Rentrak Product.

(f) Section 3.13(f) of the Rentrak Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which Rentrak or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material Rentrak Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“Rentrak Out Licenses,” and together with the Rentrak In Licenses, the “Rentrak IP Licenses”).

(g) Neither Rentrak nor any of its Subsidiaries, nor, to the knowledge of Rentrak any other party to a Rentrak IP License, is in material breach of any such Rentrak IP License that is material to the business of Rentrak and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by Rentrak or any of its Subsidiaries of any Rentrak IP License, (ii) the termination, impairment or restriction of any right or license granted to Rentrak or any of its Subsidiaries under a Rentrak IP License, or (iii) Rentrak or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Rentrak Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a Rentrak Material Adverse Effect, (B) as a result of any Contract to which Rentrak or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of comScore or any of its Subsidiaries or (C) cause any royalties fees or other payments to become payable by Rentrak or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by Rentrak or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of Rentrak Products).

(h) To the knowledge of Rentrak, Rentrak and its Subsidiaries are in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any Rentrak Product distributed by Rentrak.

3.14 Material Contracts.

(a) For all purposes of and under this Agreement, an “Rentrak Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Rentrak and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of Rentrak or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business, or (B) prohibiting Rentrak or any of its Subsidiaries (or, after the Closing Date, comScore) from engaging in business, in any material respect, with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by Rentrak or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which Rentrak or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than Rentrak’s Subsidiaries;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(vii) any Contract that is collectively bargained by Rentrak;

(viii) any Contract for the sale of Rentrak Products with any customer who, in the fiscal year ended March 31, 2015 or the four months ended July 31, 2015, was one of the ten (10) largest sources of revenues for Rentrak and its Subsidiaries, based on amounts paid or payable;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by Rentrak or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by Rentrak or its Subsidiaries upon notice of ninety (90) days or less without material liability to Rentrak or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Rentrak Material Adverse Effect and is not disclosed pursuant to clauses (i) through (x) above, inclusive.

(b) Section 3.14(b) of the Rentrak Disclosure Letter contains a complete and accurate list of all Rentrak Material Contracts as of the date hereof, to or by which Rentrak or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.14(a) that describes such Rentrak Material Contract.

(c) Each Rentrak Material Contract is valid and binding on Rentrak (and/or each such Subsidiary of Rentrak party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither Rentrak nor any of its Subsidiaries party thereto, nor, to the knowledge of Rentrak, any other party thereto, is in breach of, or default under, any such Rentrak Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by Rentrak or any of its Subsidiaries, or, to the knowledge of Rentrak, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.15 Tax Matters.

(a) Rentrak and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Rentrak and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established in accordance with GAAP on Rentrak’s most recent financial statements.

(c) The U.S. consolidated federal income Tax Returns of Rentrak have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before March 31, 2009.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to Rentrak or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of Rentrak or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP on Rentrak’s most recent financial statements.

(f) None of Rentrak or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(g) Rentrak and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to Rentrak and each of its Subsidiaries.

(h) None of Rentrak or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Rentrak Disclosure Letter sets forth a complete and accurate list of all Rentrak Employee Plans. Neither Rentrak nor any ERISA Affiliate of Rentrak has any plan or commitment to establish any new Rentrak Employee Plan, to modify any Rentrak Employee Plan (except to the extent required by applicable Legal Requirements or to conform any such Rentrak Employee Plan to the requirements of any applicable Legal Requirement or as required by this Agreement), or to adopt or enter into any Rentrak Employee Plan.

(b) With respect to each Rentrak Employee Plan, Rentrak has made available to comScore complete and accurate copies of (i) such Rentrak Employee Plan (or a written summary of any unwritten plan) as currently in effect, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan description, (vi) the most recent annual financial statements for each Rentrak Employee Plan that is funded, (vii) all communications material to any employees relating to any Rentrak Employee Plan and any proposed Rentrak Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Rentrak, (viii) all material correspondence to or from any governmental agency relating to any Rentrak Employee Plan within the past two (2) years, (ix) the three (3) most recent plan years’ discrimination tests for each Rentrak Employee Plan, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Rentrak Employee Plan, and (xi) the most recent annual actuarial valuations, if any, for each Rentrak Employee Plan.

(c) Each Rentrak Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of Rentrak, Rentrak’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Rentrak Employee Plan.

(d) Each Rentrak Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “Rentrak Qualified Plan”) has received a determination letter (or is in the form of a prototype or volume submitter plan that has received an opinion or advisory letter) from the IRS with respect to its qualified status, or Rentrak has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Rentrak Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of Rentrak, revocation has not been threatened, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. There has been no termination, partial termination or discontinuance of contributions to any Rentrak Qualified Plan that resulted or may reasonably be expected to result in material liability to Rentrak , which liability has not been satisfied in full. None of Rentrak, any of Rentrak’s Subsidiaries or, to the knowledge of Rentrak, any other Person has engage in a nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, with respect to any Rentrak Employee Plan, which could reasonably be expected to result in a material liability to Rentrak or any of its subsidiaries.

(e) Neither Rentrak, any of Rentrak’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have a material liability in the future with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Rentrak Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) To the extent permitted by applicable Legal Requirement, each Rentrak Employee Plan (other than Rentrak Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by Rentrak and any of Rentrak’s Subsidiaries party thereto or covered thereby at any time without material liability to Rentrak or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and ordinary administrative costs. No such Rentrak Employee Plan has been amended in contravention of the terms of such plan or any legal obligation owed to any participant in such plan.

(g) Other than as required under Section 4980B of the Code, Section 601 et seq. of ERISA or any equivalent state Legal Requirement, none of the Rentrak Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under Rentrak’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(h) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of Rentrak, threatened, with respect to any Rentrak Employee Plan or the assets of any Rentrak

Employee Benefit Plan, other than claims for benefits in the ordinary course, appeals of such claim and domestic relations order proceedings. No Rentrak Employee Plan is under examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(i) To the knowledge of Rentrak, each individual who has received compensation for the performance of services on behalf of Rentrak, any of Rentrak’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Legal Requirement.

(j) Each Rentrak Employee Plan maintained or covering employees outside the United States (the “Rentrak Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Legal Requirements of each applicable jurisdiction. No such Rentrak Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued and, except as required by a Legal Requirement, no condition exists that would prevent Rentrak or comScore from terminating or amending any such Rentrak Employee Plan at any time for any reason without liability to Rentrak or its ERISA Affiliates (other than for benefits accrued as of the date of such amendment or termination and ordinary administration costs). Section 3.16(j) of the Rentrak Disclosure Letter contains a complete and accurate list of each country in which Rentrak or any of its Subsidiaries or Affiliates has operations as of the Rentrak Balance Sheet Date and the approximate number of employees in each such country as of the Rentrak Balance Sheet Date.

(k) Section 3.16(k) of the Rentrak Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of Rentrak or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business; and (ii) all operative severance agreements, programs and policies of Rentrak or any of its Subsidiaries with or relating to its Section 16 officers, excluding programs and policies required to be maintained by Legal Requirement.

(l) All contributions required to be made with respect to any Rentrak Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Rentrak Balance Sheet.

(m) Except as required by Section 411(d)(3) of the Code, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of Rentrak or any Subsidiary of Rentrak to severance pay, or any other payment from Rentrak or any of its Subsidiaries, or pursuant to any Rentrak Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits. No payment or benefit which will or may be made by Rentrak or its ERISA Affiliates with respect to any current or former employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) is reasonably expected to be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code. There is no contract, agreement, plan or arrangement to which Rentrak or any of its ERISA Affiliates is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes paid pursuant to Section 4999 of the Code.

(n) Each Rentrak Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been documented and operated in material compliance with Section 409A of the Code. No nonqualified deferred compensation plan sponsored or maintained by Rentrak and each of its ERISA Affiliates that was in existence on October 3, 2004, has been “materially modified” (within the meaning of Section 409A of the Code) at any time after October 3, 2004.

(o) No stock option, stock appreciation right or service provider warrant of Rentrak (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(p) There is no Contract to which Rentrak or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of Rentrak or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

3.17 Labor Matters.

(a) Rentrak and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Rentrak and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a Rentrak Material Adverse Effect.

(b) To the knowledge of Rentrak: (i) there are no current labor union organizing activities with respect to any employees of Rentrak and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of Rentrak and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting Rentrak or any of its Subsidiaries.

(c) Rentrak and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither Rentrak nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. Section 3.17(c) of the Rentrak Disclosure Letter contains a complete and accurate list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of Rentrak or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.17(c) of the Rentrak Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(d) No employee of Rentrak or any of its Subsidiaries (i) to the knowledge of Rentrak is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Rentrak or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by Rentrak or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to Rentrak or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with Rentrak or any of its Subsidiaries.

(e) Section 3.17(e) of the Rentrak Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by Rentrak of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by Rentrak or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by Rentrak or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by Rentrak or any of its Subsidiaries or as a consequence of the acts of Rentrak, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, Rentrak and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, the Hazardous Materials Activities of Rentrak and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, Rentrak and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of Rentrak, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of Rentrak or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

(e) Neither Rentrak nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Rentrak Material Adverse Effect. Except as would not reasonably be expected to have a Rentrak Material Adverse Effect, neither Rentrak nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of Rentrak or any of its Subsidiaries.

(f) Rentrak and the Subsidiaries have delivered to comScore or made available for inspection by comScore and its agents, representatives and employees all material environmental site assessments and environmental audits in Rentrak’s possession or control. Rentrak and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

3.19 Compliance with Laws.

(a) Generally. Rentrak and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to Rentrak or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither Rentrak nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, or any rules or regulations thereunder, the United Kingdom Bribery Act of 2010, Organization of Economic Cooperation and Development (OECD) Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any similar anti-corruption or anti-bribery laws applicable to Rentrak or its Subsidiaries (collectively, “Anti-Corruption Laws”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect. Neither Rentrak, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. Rentrak has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation comScore.

(c) Export Control Laws.

(i) Rentrak and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Legal Requirements (“Export Controls”), including the Export Administration Regulations (“EAR”) maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control (“OFAC”), and the International Traffic in Arms Regulations (“ITAR”) maintained by the Department of State and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect. Neither Rentrak nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. Rentrak and its Subsidiaries are in compliance with all applicable import Legal Requirements (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Rentrak and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither Rentrak nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

(iv) Rentrak and its Subsidiaries, including, to the knowledge of Rentrak, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of

Rentrak and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect.

3.20 Permits.

Rentrak and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from any Governmental Authority that is material to the operation of the business of Rentrak and its Subsidiaries taken as a whole as currently conducted (collectively, the “Rentrak Permits”). The Rentrak Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of Rentrak, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of Rentrak, threatened, seeking the suspension, revocation or cancellation of any Rentrak Permits. No Rentrak Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

3.21 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Rentrak Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against Rentrak or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of Rentrak, threatened against Rentrak or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither Rentrak nor any Subsidiary of Rentrak is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by Rentrak, the Rentrak board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.22 Insurance.

All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by Rentrak or any of its Subsidiaries have been made available to comScore. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.23 No Ownership of comScore Capital Stock.

Neither Rentrak nor any of its Affiliates (nor any of its “Associates” as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”)) is or has been during the past three (3) years an “interested stockholder” of comScore as defined in Section 203 of the DGCL. Other than with respect to the comScore Support Agreements, neither Rentrak nor any of its Subsidiaries, nor to the knowlege of Rentrak, any of its other Affiliates (nor any of its “Associates” as defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of comScore Common Stock or any option, warrant or other right to acquire any shares of comScore Common Stock.

3.24 Takeover Statutes.

Assuming the accuracy of the representations and warranties set forth in Section 4.23 of this Agreement, the Rentrak board of directors has adopted such resolutions as are necessary to render inapplicable to this

Agreement, the Merger and any of the other transactions contemplated thereby, including the Rentrak Support Agreements, the restrictions on “business combinations” (as defined in Section 825 of the OBCA) as set forth in Sections 825-845 of the OBCA. Other than Sections 825-845 of the OBCA, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under Oregon Law or other applicable Legal Requirement (each, an “Oregon Takeover Statute”) is applicable to Rentrak, the Merger or any of the other transactions contemplated by this Agreement or the Rentrak Support Agreements.

3.25 Brokers, Finders and Financial Advisors.

No broker, finder or investment banker (other than Goldman Sachs, whose fees will be paid by Rentrak) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Rentrak or any of its Subsidiaries. Promptly following the execution of this Agreement, Rentrak will furnish to comScore a complete and accurate copy of all agreements between Rentrak and Goldman Sachs pursuant to which such firm would be entitled to any such payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMSCORE AND MERGER SUB

Except (i) as set forth in the disclosure letter that has been prepared by comScore and delivered by comScore to Rentrak in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “comScore Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the comScore Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is readily apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any comScore SEC Reports filed with, or furnished to, the SEC and publicly available prior to the date hereof (other than in any “risk factors” or other disclosure statements included therein that are predictive or forward looking in nature), comScore and Merger Sub hereby jointly and severally represent and warrant to Rentrak as follows:

4.1 Organization and Qualification.

comScore is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of comScore and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.2 Authority; Approvals and Enforceability.

(a) Each of comScore and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the approval of the stockholders of comScore as described below, to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by comScore, and performance by comScore with its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, and the comScore Support Agreements, have been duly and validly approved by the comScore board of directors. As of the date of this Agreement, the comScore board of directors has unanimously determined that this Agreement and the Merger and other transactions contemplated hereby are advisable and in the best interests of the comScore Stockholders and has unanimously resolved to recommend that the comScore Stockholders approve the issuance of shares of comScore Common Stock in the Merger (the “comScore Voting Proposal”). Prior to making the foregoing determinations, the comScore board of directors received an opinion of J.P. Morgan Securities LLC (“J.P. Morgan”) to the effect that, as of the date of this Agreement and based upon and subject to the qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of comScore, and the foregoing opinion has not been withdrawn, revoked or modified in any respect.

(c) Except for the approval of the comScore Voting Proposal by the affirmative vote of a majority of votes present or represented by proxy at the comScore Stockholder Meeting called to consider the comScore Voting Proposal (the “Requisite comScore Stockholder Approval”) and assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, no other corporate proceedings on the part of comScore are necessary to approve or adopt this Agreement under applicable Legal Requirements and to consummate the Merger and other transactions contemplated hereby in accordance with the terms hereof.

(d) This Agreement has been duly and validly executed and delivered by each of comScore and Merger Sub, and assuming due authorization, execution and delivery by Rentrak, this Agreement constitutes a valid and binding obligation of each of comScore and Merger Sub, enforceable against each of comScore and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings and Consents.

(a) The execution and delivery by comScore of this Agreement do not, and the performance by comScore of its covenants and agreements under this Agreement and the consummation by comScore of the transactions contemplated by this Agreement will not, (i) assuming receipt of the Requisite comScore Stockholder Approval, conflict with or violate the comScore Certificate of Incorporation or the comScore Bylaws or any comScore Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b) conflict with or violate any Legal Requirements applicable to comScore or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair comScore’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of comScore or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which comScore or any of its Subsidiaries is a party or by which comScore or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of comScore or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

(b) The execution and delivery by comScore of this Agreement do not, and the performance by comScore of its covenants and agreements under this Agreement and the consummation by comScore of the transactions contemplated by this Agreement (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any

Governmental Authority, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Legal Requirement, (iii) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (v) the filing of the Articles of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.4 Certificate of Incorporation and Bylaws.

comScore has heretofore made available to Rentrak a complete and accurate copy of the comScore Certificate of Incorporation and comScore Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries that is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the SEC (the “comScore Subsidiary Documents”). The comScore Certificate of Incorporation, comScore Bylaws and comScore Subsidiary Documents, each as amended to date, are in full force and effect, and neither the comScore board of directors nor, to the knowledge of comScore, any comScore Stockholder has taken any action to amend the comScore Certificate of Incorporation or the comScore Bylaws in any respect. comScore has not taken any action in breach or violation of any of the provisions of the comScore Certificate of Incorporation or the comScore Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective comScore Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.5 Capitalization.

(a) The authorized capital stock of comScore consists of 100,000,000 shares of comScore Common Stock and 5,000,000 shares of comScore preferred stock, par value $0.001 per share (“comScore Preferred Stock”). As of September 24, 2015, (i) 38,940,477 shares of comScore Common Stock were issued and outstanding, (ii) no shares of comScore Preferred Stock were issued and outstanding, (iii) 2,575,520 shares of comScore Common Stock were reserved for issuance pursuant to outstanding options and awards granted pursuant to comScore’s 1999 Stock Plan (the “comScore 1999 Stock Plan”) and comScore’s 2007 Equity Incentive Plan (the “comScore 2007 Stock Plan”), and (iv) as of June 30, 2015, 1,265,345 shares of comScore Common Stock were issued and held in the treasury of comScore. Since June 30, 2015, comScore has not issued any securities (including derivative securities) except for shares of comScore Common Stock issued upon exercise of stock options or other stock awards.

(b) The stock plans identified in clause (iii) of the second sentence of Section 4.5(a) represent a complete and accurate list of all stock option plans or any other plan or agreement adopted by comScore that provides for the issuance of equity to any Person (the “comScore Stock Plans”). comScore has made available to Rentrak complete and accurate copies of all comScore Stock Plans and the forms of all award agreements evidencing outstanding comScore Stock Awards, and all agreements under the comScore Stock Plans that materially deviate from such forms of award agreement.

(c) Section 4.5(c) of the comScore Disclosure Letter sets forth a complete and accurate list as of the date hereof of all outstanding equity-based awards, whether payable in stock, cash or other property or any combination of the foregoing (the “comScore Stock Awards”) granted under any comScore Stock Plans or otherwise, indicating, with respect to each comScore Stock Award then outstanding, the type of awards granted, the number of shares of comScore Common Stock subject to such comScore Stock Award, the plan under which such comScore Stock Award was granted and the exercise or purchase price (if any), date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the September 4, 2015 and whether (and to what extent) the vesting of such comScore Stock Award will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger.

(d) Except as described in Section 4.5(a) or as otherwise expressly permitted by Section 5.2 of this Agreement and otherwise disclosed to Rentrak, no capital stock of comScore or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 4.5(c) of this Agreement and except for changes since the date of this Agreement resulting from the exercise of employee stock options outstanding on such date or described on Section 4.5(c) of the comScore Disclosure Letter, there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which comScore or any of its Subsidiaries is a party, or by which comScore or any of its Subsidiaries is bound, obligating comScore or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of comScore or any of its Subsidiaries or obligating comScore or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which comScore or any of its Subsidiaries is a party, or by which it or they are bound, obligating comScore or any of its Subsidiaries with respect to any shares of capital stock of comScore or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of comScore), of comScore or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of comScore or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 4.5(d) of the comScore Disclosure Letter, there are no registration rights or other agreements, arrangements or understandings to which comScore or any of its Subsidiaries is a party, or by which it or they are bound, obligating comScore or any of its Subsidiaries with respect to any shares of comScore Common Stock or shares of capital stock of any such Subsidiary.

(e) All outstanding shares of comScore Common Stock are, and all shares of comScore Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the comScore Certificate of Incorporation or the comScore Bylaws or any agreement to which comScore is a party or otherwise bound. None of the outstanding shares of comScore Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of comScore are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by comScore or a Subsidiary of comScore free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of comScore or any of its Subsidiaries.

(f) comScore Common Stock constitutes the only class of equity securities of comScore or its Subsidiaries registered or required to be registered under the Exchange Act.

4.6 Subsidiaries.

A complete and accurate list of all of the Subsidiaries of comScore, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by Rentrak or another Subsidiary or Affiliate of comScore, is set forth in Section 4.6 of the comScore Disclosure Letter. comScore does not own, directly or indirectly, any capital stock of, or other equity, voting or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, voting or similar interest in, any Person, excluding securities in any publicly traded company held for investment by comScore and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of comScore is duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect. Each Subsidiary of comScore is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.7 SEC Reports.

comScore has filed and made available to Rentrak (including via the SEC’s EDGAR system) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by comScore with the SEC since December 31, 2010 (collectively, the “comScore SEC Reports”). The comScore SEC Reports, including all forms, reports and documents filed by comScore with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the comScore SEC Reports filed after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by comScore with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such comScore SEC Reports or necessary in order to make the statements in such comScore SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of comScore is required to file any forms, reports, schedules, statements or other documents with the SEC. comScore is eligible to incorporate by reference into the Registration Statement regarding comScore pursuant to Part B of Form S-4.

4.8 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the comScore SEC Reports, including any comScore SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of comScore and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The chief executive officer and chief financial officer of comScore have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and comScore is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the Nasdaq Stock Market.

(c) comScore and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of comScore and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of comScore and its Subsidiaries are being made only in accordance with authorizations of management and the comScore board of directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of comScore and its Subsidiaries that could have a material effect on the financial statements.

(d) To the knowledge of comScore, since December 31, 2010, neither comScore nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by comScore and its Subsidiaries, (ii) any fraud, whether or not material, that involves comScore’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by comScore and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither comScore nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among comScore or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, comScore or any of its Subsidiaries in comScore’s consolidated financial statements.

(f) Neither comScore nor any of its Subsidiaries nor, to the knowledge of comScore, any director, officer, auditor, accountant, consultant or representative of comScore or any of its Subsidiaries has, since December 31, 2010, received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that comScore or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing comScore or any of its Subsidiaries has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by comScore or any of its officers, directors, employees or agents to the current the comScore board of directors or any committee thereof or to any current director or executive officer of comScore.

(g) To the knowledge of comScore, since December 31, 2010, no employee of comScore or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Legal Requirements of the type described in Section 806 of the Sarbanes-Oxley Act by comScore or any of its Subsidiaries. Neither comScore nor any of its Subsidiaries nor, to the knowledge of comScore, any director, officer, employee, contractor, subcontractor or agent of comScore or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of comScore or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

4.9 Undisclosed Liabilities.

Except as reflected in the comScore Balance Sheet, neither comScore nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the comScore Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a comScore Material Adverse Effect.

4.10 Subsequent Changes.

Since the date of the comScore Balance Sheet through the date hereof, comScore has conducted its business in the ordinary course of business consistent with past practice and, since such date through the date hereof, there has not occurred (i) any comScore Material Adverse Effect or (ii) any action taken by comScore or event that would have required the consent of Rentrak pursuant to Section 5.2 had such action or event occurred after the date of this Agreement.

4.11 Real Property.

comScore and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Rentrak Balance Sheet. All real properties reflected in the comScore Balance Sheet are held free and clear of all Liens, except for Liens reflected on the comScore Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property subject thereto. All real property leases, subleases, licenses or other occupancy agreements to which comScore or any of its Subsidiaries is a party (collectively, the “comScore Real Property Leases”) are in full force and effect, except where the failure of such comScore Real Property Leases to be in full force and effect would not be reasonably likely to result in a comScore Material Adverse Effect. There is no default by comScore or any of its Subsidiaries under any of the comScore Real Property Leases, or, to the knowledge of comScore, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a comScore Material Adverse Effect.

4.12 Tangible Property.

comScore and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the comScore Balance Sheet. All tangible properties and assets reflected in the comScore Balance Sheet are held free and clear of all Liens, except for Liens reflected on the comScore Balance Sheet and Liens for current Taxes not yet due and other Liens that do not materially impair the use of the property or assets subject thereto. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by comScore or any of its Subsidiaries are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and comScore and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to comScore and its Subsidiaries, taken as a whole, free and clear of all Liens, except for conditions or defects in title that in the aggregate would not be reasonably likely to result in a comScore Material Adverse Effect.

4.13 Intellectual Property.

(a) Section 4.13(a) of the comScore Disclosure Letter contains a complete and accurate list of all Patents or other Intellectual Property Rights that are Registered Intellectual Property owned by or registered in the name of comScore or any of its Subsidiaries (collectively the “comScore Registered Intellectual Property”). All material comScore Registered Intellectual Property is, to the knowledge of comScore, subsisting and neither invalid nor unenforceable.

(b) All comScore Registered Intellectual Property Rights are owned by comScore or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business). To the knowledge of comScore, all material comScore Intellectual Property Rights are, and immediately following the transactions contemplated hereby shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither comScore nor any of its Subsidiaries has, in the past 36 months transferred ownership of, or granted an exclusive license to, any third party, of any Intellectual Property Rights that are or were material comScore Intellectual Property Rights.

(c) Neither comScore nor its Subsidiaries has, in the conduct of the business of comScore and its Subsidiaries as currently conducted, knowingly infringed upon, violated or used without authorization or license, any material Intellectual Property Rights owned by any third Person. There is no pending or, to comScore’s knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal, or in any jurisdiction, against comScore or any of its Subsidiaries, alleging that any activities, products or conduct of comScore’s or any of its Subsidiaries’ business infringes or will infringe upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any third Person, or challenging the ownership, validity, or enforceability of any comScore Intellectual Property Rights. comScore is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings, which (i) materially restrict comScore’s or any of its Subsidiaries’ rights to use, license or transfer any material comScore Intellectual Property Rights, or (ii) compel or require comScore or any of its Subsidiaries to license or transfer any material comScore Intellectual Property Rights.

(d) There are no pending claims, suits, arbitrations or other adversarial proceedings before any court, government agency or arbitral tribunal brought by comScore or any of its Subsidiaries against any third party with respect to any comScore Intellectual Property Rights, which remain unresolved as of the date hereof.

(e) Section 4.13(e) of the comScore Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to comScore or any of its Subsidiaries any Intellectual Property Right that is material to the business of comScore and its Subsidiaries, taken as a whole (“comScore In Licenses”), other than Contracts with respect to commercial available Technology that is not included in any comScore Product or necessary to the distribution of any comScore Product.

(f) Section 4.13(f) of the comScore Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which comScore or any of its Subsidiaries has granted a third Person or Affiliate any rights or licenses to any material comScore Intellectual Property Rights, other than non-exclusive licenses granted in the ordinary course of business (“comScore Out Licenses,” and together with the comScore In Licenses, the “comScore IP Licenses”).

(g) Neither comScore nor any of its Subsidiaries, nor, to the knowledge of comScore any other party to an comScore IP License, is in material breach of any such comScore IP License that is material to the business of comScore and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated hereby will not result or cause: (A) (i) the breach by comScore or any of its Subsidiaries of any comScore IP License, (ii) the termination, impairment or restriction of any right or license granted to comScore or any of its Subsidiaries under a comScore IP License, or (iii) comScore or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material comScore Intellectual Property Rights (including by release of any source code), except as would not reasonably be expected to have a comScore Material Adverse Effect, (B) as a result of any Contract to which comScore or any of its Subsidiaries is a party, a third party to become licensed to, or otherwise have rights to, any material Intellectual Property Rights of Rentrak or any of its Subsidiaries or (C) cause any royalties fees or other payments to become payable by comScore or any of its Subsidiaries to any third person as a result of the use of any material Intellectual Property Rights by comScore or any of its Subsidiaries or cause any existing obligations to pay such royalties, fees or other payments to materially increase (other than due to increased sales of comScore Products).

(h) To the knowledge of comScore, comScore and its Subsidiaries are in material compliance with all their respective obligations pursuant to any Public Software license agreements under which they license-in Technology that is included in any comScore Product distributed by comScore.

4.14 Material Contracts.

(a) For all purposes of and under this Agreement, a “comScore Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to comScore and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement or material Contract, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in connection with subsequent or additional events);

(iii) any Contract containing any covenant (A) limiting the right of comScore or any of its Subsidiaries to engage in any material line of business or to compete with any Person in any material line of business, or (B) prohibiting comScore or any of its Subsidiaries (or, after the Closing Date, Rentrak) from engaging in business, in any material respect, with any Person or levying a fine, charge or other payment for doing so;

(iv) any Contract (A) relating to the pending or future disposition or acquisition by comScore or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which comScore or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than comScore’s Subsidiaries;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $100,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $500,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(vii) any Contract that is collectively bargained by comScore;

(viii) any Contract for the sale of comScore Products with any customer who, in the fiscal year ended December 31, 2014 or the seven months ended July 31, 2015, was one of the ten (10) largest sources of revenues for comScore and its Subsidiaries, based on amounts paid or payable;

(ix) other than purchase orders in the ordinary course of business, any other Contract that provides for payment obligations by comScore or any of its Subsidiaries in any twelve (12) month period of $500,000 or more in any individual case that is not terminable by comScore or its Subsidiaries upon notice of ninety (90) days or less without material liability to comScore or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive; and

(x) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a comScore Material Adverse Effect and is not disclosed pursuant to clauses (i) through (ix) above, inclusive.

(b) Section 4.14(b) of the comScore Disclosure Letter contains a complete and accurate list of all comScore Material Contracts as of the date hereof, to or by which comScore or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.14(a) that describes such comScore Material Contract.

(c) Each comScore Material Contract is valid and binding on comScore (and/or each such Subsidiary of comScore party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither comScore nor any of its Subsidiaries party thereto, nor, to the knowledge of comScore, any other party thereto, is in breach of, or default under, any such comScore Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by comScore or any of its Subsidiaries, or, to the knowledge of comScore, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.15 Tax Matters.

(a) comScore and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete in all material respects.

(b) comScore and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established in accordance with GAAP on comScore’s most recent financial statements.

(c) The U.S. consolidated federal income Tax Returns of comScore have been examined by the IRS (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2009.

(d) There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened in writing with respect to comScore or any of its Subsidiaries.

(e) There are no Liens for Taxes on any of the assets of comScore or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP on comScore’s most recent financial statements.

(f) None of comScore or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Legal Requirement).

(g) comScore and its Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to comScore and each of its Subsidiaries.

(h) None of comScore or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

4.16 Employee Benefit Matters.

(a) Each comScore Employee Plan has been established, maintained and administered in all material respects in accordance with all applicable Legal Requirements, including if applicable, ERISA and the Code, and in accordance with its terms, and each of comScore, comScore’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each comScore Employee Plan.

(b) Each comScore Employee Plan that is intended to be qualified under Section 401(a) of the Code (each, a “comScore Qualified Plan”) has received a determination letter (or is in the form of a prototype or volume submitter plan that has received an opinion or advisory letter) from the IRS with respect to its qualified status, or comScore has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such comScore Qualified Plan. No such determination, opinion or advisory letter has been revoked and, to the knowledge of comScore, revocation has not been threatened, and, to the knowledge of comScore, except as would not have a comScore Material Adverse Effect, no act or omission has occurred, that would reasonably be expected to adversely affect its qualification. There has been no termination, partial termination or discontinuance of contributions to any comScore Qualified Plan that resulted or may reasonably be expected to result in material liability to comScore, which liability has not been satisfied in full. None of comScore, any of comScore’s Subsidiaries or, to the knowledge of comScore, any other Person has engage in a nonexempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, with respect to any comScore Employee Plan that is reasonably likely to result in a material liability to comScore or any of comScore’s Subsidiaries.

(c) Neither comScore, any of comScore’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have a material liability in the future with respect to (i) a Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No comScore Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(d) Other than as required under Section 4980B of the Code, Section 601 et seq. of ERISA or any equivalent state Legal Requirement, none of the comScore Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under comScore’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(e) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of comScore, threatened, with respect to any comScore Employee Plan or the assets of any comScore Employee Benefit Plan, other than claims for benefits in the ordinary course, appeals of such claim and domestic relations order proceedings. No comScore Employee Plan is under examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(f) All contributions required to be made with respect to any comScore Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the comScore Balance Sheet.

(g) Except as required by Section 411(d)(3) of the Code, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, director, consultant or officer of comScore or any Subsidiary of comScore to severance pay, or any other payment from comScore or any of its Subsidiaries, or pursuant to any comScore Employee Plan, (ii) accelerate the time of distribution, payment or vesting, a lapse of repurchase rights or increase the amount of compensation or benefits due any such employee, director or officer, (iii) result in the forgiveness of indebtedness, or (iv) trigger an obligation to fund benefits.

(h) No stock option, stock appreciation right or service provider warrant of comScore (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option, right or warrant was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or right.

(i) There is no Contract to which comScore or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of comScore or any of its Subsidiaries, which, individually or collectively, reasonably could be expected to give rise to the payment of any material amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

4.17 Labor Matters.

(a) comScore and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. comScore and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would have or could reasonably be expected to have a comScore Material Adverse Effect.

(b) To the knowledge of comScore: (i) there are no current labor union organizing activities with respect to any employees of comScore and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of comScore and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting comScore or any of its Subsidiaries.

(c) comScore and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the WARN Act, and any similar foreign, state or local law relating to plant closings and layoffs. Neither comScore nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. Section 4.17(c) of the comScore Disclosure Letter contains a complete and accurate list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of comScore or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 4.17(c) of the comScore Disclosure Letter shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(d) No employee of comScore or any of its Subsidiaries (i) to the knowledge of comScore is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by comScore or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by comScore or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to comScore or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with comScore or any of its Subsidiaries.

(e) Section 4.17(e) of the comScore Disclosure Letter contains a complete and accurate list of all Legal Requirements, if any, to inform, consult or negotiate with any works counsels or labor unions, labor organizations or trade unions as a result of the negotiation or execution of this Agreement, the performance by

comScore of its obligations hereunder or the consummation of the transactions contemplated hereby, either alone or in connection with additional or subsequent events.

4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by comScore or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by comScore or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by comScore or any of its Subsidiaries or as a consequence of the acts of comScore, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, comScore and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, the Hazardous Materials Activities of comScore and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, comScore and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of comScore, threatened, concerning or relating to any Environmental Permit or any Hazardous Materials Activity of comScore or any of its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

(e) Neither comScore nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a comScore Material Adverse Effect. Except as would not reasonably be expected to have a comScore Material Adverse Effect, neither comScore nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of comScore or any of its Subsidiaries.

(f) comScore and the Subsidiaries have delivered to Rentrak or made available for inspection by Rentrak and its agents, representatives and employees all material environmental site assessments and environmental audits in comScore’s possession or control. comScore and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.19 Compliance with Laws.

(a) Generally. comScore and its Subsidiaries are in compliance with, and are not in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Legal Requirement applicable to comScore or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

(b) Foreign Corrupt Practices Act. Neither comScore nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly, except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect. Neither comScore, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. comScore has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation.

(c) Export Control Laws.

(i) comScore and each of its Subsidiaries have complied in all material respects with all applicable Export Controls, including EAR, OFAC, and ITAR and any applicable anti-boycott compliance regulations except for such non-compliance, defaults and violations that would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect. Neither comScore nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Legal Requirements of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. comScore and its Subsidiaries are in compliance with all applicable Import Restrictions, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) comScore and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither comScore nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

(iv) comScore and its Subsidiaries, including, to the knowledge of comScore, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the business of comScore and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect.

4.20 Permits.

comScore and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from any Governmental Authority that is material to the operation of the business of comScore and its Subsidiaries taken as a whole as currently conducted (collectively, the “comScore Permits”). The comScore Permits are in full force and effect, have not been violated in any material respect and, to the knowledge of comScore, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the knowledge of

comScore, threatened, seeking the suspension, revocation or cancellation of any comScore Permits. No comScore Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.21 Legal Proceedings and Orders.

(a) Legal Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a comScore Material Adverse Effect, there are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against comScore or any of its Subsidiaries or any of their respective properties or assets, or (b) to the knowledge of comScore, threatened against comScore or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither comScore nor any Subsidiary of comScore is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by comScore, the comScore board of directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.22 Insurance.

Summaries of the material terms of all material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by comScore or any of its Subsidiaries have been made available to Rentrak upon request. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

4.23 No Ownership of Rentrak Capital Stock.

Neither comScore nor any of its Affiliates (nor any of its “Associates” as defined in Section 825 of the OBCA) is or has been during the past three (3) years an “interested stockholder” of Rentrak as defined in Section 825 of the OBCA. Other than with respect to the Rentrak Support Agreements, neither comScore nor any of its Subsidiaries, nor to the knowledge of comScore, any of its other Affiliates (nor any of its “Associates” as defined in Section 825 of the OBCA) beneficially owns, directly or indirectly, or is the record holder of, and is not (and during the past three (3) years has not been) a party to any agreement (other than this Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of Rentrak Common Stock or any option, warrant or other right to acquire any shares of Rentrak Common Stock.

4.24 Takeover Statutes.

Assuming the accuracy of the representations and warranties set forth in Section 3.23 of this Agreement, the comScore board of directors has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Merger and any of the other transactions contemplated thereby, including the comScore Support Agreements, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under Delaware Law or other applicable Legal Requirement is applicable to comScore, the Merger or any of the other transactions contemplated by this Agreement or the comScore Support Agreements.

4.25 Brokers, Finders and Financial Advisors.

No broker, finder or investment banker (other than J.P. Morgan, whose fees will be paid by comScore) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of comScore or any of its Subsidiaries.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Affirmative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Legal Requirements, (iii) as set forth in Section 5.1 of the Rentrak Disclosure Letter or the comScore Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, each of Rentrak and comScore shall, and each of them shall cause their respective Subsidiaries to:

(a) carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable Legal Requirements;

(b) pay its debts and Taxes when due, in each case subject to good faith disputes over such debts or Taxes;

(c) pay all of its material debts when due and perform all of its material obligations when such obligations are required to be performed, in each case subject to good faith, commercially reasonable disputes over such debts or obligations;

(d) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact their respective present businesses, (B) keep available the services of their respective present officers and employees and (C) preserve their respective relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings; and

(e) use its reasonable best efforts to enforce its rights under all confidentiality, non-disclosure, “standstill” and other similar agreements if and to the extent of any breach or violation thereof.

5.2 Negative Obligations.

Except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by Legal Requirements, (iii) as set forth in Section 5.2 of the Rentrak Disclosure Letter or the comScore Disclosure Letter, as the case may be, or (iv) as approved in advance by the other party hereto in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Rentrak nor comScore shall, nor shall either of them cause or permit any of their respective Subsidiaries to, do any of the following:

(a) propose to adopt any amendments to or amend their respective certificates of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of their respective securities or any securities of any of their respective Subsidiaries, except for (i) the issuance and sale of shares of common stock pursuant to the exercise or settlement of stock options, restricted stock units or performance stock units outstanding prior to the date hereof, (ii) grants of purchase rights under an employee stock purchase or other similar plan, and (iii) grants to newly hired employees of stock options or other equity awards to purchase or receive common stock granted in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of common stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger or any other transactions contemplated by this Agreement, provided that (A) the aggregate number of shares of common stock subject to such additional stock options or other equity awards does not exceed 250,000 in the case of Rentrak, or 500,000 in the case of comScore, and (B) the aggregate number of shares of common stock subject to stock options or other equity awards granted to any individual newly hired employee does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, 10,000 shares for any single individual in the case of Rentrak or 20,000 shares for any single individual in the case of comScore); and (iv) grants to existing employees of stock options or other equity awards to purchase or receive common stock granted in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of common stock and not subject to any accelerated vesting or other provision that would be triggered as a result of the consummation of the Merger or any other transactions contemplated by this Agreement, provided that (A) the aggregate number of shares of common stock subject to such additional stock options or other equity awards does not exceed 250,000 in the case of Rentrak, or 500,000 in the case of comScore, and (B) the aggregate number of shares of common stock subject to stock options or other equity awards granted to any individual newly hired employee does not exceed the current stock or other equity award grant guidelines previously made available to the other party hereto (and, in any case, 10,000 shares for any single individual in the case of Rentrak or 20,000 shares for any single individual in the case of comScore);

(c) acquire or redeem, directly or indirectly, or amend any of their respective securities or any securities of any of their respective Subsidiaries; provided, however, that nothing in this paragraph (c) shall prohibit Rentrak or comScore from dissolving and/or merging into any of its Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(d) other than cash dividends made either (i) in the ordinary course of business and consistent with past practice, or (ii) by any of their respective direct or indirect wholly owned Subsidiaries to themselves or one of their respective Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; provided, however, that nothing in this paragraph (d) shall prohibit Rentrak or comScore from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of their respective Subsidiaries (other than the transactions contemplated hereby); provided, however, that nothing in this paragraph (e) shall prohibit Rentrak or comScore from dissolving and/or merging into any of their respective Subsidiaries certain other Subsidiaries that are not material to them and their respective Subsidiaries, taken as a whole;

(f)(i) incur or assume any long-term or short-term debt or issue any debt securities, except for (A) letters of credit issued in the ordinary course of business consistent with past practice, (B) short-term debt incurred to fund operations of the business or for cash management purposes, in each case in the ordinary course of business consistent with past practice, (C) loans or advances to direct or indirect wholly owned Subsidiaries in the ordinary course of business consistent with past practices, and (D) with respect only to existing indebtedness having a maturity date occurring after the date of this Agreement but prior to the Effective Time, to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in the aggregate than the existing indebtedness being so refinanced, renewed or extended, (ii) other than in the ordinary course of business, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of their respective direct or indirect wholly owned Subsidiaries, (iii) make any material loans, advances or capital contributions to or investments in any other Person or (iv) mortgage or pledge any of their or their respective Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon;

(g) except as may be required to satisfy contractual obligations existing on the date hereof, and except as required to satisfy any other obligations under this Section 5.2; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, appreciation right, performance stock unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee; or (ii) pay any special bonus, remuneration or benefit to any director, officer or employee not required by any plan or arrangement as in effect as of the date hereof, other than, in the case of the preceding subclauses (i) and (ii), retention or transaction bonuses payable in connection with the Closing in an amount not to exceed $2,000,000 in the aggregate; provided, however, that this Section 5.2(g) shall not prevent either comScore or Rentrak or any of their respective Subsidiaries (A) from entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practices, (B) from increasing annual compensation of non-officer employees and/or from providing for or amending bonus arrangements for non-officer employees in the ordinary course of compensation reviews (to the extent that such compensation increases and new or amended bonus arrangements are consistent with past practice and do not result in a material increase in the aggregate in benefits or compensation expense), or (C) amending any comScore Employee Plan or Rentrak Employee Plan to the extent required by any applicable law or this Agreement, to conform any such comScore Employee Plan or Rentrak Employee Plan to the requirements of any applicable law or this Agreement;

(h) forgive any loans to any of their respective employees, officers or directors or any employees, officers or directors of any of their respective Subsidiaries or Affiliates;

(i) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any of their Employee Benefit Plans or any Employee Benefit Plans of any of their respective Subsidiaries, other than deposits and contributions that are required pursuant to the terms of any such Employee Benefit Plans or any Contracts subject to any such Employee Benefit Plans in effect as of the date hereof or as required by applicable Legal Requirements;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license or dispose of any material property or assets in any single transaction or series of related transactions, except for (i) transactions pursuant to existing Contracts, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $5,000,000 individually, or $20,000,000 in the aggregate, or (iii) the sale of Rentrak Products or services, in the ordinary course of business consistent with past practice;

(l) except as may be required to remain in compliance with GAAP, make any change in any of the accounting principles or practices used by either of them;

(m) make or change any material Tax election, adopt or change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(n) enter into any Contract that would be a Rentrak Material Contract or a comScore Material Contract, as the case may be, or amend in any material respect any Rentrak Material Contract or comScore Material Contract, as the case may be, or grant any release or relinquishment of any material rights under any Rentrak Material Contract or comScore Material Contract, as the case may be;

(o) enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property, in either case with a term or extending a term ending later than the Extended Termination Date;

(p) grant any exclusive rights with respect to any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their Subsidiaries’ respective businesses or divest any of their respective Intellectual Property Rights that are material to their respective businesses or the Intellectual Property Rights of any of their respective Subsidiaries that are material to their respective businesses;

(q) modify the standard warranty terms for Rentrak Products or comScore Products, as the case may be, or services or materially amend or modify any product or service warranty;

(r) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity interest therein;

(s) authorize, incur or commit to incur any new capital expenditure(s) that in the aggregate exceed $10 million; provided, however, that the foregoing shall not limit any maintenance capital expenditures or capital expenditures required pursuant to existing Contracts;

(t) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Rentrak Balance Sheet or the comScore Balance Sheet, as the case may be, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v) convene any special meeting of their stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of its stockholders at its respective Stockholder Meeting other than this Agreement, the Merger and the other transactions contemplated by this Agreement;

(w) waive (either explicitly or implicitly by non-action or otherwise) any of its rights under any confidentiality, non-disclosure, “standstill,” employee non-solicitation and other similar agreements to which it is a party; or

(x) enter into a Contract to do any of the foregoing or knowingly take any action that is reasonably likely to result in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied, or knowingly take any action that would make any of their respective representations or warranties set forth in this Agreement untrue or incorrect in any material respect, or that would materially impair their ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or materially delay such consummation.

ARTICLE VI

NON-SOLICITATION OF ALTERNATIVE TRANSACTIONS

6.1 Termination of Existing Discussions.

Immediately following the execution and delivery of this Agreement, each of Rentrak and comScore shall cease and cause to be terminated, and shall instruct, direct and cause their respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors or representatives (collectively, “Representatives”) to cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction relating to Rentrak and comScore, respectively, and each of Rentrak and comScore shall promptly request that all confidential information with respect thereto that has been delivered, provided or furnished by or on behalf of Rentrak or comScore, as the case may be, within the two-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be returned or destroyed.

6.2 No Solicitation or Facilitation of Acquisition Proposals.

Subject to Section 6.3, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9.1 and the Effective Time, neither Rentrak nor comScore shall, nor shall either of them authorize or permit any of their respective Representatives to, directly or indirectly:

(a) solicit, initiate or knowingly encourage or facilitate, the making, submission or announcement of an Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively;

(b) furnish to any Person (other than the other party hereto or any designees of such other party) any non-public information relating to Rentrak or comScore, respectively, or any of their respective Subsidiaries, or afford access to their business, properties, assets, books or records, or the business, properties, assets, books or records of any of their respective Subsidiaries, to any Person (other than to the other party hereto or any designees of such other party), in either case in a manner intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal relating to Rentrak or comScore, respectively, or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively;

(c) participate or engage in discussions or negotiations with any Person (other than the other party hereto and its Representatives) with respect to an Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively;

(d) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively;

(e) enter into any letter of intent, memorandum of understanding or other Contract contemplating any Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively;

(f) terminate, amend or waive any rights under any confidentiality, non-disclosure, “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than the other party hereto);

(g) waive the applicability of Section 203 of the DGCL or Sections 825-845 of the OBCA, as applicable, or any portion thereof, to any Person (other than the other party hereto or in connection with the Rentrak Support Agreements or the comScore Support Agreements); or

(h) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal or Acquisition Transaction relating to Rentrak or comScore, respectively.

6.3 Permitted Discussions and Information Sharing.

Notwithstanding the terms of Section 6.2 or anything else to the contrary set forth in this Agreement, at any time prior to the receipt of the Requisite Rentrak Shareholder Approval in the case of Rentrak, or receipt of the Requisite comScore Stockholder Approval in the case of comScore, each of Rentrak or comScore may, directly or indirectly through their respective Representatives:

(a) engage or participate in discussions or negotiations with any Person that has made after the date hereof (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in respect of such party that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party; and/or

(b) furnish any non-public information relating to such party or any of its Subsidiaries to any Person that has made after the date hereof (and not withdrawn) a bona fide, unsolicited Acquisition Proposal for such party that such party’s board of directors determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal in respect of such party;

provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) or (b), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):

(i) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3), and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2 (as modified by this Section 6.3);

(ii) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 in respect to such Acquisition Proposal (and any other Acquisition Proposal made by the same Person, whether alone or together with one or more other Persons);

(iii) the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Delaware Law or Oregon Law, as applicable;

(iv) prior to or simultaneously with engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person after the date hereof, the party proposing to take such action gives the other party hereto written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the party proposing to take such action shall give the other party hereto a copy of all written materials comprising or relating thereto) and of such party’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 6.3;

(v) prior to engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person after the date hereof, the party proposing to take such action enters into a written confidentiality agreement, each of the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement (provided, however, that no such confidentiality agreement need include “standstill” provisions); and

(vi) promptly (and in no event later than 24 hours) after furnishing any non-public information to such Person, the party hereto proposing to take such action furnishes such non-public information to the other party hereto (to the extent such information has not been previously furnished to such other party).

6.4 Responsibility for Actions of Representatives.

Without limiting the generality of the foregoing, each of Rentrak and comScore acknowledge and hereby agree that any breach or violation of the restrictions set forth in Section 6.1 and Section 6.2 by any Representative retained by either of them (or any Representative of any such Representatives) shall be deemed to be a breach of Section 6.1 and Section 6.2, as applicable, by such party.

6.5 Notification Requirements.

(a) In addition to the obligations set forth in Section 6.3, each of Rentrak and comScore shall promptly, and in all cases within twenty four (24) hours of receipt by any of its Representatives, advise the other party hereto orally and in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(b) In addition to the obligations set forth in Section 6.5(a), each of Rentrak and comScore shall keep the other party hereto reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), request or inquiry either of them receives (either directly or through any of its Representatives). In addition to the foregoing, each of Rentrak and comScore shall provide the other party hereto with prompt (and in any event at least twenty-four (24) hours) notice of a meeting of its board of directors (or any committee thereof) at which its board of directors (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction it has received (either directly or through any of its Representatives), and shall inform the other party as promptly as practicable of any material change in the price, structure, form of consideration or other material terms and conditions of the Acquisition Proposal or Acquisition Transaction.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Efforts to Complete Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of comScore, Merger Sub and Rentrak shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and other transactions contemplated by this Agreement, including using its reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Section 2.2 to be satisfied or fulfilled;

(ii) obtain all necessary or appropriate consents, waivers and approvals under any Contracts to which comScore or Rentrak or any of their respective Subsidiaries is a party in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the material benefits under such Contracts following the consummation of the Merger and other transactions contemplated by this Agreement;

(iii) obtain all necessary consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable waiting periods under applicable Legal Requirements, and make all necessary registrations, declarations and filings with Governmental Authorities, that are reasonably necessary, proper or advisable to consummate and make effective the Merger and other transactions contemplated by this Agreement;

(iv) contest and resist any action or proceeding and defend any lawsuits or other legal proceedings, whether judicial, administrative or otherwise, challenging this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement, including seeking to have vacated or otherwise lifted or removed (including by pursuing all avenues of administrative and judicial appeal) any Order that has been issued or granted which is in effect and has the effect of making the Merger or any other transactions contemplated by this Agreement illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Merger or any other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments reasonably necessary to consummate the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

7.2 Regulatory Filings and Clearances.

(a) Without limiting the generality of the provisions of Section 7.1(a) and to the extent required by applicable Legal Requirements, as soon as practicable (but in any event no more than thirty (30) days) following the execution and delivery of this Agreement, each of comScore and Rentrak shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement, the Merger and the other transactions contemplated hereby as required by the HSR Act, and each of comScore and/or Rentrak shall file comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the merger notification or control laws and regulations (“Antitrust Laws”) of any foreign jurisdiction in which comScore or Rentrak have business or operations or in which comScore and Rentrak mutually agree to make such filing. Each of comScore and Rentrak shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and that comScore and Rentrak reasonably deem necessary and/or appropriate.

(b) Each of comScore and Rentrak shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to comScore and its Subsidiaries or Rentrak and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of comScore and Rentrak may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either comScore or Rentrak or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.1 and Section 7.2, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transactions contemplated by this Agreement as violative of any Legal Requirement or Order, or if any Legal Requirement or Order is enacted, entered, promulgated or enforced by a Governmental Entity which would make illegal, or would otherwise prohibit or materially impair or delay, the Merger or any other transactions contemplated by this Agreement, each of comScore and Rentrak shall cooperate in all respects with each other and use its respective reasonable best efforts to contest such action or proceeding and have vacated or otherwise lifted any such Legal Requirement or Order, including by effecting or committing to, by consent decree, hold separate orders, or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of comScore and Rentrak or their respective Subsidiaries, and (ii) the imposition of any limitation or regulation on the ability of comScore and Rentrak or their respective Subsidiaries to freely conduct their business or own such assets, provided however that nothing in this Section 7.2(d) requires comScore or Rentrak to agree to or effectuate any sale, divestiture, license or other disposition or holding separate of any assets or categories of assets if such an action would materially affect comScore’s or Rentrak’s respective business. Notwithstanding the foregoing or any other provision of this Agreement, Rentrak shall not, without comScore’s prior written consent, and comScore and Merger Sub shall not, without Rentrak’s prior written consent, (i) commit to any material sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of comScore and Rentrak or their respective Subsidiaries or (ii) agree to any material restriction on its business or the imposition of any material limitation or regulation on the ability of comScore and Rentrak or their respective Subsidiaries to freely conduct their business or own such assets.

7.3 Registration Statement and Joint Proxy Statement/Prospectus.

(a) As promptly as practicable (but in any event no more than forty-five (45) days) after the execution and delivery of this Agreement, comScore and Rentrak shall prepare, and comScore shall file with the SEC, a Registration Statement on Form S-4 in connection with the issuance of shares of comScore Common Stock in the Merger (as may be amended or supplemented from time to time, the “Registration Statement”). The Registration Statement shall include (i) a prospectus for the issuance of shares of comScore Common Stock in the Merger (including shares of comScore Common Stock issued in the Merger in exchange for shares of Rentrak Restricted Stock), (ii) a proxy statement of comScore for use in connection with the solicitation of proxies for the comScore Voting Proposal to be considered at the comScore Stockholder Meeting, and (iii) a proxy statement of Rentrak for use in connection with the solicitation of proxies for the Rentrak Voting Proposal to be considered at the Rentrak Shareholder Meeting (as may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”). Each of comScore and Rentrak shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after such filing with the SEC. Without limiting the generality of the foregoing, each of Rentrak and comScore shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective Representatives in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement thereto, and each of comScore and Rentrak shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the Registration Statement is declared effective by the SEC, comScore and Rentrak shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective stockholders.

(b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Registration Statement or the Joint Proxy Statement/Prospectus shall be made without the approval of comScore and Rentrak, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that comScore, in connection with a comScore Board of Directors Recommendation Change, and Rentrak, in connection with a Rentrak Board of Directors Recommendation Change, may amend or supplement the Joint Proxy Statement/Prospectus or the Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such change, and in such event, the right of approval set forth in this Section 7.3(b) shall apply only with respect to such information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors’ deliberations and conclusions be accurately described therein.

(c) The Registration Statement and the Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is filed with the SEC or declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of each of the Merger Stockholder Meetings, or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In addition, the information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Without limiting the generality of the foregoing, prior to the Effective Time Rentrak and comScore shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Registration Statement, Joint Proxy Statement/Prospectus or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirements or the SEC, disseminated to the stockholders of Rentrak and/or comScore. Rentrak and comScore shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Registration Statement, the Joint Proxy Statement/Prospectus or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings.

(e) comScore and Rentrak shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

(i) If Rentrak determines it is required to file any document other than the Joint Proxy Statement/Prospectus with the SEC in connection with the Merger pursuant to applicable law (such document, as amended or supplemented, an “Other Required Rentrak Filing”), then Rentrak shall promptly prepare and file such Other Required Rentrak Filing with the SEC. Rentrak shall use its reasonable best efforts to cause any Other Required Rentrak Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the Nasdaq Stock Market. Rentrak will promptly notify comScore of, and cooperate with comScore with respect to, any Other Required Rentrak Filing Rentrak intends to file with the SEC. On the date of filing, the date of mailing to Rentrak Stockholders (if applicable) and at the time of Rentrak Stockholder Meeting, any Other Required Rentrak Filing will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by Rentrak with respect to any information supplied by comScore, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in any Other Required Rentrak Filing. The information supplied by comScore and its Affiliates for inclusion or incorporation by reference in any Other Required Rentrak Filings will not, at the time that such Other Required Rentrak Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii) If comScore, Merger Sub or any of their respective Affiliates is/are required to file any document with the SEC in connection with the Merger or Rentrak Stockholder Meeting pursuant to applicable law (an “Other Required comScore Filing”), then comScore and Merger Sub shall, and shall cause their respective Affiliates to, promptly prepare and file such Other Required comScore Filing with the SEC. comScore and Merger Sub shall cause, and shall cause their respective Affiliates to cause, any Other Required comScore Filing to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and the Nasdaq Stock Market. comScore and Merger Sub will promptly notify Rentrak of, and cooperate with Rentrak with respect to, any Other Required comScore Filing comScore or Merger Sub intends to file with the SEC. On the date of filing, the date of mailing to Rentrak Stockholders (if applicable) and at the time of Rentrak Stockholder Meeting, no Other Required comScore Filing will knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by comScore or Merger Sub with respect to any information supplied by Rentrak or any of its Affiliates for inclusion or incorporation by reference in any Other Required comScore Filing. The information supplied by Rentrak, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or any Other Required comScore Filing will not, at the time that the Joint Proxy Statement/Prospectus or such Other Required comScore Filing is filed with the SEC, knowingly contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(f) comScore shall use reasonable best efforts to take all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of shares of comScore Common Stock in the Merger.

7.4 Stockholder Meetings and Board Recommendations.

(a) Each of Rentrak and comScore, acting through its board of directors, shall take all actions in accordance with applicable Legal Requirements, applicable rules of the Nasdaq Stock Market, the Rentrak Articles of Incorporation and the Rentrak Bylaws in the case of Rentrak, and the comScore Certificate of Incorporation and the comScore Bylaws in the case of comScore, to duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty-five (45) days after the declaration of effectiveness of the Registration Statement, a meeting of its stockholders (including any postponement or adjournment thereof, the “Rentrak Shareholder Meeting” in the case of Rentrak, and the “comScore Stockholder Meeting” in the case of comScore, and together, the “Merger Stockholder Meetings”) for the purpose of considering and voting upon the approval of the Rentrak Voting Proposal in the case of Rentrak and the comScore Voting Proposal in the case of comScore. Each of Rentrak and comScore shall solicit from its stockholders proxies in favor of the Rentrak Voting Proposal in the case of Rentrak and the comScore Voting Proposal in the case of comScore, and unless the board of directors of either party hereto shall effect a Rentrak Board of Directors Recommendation Change in the case of Rentrak or a comScore Board of Directors Recommendation Change in the case of comScore, in each case pursuant to and in accordance with Section 7.4(f), use its reasonable best efforts to secure the Requisite Rentrak Shareholder Approval in the case of Rentrak and the Requisite comScore Stockholder Approval in the case of comScore. Each of Rentrak and comScore shall use its reasonable best efforts to ensure that all proxies solicited in connection with its Merger Stockholder Meeting are solicited in compliance with the OBCA or DGCL, as applicable, the rules of the Nasdaq Stock Market, the Rentrak Articles of Incorporation and the Rentrak Bylaws in the case of Rentrak, and the comScore Certificate of Incorporation and the comScore Bylaws in the case of comScore, and all other applicable Legal Requirements.

(b) Each of Rentrak and comScore shall use its reasonable best efforts to call, give notice of, convene and hold their respective Merger Stockholder Meetings on the same day and at the same time. Notwithstanding anything to the contrary set forth in this Agreement, each of Rentrak or comScore, after consultation with the other party hereto, may (but shall not be required to) adjourn or postpone its respective Merger Stockholder Meeting if (and solely to the extent and for the minimum duration reasonably necessary to ensure that) (i) any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to its respective stockholders within a reasonable amount of time in advance of its respective Merger Stockholder Meeting, (ii) as of the time for which the applicable Merger Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Rentrak Common Stock in the case of Rentrak, or comScore Common Stock in the case of comScore, represented (either in person or by proxy) at the respective Merger Stockholder meeting to constitute a quorum necessary to conduct the business of the respective Merger Stockholder Meeting, or (iii) the other party hereto has adjourned or postponed its Merger Stockholder Meeting for any of the foregoing reasons.

(c) Following the Merger Stockholder Meetings and at or prior to the Closing, each of Rentrak and comScore shall deliver to the corporate secretary of the other party hereto a certificate setting forth the voting results from the respective Merger Stockholder Meeting.

(d) Subject to the terms of this Agreement, Rentrak shall submit the Rentrak Voting Proposal to the Rentrak Shareholders at the Rentrak Shareholders Meeting for the purpose of acting upon such proposal, and comScore shall submit the comScore Voting Proposal to the comScore Stockholders at the comScore Stockholders Meeting for the purpose of acting upon such proposal, in each case whether or not (i) the Rentrak board of directors of directors or the comScore board of directors of directors, as the case may be, at any time subsequent to the date of this Agreement and prior to the Merger Stockholder Meetings shall effect a Rentrak Board of Directors Recommendation Change in the case of Rentrak or a comScore Board of Directors Recommendation Change in the case of comScore, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Rentrak board of directors of directors in the case of Rentrak or the comScore board of directors of directors in the case of comScore.

(e) Subject to the terms of Section 7.4(f), (i) the Rentrak board of directors shall recommend that the Rentrak Shareholders adopt the Rentrak Voting Proposal at the Rentrak Shareholder Meeting in accordance with the applicable provisions of the OBCA (the “Rentrak board of directors Recommendation”), and (ii) the comScore board of directors shall recommend that the comScore Stockholders approve the comScore Voting Proposal at the comScore Stockholder Meeting in accordance with the applicable provisions of the DGCL and applicable rules of the Nasdaq Stock Market (the “comScore board of directors Recommendation”).

(f) Subject to the terms of this Section 7.4(f), (x) neither the Rentrak board of directors nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the Rentrak board of directors Recommendation (an “Rentrak Board of Directors Recommendation Change”), and (y) neither the comScore board of directors nor any committee thereof shall withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition, the comScore board of directors Recommendation (a “comScore Board of Directors Recommendation Change”); provided, however, that notwithstanding the foregoing, at any time prior to the receipt of the Requisite Rentrak Shareholder Approval in the case of Rentrak, or receipt of the Requisite comScore Stockholder Approval in the case of comScore, the Rentrak board of directors may effect a Rentrak Board of Directors Recommendation Change and, in the case of subclause (i) below, terminate this Agreement to enter into a Contract with respect to a Superior Proposal, and the comScore board of directors may effect a comScore Board of Directors Recommendation Change and, in the case of subclause (i) below, terminate this Agreement to enter into a Contract with respect to a Superior Proposal, and, in either case if and only if either:

(i)(A) the party proposing to take such action has received after the date hereof an Acquisition Proposal relating to such party that its board of directors has determined in good faith (after consultation with its financial and legal advisors) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a breach of any provisions of Section 6.1 or Section 6.2, and the Person from whom such party received such Acquisition Proposal has not made any other Acquisition Proposal (either alone or together with one or more other Persons) that resulted from or arose out of a breach of any provisions of Section 6.1 or Section 6.2, (C) the party proposing to take such action has not breached any of the provisions of Section 6.1 or Section 6.2 in respect of such Acquisition Proposal (and any other Acquisition Proposal made by the same Person making such Acquisition Proposal, whether alone or together with one or more other Persons), (D) prior to effecting such Rentrak Board of Directors Recommendation Change or the comScore Board of Directors Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least three (3) Business Days’ notice thereof (which notice shall not, by itself, constitute a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change) and the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Merger and other transactions contemplated by this Agreement may be effected, (E) the other party hereto shall not have made, within the foregoing three (3) Business Days after receipt of such party’s written notice of its intention to effect a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change, as the case may be, a counteroffer or proposal that the board of directors of the party proposing to take such action determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as such Superior Proposal, and (F) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by the other party hereto pursuant to the immediately preceding clause (E)) that the failure to effect such Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law or Oregon Law, as applicable; or

(ii) in response to an Intervening Event, if: (A) prior to effecting the Rentrak Board of Directors Recommendation Change or the comScore Board of Directors Recommendation Change, as the case may be, the party proposing to take such action shall have given the other party hereto at least three (3) Business Days’ notice thereof (which notice shall not, by itself, constitute a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed the Rentrak Board of Directors Recommendation Change or the comScore Board of Directors Recommendation Change, as the case may be, the other party’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement for the purpose of obviating the need for the Rentrak board of directors or comScore board of directors, as the case may be, to effect a Rentrak

Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change, as applicable, as a result of such Intervening Event, and (B) after such discussions, the board of directors of the party proposing to take such action determines in good faith (after consultation with outside legal counsel) that the failure to effect such Rentrak Board of Directors Recommendation Change or comScore Board of Directors Recommendation Change, as the case may be, would reasonably be expected to be a breach of its fiduciary duties under Delaware Law or Oregon Law, as applicable.

(g) Nothing in this Agreement shall prohibit the Rentrak board of directors or the comScore board of directors from taking and disclosing to the Rentrak Shareholders or the comScore Stockholders, respectively, a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that (i) any statements made by Rentrak (with respect to statements made by the Rentrak board of directors) and any statements made by comScore (with respect to statements made by the comScore board of directors) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act shall be subject to the terms and conditions of this Agreement, and (ii) any statements or disclosures regarding this Agreement, the Merger or any other transactions contemplated by this Agreement, or about any Acquisition Proposal (whether or not a Superior Proposal) or Acquisition Transaction (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to constitute a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change, as the case may be, unless such statement or disclosure is accompanied by an express, unequivocal affirmation of the Rentrak board of directors Recommendation or the comScore board of directors Recommendation, as applicable (it being understood that any statement or disclosure that a party is re-affirming its board recommendation because it is required or compelled to do so as a result of the terms of this Agreement (or the consequences of not doing so hereunder) shall be deemed to be a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change, as the case may be).

(h) Notwithstanding any Rentrak Board of Directors Recommendation Change or comScore Board of Directors Recommendation Change, unless earlier terminated in accordance with Section 9.1, the Rentrak Voting Proposal shall be submitted to the Rentrak Shareholders and the comScore Voting Proposal shall be submitted to the comScore Stockholders at the respective Merger Stockholder Meeting for the purpose of voting on the Rentrak Voting Proposal and the comScore Voting Proposal, respectively, and nothing contained in this Agreement shall be deemed to relieve Rentrak or comScore of such obligation. Nothing set forth in this Section 7.4 shall (i) affect any other obligation of the parties hereto under this Agreement, or (ii) permit either party hereto to submit for a vote of its respective stockholders at or prior to its respective Merger Stockholder Meeting any Acquisition Proposal other than the Rentrak Voting Proposal and the comScore Voting Proposal, as applicable.

7.5 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, upon reasonable notice and subject to applicable Legal Requirements relating to the exchange of information, each of comScore and Rentrak shall, and shall cause their respective Subsidiaries to, afford the other party hereto and its Representatives reasonable access, during normal business hours, to all of its personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as the other may reasonably request.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of comScore and Rentrak shall, and shall cause their respective Subsidiaries to, make available to the other party hereto and its Representatives a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of comScore and Rentrak shall promptly notify the other party hereto upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of comScore and Rentrak shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by it from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging any material breach of or material default under any Rentrak Material Contract or comScore Material Contract, as the case may be, to which such party or any of their respective Subsidiaries is a party, or (iii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Merger or any other transactions contemplated by this Agreement.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time each of comScore and Rentrak shall promptly advise the other party hereto, orally and in writing, of any litigation commenced after the date hereof against such party or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the company) relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, and shall keep the other party hereto reasonably informed regarding any such litigation. Each of comScore and Rentrak shall give the other party hereto the opportunity to consult with such party regarding the defense or settlement of any such stockholder litigation and shall consider the other party’s views with respect to such stockholder litigation and shall not settle any such stockholder litigation without the prior written consent of the other party hereto.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of comScore and Rentrak shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party hereto and report the general status of the ongoing operations of such party and its Subsidiaries. Each of comScore and Rentrak shall promptly notify the other party hereto of any material change in the normal course of business or in the operation of the properties of such party or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving such party or any of its Subsidiaries, and will keep the other party hereto fully informed of such events.

(g) Notwithstanding anything to the contrary set forth in this Section 7.5 or elsewhere in this Agreement, neither comScore nor Rentrak nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Legal Requirement, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of Rentrak and comScore shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(h) All information acquired pursuant to the access granted or notice provided pursuant to this Section 7.5 shall be subject to the provisions of the Confidentiality/Nondisclosure Agreement, dated December 3, 2013, as amended, between comScore and Rentrak (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement and the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, in accordance with its terms and conditions.

7.6 Public Announcements.

(a) Each of comScore and Rentrak shall consult with the other party hereto, and give the other party hereto the opportunity to review and comment on, before issuing any press release or making any public announcement or statement with respect to this Agreement, the Merger, any other transactions contemplated by this Agreement or any other material press release and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that (i) a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Legal Requirement or the rules and regulations of the Nasdaq Stock Market if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement; and (ii) no such prior notice or consultation shall be required in connection with any press release or making any public announcement or statement with respect to any Acquisition Proposal, a Rentrak Board of Directors Recommendation Change or a comScore Board of Directors Recommendation Change effected pursuant to Section 7.4(f) (it being understood and agreed that the terms of this Section 7.6 shall require notice and consultation with respect to any press release or other public announcement of any other actions taken by a party hereto under Section 7.4(f)).

(b) The initial press release concerning the entry into this Agreement shall be a joint release prepared by both Rentrak and comScore.

7.7 Employee Plans.

As of the Effective Time, and for a period of at least twelve (12) months thereafter (or until termination of employment, if earlier), comScore shall provide, or shall cause its Subsidiaries and Affiliates (including the Surviving Corporation) to provide, each individual who was an employee of Rentrak or any of its Subsidiaries or Affiliates immediately prior to the Effective Time and who is an employee of comScore or any of its Subsidiaries or Affiliates (including the Surviving Corporation) as of the Effective Time (each an “Rentrak Employee”) with a base salary or wage rate that is not less than that provided to such employee by Rentrak and its Subsidiaries and Affiliates immediately prior to the Effective Time.

(a) Rentrak ESPP. Prior to the Closing, (i) Rentrak shall take all necessary and appropriate actions so that (a) all outstanding purchase rights under the Rentrak ESPP shall automatically be exercised, in accordance with the terms of the Rentrak ESPP, immediately prior to the Effective Time, and (ii) the Rentrak ESPP shall terminate with such purchase and no further purchase rights are granted under the Rentrak ESPP thereafter.

(b) Rentrak Group Plans; 401(k) Plan. Effective as of the day immediately preceding the Closing Date, Rentrak and its ERISA Affiliates, as applicable, shall terminate (i) any and all group severance, separation or salary continuation plans, programs or arrangements, and (ii) any and all plans intended to include a Code Section 401(k) arrangement (unless comScore provides written notice to Rentrak that such 401(k) plans shall not be terminated) (collectively, the “Rentrak Terminating Plans”). Unless comScore provides such written notice to Rentrak, no later than three (3) Business Days prior to the Closing Date, Rentrak shall provide comScore with evidence that such Rentrak Terminating Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of Rentrak’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of comScore, which approval shall not be unreasonably denied. Rentrak also shall take such other actions in furtherance of terminating such Rentrak Terminating Plan(s) as comScore may reasonably require.

(c) Pre-Existing Conditions; Service Credit; Etc. From and after the Effective Time, and to the extent permitted by applicable Legal Requirements, comScore shall, and shall cause its Subsidiaries and Affiliates (including the Surviving Corporation) to, recognize the prior service with Rentrak or its Subsidiaries or Affiliates of each Rentrak Employee in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of comScore or its Subsidiaries or Affiliates (including the Surviving Corporation) in which Rentrak Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, comScore shall, and shall cause its Subsidiaries and Affiliates (including the Surviving Corporation) to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with Rentrak), actively-at-work requirements and evidence of insurability requirements under any group health plans of comScore or its affiliates to be waived with respect to Rentrak Employees and their eligible spouses, domestic partners and dependents, and (ii) provide each Rentrak Employee (and his or her spouse, domestic partner and dependents) with credit for any deductibles paid under any Rentrak Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of comScore or any of its Subsidiaries or Affiliates (including the Surviving Corporation) that such employees are (or their spouses, domestic partners or dependents) eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Rentrak Employee Plan. The provisions of this Section 7.7(d) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 7.7(c). Nothing herein shall be deemed to amend any Employee Benefit Plan to reflect the terms of this Section 7.7(c).

(d) Severance. Prior to the Closing, each of comScore and Rentrak shall adopt and implement severance plans and arrangements reflecting the terms set forth in Schedule 7.7(d) hereto, each of which shall be subject to review and approval of the other party hereto.

7.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall, and comScore shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of Rentrak and its Subsidiaries under any and all indemnification agreements in effect immediately prior to the Effective Time between Rentrak or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of Rentrak or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and comScore shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable as the indemnification, advancement of expenses and exculpation provisions contained in the Articles of Incorporation and bylaws (or other similar organizational documents) of Rentrak and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Legal Requirements.

(b) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and comScore shall cause the Surviving Corporation to, maintain in effect the existing policy of Rentrak’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall comScore or the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by Rentrak (which annual premium is set forth on Section 7.8(b) of the Rentrak Disclosure Letter) for such insurance (such 200% amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain, and comScore shall cause and financially enable the Surviving Corporation to obtain, a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 7.8(b), comScore or Rentrak may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous than the D&O Policy, and in the event that comScore shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and comScore shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of comScore and the Surviving Corporation under this Section 7.8(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c) The obligations under this Section 7.8 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 7.8(b) (and their heirs and representatives)) under this Section 7.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by Rentrak or any of its Subsidiaries, or applicable Legal Requirement (whether at law or in equity).

(d) In the event that comScore, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 7.8.

7.9 Listing of comScore Shares.

comScore shall use its reasonable best efforts to have authorized for listing on the Nasdaq Global Select Market prior to the Effective Time, upon official notice of issuance, the shares of comScore Common Stock issuable in the Merger pursuant to this Agreement, and the shares of comScore Common Stock issuable upon the exercise of all Assumed Options and the shares of comScore Common Stock issuable in respect of all Assumed Units.

7.10 Takeover Statutes.

If any “business combination,” “fair price,” “moratorium,” “control share acquisition” or similar takeover law (collectively, “Takeover Laws”) is or becomes applicable to this Agreement, the Rentrak Support Agreements, the comScore Support Agreements, the Merger or any of the other transactions contemplated hereby, each of Rentrak and comScore and their respective boards of directors shall take all lawful actions necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Laws on this Agreement, the Merger and the other transactions contemplated hereby.

7.11 Section 16 Matters.

The comScore board of directors of directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by Rentrak Insiders of comScore Common Stock in exchange for shares of Rentrak Common Stock, and of options to purchase comScore Common Stock upon assumption and conversion of the Rentrak Stock Awards, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Rentrak board of directors, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by Rentrak Insiders of Rentrak Common Stock in exchange for shares of comScore Common Stock, and the disposition of their Rentrak Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase comScore Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

7.12 Tax Matters.

(a) None of comScore, Merger Sub or Rentrak shall, and they shall not permit any of their respective Subsidiaries to, take any action prior to or following the Effective Time that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of comScore and Rentrak shall use its reasonable best efforts to obtain the Tax opinions described in Section 2.2(a)(vii) (collectively, the “Tax Opinions”). Officers of comScore, Merger Sub and Rentrak shall execute and deliver to Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to comScore, and Perkins Coie LLP, counsel to Rentrak, certificates containing customary representations at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration and the Effective Time, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

7.13 FIRPTA Certificate.

On or prior to the Closing Date, Rentrak shall deliver to comScore a properly executed statement in a form reasonably acceptable to comScore for purposes of satisfying comScore’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

7.14 Obligations of Merger Sub.

comScore shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

GOVERNANCE MATTERS

8.1 comScore Board of Directors.

(a) Board of Directors. Upon the Effective Time, the board of directors of comScore shall have twelve (12) members, comprised of (i) all eight (8) members of the board of directors of comScore immediately prior to the Effective Time and (ii) four (4) members of the then board of directors of Rentrak prior to the Effective Time to be selected by Rentrak, who shall initially be William Engel, who shall be a Class I director; William Livek and Brent Rosenthal, who both shall be Class II directors; and Patricia Gottesman, who shall be a Class III director. Rentrak and comScore agree that in the event that any of the individuals identified in the immediately preceding sentence are unable to serve, for any reason, as a director of comScore at the Effective Time, then comScore, with respect to the individuals identified in clause (i) of the immediately preceding sentence, and Rentrak, with respect to the individuals identified in clause (ii) of the immediately preceding sentence, shall have the right to designate another individual serving on the comScore Board or Rentrak Board, as applicable, immediately prior to the Effective Time to serve as a director of comScore in place of the individual originally selected (the “Substitute Designee”); provided, that, in the case of a Substitute Designee selected by Rentrak, such Substitute Designee shall be reasonably acceptable to comScore.

(b) Executive Chairman. Immediately following the Effective Time, the executive chairman of the board of directors of comScore shall be Magid Abraham.

(c) Executive Vice Chairman. Immediately following the Effective Time, the executive vice chairman of the board of directors of comScore shall be William Livek.

(d) Committee Composition and Chairpersons. Immediately following the Effective Time:

(i) the Audit Committee of the board of directors of comScore shall be comprised of William Henderson, Ronald Korn, Joan Lewis and Brent Rosenthal; the chairman of such committee shall be Brent Rosenthal;

(ii) the Compensation Committee of the board of directors of comScore shall be comprised of Russell Fradin, William Henderson, William Katz and Patricia Gottesman; the chairman of such committee shall be William Henderson; and

(iii) the Nominating and Governance Committee of the board of directors of comScore shall be comprised of Russell Fradin, William Henderson, William Katz and William Engel; the chairman of such committee shall be William Katz.

(e) Effectuation. Prior to the Effective Time, the board of directors of comScore shall take all action necessary to effectuate the provisions of this Section 8.1.

8.2 comScore Chief Executive Officer.

Immediately following the Effective Time, the chief executive officer of comScore shall be Serge Matta.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1 Termination.

Notwithstanding the prior receipt of the Requisite Rentrak Shareholder Approval and/or the Requisite comScore Stockholder Approval, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party hereto):

(a) by mutual written consent duly authorized by the Rentrak board of directors of directors and the comScore board of directors of directors;

(b) by either comScore or Rentrak, if any Governmental Authority of competent jurisdiction and within a jurisdiction material to the business operations of comScore and Rentrak, taken together, shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any Legal Requirement that is in effect and has the permanent effect of making the consummation of the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Merger, and such Order has become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall have complied with its obligations under Section 7.1(a)(iv) to have any such Order vacated or lifted or removed;

(c) by either comScore or Rentrak, if the Merger shall have not been consummated by April 30, 2016 (the “Initial Termination Date”); provided, however, that in the event a condition to the consummation of the Merger set forth in Section 2.2(a)(iii) or Section 2.2(a)(v) shall not have been satisfied on or prior to the Initial Termination Date and all of the other conditions to the consummation of the Merger set forth in Section 2.2(a) shall have been satisfied or waived pursuant to the terms hereof by the party entitled to the benefit of such condition on or prior to the Initial Termination Date (other than those conditions that by their terms contemplate satisfaction at the Closing, provided that such conditions are then capable of being satisfied at such time), either comScore or Rentrak may elect to extend the Initial Termination Date by written notice to the other party hereto prior to or on the Initial Termination Date, until July 31, 2016 (the “Extended Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this proviso shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, any of the conditions to the consummation of the Merger set forth in Section 2.2(a) having failed to be satisfied or fulfilled on or prior to the Initial Termination Date or the Extended Termination Date, as applicable, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by either comScore or Rentrak if:

(i) the Requisite comScore Stockholder Approval shall not have been obtained at the comScore Stockholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the comScore Voting Proposal, or

(ii) if the Requisite Rentrak Shareholder Approval shall not have been obtained at the Rentrak Shareholder Meeting (or any adjournment or postponement thereof) at which a vote was taken on the Rentrak Voting Proposal;

provided, however, that neither comScore nor Rentrak, as applicable, shall be entitled to terminate this Agreement pursuant to this Section 9.1(d) if such party’s action (including public statements or disclosures) or failure to fulfill any covenant or obligation under this Agreement has been the proximate cause of, or resulted in, the failure to obtain the Requisite comScore Stockholder Approval or Requisite Rentrak Shareholder Approval, as applicable;

(e) by either comScore or Rentrak (provided it is not then in material breach of any of its covenants and obligations under this Agreement) in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the other party hereto, or (ii) any inaccuracy in any of the representations and warranties of the other party hereto set forth in this Agreement when made or at any time prior to the Effective Time, in either case such that the conditions to the consummation of the Merger set forth in Section 2.2(b)(i) or Section 2.2(b)(ii) in the case of comScore, or Section 2.2(c)(i) or Section 2.2(c)(ii) in the case of Rentrak, would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable through the exercise of commercially reasonable efforts by the party committing such breach or making such inaccurate representations and warranties, then the party seeking to terminate this Agreement pursuant to this Section 9.1(e) shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the party committing such breach or making such inaccurate representations and warranties (it being understood that the party seeking to terminate this Agreement pursuant to this Section 9.1(e) may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy is cured by the other party hereto within such thirty (30) calendar day period);

(f) by:

(i) comScore, at any time prior to the approval of the Rentrak Voting Proposal by the Requisite Rentrak Shareholder Approval, in the event that a Triggering Event shall have occurred with respect to Rentrak;

(ii) Rentrak, at any time prior to the approval of the comScore Voting Proposal by the Requisite comScore Stockholder Approval, in the event that a Triggering Event shall have occurred with respect to comScore;

(g) by:

(i) comScore, at any time prior to the approval of the comScore Voting Proposal by the Requisite comScore Shareholder Approval, pursuant to and in accordance with the terms and conditions of Section 7.4(f) and subject to payment of the comScore Termination Fee Amount pursuant to Section 9.3(c)(iv); or

(ii) Rentrak, at any time prior to the approval of the Rentrak Voting Proposal by the Requisite Rentrak Stockholder Approval, pursuant to and in accordance with the terms and conditions of Section 7.4(f) and subject to payment of the Rentrak Termination Fee Amount pursuant to Section 9.3(b)(iv).

9.2 Effect of Termination.

In the event of the valid termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (i) that the provisions of this Section 9.2, Section 9.3 and Article X shall survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful or intentional breach of this Agreement or for willful or intentional misrepresentation of material facts that constitute common law fraud under applicable Legal Requirements. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

9.3 Fees and Expenses.

(a) General. Except as set forth in this Section 9.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the transactions contemplated hereby are consummated; provided however, that notwithstanding the foregoing or anything to the contrary set forth herein, all fees and expenses, other than attorneys’ fees and expenses, incurred in connection with the preparation, printing and filing, as applicable, of the

Registration Statement (including any preliminary materials related thereto and all amendments and supplements thereto, as well as any financial statements and schedules thereto), the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto and all amendments and supplements thereto), and all filings by comScore and Rentrak under the HSR Act or any similar filing requirement of any Governmental Authority applicable to this Agreement and the transactions contemplated hereby, shall be shared equally (i.e., 50% / 50%) by comScore and Rentrak at the time any such fees, costs and expenses become due and payable.

(b) Rentrak Payments.

(i) Rentrak shall pay to comScore a fee equal to $28,500,000 (the “Rentrak Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by comScore, within three Business Days after demand by comScore, in the event that (A) following the execution and delivery of this Agreement and prior to the Rentrak Shareholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the Rentrak Shareholder Proposal, an Acquisition Proposal in respect of Rentrak shall have been received by Rentrak or the Rentrak board of directors, or shall have been publicly announced or otherwise communicated to Rentrak Shareholders generally, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Rentrak, (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(ii), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Rentrak (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Rentrak enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Rentrak (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated); provided, however, that for the purposes of this Section 9.3(b)(i), all references to 15% and 85% in the definition of “Acquisition Transaction” shall be replaced with 50%.

(ii) Rentrak shall pay to comScore a fee equal to the Rentrak Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by comScore, within three Business Days after demand by comScore, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of Rentrak shall have been made to Rentrak or the Rentrak board of directors, or shall have been publicly announced or otherwise communicated to Rentrak Shareholders, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of Rentrak, (B) comScore terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of Rentrak (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or Rentrak enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of Rentrak (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated); provided, however, that for the purposes of this Section 9.3(b)(ii), all references to 15% and 85% in the definition of “Acquisition Transaction” shall be replaced with 50%.

(iii) Rentrak shall pay to comScore a fee equal to the Rentrak Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by comScore within three Business Days after demand by comScore, in the event that comScore terminates this Agreement pursuant to Section 9.1(f)(i) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 9.1(f)(i) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 9.1(f)(i) at any subsequent point in time and collect the fee contemplated by this Section 9.3(b)(iii)).

(iv) Rentrak shall pay to comScore a fee equal to the Rentrak Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by comScore, prior to and as a condition to the effectiveness of such termination in the event that Rentrak terminates this Agreement pursuant to Section 9.1(g)(ii).

(v) In no event shall Rentrak be required to pay the Rentrak Termination Fee pursuant to this Section 9.3(b) on more than one occasion, and in no event shall comScore be entitled to receive the Rentrak Termination Fee pursuant to this Section 9.3(b) on more than one occasion.

(c) comScore Payments.

(i) comScore shall pay to Rentrak a fee equal to $57,000,000 (the “comScore Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Rentrak, within three Business Days after demand by Rentrak, in the event that (A) following the execution and delivery of this Agreement and prior to the comScore Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the comScore Voting Proposal, an Acquisition Proposal in respect of comScore shall have been received by comScore or the comScore board of directors, or shall have been publicly announced or otherwise communicated to comScore Stockholders generally, (B) this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(d)(i), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of comScore (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or comScore enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of comScore (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated); provided, however, that for the purposes of this Section 9.3(c)(i), all references to 15% and 85% in the definition of “Acquisition Transaction” shall be replaced with 50%.

(ii) comScore shall pay to Rentrak a fee equal to the comScore Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Rentrak, within three Business Days after demand by Rentrak, in the event that (A) following the execution and delivery of this Agreement and prior to the breach forming the basis of such termination contemplated by the following clause (B), an Acquisition Proposal in respect of comScore shall have been made to comScore or the comScore board of directors of directors, or shall have been publicly announced or otherwise communicated to comScore Stockholders, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of comScore, (B) Rentrak terminates this Agreement pursuant to Section 9.1(e), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of comScore (whether or not the Acquisition Transaction referenced in the preceding clause (B)) is consummated or comScore enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of comScore (whether or not the Acquisition Transaction referenced in the preceding clause (B) is consummated); provided, however, that for the purposes of this Section 9.3(c)(ii), all references to 15% and 85% in the definition of “Acquisition Transaction” shall be replaced with 50%.

(iii) comScore shall pay to Rentrak a fee equal to the comScore Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Rentrak within three Business Days after demand by Rentrak, in the event that Rentrak terminates this Agreement pursuant to Section 9.1(f)(ii) (it being understood and hereby agreed that the failure to terminate this Agreement pursuant to Section 9.1(f)(ii) promptly following a Triggering Event shall not prejudice or otherwise limit or impair such party’s ability to terminate this Agreement pursuant to Section 9.1(f)(ii) at any subsequent point in time and collect the fee contemplated by this Section 9.3(c)(iii)).

(iv) comScore shall pay to Rentrak a fee equal to the comScore Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Rentrak, prior to and as a condition to the effectiveness of such termination in the event that comScore terminates this Agreement pursuant to Section 9.1(g)(i).

(v) In no event shall comScore be required to pay the comScore Termination Fee pursuant to this Section 9.3(c) on more than one occasion, and in no event shall Rentrak be entitled to receive the comScore Termination Fee pursuant to this Section 9.3(c) on more than one occasion.

(d) Enforcement. Each of comScore and Rentrak hereby acknowledge and agree that the covenants and agreements set forth in this Section 9.3 are an integral part of the transactions contemplated by this Agreement and, without these covenants and agreements, the parties hereto would not have entered into this Agreement. Accordingly, if either comScore or Rentrak shall fail to pay in a timely manner the amounts due pursuant to Section 9.3(b) or Section 9.3(c), as the case may be, and, in order to obtain such payment, the other party hereto shall make a claim that results in a judgment against the non-paying party, the non-paying party shall pay to the claimant its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 9.3(b) or Section 9.3(c), as the case may be, at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in Section 9.3(b) or Section 9.3(c), as the case may be, shall not be in lieu of, or replacement or substitution for, damages incurred in the event of any breach of this Agreement or for willful or intentional misrepresentation of material facts that constitute common law fraud under applicable Legal Requirements.

ARTICLE X

GENERAL PROVISIONS

10.1 Certain Interpretations.

(a) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(f) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(g) All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

10.2 Non-Survival of Representations and Warranties.

None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

10.3 Notices.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)	If to comScore or Merger Sub:

comScore, Inc.

11950 Democracy Drive

6th Floor

Reston, Virginia 20190

Attention: General Counsel

Facsimile No.: 703-438-2051

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention: Robert G. Day and Michael C. Labriola

Facsimile No.: (650) 493-6811

and:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Mike Ringler

Facsimile No.: (415) 947-2099

(b)	If to Rentrak:

Rentrak Corporation

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

Attention: Chief Financial Officer

Facsimile No.: (866) 656-7413

With a copy (which shall not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street, 10th Floor

Portland, OR 97209-4128

Attention: Roy Tucker

                    John Thomas

Facsimile No.: (503) 346-2044

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next Business Day delivery, on the next Business Day after the date when sent and (iv) in the case of mailing, on the third (3rd) Business Day following that on which the piece of mail containing such communication is posted.

10.4 Assignment.

Neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement of any such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect.

10.5 Amendment.

Subject to applicable Legal Requirements and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of comScore, Merger Sub and Rentrak; provided, however, that, (a) after the adoption of this Agreement by the Rentrak Shareholders, no amendment shall be made which by applicable Legal Requirement or regulation of the Nasdaq Stock Market requires further approval of the Rentrak Shareholders without the further approval of the Rentrak Shareholders, and (b) after the adoption of this Agreement by the comScore Stockholders, no amendment shall be made which by applicable Legal Requirements or regulation of the Nasdaq Stock Market requires further approval of the comScore Shareholders without the further approval of the comScore Shareholders.

10.6 Extension; Waiver.

At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.7 Specific Performance.

The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. If prior to the Initial Termination Date or the Extended Termination Date, as the case may be, any party brings any action to enforce specifically the performance of the other terms and provisions of this Agreement by any other party, the Initial Termination Date or the Extended Termination Date, as the case may be, shall automatically be extended by (a) the amount of time during which such action is pending plus twenty (20) Business Days or (b) such other time period established by the state or federal court in the State of Delaware to which this action is brought pursuant to Section 10.13.

10.8 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.9 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Legal Requirement, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

10.10 Entire Agreement.

This Agreement (including the Rentrak Disclosure Letter, the comScore Disclosure Letter and the other schedules, exhibits, documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

10.11 No Third Party Beneficiaries.

Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the Indemnified Parties intended to be third party beneficiaries under the provisions of Section 7.8, who shall have the right to enforce such provisions directly.

10.12 Governing Law.

This Agreement and all actions or proceedings (whether based in contract, tort or otherwise) arising out of or relating to this Agreement, or the actions of comScore, Merger Sub or Rentrak in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that the provisions of the laws of the State of Oregon shall apply with respect to the effectiveness of the merger, fiduciary duties and any provisions set forth herein that are required to be governed by such laws or where such laws are otherwise mandatorily applicable to the transactions contemplated hereby).

10.13 Consent to Jurisdiction.

Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state court located within the State of Delaware (or any federal court within the State of Delaware if such state court declines to accept or does not have jurisdiction) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.14 Waiver of Jury Trial.

EACH OF COMSCORE, MERGER SUB AND RENTRAK HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF COMSCORE, MERGER SUB OR RENTRAK IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.15 Counterparts.

This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties hereto may execute such counterparts by means of facsimile transmission or electronic mail (e.g., “.pdf”), and the parties agree that the receipt of such executed counterparts shall be binding on such parties and shall be construed as originals.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, comScore, Merger Sub and Rentrak have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMSCORE, INC.

By:	/s/ Mel Wesley
Name:	Mel Wesley
Title:	Chief Financial Officer

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

IN WITNESS WHEREOF, comScore, Merger Sub and Rentrak have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RUM ACQUISITION CORPORATION

By:	/s/ Mel Wesley
Name:	Mel Wesley
Title:	President

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

IN WITNESS WHEREOF, comScore, Merger Sub and Rentrak have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RENTRAK CORPORATION

By:	/s/ William P. Livek
Name:	William P. Livek
Title:	Vice Chairman and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

ANNEX A

DEFINITIONS AND INTERPRETATIONS

For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any offer, indication of interest or proposal (other than an offer, indication of interest or proposal by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to Rentrak or comScore, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from a party hereto by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of such party, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of a party hereto; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of a party hereto the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole, pursuant to which the stockholders of such party or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of assets of a party hereto that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a party hereto or one or more of its Subsidiaries the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of such party and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Business Day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the Commonwealth of Virginia or is a day on which banking institutions located in Virginia are authorized or required by Legal Requirements or other governmental action to close.

(e) “comScore Balance Sheet” shall mean the unaudited balance sheet of comScore contained in the Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

(f) “comScore Bylaws” shall mean the Amended and Restated Bylaws of comScore, as amended and in effect on the date hereof.

(g) “comScore Common Stock” shall mean the Common Stock, par value $0.001 per share, of comScore.

(h) “comScore Certificate of Incorporation” shall mean the comScore Amended and Restated Certificate of Incorporation, as in effect on the date hereof.

(i) “comScore Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by comScore, any of comScore’s Subsidiaries or any of their respective ERISA Affiliates or to which comScore, any of comScore’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have a material liability for premiums or benefits or other obligations.

(j) “comScore Intellectual Property Rights” shall mean shall Intellectual Property Rights that are owned by or exclusively licensed to comScore or its Subsidiaries.

(k) “comScore Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the comScore Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of comScore and its Subsidiaries, taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a comScore Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a comScore Material Adverse Effect has occurred or may, would or could occur:

(i) economic, business, financial or political conditions (including interest or exchange rates) in the United States or any other jurisdiction in which comScore or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on comScore and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which comScore operates;

(ii) conditions in the industry or industries in which comScore operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on comScore and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which comScore operates;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on comScore and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which comScore operates;

(iv) acts of terrorism or war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, geopolitical conditions, weather conditions, power outages, national or international calamity, crisis or emergency, and other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on comScore and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which comScore operates;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including any termination of, reduction of, reduction in or similar adverse effect on relationships, contractual or other, with any customers, distributors, partners or employees of comScore or its subsidiaries directly attributed to the announcement of this Agreement or the pendency or consummation of the transaction contemplated hereby;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by comScore or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) changes in comScore’s stock price or the trading volume of comScore stock, in and of itself;

(ix) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(x) any action or failure to take a material action required by comScore pursuant to this Agreement that is requested by Rentrak;

(xi) any reduction in the credit rating of comScore or its Subsidiaries, in and of itself; or

(xii) any legal claims made or brought by any current or former comScore Stockholders (on their own behalf or on behalf of comScore) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(l) “comScore Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of comScore and/or any of its Subsidiaries.

(m) “Closing Average” shall mean the volume-weighted average price for one share of comScore Common Stock as quoted on the Nasdaq Global Select Market for the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Closing Date.

(n) “Contract” shall mean any legally binding oral or written contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

(o) “Delaware Law” shall mean the DGCL and any other applicable Legal Requirements of the State of Delaware.

(p) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(q) “Effect” means a fact, development, circumstance, condition, event, occurrence, change or effect, or any of them.

(r) “Employee Benefit Plan” means any material “employee pension benefit plan” covered under Section 3(2) of ERISA, any material “employee welfare benefit plan” covered under Section 3(1) of ERISA, and any other material written or oral plan, agreement or arrangement involving compensation or benefits, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, incentive compensation or post-retirement compensation or post-employment compensation and all material employment, management, consulting, relocation, repatriation, expatriation, visa, work permit, change in control, severance or similar agreements, written or otherwise, which is maintained or contributed to or required to be maintained or contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of Rentrak or any of its Subsidiaries or comScore or any of its Subsidiaries, as applicable, or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any material Liability.

(s) “Environmental Laws” are all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, or any foreign Law implementing the WEEE Directive, and the RoHS Directive or any foreign Law implementing the RoHS Directive, all as amended at any time.

(t) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(u) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Rentrak or comScore, as applicable, or a Subsidiary of Rentrak or comScore, as applicable.

(v) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(w) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(x) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(y) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

(z) “Hazardous Material” is any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

(aa) “Hazardous Materials Activity” is the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(bb) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(cc) “Intellectual Property Rights” shall mean common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, “moral” rights and mask work rights (“Copyrights”), (iii) trade and industrial secrets and confidential information and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, and (vi) analogous rights to those set forth above.

(dd) “Intervening Event” shall mean, with respect to comScore or Rentrak, as applicable, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof, to the extent such development or circumstance is disproportionately more favorable to the recurring financial condition and results of operations of comScore or Rentrak, as applicable, when compared to other businesses of comparable size operating in the industries in which comScore or Rentrak, as the case may be, operates, and that was not known by, or reasonably foreseeable to, the comScore board of directors or the Rentrak board of directors, as applicable, as of or prior to the date hereof; provided, however, that (i) notwithstanding anything to the contrary herein, (x) an Intervening Event cannot involve (1) the receipt of any offer, proposal or inquiry from any third party relating to a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (1), shall be read without reference to the percentage thresholds set forth in the definition thereof) , or (2) in the case of Rentrak, any of the matters described in clauses (i) through (xii) of the definition of comScore Material Adverse Effect, and in the case of comScore, any of the matters described in clauses (i) through (xii) of the definition of Rentrak Material Adverse Effect.

(ee) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(ff) “Legal Proceeding” shall mean any action, claim, suit, litigation, proceeding (public or private), criminal prosecution, audit or investigation by or before any Governmental Authority.

(gg) “Legal Requirements” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(hh) “Liabilities” shall mean any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(ii) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature.

(jj) “Nasdaq Global Select Market” shall mean the Nasdaq Global Select Market or any successor thereto.

(kk) “Oregon Law” shall mean the OBCA and any other applicable Legal Requirements of the State of Oregon.

(ll) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Legal Requirements.

(mm) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(nn) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(oo) “Public Software” means any software that is or contains, in whole or in part, any software that is licensed pursuant to an “open source” licensing agreement or similar agreement, including without limitation software licensed under the GNU General Public License (GPL) or the GNU Lesser/Library GPL, the Mozilla Public License, the Netscape Public License, the Sun Community Source License, the Sun Industry Standards License, the BSD License, and the Apache License.

(pp) “Qualifying Amendment” shall mean an amendment or supplement to the Joint Proxy Statement/Prospectus relating to comScore, the Joint Proxy Statement/Prospectus relating to Rentrak or the Registration Statement (including by incorporation by reference) to the extent it contains (i) a comScore Board of Directors Recommendation Change or a Rentrak Board of Directors Recommendation Change (as the case may be), (ii) a statement of the reasons of the board of directors of comScore or Rentrak (as the case may be) for making such comScore Board of Directors Recommendation Change or Rentrak Board of Directors Recommendation Change (as the case may be) and (iii) additional information reasonably related to the foregoing.

(qq) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights (including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(rr) “Rentrak Articles of Incorporation” shall mean the Restated Articles of Incorporation of Rentrak, as amended and in effect on the date hereof.

(ss) “Rentrak Balance Sheet” shall mean the unaudited balance sheet of Rentrak contained in the Rentrak Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015.

(tt) “Rentrak Bylaws” shall mean the Restated Bylaws of Rentrak, as amended and in effect on the date hereof.

(uu) “Rentrak Capital Stock” shall mean Rentrak Common Stock and Rentrak Preferred Stock.

(vv) “Rentrak Common Stock” shall mean the Common Stock, par value $0.001 per share, of Rentrak.

(ww) “Rentrak Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by Rentrak, any of Rentrak’s Subsidiaries or any of their respective ERISA Affiliates or to which Rentrak, any of Rentrak’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have a material liability for premiums or benefits or other obligations.

(xx) “Rentrak ESPP” shall mean Rentrak’s 2011 Employee Stock Purchase Plan.

(yy) “Rentrak Insiders” means those officers and directors of Rentrak who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

(zz) “Rentrak Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by or exclusively licensed to Rentrak or its Subsidiaries.

(aaa) “Rentrak Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Rentrak Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of Rentrak and its Subsidiaries, taken as a whole; provided, however, that no Effects (by themselves or when aggregated with any other Effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Rentrak Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a Rentrak Material Adverse Effect has occurred or may, would or could occur:

(i) economic, business, financial or political conditions (including interest or exchange rates) in the United States or any other jurisdiction in which comScore or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on Rentrak and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Rentrak operates;

(ii) conditions in the industry or industries in which Rentrak operates, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on Rentrak and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Rentrak operates;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on Rentrak and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Rentrak operates;

(iv) acts of terrorism or war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, geopolitical conditions, weather conditions, power outages, national or international calamity, crisis or emergency, and other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, but solely to the extent that such conditions and changes do not have a disproportionate adverse effect on Rentrak and its Subsidiaries, taken as a whole, relative to other companies of comparable size operating in the industry or industries in which Rentrak operates;

(v) the announcement or pendency of this Agreement, the Merger and the other transactions contemplated by this Agreement, including any termination of, reduction of, reduction in or similar adverse effect on relationships, contractual or other, with any customers, distributors, partners or employees of Rentrak or its subsidiaries directly attributed to the announcement of this Agreement or the pendency or consummation of the transaction contemplated hereby;

(vi) changes in Legal Requirements or GAAP (or any interpretations of GAAP);

(vii) failure by Rentrak or any of its Subsidiaries to take any action that is expressly prohibited by this Agreement;

(viii) changes in Rentrak’s stock price or the trading volume of Rentrak stock, in and of itself;

(ix) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself;

(x) any action or failure to take any material action required by Rentrak pursuant to this Agreement that is requested by comScore;

(xi) any reduction in the credit rating of Rentrak or its Subsidiaries, in and of itself; or

(xii) any legal claims made or brought by any current or former Rentrak Shareholders (on their own behalf or on behalf of Rentrak) or other Legal Proceedings arising out of or related to this Agreement, the Merger or any other transactions contemplated by this Agreement.

(bbb) “Rentrak Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of Rentrak.

(ccc) “Rentrak Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of Rentrak and/or any of its Subsidiaries.

(ddd) “Rentrak Performance Stock Unit” shall mean any Rentrak Stock Award that is an award representing the right to receive in the future shares of Rentrak Common Stock from Rentrak in accordance with a performance-based vesting schedule or issuance schedule.

(eee) “Rentrak Restricted Stock Unit” shall mean any Rentrak Stock Award that is an award representing the right to receive in the future shares of Rentrak Common Stock from Rentrak in accordance with a vesting schedule or issuance schedule.

(fff) “Rentrak Shareholders” shall mean holders of shares of Rentrak Capital Stock.

(ggg) “RoHS Directive” shall mean the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(hhh) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(iii) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(jjj) “Section 16 Information” shall mean information regarding Rentrak Insiders and (i) the number of shares of Rentrak Common Stock or other Rentrak equity securities deemed to be beneficially owned by each such Rentrak Insider and expected to be exchanged for comScore Common Stock and (ii) the number of shares of Rentrak Common Stock, together with the applicable exercise price per share, subject to each Rentrak Stock Award held by Rentrak Insider which is to be assumed and converted into options to purchase comScore Common Stock, in each case, in connection with the Merger, which shall be provided by Rentrak to comScore within ten (10) Business Days after the date of this Agreement.

(kkk) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(lll) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(mmm) “Superior Proposal” shall mean any unsolicited bona fide written Acquisition Proposal involving the acquisition of eighty-five percent (85%) or more of the outstanding voting securities of a party hereto (i) which, if any cash consideration is involved, is not subject to any financing contingencies (and if financing is required, such financing is then committed, upon customary terms, to the third party making such Acquisition Proposal) and (ii) with respect to which the board of directors of the applicable party hereto shall have determined in its good faith judgment, after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Transaction, as well as any counter-offer or proposal made by the other party hereto) and all other factors the board of directors of the applicable party hereto is permitted to consider under the OBCA or the DGCL, as applicable, that (A) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Transaction on the terms proposed, and (B) the proposed Acquisition Transaction would, if timely consummated in accordance with its terms, be more favorable to the shareholders or stockholders of the applicable party hereto than the transactions contemplated by this Agreement (or any counter-offer or proposal made by the other party hereto).

(nnn) “Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor or transferor.

(ooo) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(ppp) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(qqq) “Triggering Event” shall mean, and shall be deemed to have occurred with respect to comScore or Rentrak if, prior to the Effective Time, any of the following shall have occurred with respect to such party:

(i) such party shall have breached the terms of Section 6.1, Section 6.2 or Section 7.4 in any material respect (whether or not resulting in the receipt of an Acquisition Proposal);

(ii) Rentrak shall have failed to include the Rentrak board of directors Recommendation in the Joint Proxy Statement/Prospectus in the case of Rentrak, or comScore shall have failed to include the comScore board of directors Recommendation in the Joint Proxy Statement/Prospectus in the case of comScore;

(iii) the Rentrak board of directors or any committee thereof shall have for any reason effected a Rentrak Board of Directors Recommendation Change in the case of Rentrak, or the comScore board of directors shall have effected a comScore Board of Directors Recommendation Change in the case of comScore;

(iv) the Rentrak board of directors or any committee thereof shall have for any reason approved, or recommended that the Rentrak Shareholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of Rentrak, or the comScore board of directors or any committee thereof shall have for any reason approved, or recommended that the comScore Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal) in the case of comScore;

(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of such party by a Person unaffiliated with the other party hereto and, within ten (10) Business Days after notice of such Acquisition Proposal is first published, sent or given to such party’s stockholders, and, if requested by the other party hereto, such party shall not have sent to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, a statement unconditionally reaffirming the Rentrak board of directors Recommendation in the case of Rentrak, or the comScore board of directors Recommendation in the case of comScore, and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or

(vi) except for the confidentiality agreement required by Section 6.3 as a pre-condition to taking any actions described therein, such party shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal or Acquisition Transaction (whether or not a Superior Proposal).

(rrr) “WEEE Directive” shall mean the European Directive 2002/96/EC on waste electrical and electronic equipment.

Additional Definitions.

The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Antitrust Laws	7.2(a)
Articles of Merger	1.1
Assumed Option	1.4(c)(i)
Assumed Unit	1.4(c)(iii)
Book Entry Shares	2.3(c)
comScore	Preamble
comScore 1999 Stock Plan	4.5(a)
comScore 2007 Stock Plan	4.5(a)
comScore board of directors Recommendation	7.4(e)
comScore Board of Directors Recommendation Change	7.4(f)
comScore Disclosure Letter	Article IV
comScore ESPP	4.5(a)(vi)
comScore In Licenses	4.13(e)
comScore IP Licenses	4.13(f)
comScore Material Contract	4.14(a)
comScore Non-U.S. Employee Plans	4.16(k)
comScore Out Licenses	4.13(f)
comScore Permits	4.20
comScore Preferred Stock	4.5(a)
comScore Qualified Plan	4.16(e)
comScore Real Property Leases	4.11
comScore Registered Intellectual Property	4.13(a)
comScore SEC Reports	4.7(e)
comScore Stock Plans	4.5(b)
comScore Stockholder Meeting	7.4(a)
comScore Subsidiary Documents	4.4
comScore Termination Fee Amount	9.3(c)(i)
comScore Voting Proposal	4.2(b)
Certificates	2.3(c)
Closing	2.1
Closing Date	2.1
Code	Preamble
Common Stock Consideration	1.4(b)(i)
Confidentiality Agreement	7.5(h)

Term	Section Reference
D&O Policy	7.8(b)
DGCL	3.23
Effective Time	1.1
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
Exchange Ratio	1.4(b)(i)
Extended Termination Date	9.1(c)
Goldman Sachs	3.2(b)
Indemnified Parties	7.8(a)
Initial Termination Date	9.1(c)
J.P. Morgan	4.2(b)
Joint Proxy Statement/Prospectus	7.3(a)
Maximum Annual Premium	7.8(b)
Merger	Preamble
Merger Stockholder Meetings	7.4(a)
Merger Sub	Preamble
OBCA	Preamble
Oregon Secretary of State	1.1
Oregon Takeover Statute	3.25
Other Required comScore Filing	7.3(e)(ii)
Other Required Rentrak Filing	7.3(e)(i)
PBGC	3.14(g)
PBGC Claims	3.14(g)
Registration Statement	7.5(a)
Regulation M-A Filing	7.3(c)
Rentrak	Preamble
Rentrak board of directors Recommendation	7.4(e)
Rentrak Board of Directors Recommendation Change	7.4(f)
Rentrak Disclosure Letter	Article III
Rentrak In Licenses	3.13(e)
Rentrak IP Licenses	3.13(f)
Rentrak Material Contract	3.14(a)
Rentrak Non-Employee Director Plan	3.5(a)(iii)
Rentrak Non-U.S. Employee Plans	3.16(k)
Rentrak Out Licenses	3.13(f)
Rentrak Permits	3.20
Rentrak Qualified Plan	3.14(e)
Rentrak Real Property Leases	3.11
Rentrak Registered Intellectual Property	3.13(a)
Rentrak Restricted Stock	1.4(b)(iii)
Rentrak SEC Reports	3.7(a)
Rentrak Shareholder Meeting	7.4(a)
Rentrak Stock Awards	3.5(c)
Rentrak Stock Option	1.4(c)(i)
Rentrak Stock Plans	3.5(b)
Rentrak Subordinated Notes	3.5(a)(v)
Rentrak Subsidiary Documents	3.4
Rentrak Terminating Plans	7.7(a)
Rentrak Termination Fee Amount	9.3(b)(i)
Rentrak Voting Proposal	3.2(b)
Requisite comScore Stockholder Approval	4.2(c)

Term	Section Reference
Requisite Rentrak Shareholder Approval	3.2(c)
Surviving Corporation	1.1
Takeover Laws	7.10
Tax Opinions	7.13(b)
WARN Act	3.17(c)

EXHIBIT A

FORM OF RENTRAK SUPPORT AGREEMENT

EXHIBIT B

FORM OF COMSCORE SUPPORT AGREEMENT

ANNEX B

September 29, 2015

The Board of Directors

comScore, Inc.

11950 Democracy Drive, Suite 600

Reston, VA 20190

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to comScore, Inc. (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of a wholly-owned subsidiary of the Company with Rentrak Corporation (the “Merger Partner”). Pursuant to the agreement and plan of merger and reorganization, dated as of September 29, 2015 (the “Agreement”), among the Company, Rum Acquisition Corporation (“Merger Sub”) and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock owned by the Company, the Merger Partner, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company, the Merger Partner or Merger Sub, will be converted into the right to receive 1.1500 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be

B-1

consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company, Merger Sub and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Merger Partner. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company with respect to its strategic alliance with WPP plc’s data investment management division, Kantar, in April, 2015. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

B-2

ANNEX C

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

September 29, 2015

Board of Directors

Rentrak Corporation

7700 NE Ambassador Place, 3rd Floor

Portland, OR 97220—1393

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than comScore, Inc. (“comScore”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Rentrak Corporation (the “Company”) of the exchange ratio of 1.1500 shares of common stock, par value $0.001 per share (the “comScore Common Stock”), of comScore to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (the “Agreement”), by and among comScore, Rum Acquisition Corporation, a wholly owned subsidiary of comScore, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman, Sachs & Co. and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, comScore, any of their respective affiliates and third parties, including WPP plc (“WPP”), a significant shareholder of the Company and comScore, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in its acquisition of Kantar Media’s U.S. based television measurement assets in October 2014. We also have provided certain financial advisory and/or underwriting services to WPP and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to WPP in its acquisition of a stake in comScore in February 2015; as a bookrunner with respect to WPP’s issuance of 3.750% Senior Secured Notes due 2024 (aggregate principal amount $750,000,000) in September 2014; as a bookrunner with respect to WPP’s issuance of 3.000% Senior Unsecured Notes due 2023 (aggregate principal amount €750,000,000) in November 2013; and as a bookrunner with respect to WPP’s issuance of 5.625% Senior Secured Notes due 2043 (aggregate principal amount $500,000,000) in November 2013. We may also in the future provide financial advisory and/or underwriting services to the Company, comScore, WPP and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended March 31, 2015 and of comScore for the five years ended December 31, 2014; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and comScore; certain other communications from the Company and comScore to their respective stockholders; certain publicly available research analyst reports for the Company and comScore; certain internal financial analyses and forecasts for comScore prepared by its management; certain internal financial analyses and forecasts for the Company prepared by its management and certain financial analyses and forecasts for comScore prepared by the management of the Company, in each case, as approved for our use by the Company (the “Forecasts”); certain operating synergies projected by the managements of the Company and comScore to result from the Transaction, as approved for our use by the Company (the “Synergies”); and estimates of the Company’s net operating losses prepared by the management of the Company, as approved for our use by the Company (the “NOL Forecasts”). We have also held discussions with members of the senior managements of the Company and comScore regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and comScore; reviewed the reported price and trading activity for the Shares and comScore Common Stock; compared certain financial and stock market information for the Company and comScore with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the information services industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, the Synergies and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or comScore or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or comScore or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than comScore and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of comScore Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or comScore or the ability of the Company or comScore to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than comScore and its affiliates) of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

RENTRAK CORPORATION
Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 27, 2016
Vote by Internet
• Go to www.investorvote.com/RENT
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain	+
1.

to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among Rentrak, comScore, Inc. and Rum Acquisition Corporation, and approve the transactions contemplated by the merger agreement.

	☐	☐	☐
2.

to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers and that is based on or otherwise relates to the merger agreement and merger.

	☐	☐	☐
3.

to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

0287SD

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 28, 2016:

The Proxy Statement is available at http://investor.rentrak.com

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF RENTRAK CORPORATION

To the Shareholders of Rentrak Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Rentrak Corporation, an Oregon corporation, will be held at Rentrak’s principal offices at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220 on January 28, 2016 at 9:00 a.m., local time, to consider the following matters:

1.	to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among Rentrak, comScore, Inc. and Rum Acquisition Corporation, and approve the transactions contemplated by the merger agreement.

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers and that is based on or otherwise relates to the merger agreement and merger.

3.	to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

After careful consideration, the Rentrak board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Rentrak shareholders and has unanimously approved the merger agreement. The Rentrak board of directors unanimously recommends that the Rentrak shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

RENTRAK CORPORATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors unanimously recommends a vote FOR Proposals 1, 2 and 3.

	For	Against	Abstain	+
1.

to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among Rentrak, comScore, Inc. and Rum Acquisition Corporation, and approve the transactions contemplated by the merger agreement.

	☐	☐	☐
2.

to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers and that is based on or otherwise relates to the merger agreement and merger.

	☐	☐	☐
3.

to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as name appears hereon. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

0287TD

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on January 28, 2016:

The Proxy Statement is available at http://investor.rentrak.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — RENTRAK CORPORATION

One Airport Center

7700 N.E. Ambassador Place

Portland, Oregon 97220

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF RENTRAK CORPORATION

To the Shareholders of Rentrak Corporation:

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Rentrak Corporation, an Oregon corporation, will be held at Rentrak’s principal offices at One Airport Center 7700 N.E. Ambassador Place, Portland, Oregon 97220 on January 28, 2016 at 9:00 a.m., local time, to consider the following matters:

1.	to adopt the Agreement and Plan of Merger and Reorganization, dated as of September 29, 2015 (referred to herein as the merger agreement), by and among Rentrak, comScore, Inc. and Rum Acquisition Corporation, and approve the transactions contemplated by the merger agreement.

2.	to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to Rentrak named executive officers and that is based on or otherwise relates to the merger agreement and merger.

3.	to approve the adjournment of the Rentrak special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Any action on the items of business described above may be considered at the special meeting at the time and on the date specified above or at any time and date to which the special meeting may be properly adjourned or postponed.

After careful consideration, the Rentrak board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of the Rentrak shareholders and has unanimously approved the merger agreement. The Rentrak board of directors unanimously recommends that the Rentrak shareholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.